                                  Filed Pursuant to Rule 424(b)(3)
                                  Registration Nos. 333-118990 to 333-118990-15

PROSPECTUS

                            [MAAX CORPORATION LOGO]

                                MAAX CORPORATION
                             ---------------------
                               OFFER TO EXCHANGE
                    9.75% SENIOR SUBORDINATED NOTES DUE 2012
                                      FOR
               9.75% SENIOR SUBORDINATED EXCHANGE NOTES DUE 2012,
          WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933
                             ---------------------

     We are offering to exchange all of our $150,000,000 in outstanding 9.75% senior subordinated notes due 2012, which we refer to as the original notes, for $150,000,000 in registered 9.75% senior subordinated notes due 2012, which we refer to as the exchange notes. The original notes and the exchange notes are collectively referred to as the notes. The original notes were issued on June 4, 2004. The terms of the exchange notes are identical to the terms of the original notes except that the exchange notes are registered under the Securities Act of 1933, and therefore are freely transferable, subject to certain conditions. The exchange notes evidence the same indebtedness as the original notes.

     You should consider the following:

     - INVESTING IN THE NOTES INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 16 OF THIS PROSPECTUS.

     - Our offer to exchange original notes for exchange notes will be open until 10:00 a.m., New York City time, on January 14, 2005, unless we extend the offer.

     - No public market currently exists for the exchange notes. We do not intend to apply for listing of the exchange notes on any securities exchange or for inclusion of the exchange notes in any automated quotation system.

     The notes bear interest at the rate of 9.75% per year. We will pay interest on the notes on June 15 and December 15 of each year. The first such payment will be made on December 15, 2004. The notes will mature on June 15, 2012. We have the option to redeem all or a portion of the notes at any time before June 15, 2008 at a "make-whole" premium and thereafter at the redemption prices set forth in this prospectus. In addition, on or before June 15, 2007, we may, at our option, use the net proceeds from one or more qualified equity offerings to redeem up to 35% of the aggregate principal amount of the notes issued under the indenture at 109.750% of their principal amount, plus accrued and unpaid interest to the redemption date. We also have the right to redeem all of the notes at 100% of their principal amount, plus accrued and unpaid interest to the redemption date, if at any time Canadian or U.S. law changes to require us to withhold taxes from payments on the notes. Notes will be issued only in registered book-entry form, in denominations of $1,000 and integral multiples of $1,000.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER SECURITIES COMMISSION OR SIMILAR AUTHORITY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                The date of this prospectus is December 15, 2004

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Prospectus Summary..........................................    1
Risk Factors................................................   16
Notice to Investors.........................................   29
Market and Industry Data....................................   29
Trademarks and Trade Names..................................   29
Special Note Regarding Forward-Looking Statements...........   29
Presentation of Financial and Other Information.............   30
Exchange Rate Data..........................................   30
The Exchange Offer..........................................   32
Use of Proceeds.............................................   43
Unaudited Pro Forma Financial Data..........................   44
Selected Historical Financial Data..........................   49
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................   51
Business....................................................   63
Management..................................................   78
Security Ownership of Certain Beneficial Owners and
  Management................................................   83
Certain Relationships and Related Party Transactions........   86
Description of New Senior Secured Credit Facility...........   88
Description of Notes........................................   91
Income Tax Considerations...................................  140
Plan of Distribution........................................  145
Legal Matters...............................................  147
Experts.....................................................  147
Where You Can Find More Information.........................  148
Index to Financial Statements...............................  F-1

     THIS PROSPECTUS INCORPORATES IMPORTANT BUSINESS AND FINANCIAL INFORMATION ABOUT US THAT IS NOT INCLUDED OR DELIVERED WITH THIS PROSPECTUS. WE WILL PROVIDE THIS INFORMATION TO YOU AT NO CHARGE UPON WRITTEN OR ORAL REQUEST DIRECTED TO DENIS AUBIN, MAAX CORPORATION, 1010 SHERBROOKE STREET WEST, SUITE 1610, MONTREAL, QUEBEC, CANADA H3A 2R7, TELEPHONE NUMBER (514) 844-4155. IN ORDER TO ENSURE TIMELY DELIVERY OF THIS INFORMATION, ANY REQUEST SHOULD BE MADE BY JANUARY 7, 2005, FIVE BUSINESS DAYS PRIOR TO THE EXPIRATION DATE OF THE EXCHANGE OFFER.

     No dealer, salesperson or other individual has been authorized to give any information or to make any representations not contained in this prospectus in connection with the exchange offer. If given or made, such information or representations must not be relied upon as having been authorized by us. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implications that there has not been any change in the facts set forth in this prospectus or in our affairs since the date hereof.

     Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. The letter of transmittal accompanying this prospectus states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act of 1933, as amended, or the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of the exchange notes received in exchange for original notes where such original notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration of the exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any such resales. See "Plan of Distribution."

                               PROSPECTUS SUMMARY

     This summary highlights information contained elsewhere in this prospectus. This summary is not complete and may not contain all of the information that you should consider before investing in our notes. You should read the entire prospectus carefully, including the financial data and related notes included herein, before making an investment decision. This prospectus contains forward-looking statements, which involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth in "Risk Factors" and elsewhere in this prospectus. In this prospectus, the terms "we," "us," "our," "our company" and MAAX refer to MAAX Corporation and its consolidated subsidiaries after giving effect to the transactions described in this prospectus or the businesses of MAAX Inc. and its consolidated subsidiaries, prior to the consummation of the transactions, as applicable, in each case, unless otherwise expressly stated or the context otherwise requires. References to "fiscal year" refer to the results of operations for the 12-month period ended February 28 or 29 of the applicable year. In this prospectus, except where we indicate otherwise, all dollar amounts are expressed in U.S. dollars, references to "$" or "dollars" are to U.S. dollars and references to "C$" and "Canadian dollars" are to Canadian dollars. "EBITDA" and other financial terms have the meanings set forth under "-- Summary Historical and Pro Forma Consolidated Financial Data." The term "offering" refers to the offering of the original notes and the issuance of such notes on June 4, 2004.

                                  OUR COMPANY

     We are a leading North American manufacturer and distributor of bathroom fixtures, with the number one market share in Canada and the number three market share in the U.S. within the bathtub and shower fixtures market. We sell a broad range of bathroom fixture products, including acrylic, gelcoat and thermoplastic bathtubs, showers, whirlpools and bathtub/shower surrounds, as well as shower doors and medicine cabinets. By leveraging our relationships with our bathroom customers, we have also emerged as a leading manufacturer of spas in North America and have a growing presence in the semi-custom kitchen cabinetry market. Founded in 1970, we focus on marketing stylish, innovative products at mid- to high-end retail price points primarily under the MAAX(R) brand name. Through our extensive manufacturing footprint and unique multi-channel distribution strategy, we estimate that we currently serve over 3,500 customers.

     We compete in the largest and fastest growing major segment of the bathroom fixtures industry. We focus almost exclusively on the residential housing market, in which approximately 65% of total U.S. bathroom fixture sales in 2003 were generated in the more stable and more profitable remodeling segment as opposed to new home construction. Bathroom remodeling, our particular focus, is one of the most common residential remodeling projects. We target our bathroom products primarily at the bathtub and shower fixtures market, which is expected to grow in the U.S. at a compound annual growth rate, or CAGR, of 3.4% from 2003 to 2013, as compared to 2.5% for all other bathroom fixture products. Our bathtubs and showers are manufactured primarily from acrylic and gelcoat, which are the most common and fastest growing bathroom fixture materials due to their durability, appearance, value and relative ease of installation. U.S. sales of acrylic and gelcoat bathtubs are expected to grow at a CAGR of 3.1% and 3.0%, respectively, from 2003 to 2013, as compared to a CAGR of 2.5% for bathtubs manufactured from all other materials over the same period. We also focus on the fast growing kitchen remodeling segment. Sales in the U.S. of semi-custom kitchen cabinets, the niche in which we compete, grew at a CAGR of 6.5% from 1996 to 2001.

     We sell our products through a diverse set of distribution channels across the U.S. and Canada, including wholesalers, showrooms, specialty retailers and home centers. In fiscal year 2004, approximately 50% of our net sales were to wholesalers and showrooms, approximately 15% were to specialty retailers and approximately 35% were to home centers. In each of our distribution channels we sell a distinct set of sub-brands differentiated by styles, features and price points. Our multi-channel distribution network, complemented by our disciplined channel-specific product offering, allows us to operate under a unique go-to-market strategy. We believe this strategy has enabled us to maximize our profits as well as those of our customers, which in turn has further strengthened our customer relationships.

     We currently operate 23 strategically located manufacturing facilities, including 13 in the U.S., nine in Canada and one in the Netherlands. This makes us one of only two manufacturers of acrylic and gelcoat bathroom products with a footprint that extends across North America. We believe that our extensive North American footprint gives us a significant advantage vis-a-vis our other competitors by enabling us to service both national and regional customers while reducing delivery times, lowering inventory investment, decreasing shipping costs and enhancing customer service.

     Over the past six years, we have experienced significant growth, both internally and through acquisitions. Since 1993, we have completed 15 acquisitions. Our largest acquisition was Aker Plastics Company Inc., or Aker, which we acquired in October 2002 for $80.4 million. At the time of the acquisition, Aker was reportedly the third largest manufacturer of gelcoat bathroom products in the U.S., focused exclusively on the wholesaler and showroom channels. This acquisition enhanced our growing market position in the U.S. by allowing us to solidify our relationships in the higher margin wholesaler and showroom channels and expand our U.S. manufacturing and distribution capabilities.

     The following table provides a brief overview of our primary products, distribution channels and brands.

    PRODUCT         FISCAL 2004 NET
    CATEGORY      SALES (% OF TOTAL)    DISTRIBUTION CHANNELS              KEY BRANDS BY CHANNEL
    --------      ------------------    ---------------------     ---------------------------------------
Bathroom             $401 million      Wholesalers                MAAX Aker(R), MAAX Villa(R)
                         (81%)
                                       Showrooms                  MAAX Collection(TM), MAAX Genna(R),
                                                                  MAAX Pearl(R), MAAX(R) Tub & Shower
                                                                  Doors, MAAX(R) Medicine Cabinets
                                       Home Centers               Advanta by MAAX(R), Keystone by
                                                                  MAAX(R), Premium by MAAX(R)
                                       Europe                     Saninova(R) by MAAX
---------------------------------------------------------------------------------------------------------
Kitchen               $41 million      Kitchen Dealers            MAAX Collection(TM)
Cabinetry                (8%)
                                       Home Centers               Cuisine Expert(R) by MAAX, Express
                                                                  Kitchen(R)
---------------------------------------------------------------------------------------------------------
Spas                  $54 million      Specialty Retailers        Coleman Spas(R) by MAAX,
                         (11%)                                    Elite Spas(R) by MAAX
                                       Home Centers               Savannah Spas, Nahanni(TM) Spas
---------------------------------------------------------------------------------------------------------

                                THE TRANSACTIONS

     On March 10, 2004, certain entities formed by J.W. Childs Equity Partners Ill, L.P. and certain of its affiliates, or JWC Fund III, Borealis Private Equity Limited Partnership and Borealis (QLP) Private Equity Limited Partnership, or Borealis, and Ontario Municipal Employees Retirement Board, or OMERS, which we refer to collectively as our Sponsors, entered into a merger agreement to acquire MAAX Inc. and its subsidiaries. On June 4, 2004, concurrently with the consummation of the transactions contemplated by the merger agreement, our Sponsors, certain consultants and members of our management made an investment in our indirect parent, MAAX Holdings, Inc., or MAAX Holdings, of approximately $133.7 million in cash, which investment was contributed as common equity to MAAX Corporation. In addition, certain members of our management exchanged a portion of their MAAX Inc. stock options into stock options of MAAX Holdings with a fair value as of the closing date of approximately $2.7 million, including a one-time option grant to Mr. Heroux to purchase shares of MAAX Holdings' series A preferred stock. We also entered into a new senior secured credit facility, consummated the offering of the original notes and refinanced substantially all indebtedness of MAAX Inc. and its subsidiaries.

     The consummation of the transactions contemplated by the merger agreement, the cash investment by our Sponsors, certain consultants and members of our management, the rollover by certain members of our management of a portion of their MAAX Inc. stock options into stock options of MAAX Holdings, the one-time option grant to Mr. Heroux, the financing under our new senior secured credit facility, the refinancing of existing indebtedness, the offering of the original notes and the payment of all related fees and expenses are collectively referred to in this prospectus as the "transactions."

     For a more complete description of the transactions, see the sections entitled "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations -- History -- Impact of the Transactions" and "Description of New Senior Secured Credit Facility."

                                 RECENT EVENTS

     On December 10, 2004, MAAX Holdings sold $170,689,000 principal amount at maturity of 11.25% senior discount notes due 2012 and used the net proceeds of approximately $104.8 million to repurchase shares of MAAX Holdings' common stock and redeem rollover options exercisable into shares of MAAX Holdings' common stock from our Sponsors, members of our management and certain consultants. In addition, MAAX Holdings canceled options exercisable into shares of MAAX Holdings' common stock held by certain members of our management, employees and a non-employee director. An additional $2.0 million in the aggregate was paid to certain members of our management in connection with the issuance of the senior discount notes. Our Sponsors sold to MAAX Holdings shares of common stock constituting approximately 60% of MAAX Holdings' outstanding shares of common stock. The senior discount notes are the obligation of MAAX Holdings, are not guaranteed and are not secured by any of our assets.

                              CORPORATE STRUCTURE

     The following chart illustrates the relationship among us, our parent companies and certain of our principal subsidiaries, which are 100% owned.

                          [Corporate Structure Chart]

                                    SPONSORS

     J.W. Childs Associates, L.P., or JWC, is a leading private equity firm based in Boston, Massachusetts specializing in leveraged buyouts and recapitalizations of middle-market growth companies in partnership with company management through JWC Fund III and other funds it sponsors. Since 1995, the firm has invested in 34 transactions with a total value of over $7.8 billion. JWC presently manages $3.4 billion of equity capital from leading financial institutions, pension funds, insurance companies and university endowments. Its principal executive offices are located at 111 Huntington Avenue, Suite 2900, Boston, Massachusetts 02199. Each of JWC and JWC Fund III is a Delaware limited partnership.

     Borealis was established in 2001 as an investment vehicle to generate long-term returns primarily through private equity investment in Canadian companies in partnership with management. Borealis has committed capital of C$375 million and currently holds interests in a number of mid-sized Canadian enterprises in the following sectors: specialty retail (optical), educational publishing, investment counseling services, consulting engineering, specialty hockey skate manufacturing and distributing and management of long-term care facilities. Its principal executive offices are located at 1 Adelaide Street East, Suite 2800, Box 198, Toronto, Ontario M5C 2V9. Each of Borealis Private Equity Limited Partnership and Borealis (QLP) Private Equity Limited Partnership is a limited partnership formed under the laws of the Province of Ontario. Recently, Borealis Capital Corporation, or BCC, the manager of Borealis, became a subsidiary of OMERS. OMERS is a significant investor in Borealis Private Equity Limited Partnership.

     Established in 1962, Ontario Municipal Employees Retirement System is a multi-employer pension plan established under the Ontario Municipal Employees Retirement System Act and Regulations made thereunder, or the OMERS Act, which is managed and administered by OMERS, a corporation established under the OMERS Act. OMERS Capital Partners is the private equity subsidiary of the C$34 billion Ontario Municipal Employees Retirement System. With a portfolio of over C$1.4 billion, OMERS Capital Partners is one of Canada's largest private equity investors. OMERS provides pensions for various groups including, but not limited to, employees of Ontario municipalities, local boards, public utilities and school boards (non-teaching staff). OMERS is a contributory defined benefit pension plan financed by equal contributions from participating employers and employees and by its investment earnings. Its principal executive offices are located at One University Avenue, Suite 700, Toronto, Ontario M5J 2P1.

                             ---------------------

     MAAX Corporation is an unlimited company incorporated under the laws of Nova Scotia, Canada in 2004 and operates under the Companies Act (Nova Scotia). Our executive offices are located at 1010 Sherbrooke Street West, Suite 1610, Montreal, Quebec, Canada H3A 2R7, telephone number (514) 844-4155. MAAX Inc., the predecessor entity, commenced operations in 1970.

                         SUMMARY OF THE EXCHANGE OFFER

     On June 4, 2004, we completed the private offering of $150,000,000 of 9.75% senior subordinated notes due 2012. We and the guarantors entered into a registration rights agreement pursuant to which we and the guarantors agreed, among other things:

         (1) to file with the SEC, within 150 days following the closing date of the offering, the registration statement of which this prospectus forms a part under the Securities Act relating to an exchange offer pursuant to which exchange notes substantially identical to the original notes (except that such exchange notes will not contain terms with respect to the special interest payments described below or transfer restrictions) would be offered in exchange for the then outstanding original notes; and

         (2) to use commercially reasonable efforts to cause the registration statement of which this prospectus forms a part to become effective within 300 days following the closing date of the offering.

     We agreed further to commence the exchange offer within 30 days after the registration statement of which this prospectus forms a part has become effective, hold the offer open for at least 30 days, and exchange notes for all original notes validly tendered and not withdrawn before the expiration of the offer.

     Under existing SEC interpretations, the exchange notes would in general be freely transferable after the exchange offer without further registration under the Securities Act, except that broker-dealers receiving exchange notes in the exchange offer will be subject to a prospectus delivery requirement with respect to resales of those exchange notes. The SEC has taken the position that broker-dealers may fulfill their prospectus delivery requirements with respect to the exchange notes (other than a resale of an unsold allotment from the original sale of the original notes) by delivery of this prospectus. Under the registration rights agreement, we will be required to allow broker-dealers and other persons, if any, subject to similar prospectus delivery requirements to use this prospectus in connection with the resale of such exchange notes. The registration statement of which this prospectus forms a part will be kept effective until the earlier of 180 days after the exchange offer has been consummated or until such time as such broker-dealers are no longer required to comply with such prospectus delivery requirements in order to permit resales of exchange notes acquired by broker-dealers in after-market transactions. Each Holder of original notes (other than certain specified holders) who wishes to exchange such original notes for exchange notes in the exchange offer will be required to represent that any exchange notes to be received by it will be acquired in the ordinary course of its business, that at the time of the commencement of the exchange offer it has no arrangement with any person to participate in the distribution (within the meaning of the Securities Act) of the exchange notes and that it is not an affiliate of ours. In addition, each such holder will be required to make any additional representations that in the written opinion of our counsel are necessary under existing rules or regulations (or interpretations thereof) of the SEC in order for the registration statement of which this prospectus forms a part to be declared effective.

     However, if:

         (1) on or before the date of consummation of the exchange offer, the existing SEC interpretations are changed such that the exchange notes would not in general be freely transferable in such manner on such date; or

         (2) the exchange offer is not available to any holder of the original notes,

we will, in lieu of (or, in the case of clause (2), in addition to) effecting registration of exchange notes, file within 150 days and use our commercially reasonable efforts to cause a registration statement under the Securities Act relating to a shelf registration of the original notes for resale by holders or, in the case of clause (2), of the original notes held by the initial purchasers for resale by the initial purchasers (the "RESALE REGISTRATION") to become effective within 300 days and to remain effective until two years following the effective date of such registration statement or such shorter period that will terminate when all the securities covered by the shelf registration statement have been sold pursuant to the shelf registration statement.

     We will, in the event of the Resale Registration, provide to the holder or holders of the applicable original notes copies of the prospectus that is a part of the shelf registration statement, notify such holder or holders when the Resale Registration for the applicable original notes has become effective and take certain other actions as are required to permit unrestricted resales of the applicable original notes. A holder of original notes that sells such original notes pursuant to the Resale Registration generally would be required to be named as a selling securityholder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the registration rights agreement that are applicable to such a holder (including certain indemnification obligations).

     In the event that:

         (1) we have not filed the registration statement relating to the exchange offer (or, if applicable, the Resale Registration) within 150 days following the closing date of the offering; or

         (2) such registration statement has not become effective within 300 days following the closing date of the offering; or

         (3) the exchange offer has not been consummated within 30 days following the date the registration statement becomes effective; or

         (4) any registration statement required by the registration rights agreement is filed and declared effective but shall thereafter cease to be effective (except as specifically permitted therein) without being succeeded immediately by an additional registration statement filed and declared effective (any such event referred to in clauses (1) through (4), the "REGISTRATION DEFAULT"), then we will pay to the holders, as liquidated damages, for the period from the occurrence of the Registration Default (but only with respect to one Registration Default at any particular time) until such time as no Registration Default is in effect an amount per annum equal to 0.25% of the aggregate principal amount of original notes during the first 90-day period following the occurrence of such Registration Default which rate shall increase by an additional 0.25% during each subsequent 90-day period, up to a maximum of 2.0%. Liquidated damages shall be paid on interest payment dates to the holders of record for the payment of interest. References to interest on the original notes shall mean such interest plus liquidated damages, if any.

     Under certain circumstances, we and the guarantors may allow any shelf registration statement to cease to become effective and usable for a period of no more than 90 days during any 12-month period.

     The summary herein of certain provisions of the registration rights agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the registration rights agreement, a copy of which is incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part.

     The following summarizes the terms of this exchange offer. You should read the discussion under the heading "The Exchange Offer" for further information regarding this exchange offer and resale of the exchange notes.

Securities to be Exchanged....   On June 4, 2004, we issued $150.0 million in
                                 aggregate principal amount of original notes to the initial purchasers in a transaction exempt from the registration requirements of the Securities Act. The terms of the exchange notes and the original notes are substantially identical in all material respects, except that the exchange notes will be freely transferable by the holders except as otherwise provided in this prospectus. See "Description of the Notes."

The Exchange Offer............   For each original note surrendered to us
                                 pursuant to the exchange offer, the holder of such original note will receive an exchange note having a principal amount equal to that of the surrendered original note. Exchange notes will only be issued in denominations of $1,000 and integral multiples of $1,000. The form and terms of the exchange notes will be substantially the same as the form and terms of the surrendered original notes. The exchange notes will evidence the same indebtedness as the original notes, and will replace the original notes tendered in exchange therefor and will be issued pursuant to, and entitled to the benefits of, the indenture governing the original notes. As of the date of this prospectus, original notes representing $150.0 million aggregate principal amount are outstanding.

                                 Under existing SEC interpretations, the
                                 exchange notes would in general be freely transferable after the exchange offer without further registration under the Securities Act; provided that, in the case of broker-dealers that will receive exchange notes for their own accounts in exchange for original notes that were acquired as a result of market-making activities or other trading activities, and our affiliates, a prospectus meeting the requirements of the Securities Act is delivered as required. We have agreed to use all commercially reasonable efforts to keep the registration statement of which this prospectus forms a part effective for a period beginning when exchange notes are first issued in the exchange offer and ending upon the earlier of the expiration of the 180th day after the exchange offer has been completed and such time as broker-dealers are no longer required to comply with the prospectus delivery requirements in connection with offers and sales of exchange notes.

                                 Each holder of original notes that wishes to exchange such original notes for exchange notes in the exchange offer will be required to make certain representations, including representations that:

                                 - any exchange notes to be received by it will
                                   be acquired in the ordinary course of its business;

                                 - it has no arrangement or understanding with
                                   any person to participate in the distribution of the exchange notes; and

                                 - it is not an "affiliate," as defined in Rule
                                   405 of the Securities Act, of ours or of any of the guarantors of the notes.

                                 In addition, each such holder will be required to make any additional representations that in the written opinion of our counsel are necessary under existing rules or regulations (or interpretations thereof) of the SEC in order for the registration statement of which this prospectus forms a part to be declared effective.

Registration Rights
Agreement.....................   We sold the original notes on June 4, 2004, in
                                 a private offering in reliance on Section 4(2) of the Securities Act. The original notes were immediately resold by the initial purchasers in reliance on Rule 144A under the Securities Act.
                                 In connection with the sale, we and the
                                 guarantors entered into the registration rights agreement with the initial purchasers requiring us to make this exchange offer. See "The
                                 Exchange Offer."

Expiration Date...............   This exchange offer will expire at 10:00 a.m.,
                                 New York City time, on January 14, 2005, or a later date and time if we extend it.

Withdrawal....................   The tender of the original notes pursuant to
                                 this exchange offer may be withdrawn at any time prior to 10:00 a.m., New York City time, on the expiration date. Any original notes not accepted for exchange for any reason will be returned without expense promptly after the expiration or termination of this exchange offer.

Interest on the Exchange Notes
and the Original Notes........   We will pay interest on the exchange notes
                                 twice a year, on each June 15 and December 15, beginning December 15, 2004. No additional interest will be paid on original notes tendered and accepted for exchange.

Conditions of this Exchange
Offer.........................   This exchange offer is subject to certain
                                 customary conditions, certain of which may be waived by us. See "The Exchange
                                 Offer -- Conditions of the Exchange Offer."

Procedures for Tendering
Original Notes................   Each holder of the original notes wishing to
                                 accept this exchange offer must complete, sign and date the letter of transmittal, or a copy thereof, in accordance with the instructions contained herein and therein, and mail or otherwise deliver the letter of transmittal, or the copy, together with the original notes and any other required documentation, to the exchange agent at the address set forth herein.
                                 Persons holding the original notes through the Depository Trust Company, or the DTC, and wishing to accept this exchange offer must do so pursuant to DTC's Automated Tender Offer
                                 Program, by which each tendering participant will agree to be bound by the letter of transmittal. By executing or agreeing to be bound by the letter of transmittal, each holder will represent to us that, among other things:

                                 - any exchange notes to be received by it will
                                   be acquired in the ordinary course of its business;

                                 - it has no arrangement or understanding with
                                   any person to participate in the distribution of the exchange notes; and

                                 - it is not an "affiliate," as defined in Rule
                                   405 of the Securities Act, of ours or of any of the guarantors of the notes.

                                 In addition, each such holder will be required to make any additional representations that in the written opinion of our counsel are necessary under existing rules or regulations (or interpretations thereof) of the SEC in order for the registration statement of which this prospectus forms a part to be declared effective.

                                 We will accept for exchange any and all
                                 original notes which are properly tendered and not withdrawn in this exchange offer prior to the expiration date. The exchange notes will be delivered promptly following the expiration date. See "The Exchange Offer -- Terms of the Exchange Offer."

Exchange Agent................   U.S. Bank Trust National Association is serving
                                 as exchange agent in connection with this exchange offer.

Income Tax Consequences.......   The exchange of original notes for exchange
                                 notes will not be a taxable exchange for U.S.
                                 federal income tax purposes or for Canadian federal income tax purposes, and holders will not recognize any taxable gain or loss or any interest income as a result of the exchange of original notes for exchange notes pursuant to the exchange offer. See "Income Tax
                                 Considerations."

Effect of Not Tendering.......   Original notes that are not tendered or that
                                 are tendered but not accepted will, following the completion of this exchange offer, continue to be subject to the existing restrictions upon transfer. We will have no further obligation to provide for the registration under the Securities Act of the original notes.

                   SUMMARY OF THE TERMS OF THE EXCHANGE NOTES

Issuer........................   MAAX Corporation.

Notes Offered.................   $150 million aggregate principal amount of
                                 9.75% Senior Subordinated Notes due 2012.

Maturity......................   June 15, 2012.

Interest Payment Dates........   June 15 and December 15 of each year,
                                 commencing on December 15, 2004. Interest will accrue from the issue date of the original notes.

Optional Redemption...........   We may redeem the exchange notes, in whole or
                                 in part, at our option at any time before June
                                 15, 2008 at a "make-whole" premium and
                                 thereafter at the redemption prices listed in the "Description of Notes -- Optional
                                 Redemption."

                                 In addition, on or before June 15, 2007, we may use the net proceeds from one or more qualified equity offerings to redeem up to 35% of the aggregate principal amount of the exchange notes issued under the indenture at 109.750% of their face amount, plus accrued and unpaid interest. See "Description of Notes -- Optional Redemption."

Tax Redemption................   If we become obligated to pay withholding taxes
                                 related to payments on the exchange notes as a result of changes affecting Canadian or U.S.
                                 withholding taxes, we may redeem all, but not less than all, of the exchange notes at 100% of their principal amount plus accrued interest to the date of redemption. See "Description of Notes -- Redemption for Changes in Canadian
                                 Withholding Taxes."

Additional Amounts............   All payments with respect to the exchange notes
                                 will be made without withholding or deduction for Canadian taxes unless required by law or the interpretation or administration thereof, in which case we will pay such withholding or deduction as may be necessary so that the net amount received by the holders after such withholding or deduction will not be less than the amount that would have been received in the absence of such withholding or deduction. See
                                 "Description of Notes -- Additional Amounts."

Sinking Fund..................   None.

Subordination and
Guarantees....................   The exchange notes and the guarantees will rank
                                 junior to all of our existing and future senior debt, will rank pari passu with any future senior subordinated debt, and will rank senior to any future debt that is expressly subordinated to the exchange notes. See
                                 "Description of Notes -- Subordination."

                                 Our parent company, Beauceland Corporation, and all of our existing and future restricted subsidiaries that guarantee any credit facility will guarantee our obligation to pay principal, premium, if any, and interest on the exchange notes. The guarantees, if any, will rank junior to all existing and future senior debt of these subsidiaries, will rank pari passu with any future senior subordinated debt of these subsidiaries, and will rank senior to any future debt of these subsidiaries that is expressly subordinated to the guarantees. See "Description of Notes -- Guarantees."

                                 As of August 31, 2004, the exchange notes and the guarantees were subordinated in right of payment to approximately $214 million of senior debt.

Change of Control.............   If we experience a change of control, we will
                                 be required to make an offer to purchase the exchange notes at 101% of their face amount, plus accrued and unpaid interest. See
                                 "Description of Notes -- Change of Control."

Basic Covenants of the
Indenture.....................   The indenture governing the exchange notes
                                 contains certain covenants that, among other things, limit our ability and ability of our restricted subsidiaries to:

                                 - incur additional debt,

                                 - declare or pay dividends, redeem stock or
                                   make other distributions to shareholders,

                                 - make investments,

                                 - enter into transactions with affiliates,

                                 - sell assets,

                                 - create liens, and

                                 - consolidate or merge.

                                 These covenants are subject to a number of important qualifications and limitations. See "Description of Notes."

Absence of a Public Market....   There is no public market for the exchange
                                 notes. We do not intend to apply for the exchange notes to be listed on any securities exchange or to arrange for any quotation system to quote them. The initial purchasers have advised us that they intend to make a market for the exchange notes, but they are not obligated to do so. The initial purchasers may discontinue any market-making in the exchange notes at any time in their sole discretion.
                                 Accordingly, if an active public market does not develop, the market price and liquidity of the exchange notes may be adversely affected.

Risk Factors..................   Investing in the exchange notes involves
                                 substantial risks. See "Risk Factors" for a description of certain of the risks you should consider before investing in the exchange notes.

     For more information about the exchange notes, see "Description of Notes."

          SUMMARY HISTORICAL AND PRO FORMA CONSOLIDATED FINANCIAL DATA

     Set forth below is a summary of certain of our historical consolidated financial data for the periods and at the date indicated. Our summary historical consolidated financial data for the fiscal years ended February 28, 2002 and 2003 and February 29, 2004 have been derived from our predecessor's, MAAX Inc.'s, audited consolidated financial statements included elsewhere in the prospectus, and these financial data as of August 31, 2004 and for the six-month period ended August 31, 2003 and the 89-day period ended August 31, 2004 have been derived from our unaudited consolidated financial statements and MAAX Inc.'s unaudited consolidated financial statements for the six months ended August 31, 2003 included elsewhere in the prospectus. The consolidated financial data as of February 28, 2002 has been derived from MAAX Inc.'s audited consolidated financial statements not included herein. The summary historical financial data for the six-month period ended August 31, 2003, the 95-day period from March 1 to June 3, 2004 and the 89-day period from June 4 to August 31, 2004 and as of August 31, 2004 are derived from unaudited interim financial statements which, in the opinion of management, include all normal, recurring adjustments necessary to state fairly the data included therein in accordance with U.S. GAAP for interim financial information. Also set forth below is certain unaudited pro forma consolidated financial information for the six months ended August 31, 2004 for Beauceland Corporation, our parent, which gives pro forma effect to the transactions. The pro forma consolidated financial information does not purport to represent what the results of operations or financial position would have been had the transactions occurred on the dates indicated above or to project results of operations or financial position for any future period or at any future date.

     You should read the summary consolidated financial data set forth below in conjunction with "Unaudited Pro Forma Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and the related notes included elsewhere in this prospectus.

                                                                                                         BEAUCELAND
                                                               PREDECESSOR                               CORPORATION
                                    ------------------------------------------------------------------   -----------
                                                                                               PERIOD      PERIOD
                                                                                    SIX         FROM        FROM
                                                FISCAL YEAR ENDED                  MONTHS     MARCH 1      JUNE 4
                                    ------------------------------------------     ENDED         TO          TO
                                    FEBRUARY 28,   FEBRUARY 28,   FEBRUARY 29,   AUGUST 31,   JUNE 3,    AUGUST 31,
                                        2002           2003           2004          2003        2004       2004(1)
                                    ------------   ------------   ------------   ----------   --------   -----------
                                                                 (DOLLARS IN THOUSANDS)
STATEMENT OF INCOME DATA:
Net sales:
  Bathroom and kitchen............    $304,126       $359,901       $441,518      $221,996    $128,630   $  112,400
  Spas............................      50,811         62,291         54,219        31,999      15,206       16,026
                                      --------       --------       --------      --------    --------   ----------
    Net sales.....................     354,937        422,192        495,737       253,995     143,836      128,426
Cost of goods sold................     246,207        287,762        344,431       175,386      98,490       88,011
Selling, general and
  administrative expenses.........      68,125         76,746         80,061        37,104      36,670       17,361
Depreciation and amortization.....      13,690         12,595         15,638         7,392       3,987        3,837
Interest expense..................       4,291          3,965          4,898         2,378       1,321        6,342
Impairment of goodwill............          --             --          4,511            --          --           --
                                      --------       --------       --------      --------    --------   ----------
Income before income taxes........      22,624         41,124         46,198        31,735       3,368       12,875
Income taxes......................       8,034         15,699         14,247        10,318       1,572        1,537
                                      --------       --------       --------      --------    --------   ----------
Income before cumulative effect of
  a change in accounting
  principles......................      14,590         25,425         31,951        21,417       1,796       11,338
Cumulative effect of a change in
  accounting principles related to
  impairment of goodwill..........          --        (11,312)            --            --          --           --
                                      --------       --------       --------      --------    --------   ----------
Net income........................    $ 14,590       $ 14,113       $ 31,951      $ 21,417    $  1,796   $   11,338
                                      ========       ========       ========      ========    ========   ==========
OTHER FINANCIAL DATA:
EBITDA(2)(3)......................    $ 40,605       $ 57,684       $ 71,245      $ 41,505    $  8,676   $   23,054
Net cash provided by operating
  activities......................      29,974         38,379         62,787        26,657      (4,892)      10,780
Net cash provided by (used in)
  investing activities............     (12,771)       (68,824)       (17,136)       (6,629)     (5,139)    (451,204)
Net cash provided by (used in)
  financing activities............     (16,411)        33,177        (43,797)       (8,514)    (49,196)     497,364
Capital expenditures(4)...........      13,595         11,132         18,765         6,911       2,988       13,939
Ratio of earnings to fixed
  charges(5)......................         4.9x           8.4x           7.5x         10.1x        2.8x         3.0x

                                                                 AS OF
                                                              AUGUST 31,
                                                                 2004
                                                              -----------
                                                              (DOLLARS IN
                                                              THOUSANDS)
BALANCE SHEET DATA:
Cash........................................................   $  2,099
Working capital(6)..........................................     72,144
Total assets................................................    589,127
Total debt..................................................    364,514
Total shareholders' equity..................................    151,065

---------------

(1) On March 10, 2004, certain entities formed by our Sponsors entered into a merger agreement to acquire MAAX Inc., pursuant to which two of our wholly-owned subsidiaries amalgamated with MAAX Inc. on June 4, 2004. Upon consummation of the amalgamation, MAAX Corporation acquired MAAX Inc. and its direct and indirect subsidiaries. Neither MAAX Corporation nor its parent, Beauceland Corporation, had any operating activities prior to June 4, 2004. As a result of the acquisition, the consolidated financial data for the period after the acquisition are presented on a different cost basis than that for the periods before the acquisition and therefore are not comparable.

(2) Management believes that the presentation of EBITDA included in this prospectus provides useful information to investors regarding our results of operations because such presentation assists in analyzing the operating performance of our business and our ability to service debt. Although we use EBITDA as a financial measure to assess the performance of our business, the use of EBITDA is limited because it does not include certain material costs, such as interest and taxes, necessary to operate our business. The presentation of EBITDA included in this prospectus should be considered in addition to, and not as a substitute for, net income in accordance with U.S. GAAP as a measure of performance or net cash provided by operating activities as determined in accordance with U.S. GAAP as a measure of liquidity.

(3) "EBITDA" is defined as income before cumulative effect of a change in accounting principles plus interest expense, depreciation, amortization, income taxes and impairment of goodwill. Other companies may define EBITDA differently and, as a result, our measure of EBITDA may not be directly comparable to EBITDA of other companies.

   The following table sets forth a reconciliation of EBITDA to net income:

                                         PREDECESSOR                                        PREDECESSOR
                          ------------------------------------------                  ------------------------   BEAUCELAND
                                            ACTUAL                      PRO FORMA              ACTUAL            CORPORATION
                          ------------------------------------------   ------------   ------------------------   -----------
                                                                                                     PERIOD
                                              FISCAL YEAR ENDED                       SIX MONTHS      FROM       PERIOD FROM
                          ---------------------------------------------------------     ENDED      MARCH 1 TO     JUNE 4 TO
                          FEBRUARY 28,   FEBRUARY 28,   FEBRUARY 29,   FEBRUARY 29,   AUGUST 31,     JUNE 3,     AUGUST 31,
                              2002           2003           2004           2004          2003         2004          2004
                          ------------   ------------   ------------   ------------   ----------   -----------   -----------
                                                                (DOLLARS IN THOUSANDS)
Income before cumulative
  effect of a change in
  accounting
  principles............    $14,590        $25,425        $31,951        $20,757       $21,417       $1,796        $11,338
Interest expense........      4,291          3,965          4,898         25,753         2,378        1,321          6,342
Depreciation and
  amortization..........     13,690         12,595         15,638         15,638         7,392        3,987          3,837
Income taxes............      8,034         15,699         14,247          8,807        10,318        1,572          1,537
Impairment of
  goodwill..............         --             --          4,511          4,511            --           --             --
                            -------        -------        -------        -------       -------       ------        -------
EBITDA..................    $40,605        $57,684        $71,245        $75,466       $41,505       $8,676        $23,054
                            =======        =======        =======        =======       =======       ======        =======


                          PRO FORMA
                          ----------

                          SIX MONTHS
                            ENDED
                          AUGUST 31,
                             2004
                          ----------

Income before cumulative
  effect of a change in
  accounting
  principles............   $17,701
Interest expense........    13,348
Depreciation and
  amortization..........     7,824
Income taxes............     2,352
Impairment of
  goodwill..............        --
                           -------
EBITDA..................   $41,225
                           =======

(4) Capital expenditures are defined as additions to property, plant and equipment and other assets.

(5) For the purpose of calculating the ratio of earnings to fixed charges, earnings consist of earnings before income taxes and before cumulative effect of a change in accounting principles plus fixed charges. Fixed charges consist of interest expensed or capitalized and the portion of rental expense we believe is representative of the interest component of rental expenses. For the year ended February 29, 2004 and the six months ended August 31, 2004, on a pro forma basis after giving effect to the transactions as if they had occurred on March 1, 2003, the ratio of earnings to fixed charges would have been 2.1x and 2.3x, respectively.

(6) Working capital is defined as current assets less current liabilities.

                                  RISK FACTORS

     You should carefully consider the following risks and the other information in this prospectus in evaluating the exchange offer. Any of the following risks could cause the value of the notes to decline and, accordingly, you could lose all or a portion of your investment.

                         RISKS RELATED TO OUR BUSINESS

WE OPERATE IN A VERY COMPETITIVE BUSINESS ENVIRONMENT.

     The home improvement products business is highly competitive. We compete against large international and national players, as well as many regional competitors. Some of our principal competitors may be less highly leveraged than we are and have greater financial, marketing and distribution resources than we do. Accordingly, these competitors may be better able to withstand changes in conditions within the industries in which we operate, including increased competition from imported products, and may have significantly greater operating and financial flexibility than we do. These competitors could increase their market share and cause us to lose business from our customers.

     As a result of this competitive environment, we face and will continue to face pressure on sales prices of our products from competitors, as well as from large customers. As a result of these pricing pressures, we may in the future experience reductions in our profit margins, revenues or sales, and may be unable to pass on future raw material price or labor cost increases to our customers which would also reduce profit margins. In addition, we will need to invest continuously in manufacturing, customer service and support, marketing and our sales force. We cannot assure you that we will be able to maintain or increase either current market share of our products or our price and operating margins successfully in the future.

DOWNWARD TRENDS IN THE HOUSING SECTOR AND IN GENERAL ECONOMIC CONDITIONS COULD NEGATIVELY IMPACT OUR FINANCIAL PERFORMANCE.

     Trends in the housing sector directly impact our financial performance because demand for bathroom products, kitchen cabinetry products and, to a lesser extent, spas is influenced by the level of repair and remodeling activity in existing homes and new home construction activity. Accordingly, the strength of the U.S. and Canadian economies, the age of existing home stock, housing sales, job growth, interest rates, consumer confidence, gross domestic product levels, employment rates and the availability of consumer credit, as well as demographic factors such as immigration into North America and migration of the population within North America have a direct impact on our business. Cyclical declines in new housing starts, housing sales or demand for replacement home improvement products may result in certain products falling out of favor, in homeowners delaying home improvements and in potential new home buyers delaying the purchase or construction of a new home, all of which could result in decreased demand for our products and reductions in our profitability, product margins and revenues. There can be no assurance that any such reductions would not be material and would not continue for an indeterminate period of time.

INCREASES IN INTEREST RATES AND THE REDUCED AVAILABILITY OF FINANCING FOR HOME IMPROVEMENTS COULD HAVE A MATERIAL ADVERSE IMPACT ON US.

     In general, demand for home improvement products may be adversely affected by increases in interest rates and the reduced availability of financing. If interest rates increase and, consequently, the ability of prospective buyers to finance purchases of home improvement products is adversely affected, our business, financial condition and results of operations may also be adversely impacted and the impact may be material.

BECAUSE WE DEPEND ON A CORE GROUP OF SIGNIFICANT CUSTOMERS, OUR SALES, CASH FLOWS FROM OPERATIONS AND RESULTS OF OPERATIONS MAY BE NEGATIVELY AFFECTED IF OUR KEY CUSTOMERS REDUCE THE AMOUNT OF PRODUCTS THEY PURCHASE FROM US.

     Our customers consist mainly of wholesalers, showrooms, specialty retailers and home centers. Based upon Canadian GAAP, our top 12 major customers together accounted for approximately 44% of our consolidated net sales in fiscal year 2004, while our largest customer, The Home Depot, accounted for approximately 24% of our consolidated net sales in fiscal year 2004. We expect this percentage to decrease in fiscal year 2005 as we continue to grow our wholesale and specialty retail distribution channels. The decision to stop supplying gelcoat bathtubs and certain other products to U.S. Home Depot stores, which took effect in June 2004, is expected to also decrease this percentage. We expect that a small number of customers will continue to account for a substantial portion of our net sales for the foreseeable future. We do not have long-term contracts with any of our customers and they may not continue to purchase our products.

     The loss of, or a diminution in, our relationship with The Home Depot or any other major customer could have a material adverse effect on us. In fiscal year 2004, we discontinued our spa business with U.S. Home Depot stores, primarily as a result of The Home Depot's decision to switch from stocking spas in stores to making them available by special order only, which we believed would not be a profitable proposition for us. Our competitors may adopt more aggressive sales policies and devote greater resources to the development, promotion and sale of their products than we do, which could result in a loss of customers. The loss of, or a reduction in orders from, any significant customers, losses arising from customer disputes regarding shipments, fees, merchandise condition or related matters, or our inability to collect accounts receivable from any major customer, could have a material adverse effect on us. In addition, revenue from customers that have accounted for significant revenue in past periods, individually or as a group, may not continue, or if continued, may not reach or exceed historical levels in any period.

WE ARE EXPOSED TO POLITICAL, ECONOMIC AND OTHER RISKS THAT ARISE FROM OPERATING A MULTINATIONAL BUSINESS.

     We have operations in the U.S., Canada and, to a lesser extent, Europe. Further, certain of our businesses obtain raw materials and finished goods from foreign suppliers. Accordingly, our business is subject to political, economic and other risks that are inherent in operating in numerous countries. These risks include:

     - the difficulty of enforcing agreements and collecting receivables through foreign legal systems;

     - trade protection measures and import or export licensing requirements;

     - tax rates in foreign countries and the imposition of withholding requirements on foreign earnings;

     - the imposition of tariffs or other restrictions;

     - difficulty in staffing and managing widespread operations and the application of foreign labor regulations;

     - required compliance with a variety of foreign laws and regulations; and

     - changes in general economic and political conditions in countries where we operate.

     Our business success depends in part on our ability to anticipate and effectively manage these and other risks. We cannot assure you that these and other factors will not have a material adverse effect on our international operations or on our business as a whole.

ENVIRONMENTAL REQUIREMENTS MAY IMPOSE SIGNIFICANT ENVIRONMENTAL COMPLIANCE COSTS AND LIABILITIES ON US.

     Our operations are subject to numerous Canadian (federal, provincial and local), U.S. (federal, state and local) and foreign laws and regulations relating to pollution and the protection of the environment, including those governing emissions to air, discharges to water, storage, treatment and disposal of waste, releases of contaminants or hazardous or toxic substances, remediation of contaminated sites and protection of worker health and safety. From time to time, our facilities are subject to investigation by governmental regulators. Our efforts to comply with environmental requirements do not remove the risk that we may be subject to civil, administrative or criminal enforcement actions and as a result be held liable, be subject to an order or incur costs, fines or penalties, and that the amount of liabilities, costs, fines or penalties may be material, for, among other things, releases of contaminants or hazardous or toxic substances occurring on or emanating from current or formerly owned or operated properties or any associated offsite disposal location, or for contamination discovered at any of our properties from activities conducted by us or by previous occupants.

     We do not believe we will be required under existing environmental laws and enforcement policies to expend amounts that will have a material adverse effect on our results of operations or financial condition. The requirements of such laws and enforcement policies, however, have generally become more stringent over time. Changes in environmental laws and regulations, including any new legislation that might arise as a result of the government of Canada's ratification of the Kyoto Protocol, or their enforcement or the discovery of previously unknown contamination or other non-compliance with environmental laws and regulations relating to our properties and operations could result in significant environmental liabilities or costs which could adversely affect our business. In addition, we might incur increased operating and maintenance costs and capital expenditures and other costs to comply with increasingly stringent air emission control laws or other future requirements, for example, as applicable to our styrene emissions, which would decrease the cash flow available to service our indebtedness. Also, discovery of currently unknown conditions could require responses that would result in significant liabilities and costs. Accordingly, we are unable to predict the ultimate costs of compliance with or liability under environmental laws.

FLUCTUATING EXCHANGE RATES COULD ADVERSELY AFFECT OUR PROFITABILITY AND
REVENUES.

     Our profitability and revenues may be adversely affected by fluctuating exchange rates. We are subject to currency exchange rate risk to the extent that some of our costs are denominated in currencies other than those in which we earn revenues. In addition, since our financial statements are denominated in U.S. dollars, changes in currency exchange rates between the U.S. dollar and other currencies have had, and will continue to have, an impact on our financial results. An appreciation in the Canadian dollar could result in lower earnings or higher selling prices for our products that are manufactured in Canada and sold in the U.S. market and possibly a decrease in sales. We cannot assure you that currency exchange rate fluctuations will not adversely affect our results of operations and financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Quantitative and Qualitative Disclosures About Market Risk -- Currency Exchange Risk."

CHANGES IN CONSUMER PREFERENCES COULD ADVERSELY AFFECT OUR BUSINESS.

     Our business in general is subject to changing consumer and industry trends, demands and preferences. Our continued success depends largely on the introduction and acceptance by our customers of new product lines and improvements to existing product lines that respond to such trends, demands and preferences. Trends within the industry change often and our failure to anticipate, identify or react to changes in these trends could lead to, among other things, rejection of a new product line and reduced demand and price reductions for our products, and could materially adversely affect us. In addition, we may not have sufficient resources to make necessary investments or we may be unable to make the investments necessary to develop new products or improve our existing products to maintain our market position.

CONSOLIDATION OF OUR CUSTOMERS COULD ADVERSELY AFFECT OUR RESULTS OF OPERATIONS.

     We believe that there is a trend among our customers to increase in size and market power. If this trend continues, they may be able to exert pressure on us to reduce prices and create price competition. If our customer base were to consolidate, competition for the business of fewer customers would intensify. If we do not provide product offerings and price points that meet the needs of our customers, or if we lose a substantial amount of our customer base, our profitability, margins and revenues could decrease.

WE RELY ON INDEPENDENT SALES REPRESENTATIVES.

     In the U.S., we depend on the services of independent sales representatives to sell the majority of our products and to provide services and aftermarket support to our customers. The sales representative agreements are typically cancelable by the sales representative or us at any time or after a short notice period. The loss of a substantial number of these relationships, or our failure to maintain good relationships with these sales representatives, could materially reduce our sales and profits.

WE ARE EXPOSED TO PRODUCT LIABILITY CLAIMS.

     We face an inherent business risk of exposure to product liability claims in the event that the use of any of our products results in personal injury or property damage. In the event that any of our products proves to be defective, we may be required to recall, redesign or retrofit such products. No assurance can be given that coverage under our insurance policies will be adequate to cover existing or future product liability claims against us. Liability insurance in our industry is expensive, difficult to maintain and may be unobtainable in the future on acceptable terms or at all. Furthermore, any significant claims made against us could result in negative publicity against us, which could adversely affect our sales and increase our costs.

INTERRUPTIONS IN DELIVERIES OF RAW MATERIALS OR FINISHED GOODS AND/OR INCREASED PRICES FOR RAW MATERIALS OR FINISHED GOODS USED IN OUR PRODUCTS COULD ADVERSELY AFFECT OUR PROFITABILITY, MARGINS AND REVENUES.

     We require a regular supply of resin, polyester, fiberglass, acrylic, thermoplastic, aluminum, steel, tempered glass, wood and particleboard, oil, pumps, accessories and packaging materials. Our dependency upon regular deliveries from particular suppliers means that interruptions or stoppages in such deliveries could adversely affect our operations until arrangements with alternate suppliers could be made. If any of our suppliers were unable to deliver materials to us for an extended period of time, or if we were unable to negotiate acceptable terms for the supply of materials with these or alternative suppliers, our business could suffer. We may not be able to find acceptable alternatives, and any such alternatives could result in increased costs for us. Even if acceptable alternatives are found, the process of locating and securing such alternatives might be disruptive to our business.

     In addition, our profitability is affected by the prices of the raw materials and finished goods used in the manufacture of our products. These prices may fluctuate based on a number of factors beyond our control, including, among others, world oil prices, changes in supply and demand, general economic conditions, labor costs, competition, import duties, tariffs, currency exchange rates and, in some cases, government regulation. We have a few long-term supply contracts for certain of the raw materials and finished goods used in the manufacture of our products. These contracts provide for periodic review of prices and some provide a pricing calculation method dependent upon variables in the market. This means that we are subject to changes in the prices charged by our suppliers. The commodities we use may undergo major price fluctuations and there is no certainty that we will be able to pass these costs through to our customers. Significant increases in the prices

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of raw materials or finished goods are more difficult to pass through to customers in a short period of time and may negatively impact our short term profitability, margins and revenues. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Quantitative and Qualitative Disclosures About Market Risk -- Commodity Price Risk."

WE MAY NOT BE ABLE TO IDENTIFY ATTRACTIVE ACQUISITION CANDIDATES, SUCCESSFULLY INTEGRATE ANY ACQUIRED OPERATIONS OR REALIZE THE INTENDED BENEFITS OF ANY ACQUISITIONS.

     Part of our strategy is to capitalize on the fragmented market for bathroom products by making selective strategic acquisitions. We continuously evaluate potential acquisitions and are engaged in discussions with sizable and smaller acquisition candidates. There can be no assurance that suitable acquisition candidates will be identified and acquired in the future, that the financing or necessary consents for any such acquisitions will be available on satisfactory terms or at all or that we will be able to accomplish our strategic objectives in making any such acquisition. Nor can we assure you that our acquisition strategy will be successfully received by customers or achieve its intended benefits.

     Our future performance will depend heavily on our ability to integrate the businesses that we may acquire in the future. To integrate any newly acquired businesses into our business, we will need to integrate manufacturing facilities and extend our financial and management controls and operating, administrative and information systems in a timely manner and on satisfactory terms and conditions. We may not be able to successfully integrate the businesses or realize projected cost savings and synergies in connection with any such acquisitions on the timetable contemplated or at all.

     Furthermore, the costs of businesses that we may acquire could significantly impact our short-term operating results. Those costs could include expenses associated with a change of control, as well as acquisition costs including accounting and legal fees, investment banking fees, recognition of transaction-related obligations and various other acquisition-related costs.

     The integration of any acquired companies may also lead to a diversion of management's attention from other ongoing business concerns. In addition, we may need to recruit additional managers to supplement the incumbent management of acquired companies, but we may not be successful in recruiting additional managers with the skills necessary to enhance the management of the acquired companies.

     We may also be subject to unexpected claims and liabilities arising from acquisitions we have made or may make in the future. These claims and liabilities could be costly to defend, could be material in amount and may exceed the limitations of any applicable indemnification provisions, the financial resources of the indemnifying parties or coverage under our insurance policies.

INCREASES IN LABOR COSTS, POTENTIAL LABOR DISPUTES AND WORK STOPPAGES AT OUR FACILITIES OR THE FACILITIES OF OUR SUPPLIERS COULD MATERIALLY ADVERSELY AFFECT OUR FINANCIAL PERFORMANCE.

     Our financial performance is affected by the availability of qualified personnel and the cost of labor. We employ approximately 3,760 full-time employees. Approximately 1,200 of our production line employees, located primarily in Canada, are unionized through affiliations with Confederation des syndicats nationaux, Centrale des syndicats democratiques or the Teamsters Union. Employees represented by these unions are subject to ten collective bargaining agreements and work at nine of our manufacturing facilities with a separate union at each location, two of which agreements are with local unions in the U.S. and the remaining eight are in Canada. One collective bargaining agreement is expected to expire in December 2004 (covering approximately 367 employees). If we are unable to enter into new, satisfactory labor agreements with our unionized employees upon expiration of their collective bargaining agreements, or if our workers were to engage in a strike, work stoppage or other slowdown, we could experience a significant disruption of our operations, which could cause us to be unable to deliver products to customers on a timely basis. This could result in a loss of
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

business and an increase in our operating expenses, which could reduce our profit margins. In addition, our non-unionized labor force may become subject to labor union organizing efforts, which could cause us to incur additional labor costs and increase the related risks that we now face.

     Many of our direct and indirect suppliers and customers have unionized workforces. Strikes, work stoppages or slowdowns experienced by these suppliers and customers could result in slowdowns or closures of facilities where components of our products are manufactured or delivered. Any interruption in the production or delivery of our products could reduce sales, increase costs and have a material adverse affect on us.

IF WE ARE UNABLE TO MEET FUTURE CAPITAL REQUIREMENTS, OUR BUSINESS MAY BE ADVERSELY AFFECTED.

     We make capital investments to, among other things, maintain and upgrade our facilities and enhance our production processes and information systems. In particular, we have implemented in Canada and are in the process of implementing in the U.S. a management network utilizing the SAP(R) management information system for our bathroom fixture products. As we grow our businesses, we may have to incur significant capital expenditures. Our new senior secured credit facility contains limitations that restrict our ability to make capital expenditures. We cannot assure you that we will have, or be able to obtain, adequate funds to make all necessary capital expenditures when required, or that the amount of future capital expenditures will not be materially in excess of our current or anticipated expenditures. If we are unable to make necessary capital expenditures, our product offering may become dated, our productivity may be decreased and the quality of our products may be adversely affected, which, in turn, could reduce our profitability and revenues.

WE MAY BE REQUIRED TO ENFORCE OUR INTELLECTUAL PROPERTY OR DEFEND OUR INTELLECTUAL PROPERTY FROM INFRINGEMENT CLAIMS AND WE MAY INCUR SUBSTANTIAL COSTS AS A RESULT OF LITIGATION OR OTHER PROCEEDINGS RELATING TO PATENT OR TRADEMARK RIGHTS.

     We rely on a combination of U.S., Canadian and, to a lesser extent, European and Asian patent, trademark, copyright, trade secret laws and licenses to protect certain aspects of our business. We have registered trademarks, patents and copyrights, and trademark and patent registrations pending in the U.S., Canada and abroad. However, we have selectively pursued patent and trademark protection, and in some instances we may not have perfected important patent and trademark rights in these and other countries. The failure to obtain worldwide patent protection may result in other companies copying and marketing products based upon our protected technologies outside our protected markets. This could impede our growth in existing markets and into new markets, and result in a greater supply of similar products that could erode our pricing power.

     Our success depends in part on our ability to protect our patents, trademarks, copyrights, trade secrets and licensed intellectual property from unauthorized use by others. We cannot be sure that the patents we have obtained, or other protections such as confidentiality, trade secrets and copyrights, will be adequate to prevent imitation of our products by others. If we are unable to protect our products through the enforcement of intellectual property rights, our ability to compete based on our current market advantages may be harmed. If we fail to prevent substantial unauthorized use of our trade secrets, we risk the loss of intellectual property rights and our competitive advantage.

     Although we are not aware that any of our intellectual property rights infringe upon the proprietary rights of third parties, third parties may accuse us of infringement of their patents, trademarks, copyrights, trade secrets and licenses. Third parties may also challenge our trademark rights and branding practices in the future. We may be required to institute or defend litigation to defend ourselves from such accusations and enforce our patent, trademark and copyright rights, which, regardless of the outcome, could result in substantial costs and diversion of resources and could negatively affect our competitive position, sales, profitability and reputation. If we lose a patent infringement suit, we may be liable for money damages and be enjoined from selling the infringing product, which could negatively affect our profitability. If we lose the use of a product name, our efforts spent building that brand may be lost and we will have to rebuild a brand for that product, which we may or may not be able to do.

     We have a license that expires in October 2008 from The Coleman Company Inc. for use of the name Coleman(R) and certain other trademarks for marketing our spa products. We believe that use of this license is of great value and the loss of this license or failure to renew upon expiration would have a material adverse effect on our spa business.

MANUFACTURING OR ASSEMBLY REALIGNMENTS MAY RESULT IN A DECREASE IN OUR NEAR-TERM EARNINGS AND CASH FLOWS.

     We continuously review our manufacturing and assembly operations and sourcing capabilities. Effects of periodic manufacturing realignments and cost savings programs could result in a decrease in our near-term earnings and cash flows until the expected cost reductions are achieved. Such programs may include the consolidation and integration of facilities, functions, systems and procedures. Certain products may also be shifted from one manufacturing or assembly facility to another. Such actions may not be accomplished as quickly as anticipated and the expected cost reductions may not be achieved.

OUR BUSINESS WILL SUFFER IF CERTAIN KEY OFFICERS OR EMPLOYEES DISCONTINUE EMPLOYMENT WITH US OR IF WE ARE UNABLE TO RECRUIT AND RETAIN HIGHLY SKILLED STAFF.

     The success of our business is materially dependent upon the skills, experience and efforts of our President and Chief Executive Officer, Andre Heroux, and certain of our other key officers and employees. The loss of Mr. Heroux or other key personnel could have a material adverse effect on our business, operating results or financial condition. Our business also depends on our ability to continue to recruit, train and retain skilled employees, particularly skilled sales personnel. The market for these resources is highly competitive. We may be unsuccessful in attracting and retaining the resources we need to generate sales and to expand our operations successfully, and, in such event, our business could be materially and adversely affected. The loss of the services of any key personnel, or our inability to hire new personnel with the requisite skills, could impair our ability to develop new products or enhance existing products, sell products to our customers or manage our business effectively. In addition, certain key officers of MAAX Inc. resigned upon consummation of the transactions, which could have a material adverse effect on our business, operating results or financial condition. Even though we entered into non-competition agreements with certain former key officers of MAAX Inc., we cannot assure you that a court will find such agreements enforceable under applicable law.

OUR BUSINESS IS SUBJECT TO SOME SEASONALITY AND WEATHER MAY IMPACT OUR SALES, CASH FLOWS FROM OPERATIONS AND RESULTS OF OPERATIONS.

     Our spas business, and to a lesser extent, our other businesses experience seasonal business swings, which correspond to the North American seasons. Unusually prolonged periods of cold, rain, blizzards, hurricanes or other severe weather patterns could delay or halt renovation and construction activity. For example, an unusually severe winter can lead to reduced construction activity and magnify the seasonal decline in our sales, cash flows from operations and results of operations during the winter months. Generally, sales in each of the first three quarters of our fiscal year generate a significantly greater percentage of our total annual sales as compared to the fourth quarter of our fiscal year. This seasonality requires that we manage our cash flows over the course of the year. If sales were to fall substantially below what we would normally expect during certain periods, our annual financial results would be adversely impacted and our ability to service our debt may also be adversely affected.

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

IF OUR LEASES TERMINATE OR ARE NOT RENEWED UPON EXPIRATION, WE COULD BE REQUIRED TO MAKE SIGNIFICANT CAPITAL EXPENDITURES TO RELOCATE OUR FACILITIES.

     Certain of our manufacturing facilities and warehouses are leased. There can be no assurance that upon termination or expiration of these leases we will be able to renew them on acceptable terms or at all. If we are unable to renew such leases, we could be required to make significant capital expenditures to relocate our facilities.

WE EXTEND TRADE CREDIT AND FLOOR PLAN FINANCING TO CERTAIN OF OUR CUSTOMERS AND THEY MAY NOT PAY US PROMPTLY OR IN FULL.

     We extend trade credit to certain of our customers and floor plan financing to a few of our spa customers to facilitate the purchase of our products. We rely on the creditworthiness of such customers. The failure of such customers to pay us promptly or in full under the terms of the trade credit or floor plan financing we extend to them could have a material adverse effect on our financial condition.

WE HAVE AGREED TO CERTAIN UNDERTAKINGS WITH THE MINISTER RESPONSIBLE FOR THE INVESTMENT CANADA ACT WHICH IMPOSE RESTRICTIONS ON OUR BUSINESS FOR THREE YEARS.

     In connection with the transactions, we agreed to certain undertakings with the Minister responsible for the Investment Canada Act which require us to, among other things, maintain certain levels of management control, investment and employment in Quebec and Canada for three years after consummation of the transactions. These undertakings may affect our ability to operate our business and may limit our ability to take advantage of potential business opportunities during this period. In addition, our ability to comply with these undertakings may be affected by events beyond our control, including prevailing economic, financial and industry conditions. Although the Minister responsible may waive non-compliance with an undertaking, no assurance can be given that the Minister will do so in the event that we fail to comply with any of our undertakings.

WE MAY BE EXPOSED TO POTENTIAL RISKS RESULTING FROM NEW REQUIREMENTS THAT WE EVALUATE OUR INTERNAL CONTROLS OVER FINANCIAL REPORTING UNDER SECTION 404 OF THE SARBANES-OXLEY ACT OF 2002.

     We may be required to comply with the requirements of Section 404 of the Sarbanes-Oxley Act in our fiscal year ending 2006, which requires annual management assessments of the effectiveness of our internal controls over financial reporting and a report by our independent auditors addressing these assessments. We may not be able to assess our current internal controls and comply with these requirements in due time. If we are able to proceed with a complete assessment in a timely manner, we may identify deficiencies which we may not be able to remediate, may identify deficiencies which will demand significant resources to remediate or may be unable to identify deficiencies at all. In addition, if we fail to achieve and maintain the adequacy of our internal controls, as such regulations are modified, supplemented or amended from time to time, we may not be able to ensure that we can conclude on an ongoing basis that we have effective internal controls over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act. Moreover, effective internal controls, particularly those related to revenue recognition, are necessary for us to produce reliable financial reports and are important to helping prevent financial fraud. If we cannot provide reliable financial reports or prevent fraud, our business and operating results could be harmed, investors could lose confidence in our reported financial information and the trading price of our notes could drop significantly.

     The indenture does not require us to file annual, quarterly or current reports with the SEC. Therefore, following the year in which the registration statement for the exchange offer for the notes becomes effective, we may cease filing such reports with the SEC. Without regard as to whether we are required to file reports with the SEC, we will make such information available on our website.

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This information may not include the officer certifications required to be included with the SEC reports.

TERRORIST ATTACKS AND OTHER ACTS OF VIOLENCE OR WAR MAY AFFECT THE MARKETS IN WHICH WE OPERATE AND OUR PROFITABILITY AND CASH FLOW.

     Terrorist attacks or other acts of violence or war may negatively affect our operations and your investment. These attacks may directly impact our suppliers' or customers' physical facilities. Furthermore, these attacks may make travel and the transportation of our supplies and products more difficult and more expensive and ultimately affect our operating results. The U.S. has entered into, and may enter into additional, armed conflicts which could have a further impact on our sales and our ability to deliver product to our customers in the U.S. and elsewhere. Political and economic instability in some regions of the world may also result and could negatively impact our business. The consequences of any of these armed conflicts are unpredictable, and we may not be able to foresee events that could have an adverse effect on our business or your investment. More generally, any of these events could cause consumer confidence and spending to decrease or result in increased volatility in the U.S. and worldwide financial markets and economy. They could also result in economic recession in the U.S. or abroad. Any of these occurrences could have a significant impact on our operating results.

THE INTERESTS OF MAAX HOLDINGS' MAJOR STOCKHOLDERS MAY CONFLICT WITH THE INTERESTS OF THE HOLDERS OF THE NOTES.

     JWC Fund III, Borealis and OMERS beneficially own shares representing approximately 99.0% of MAAX Holdings' equity prior to dilution for options. Accordingly, these stockholders have the power to elect our board of directors, appoint new management and approve any action requiring a stockholder vote, including amendments to our certificate of incorporation and mergers or sales of substantially all of our assets. The directors so elected have the authority to make decisions affecting our capital structure, including the issuance of additional indebtedness and the declaration of dividends. Circumstances may occur in which the interests of equity holders could be in conflict with the interests of holders of the notes. In addition, these equity holders may have an interest in pursuing acquisitions, divestitures or other transactions that, in their judgment, could enhance their equity investment, even though such transactions might involve risks to the holders of notes. See "Security Ownership of Certain Beneficial Owners and Management" and "Certain Relationships and Related Party Transactions."

                       RISKS RELATED TO OUR INDEBTEDNESS

WE HAVE SUBSTANTIAL DEBT AND HAVE THE ABILITY TO INCUR ADDITIONAL DEBT. THE PRINCIPAL AND INTEREST PAYMENT OBLIGATIONS OF SUCH DEBT MAY RESTRICT OUR FUTURE OPERATIONS AND IMPAIR OUR ABILITY TO MEET OUR OBLIGATIONS UNDER THE NOTES.

     As of August 31, 2004, we and our subsidiaries had approximately $364.5 million of outstanding debt (excluding $2 million of undrawn letters of credit). In addition, the indenture governing the notes permits us to incur additional debt.

     Our substantial levels of debt may have important consequences to you. For instance, it could:

     - make it more difficult for us to satisfy our financial obligations, including those relating to the notes;

     - require us to dedicate a substantial portion of any cash flow from operations to the payment of interest and principal due under our debt, including the notes, which will reduce funds available for other business purposes;

     - increase our vulnerability to general adverse economic and industry conditions;

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

     - limit our flexibility in planning for, or reacting to, changes in our business and the industries in which we operate;

     - place us at a competitive disadvantage compared with some of our competitors that have less debt; and

     - limit our ability to obtain additional financing required to fund working capital and capital expenditures and for other general corporate purposes.

     Our ability to satisfy our obligations and to reduce our total debt depends on our future operating performance and on economic, financial, competitive and other factors, many of which are beyond our control. Our business may not generate sufficient cash flow, and future financings may not be available to provide sufficient net proceeds, to meet these obligations or to successfully execute our business strategy.

THE AGREEMENTS GOVERNING THE NOTES AND OUR OTHER DEBT IMPOSE RESTRICTIONS ON OUR BUSINESS.

     The indenture governing the notes and our new senior secured credit facility contain, and other agreements we may enter into in the future may contain, covenants imposing significant restrictions on our business. These restrictions may affect our ability to operate our business and may limit our ability to take advantage of potential business opportunities as they arise. These covenants place restrictions on our ability to, among other things:

     - incur additional debt,

     - declare or pay dividends, redeem stock or make other distributions to shareholders,

     - create liens,

     - make investments,

     - enter into transactions with affiliates,

     - sell assets, and

     - consolidate or merge.

Our new senior secured credit facility also requires us to meet a number of financial ratios and tests.

     Our ability to comply with these covenants may be affected by events beyond our control, including prevailing economic, financial and industry conditions. The breach of any of these covenants or restrictions could result in a default under the indenture or the new senior secured credit facility. An event of default under our debt agreements would permit some of our lenders to declare all amounts borrowed from them to be due and payable, together with accrued and unpaid interest and the commitments of the senior lenders to make further extensions of credit under the new senior secured credit facility could be terminated. If we were unable to repay debt to our senior lenders, these lenders could proceed against the collateral securing that debt. In addition, acceleration of our other debt may cause us to be unable to make interest payments on the notes and repay the principal amount of the notes or may cause the subsidiary guarantors to be unable to make payments under the guarantees.

OUR ABILITY TO MAKE PAYMENTS UNDER THE NOTES AND SERVICE OUR OTHER DEBT SUBSTANTIALLY DEPENDS ON CASH FLOW FROM OUR SUBSIDIARIES.

     In addition to any cash flow that we may generate, we will substantially depend on distributions or other intercompany transfers from our subsidiaries to make payments under the notes and service our other debt. Distributions and intercompany transfers to us from our subsidiaries will depend on:

     - our subsidiaries' earnings;

     - covenants contained in our and their debt agreements, including our new senior secured credit facility and the notes;

     - covenants contained in other agreements to which we or our subsidiaries are or may become subject;

     - business and tax considerations; and

     - applicable law, including laws regarding the payment of dividends and distributions.

     The operating results of our subsidiaries at any given time may not be sufficient to make distributions or other payments to us and any distributions and/or payments may not be adequate to pay any amounts due under the notes or our other indebtedness.

                           RISKS RELATED TO THE NOTES

THE NOTES ARE UNSECURED AND SUBORDINATED TO OUR SENIOR DEBT.

     The notes rank junior to all of our existing and future senior debt. Our senior debt includes all debt that is not expressly subordinated to or that ranks pari passu in right of payment with the notes, subject to certain exceptions. The notes are guaranteed on an unsecured senior subordinated basis by our direct parent company and our direct and indirect restricted subsidiaries that guarantee any of our credit facilities, and are subordinated to all existing and future obligations and liabilities of the guarantors that rank senior to the guarantees. In addition, the notes are not secured by any of our assets or the guarantors' assets. As a result, the notes are effectively subordinated to all of our and the guarantors' secured debt to the extent of the value of the assets securing such debt. As of August 31, 2004, the notes and the guarantees were subordinated in right of payment to approximately $214 million of senior debt and up to an additional approximately $39.6 million of senior debt was available, subject to meeting certain borrowing conditions, to be borrowed under our new senior secured credit facility.

     You may not be fully repaid on your notes if we or a guarantor is declared bankrupt, becomes insolvent, is liquidated or reorganized, defaults on payment under senior debt or commits a default causing the acceleration of the maturity of our debt. In such a case, holders of any debt that ranks senior to the notes will be entitled to be paid in full from our assets and the assets of our subsidiaries before any payment may be made with respect to the notes or the guarantees. As a result, we may not have sufficient assets to fully repay the notes. An event of default under our senior debt also may prohibit us and the guarantors of the notes from paying the obligations under the notes or the guarantees.

WE MAY BE UNABLE TO PURCHASE THE NOTES UPON A CHANGE OF CONTROL.

     Upon the occurrence of a change of control, as defined in the indenture, we will be required to make an offer to purchase the notes in cash at a price equal to 101% of the principal amount of the notes, plus accrued interest. A change of control may constitute an event of default and may trigger similar rights under our other debt then outstanding. In the event of a change of control, we may not have sufficient funds to purchase all of the notes and to repay the amounts outstanding under our new senior secured credit facility or other debt. Further, payment of the purchase price of the notes is subordinated to the prior payment of our senior debt.

A COURT COULD VOID THE SUBSIDIARY GUARANTEES UNDER FRAUDULENT TRANSFER LAWS.

     Although the subsidiary guarantees provide you with a direct claim against the subsidiary guarantors, under the U.S. federal or state law, applicable Canadian federal or provincial law or applicable laws of other relevant jurisdictions and countries, a subsidiary guarantee could be voided, or claims with respect to a subsidiary guarantee could be subordinated to all other debts of that subsidiary guarantor. In addition, a court could void (i.e., cancel) any payments by that subsidiary guarantor pursuant to its subsidiary guarantee and require those payments to be returned to the subsidiary guarantor or to a fund for the benefit of the other creditors of the subsidiary guarantor.

     The court might take these actions if it found, among other things, that when a subsidiary guarantor executed its subsidiary guarantee (or, in some jurisdictions, when it became obligated to make payments under its subsidiary guarantee):

     - such subsidiary guarantor issued its subsidiary guarantee to delay, hinder or defraud present or future creditors; or

     - such subsidiary guarantor received less than reasonably equivalent value or fair consideration for the incurrence of its subsidiary guarantee and such subsidiary guarantor:

      - was (or was rendered) insolvent by the incurrence of the debt;

      - was engaged or about to engage in a business or transaction for which its assets constituted unreasonably small capital;

      - intended to incur, or believed that it would incur, obligations beyond its ability to pay as those obligations matured; or

      - was a defendant in an action for money damages, or had a judgment for money damages docketed against it and, in either case, after final judgment, the judgment was unsatisfied.

     A court would likely find that a subsidiary guarantor received less than fair consideration or reasonably equivalent value for its subsidiary guarantee to the extent that it did not receive direct or indirect benefit from the issuance of the notes. A court could also void a subsidiary guarantee if it found that the subsidiary issued its subsidiary guarantee with actual intent to hinder, delay, or defraud creditors.

     Although courts in different jurisdictions measure solvency differently, in general, an entity would be deemed insolvent if the sum of its debts, including contingent and unliquidated debts, exceeds the fair value of its assets, or if the present fair salable value of its assets is less than the amount that would be required to pay the expected liability on its debts, including contingent and unliquidated debts, as they become due.

     If a court voided a subsidiary guarantee, it could require that noteholders return any amounts previously paid under such subsidiary guarantee. If any subsidiary guarantee were voided, noteholders would retain their rights against us and any other subsidiary guarantors, although there is no assurance that those entities' assets would be sufficient to pay the notes in full.

THERE IS NO PUBLIC MARKET FOR THE NOTES, AND WE CANNOT BE SURE THAT A MARKET FOR THE NOTES WILL DEVELOP.

     The notes are a new issue of securities for which there is no active trading market. The original notes are, and the exchange notes, when issued will be, eligible for trading in The PORTAL Market of the National Association of Securities Dealers, Inc. If any of the notes are traded after their initial issuance, they may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar securities and other factors, including general economic conditions, our financial condition, performance and prospects and prospects for companies in our industry generally. In addition, the liquidity of the trading market in the notes and the market prices quoted for the notes may be adversely affected by changes in the overall market for high-yield securities.

     The initial purchasers have advised us that they presently intend to make a market in the exchange notes as permitted by applicable law. The initial purchasers are not obligated, however, to make a market in the notes and any such market-making may be discontinued at any time at the sole discretion of the initial purchasers. As a result, you cannot be sure that an active trading market will develop for the notes.

VOLATILE TRADING PRICES MAY REQUIRE YOU TO HOLD THE NOTES FOR AN INDEFINITE PERIOD OF TIME.

     If a market develops for the notes, the notes might trade at prices higher or lower than their initial offering price. The trading price would depend on many factors, such as prevailing interest rates, the market for similar securities, general economic conditions and our financial condition, performance and prospects. Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial fluctuation in the prices of these securities. The market for the notes may be subject to such disruptions, which could have an adverse effect on the price of the notes. You should be aware that you may be required to bear the financial risk of an investment in the notes for an indefinite period of time.

BECAUSE SEVERAL OF OUR DIRECTORS AND OFFICERS RESIDE IN CANADA, YOU MAY NOT BE ABLE TO EFFECT SERVICE OF PROCESS UPON THEM OR US, OR ENFORCE CIVIL LIABILITIES AGAINST THEM OR US, UNDER THE U.S. FEDERAL SECURITIES LAWS.

     We are an unlimited company incorporated under the laws of Nova Scotia. Some of our directors and officers and some of the experts named in this prospectus are residents of Canada or other jurisdictions outside of the U.S. and all or a substantial portion of their assets and a substantial portion of our assets are located outside of the U.S. As a result, it may be difficult for holders of notes to effect service of process upon us or such persons within the U.S. or to enforce against us or them in the U.S. judgments of courts of the U.S. predicated upon the civil liability provisions of the U.S. federal securities laws or other laws of the U.S. In addition, we have been advised by our Nova Scotia counsel that there is doubt as to the enforceability in Canada of liabilities predicated solely upon U.S. federal securities law against us, our directors, controlling persons and officers and the experts named in this prospectus who are not residents of the U.S., in original actions or in actions for enforcements of judgments of U.S. courts.

YOU MAY HAVE DIFFICULTY ENFORCING U.S. BANKRUPTCY LAWS, AND YOUR RIGHTS AS A CREDITOR MAY BE LIMITED UNDER THE BANKRUPTCY LAWS OF CANADA OR OTHER JURISDICTIONS.

     Under bankruptcy laws in the U.S., courts have jurisdiction over a debtor's property wherever it is located, including property situated in other countries. However, courts outside of the U.S. may not recognize the U.S. bankruptcy court's jurisdiction. Accordingly, you may have difficulty administering a U.S. bankruptcy case involving us, because we have property located outside of the U.S. Any orders or judgments of a bankruptcy court in the U.S. may not be enforceable against us with respect to our property located outside the U.S. Similar difficulties may arise in administering bankruptcy cases in foreign jurisdictions.

     Under the indenture governing the notes, the rights of the trustee to enforce remedies may be significantly impaired if we seek the benefit of the restructuring provisions of applicable Canadian federal bankruptcy, insolvency and other restructuring legislation. For example, both the Bankruptcy and Insolvency Act (Canada) and the Companies' Creditors Arrangement Act (Canada) contain provisions enabling an "insolvent person" to obtain a stay of proceedings against its creditors and others and to prepare and file a proposal or plan of compromise or arrangement for consideration by all or some of its creditors to be voted on by the various classes of its creditors. The restructuring plan or proposal, if accepted by the requisite majorities of creditors and if approved by the court, may permit the insolvent debtor to retain possession and administration of its property, even though it may be in default under the applicable debt instrument.

     The powers of the courts under the Bankruptcy and Insolvency Act (Canada) and particularly under the Companies' Creditors Arrangement Act (Canada) have been exercised broadly to protect a restructuring entity from actions taken by creditors and other parties. Accordingly, we cannot predict whether payments under the notes would be made following commencement of or during such a proceeding, whether or when the trustees could exercise its rights under the indenture governing the notes, whether your claims could be compromised or extinguished under such a proceeding or whether and to what extent holders of the notes would be compensated for delays in payment, if any, of principal and interest.

                              NOTICE TO INVESTORS

     This prospectus contains summaries of the terms of certain agreements that we believe to be accurate in all material respects. However, we refer you to the actual agreements for complete information relating to those agreements. All summaries of such agreements contained in this prospectus are qualified in their entirety by this reference. We will make copies of such agreements available without charge to you upon request.

                            MARKET AND INDUSTRY DATA

     Market and industry data used throughout this prospectus, including information relating to our relative position in the industries in which we operate, are based on the good faith estimates of management, which estimates are based upon their review of internal surveys, discussions with customers and independent industry publications, reports or other available information. Although we believe that these sources are reliable, we do not guarantee the accuracy or completeness of this information, and we have not independently verified this information.

                           TRADEMARKS AND TRADE NAMES

     We own or have rights to trademarks, service marks, copyrights and trade names that we use in conjunction with the operation of our business including, without limitation, MAAX. This prospectus also includes trademarks, service marks and trade names of other companies.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus includes "forward-looking statements," as defined by federal securities laws, with respect to our financial condition, results of operations and business and our expectations or beliefs concerning future events. Words such as, but not limited to, "believe," "expect," "anticipate," "estimate," "intend," "plan," "targets," "likely," "will," "would," "could" and similar expressions or phrases identify forward-looking statements.

     All forward-looking statements involve risks and uncertainties. The occurrence of the events described, and the achievement of the expected results, depend on many events, some or all of which are not predictable or within our control. Actual results may differ materially from expected results.

     Factors that may cause actual results to differ from expected results include, among others:

     - our highly competitive business environment;

     - the availability and price of raw materials;

     - the level of residential construction and remodeling activity in our markets;

     - changes in consumer confidence and preferences;

     - our failure to protect our trademarks, patents and other intellectual property rights;

     - our ability to retain and attract employees;

     - our ability to introduce new products and improve existing products;

     - changes in foreign currency valuations, exchange rates and economic and political conditions in the countries where we do business;

     - current and future litigation, including product liability claims;

     - costs of environmental compliance; and

     - the effects of past and potential future acts of terrorism, bioterrorism, violence or war.

     All future written and verbal forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We undertake no obligation, and specifically decline any obligation, to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur.

     See the Section entitled "Risk Factors" for a more complete discussion of these risks and uncertainties and for other risks and uncertainties. These factors and the other risk factors described in this prospectus are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in any of our forward-looking statements. Other unknown or unpredictable factors also could harm our results. Consequently, there can be no assurance that the actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, us. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements.

                PRESENTATION OF FINANCIAL AND OTHER INFORMATION

     Our functional currency is the Canadian dollar, but we present our financial statements in U.S. dollars. In this prospectus, except where we indicate otherwise, all dollar amounts are expressed in U.S. dollars, references to "$" or "dollars" are to U.S. dollars and references to "C$" and "Canadian dollars" are to Canadian dollars. See "Exchange Rate Data" below for information about the rates of exchange between Canadian dollars and U.S. dollars for the past five fiscal years and for the six month period ended August 31, 2004.

     Our financial statements are prepared in accordance with accounting principles generally accepted in the United States, or U.S. GAAP. We also refer in this prospectus to accounting principles generally accepted in Canada, or Canadian GAAP.

                               EXCHANGE RATE DATA

     The following table sets forth, for each period indicated, the low and high exchange rates for Canadian dollars expressed in U.S. dollars, the exchange rate at the end of such period and the average of such exchange rates on the last day of each month during such period, based on the inverse of the noon buying rate in the City of New York for cable transfers in Canadian dollars as certified for customs purposes by the Federal Reserve Bank of New York. The exchange rates set forth below demonstrate trends in exchange rates, but the actual exchange rates used throughout this prospectus may vary.

                                                                                                     SIX
                                                                                                    MONTHS
                                                  FISCAL YEAR ENDED                                 ENDED
                       ------------------------------------------------------------------------   ----------
                       FEBRUARY 29,   FEBRUARY 28,   FEBRUARY 28,   FEBRUARY 28,   FEBRUARY 29,   AUGUST 31,
                           2000           2001           2002           2003           2004          2004
                       ------------   ------------   ------------   ------------   ------------   ----------
High.................     0.6542         0.6410         0.6200         0.6252         0.6709        0.7155
Low..................     0.6969         0.6911         0.6622         0.6720         0.7880        0.7713
Period End...........     0.6894         0.6527         0.6231         0.6720         0.7460        0.7580
Average Rate.........     0.6932         0.6687         0.6425         0.6414         0.7346        0.7463

     The following table sets forth, for each of the last six months, the low and high exchange rates for Canadian dollars expressed in U.S. dollars and the exchange rate at the end of the month based on the inverse of the noon buying rate as described above:

                                                 LAST SIX MONTHS
                            ---------------------------------------------------------
                             JUNE     JULY    AUGUST   SEPTEMBER   OCTOBER   NOVEMBER
                            ------   ------   ------   ---------   -------   --------
High......................  0.7260   0.7485   0.7507    0.7650     0.7851     0.8153
Low.......................  0.7450   0.7642   0.7713    0.7901     0.8203     0.8495
End of Month..............  0.7450   0.7523   0.7579    0.7901     0.8200     0.8420

     On December 7, 2004, the inverse of the noon buying rate was C$1.2085 = $1.00.

     Canada has no system of exchange controls. There are no Canadian exchange restrictions affecting the remittance of dividends, interest, royalties or similar payments to non-resident holders of our securities, except as described under "Income Tax Considerations -- Canadian Federal Income Tax Considerations."

                               THE EXCHANGE OFFER

PURPOSE OF THE EXCHANGE OFFER

  EXCHANGE OFFER

     We hereby offer, upon the terms and subject to the conditions set forth in this prospectus and the accompanying letter of transmittal, to exchange up to $150,000,000 aggregate principal amount of original notes properly tendered on or prior to the expiration date and not withdrawn as permitted pursuant to the procedures described below. The exchange offer is being made with respect to any and all of the original notes.

     As of the date of this prospectus, $150,000,000 aggregate principal amount of the original notes is outstanding. This prospectus, together with the accompanying letter of transmittal, is first being sent on or about December 15, 2004 to all holders of original notes registered on our note register. Our obligation to accept original notes for exchange pursuant to the exchange offer is subject to certain conditions set forth under "-- Conditions of the Exchange Offer" below. We currently expect that each of the conditions will be satisfied and that no waivers will be necessary.

PURPOSE AND EFFECT

     We sold the original notes on June 4, 2004 to Goldman, Sachs & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated and RBC Capital Markets Corporation, as the initial purchasers pursuant to a purchase agreement in a transaction exempt from the registration requirements of the Securities Act. Accordingly, the original notes may not be reoffered, resold or otherwise transferred unless so registered or unless an applicable exemption from the registration and prospectus delivery requirements of the Securities Act is available. The initial purchasers subsequently resold the original notes under Rule 144A and Regulation S under the Securities Act. As part of the offering of the original notes, we and the guarantors entered into a registration rights agreement with the initial purchasers. The registration rights agreement requires, unless the exchange offer is not permitted by applicable law or SEC policy, that we and the guarantors:

     - within 150 days after the closing of the offering, file the registration statement of which this prospectus forms a part with the SEC with respect to the exchange offer;

     - within 300 days after the closing of the offering, use our commercially reasonable best efforts to cause the exchange offer registration statement to be declared effective under the Securities Act; and

     - keep the exchange offer open for at least 30 days and exchange the exchange notes for all original notes validly tendered and not withdrawn before the expiration of the offer.

     Except as provided below, upon the completion of the exchange offer, our obligations with respect to the registration of the original notes and the exchange notes will terminate. A copy of the registration rights agreement has been filed as an exhibit to the registration statement of which this prospectus forms a part. Following the completion of the exchange offer (except as set forth in the paragraph immediately below), holders of original notes not tendered will not have any further registration rights and those original notes will continue to be subject to the restrictions on transfer described above. Accordingly, the liquidity of the market for the original notes could be adversely affected upon consummation of the exchange offer.

     However, if:

         (1) on or before the date of consummation of the exchange offer, the existing SEC interpretations are changed such that the exchange notes would not in general be freely transferable in such manner on such date; or

         (2) the exchange offer is not available to any holder of the original notes, we will, in lieu of (or, in the case of clause (2), in addition to) effecting registration of exchange notes, file within 150 days and use our commercially reasonable efforts to cause a registration statement under the Securities Act relating to a shelf registration of the original notes for resale by holders or, in the case of clause (2), of the original notes held by the initial purchasers for resale by the initial purchasers (the "RESALE REGISTRATION") to become effective within 300 days and to remain effective until two years following the effective date of such registration statement or such shorter period that will terminate when all the securities covered by the shelf registration statement have been sold pursuant to the shelf registration statement.

     We will, in the event of the Resale Registration, provide to the holder or holders of the applicable original notes copies of the prospectus that is a part of the shelf registration statement, notify such holder or holders when the Resale Registration for the applicable original notes has become effective and take certain other actions as are required to permit unrestricted resales of the applicable original notes. A holder of original notes that sells such original notes pursuant to the Resale Registration generally would be required to be named as a selling securityholder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the registration rights agreement that are applicable to such a holder (including certain indemnification obligations).

     In the event that:

         (1) we have not filed the registration statement relating to the exchange offer (or, if applicable, the Resale Registration) within 150 days following the closing date of the offering; or

         (2) such registration statement has not become effective within 300 days following the closing date of the offering; or

         (3) the exchange offer has not been consummated within 30 days following the date the registration statement becomes effective; or

         (4) any registration statement required by the registration rights agreement is filed and declared effective but shall thereafter cease to be effective (except as specifically permitted therein) without being succeeded immediately by an additional registration statement filed and declared effective (any such event referred to in clauses (1) through (4), the "REGISTRATION DEFAULT"), then we will pay to the holders, as liquidated damages, for the period from the occurrence of the Registration Default (but only with respect to one Registration Default at any particular time) until such time as no Registration Default is in effect an amount per annum equal to 0.25% of the aggregate principal amount of original notes during the first 90-day period following the occurrence of such Registration Default which rate shall increase by an additional 0.25% during each subsequent 90-day period, up to a maximum of 2.0%. Liquidated damages shall be paid on interest payment dates to the holders of record for the payment of interest. References to interest on the original notes shall mean such interest plus liquidated damages, if any.

     Under certain circumstances, we and the guarantors may allow any shelf registration statement to cease to become effective and usable for a period of no more than 90 days during any 12-month period.

     In order to participate in the exchange offer, a holder must represent to us, among other things, that:

     - any exchange notes to be received by it will be acquired in the ordinary course of its business;

     - it has no arrangement or understanding with any person to participate in the distribution of the exchange notes; and

     - it is not an "affiliate," as defined in Rule 405 of the Securities Act, of ours or of any of the guarantors of the notes.

     In addition, each such holder will be required to make any additional representations that in the written opinion of our counsel are necessary under existing rules or regulations (or interpretations thereof) of the SEC in order for the registration statement of which this prospectus forms a part to be declared effective.

     Based on an interpretation by the SEC's staff set forth in no-action letters issued to third parties unrelated to us, we believe that, with the exceptions set forth below, exchange notes issued pursuant to the exchange offer in exchange for original notes may be offered for resale, resold and otherwise transferred by holders thereof, other than any holder which is our affiliate within the meaning of Rule 405 promulgated under the Securities Act, or a broker-dealer who purchased original notes directly from us to resell pursuant to Rule 144A or any other available exemption promulgated under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the exchange notes are acquired in the ordinary course of business of the holder and the holder is not participating, does not intend to participate and does not have an arrangement or understanding with any person to participate in the distribution of such exchange notes. Any holder who tenders in the exchange offer for the purpose, or with the intention, of participating in a distribution of the exchange notes, or who is our affiliate, cannot rely on this interpretation by the SEC's staff and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction and such secondary resale transaction must be covered by an effective registration statement under the Securities Act containing the selling securityholder's information required by Regulation S-K under the Securities Act, unless an exemption from registration is otherwise available. The foregoing is based on existing interpretations of the Securities Act by the SEC. We do not intend to seek our own no-action letter, and there is no assurance that the SEC staff would make a similar determination with respect to the exchange notes. If this interpretation is inapplicable, and you transfer any exchange note without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from such requirements, you may incur liability under the Securities Act. We do not assume, or indemnify holders of notes against, any such liability.

     Each broker-dealer that receives exchange notes for its own account in exchange for original notes, where such original notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, may be a statutory underwriter and must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such exchange notes. See "Plan of Distribution." Broker-dealers who acquired original notes directly from us and not as a result of market-making activities or other trading activities may not rely on the staff's interpretations discussed above or participate in the exchange offer and must comply with the registration and prospectus delivery requirements of the Securities Act in order to sell the original notes.

CONSEQUENCES OF FAILURE TO EXCHANGE ORIGINAL NOTES

     Following the completion of the exchange offer, holders of original notes who did not tender their original notes, or who did not properly tender their original notes, will not have any further registration rights and such original notes will continue to be subject to restrictions on transfer. Accordingly, the liquidity of the market for a holder's original notes could be adversely affected upon expiration of the exchange offer if such holder elects to not participate in the exchange offer.

TERMS OF THE EXCHANGE OFFER

     Upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, we will accept for exchange any and all original notes that are validly tendered on or prior to 10:00 a.m. New York City time, on the expiration date. For each original note surrendered to us pursuant to the exchange offer, the holder of such original note will receive an exchange note having a principal amount equal to that of the surrendered note. We will issue $1,000 principal amount of exchange notes for each $1,000 principal amount of outstanding original notes accepted in the exchange offer. Holders who have tendered their original notes may withdraw their tender of original notes at any time prior to 10:00 a.m., New York City time, on the expiration date. The exchange offer is not conditioned upon any minimum principal amount of original notes being tendered for exchange. However, the exchange offer is subject to the terms and provisions of the registration rights agreement. See "-- Conditions of the Exchange Offer."

     The form and terms of the exchange notes are substantially the same as the form and terms of the original notes, except that the exchange notes have been registered under the Securities Act and will not bear legends restricting their transfer. The exchange notes will evidence the same debt as the original notes and will be issued pursuant to, and entitled to the benefits of, the indenture pursuant to which the original notes were issued.

     As of the date of this prospectus, $150.0 million in aggregate principal amount of the original notes is outstanding. Only a holder of the original notes, or such holder's legal representative or attorney-in-fact, may participate in the exchange offer. We will not fix a record date for determining holders of the original notes entitled to participate in the exchange offer.

     We will be deemed to have accepted validly tendered original notes when, as and if we have given oral or written notice thereof to the exchange agent. The exchange agent will act as agent for the tendering holders of original notes and for the purpose of receiving the exchange notes from us.

     If any tendered original notes are not accepted for exchange because of an invalid tender, the occurrence of other events set forth in this prospectus or otherwise, the certificates for any such unaccepted original notes will be returned, without expense, to the tendering holder promptly after the expiration date.

     Holders who tender original notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of original notes pursuant to the exchange offer. We will pay all charges and expenses, other than certain applicable taxes, in connection with the exchange offer. See "-- Fees and Expenses."

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

     The expiration date shall be January 14, 2005, at 10:00 a.m., New York City time, unless we, in our sole discretion, extend the exchange offer, in which case the expiration date shall be the latest date and time to which the exchange offer is extended.

     In order to extend the exchange offer, we will notify the exchange agent of any extension by written notice and will make a public announcement thereof, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. This public announcement will also disclose the approximate aggregate principal amount of original notes tendered to date.

     We reserve the right, in our sole discretion, if any of the conditions set forth below under "-- Conditions of the Exchange Offer" shall not have been satisfied:

     - to delay accepting any original notes;

     - to extend the exchange offer;

     - to terminate the exchange offer;

in each case by giving written notice of such delay, extension or termination to the exchange agent; and

     - to amend the terms of the exchange offer in any manner.

     If we amend the exchange offer in a manner we determine to constitute a material change, we will promptly disclose such amendments by means of a prospectus supplement that we will distribute to the registered holders of the original notes. Modification of the exchange offer, including, but not limited to:

     - extension of the period during which the exchange offer is open; and

     - waiver of satisfaction of the conditions set forth below under "-- Conditions of the Exchange Offer"

may require that at least five business days remain in the exchange offer.

CONDITIONS OF THE EXCHANGE OFFER

     Notwithstanding any other term of the exchange offer, we are not required to accept for exchange, or to exchange the exchange notes for, any original notes not previously accepted for exchange, and we may terminate or amend the exchange offer as provided herein before the expiration of the exchange offer, if any of the following events shall occur:

     - any action or proceeding is instituted or threatened in any court or by or before any governmental agency which would be reasonably likely to materially impair our ability to proceed with the exchange offer, or there shall have occurred any material adverse development in any existing action or proceeding with respect to us or any of our subsidiaries; or

     - the exchange offer shall violate any applicable law, rule, regulation or interpretation of the staff of the SEC; or

     - any governmental approval which we shall deem necessary for the consummation of the exchange offer as contemplated by this prospectus shall not have been obtained.

     If we determine in our reasonable discretion that any of these conditions are not satisfied (or any of such events shall have occurred), we may (1) refuse to accept any original notes and return all tendered original notes to the tendering holders and/or terminate the exchange offer, (2) extend the exchange offer and retain all original notes tendered prior to the expiration of the exchange offer, subject, however, to the rights of holders to withdraw such original notes as described in
"-- Withdrawal Rights" or (3) waive such unsatisfied conditions with respect to the exchange offer and accept all properly tendered original notes which have not been withdrawn. If such waiver constitutes a material change to the exchange offer, we will promptly disclose such waiver by means of a prospectus supplement that will be distributed to the registered holders of the original notes, and we will extend the exchange offer for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the registered holders, if the exchange offer would otherwise expire during such five to ten business day period.

     Holders may have certain rights and remedies against us under the registration rights agreement should we fail to consummate the exchange offer, notwithstanding a failure of the conditions stated above. Such conditions are not intended to modify those rights or remedies in any respect.

     The foregoing conditions are for our sole benefit and we may assert them regardless of the circumstances giving rise to such conditions or we may waive them in whole or in part at any time and from time to time in our reasonable discretion; provided, that, all conditions to the exchange offer other than those dependent upon receipt of necessary government approvals must be satisfied or waived by us before the exchange offer expires. If we decide to waive any of the foregoing conditions, we will expressly announce the decision in a manner reasonably calculated to inform holders of the waiver. Any failure by us at any time to exercise the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

INTEREST

     The exchange notes will bear interest at a rate equal to 9.75% per annum. We will pay interest on the notes twice a year, on each June 15 and December 15, beginning December 15, 2004. See "Description of the Notes."

PROCEDURES FOR TENDERING ORIGINAL NOTES

     Only a holder of original notes may tender the original notes in the exchange offer. Except as set forth under "-- Book Entry Transfer," to tender in the exchange offer, a holder must complete, sign and date the letter of transmittal, or a copy thereof, have the signatures thereon guaranteed if required by the letter of transmittal, and mail or otherwise deliver the letter of transmittal or copy to the exchange agent prior to the expiration date. In addition, (1) certificates for the original notes must be received by the exchange agent along with the letter of transmittal prior to the expiration date, (2) a timely confirmation of a book-entry transfer of such original notes, if that procedure is available, into the exchange agent's account at DTC pursuant to the procedure for book-entry transfer described below, must be received by the exchange agent prior to the expiration date or (3) the holder must comply with the guaranteed delivery procedures described below. To be tendered effectively, the letter of transmittal and other required documents must be received by the exchange agent at the address set forth under "-- The Exchange Agent; Assistance" prior to the expiration date.

     The tender by a holder that is not withdrawn before the expiration date will constitute an agreement between that holder and us in accordance with the terms and subject to the conditions set forth herein and in the letter of transmittal.

     THE METHOD OF DELIVERY OF ORIGINAL NOTES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDER. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT HOLDERS USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR ORIGINAL NOTES SHOULD BE SENT TO US. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUSTS COMPANIES OR NOMINEES TO EFFECT THESE TRANSACTIONS FOR SUCH HOLDERS.

     Any beneficial owner whose original notes are registered in the name of a broker-dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct the registered holder to tender on the beneficial owner's behalf. If the beneficial owner wishes to tender on the owner's own behalf, the owner must, prior to completing and executing the letter of transmittal and delivering the owner's original notes, either make appropriate arrangements to register ownership of the original notes in the beneficial owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

     Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an eligible guarantor institution that is a member of or participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Securities Exchange Act of 1934, unless original notes tendered pursuant thereto are tendered (1) by a registered holder who has not completed the box entitled "Special Registration Instructions" or "Special Delivery Instructions" in the letter of transmittal or (2) for the account of such an eligible guarantor institution. If signatures on a letter of transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, the guarantee must be by an eligible guarantor institution.

     If the letter of transmittal is signed by a person other than the registered holder of any original notes listed therein, the original notes must be endorsed or accompanied by a properly completed bond power, signed by the registered holder as that registered holder's name appears on the original notes.

     If the letter of transmittal or any original notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal unless waived by us.

     We will determine all questions as to the validity, form, eligibility, including time of receipt, acceptance and withdrawal of tendered original notes in our sole discretion, which determination will be final and binding. We reserve the absolute right to reject any and all original notes not properly tendered or any original notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular original notes, but if we waive any condition of the exchange offer, we will waive that condition for all holders. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties.

     Unless waived, any defects or irregularities in connection with tenders of original notes must be cured within such time as we shall determine. Although we intend to notify holders of defects or irregularities with respect to tenders of original notes, neither we nor the exchange agent nor any other person shall incur any liability for failure to give such notification. Tenders of original notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any original notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering holders, unless otherwise provided in the letter of transmittal, promptly following the expiration date.

     In addition, we reserve the right in our sole discretion to purchase or make offers for any original notes that remain outstanding after the expiration date or to terminate the exchange offer and, to the extent permitted by applicable law, to purchase original notes in the open market, in privately negotiated transactions, or otherwise. The terms of any such purchases or offers could differ from the terms of the exchange offer.

     By tendering, each holder will represent to us that, among other things:

     - any exchange notes to be received by it will be acquired in the ordinary course of its business;

     - it has no arrangement or understanding with any person to participate in the distribution of the exchange notes; and

     - it is not an "affiliate," as defined in Rule 405 of the Securities Act, of ours or of any of the guarantors of the notes.

     In addition, each such holder will be required to make any additional representations that in the written opinion of our counsel are necessary under existing rules or regulations (or interpretations thereof) of the SEC in order for the registration statement of which this prospectus forms a part to be declared effective.

     In all cases, issuance of exchange notes for original notes that are accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the exchange agent of certificates for such original notes or a timely confirmation of a book-entry transfer of such original notes into the exchange agent's account at DTC, a properly completed and duly executed letter of transmittal (or, with respect to DTC and its participants, electronic instructions in which the tendering holder acknowledges its receipt of an agreement to be bound by the letter of transmittal), and all other required documents. If any tendered original notes are not accepted for any reason set forth in the terms and conditions of the exchange offer or if original notes are submitted for a greater principal amount than the holder desires to exchange, such unaccepted or non-exchanged original notes will be returned without expense to the tendering holder thereof, or, in the case of original notes tendered by book-entry transfer into the exchange agent's account at DTC pursuant to the book-entry transfer procedures described below, such nonexchanged original notes will be credited to an account maintained with DTC, promptly after the expiration or termination of the exchange offer.

     Each broker-dealer that receives exchange notes for its own account in exchange for original notes, where such original notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See "Plan of Distribution."

BOOK-ENTRY TRANSFER

     The exchange agent will make a request to establish an account with respect to the original notes at DTC for purposes of the exchange offer within two business days after the date of this prospectus, and any financial institution that is a participant in DTC's systems may make book-entry delivery of original notes being tendered by causing DTC to transfer such original notes into the exchange agent's account at DTC in accordance with DTC's procedures for transfer. However, although delivery of original notes may be effected through book-entry transfer at DTC, the letter of transmittal or copy thereof, with any required signature guarantees and any other required documents, must, in any case other than as set forth in the following paragraph, be transmitted to and received by the exchange agent at the address set forth under "-- The Exchange Agent; Assistance" on or prior to the expiration date or the guaranteed delivery procedures described below must be complied with.

     Alternatively, participants may use DTC's Automated Tender Offer Program, or ATOP, to process exchange offers through DTC. To accept the exchange offer through ATOP, participants in DTC must send electronic instructions to DTC through DTC's communication system in lieu of sending a signed, hard copy letter of transmittal. DTC is obligated to communicate those electronic instructions to the exchange agent. To tender original notes through ATOP, the electronic instructions sent to DTC and transmitted by DTC to the exchange agent must reflect that the participant acknowledges its receipt of and agrees to be bound by the letter of transmittal.

GUARANTEED DELIVERY PROCEDURES

     Other than holders whose original notes are held through DTC, holders who wish to tender their original notes and whose original notes are not immediately available, or who cannot deliver their original notes or any other documents required by the letter of transmittal to the exchange agent prior to the expiration date, may tender their original notes according to the guaranteed delivery procedures set forth in the letter of transmittal. Pursuant to such procedures:

     - the holder tenders through an eligible guarantor institution and signs a notice of guaranteed delivery;

     - on or prior to the expiration date, the exchange agent receives from the holder and the eligible guarantor institution a written or facsimile copy of a properly completed and duly executed notice of guaranteed delivery, substantially in the form provided by us, setting forth the name and address of the holder, the certificate number or numbers of the tendered original notes, and the principal amount of tendered original notes, stating that the tender is being made thereby and guaranteeing that, within five business days after the date of delivery of the notice of guaranteed delivery, the tendered original notes, a duly executed letter of transmittal and any other required documents will be deposited by the eligible guarantor institution with the exchange agent; and

     - such properly completed and executed documents required by the letter of transmittal and the tendered original notes in proper form for transfer are received by the exchange agent within five business days after the expiration date.

     Any holder who wishes to tender original notes pursuant to the guaranteed delivery procedures described above must ensure that the exchange agent receives the notice of guaranteed delivery and letter of transmittal relating to such original notes prior to 10:00 a.m., New York City time, on the expiration date.

ACCEPTANCE OF ORIGINAL NOTES FOR EXCHANGE; DELIVERY OF EXCHANGE NOTES

     Upon satisfaction or waiver of all the conditions to the exchange offer, we will accept any and all original notes that are properly tendered in the exchange offer prior to 10:00 a.m., New York City time, on the expiration date. The exchange notes issued pursuant to the exchange offer will be delivered promptly after expiration of the exchange offer. For purposes of the exchange offer, we shall be deemed to have accepted validly tendered original notes, when, as, and if we have given oral or written notice thereof to the exchange agent.

     In all cases, issuances of exchange notes for original notes that are accepted for exchange pursuant to the exchange offer will be made only after the exchange agent timely receives such original notes, a properly completed and duly executed letter of transmittal and all other required documents; provided, however, we reserve the absolute right to waive any defects or irregularities in the tender or conditions of the exchange offer. If we do not accept any tendered original notes for any reason, we will return such unaccepted original notes without expense to the tendering holder thereof promptly after the expiration or termination of the exchange offer.

WITHDRAWAL RIGHTS

     Holders may withdraw tenders of original notes at any time prior to 10:00 a.m., New York City time, on the expiration date. For the withdrawal to be effective, the exchange agent must receive a written notice of withdrawal at its address set forth under "-- The Exchange Agent; Assistance." The notice of withdrawal must:

     - specify the name of the person who tendered the original notes to be withdrawn;

     - identify the original notes to be withdrawn, including the certificate number or numbers and principal amount of withdrawn original notes;

     - be signed by the holder in the same manner as the original signature on the letter of transmittal by which such original notes were tendered, including any required signature guarantees, or be accompanied by a bond power in the name of the person withdrawing the tender, in satisfactory form as determined by us in our sole discretion, duly executed by the registered holder, with the signature thereon guaranteed by an eligible guarantor institution together with the other documents required upon transfer by the indenture; and

     - specify the name in which such original notes are to be registered, if different from the person who deposited the original notes, pursuant to such documents of transfer.

     We will determine all questions as to the validity, form and eligibility, including time of receipt, of such withdrawal notices in our sole discretion. The original notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any original notes which have been tendered for exchange but which are withdrawn will be returned to their holder without cost to such holder promptly after withdrawal. Properly withdrawn original notes may be retendered by following one of the procedures described under "-- Procedures for Tendering Original Notes" at any time on or prior to the expiration date.

THE EXCHANGE AGENT; ASSISTANCE

     U.S. Bank Trust National Association is the exchange agent. All tendered original notes, executed letters of transmittal and other related documents should be directed to the exchange agent. Questions and requests for assistance and requests for additional copies of this prospectus, the letter of transmittal and other related documents should be addressed to the exchange agent as follows:

                        BY REGISTERED OR CERTIFIED MAIL:

                      U.S. BANK TRUST NATIONAL ASSOCIATION
                            CORPORATE TRUST SERVICES
                                  EP-MN-WS-2N
                              60 LIVINGSTON AVENUE
                           ST. PAUL, MINNESOTA 55107
                         ATTENTION: SPECIALIZED FINANCE

                         BY HAND OR OVERNIGHT COURIER:

                      U.S. BANK TRUST NATIONAL ASSOCIATION
                            CORPORATE TRUST SERVICES
                                  EP-MN-WS-2N
                                100 WALL STREET
                              60 LIVINGSTON AVENUE
                           ST. PAUL, MINNESOTA 55107
                         ATTENTION: SPECIALIZED FINANCE

                                 BY FACSIMILE:
                          (ELIGIBLE INSTITUTIONS ONLY)

                      U.S. BANK TRUST NATIONAL ASSOCIATION
                         ATTENTION: SPECIALIZED FINANCE
                                 (651) 495-8158

     CONFIRM FACSIMILE BY TELEPHONE OR FOR INFORMATION CALL: (800) 934-6802

FEES AND EXPENSES

     We will bear all expenses incident to the consummation of the exchange offer and compliance with the registration rights agreement, including, without limitation:

     - all registration and filing fees, including fees and expenses of compliance with state securities or blue sky laws;

     - printing expenses, including expenses of printing certificates for the exchange notes in a form eligible for deposit with DTC and of printing prospectuses;

     - messenger, telephone and delivery expenses;

     - fees and disbursements of our counsel;

     - fees and disbursements of independent public accountants;

     - rating agency fees;

     - our internal expenses, including all salaries and expenses of our officers and employees performing legal or accounting duties; and

     - fees and expenses, if any, incurred in connection with the listing of the exchange notes on a securities exchange.

     We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers, dealers or others soliciting acceptance of the exchange offer. We, however, will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith.

     We will pay all transfer taxes, if any, applicable to the exchange of original notes pursuant to the exchange offer. If, however, a transfer tax is imposed for any reason other than the exchange of original notes pursuant to the exchange offer, then the amount of any such transfer taxes, whether imposed on the registered holder or any other person, will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

ACCOUNTING TREATMENT

     We will record the exchange notes at the same carrying value as the original notes, as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes. We will amortize expenses of the exchange offer over the term of the exchange notes.

                                USE OF PROCEEDS

     The exchange offer is intended to satisfy our obligations under the registration rights agreement. We will not receive any cash proceeds or incur any additional indebtedness as a result of the issuance of the exchange notes pursuant to the exchange offer.

     We used the proceeds from the sale of the original notes, together with the initial borrowings under our new senior secured credit facility and the cash investment by our Sponsors, certain consultants and members of our management, to consummate the transactions.

                       UNAUDITED PRO FORMA FINANCIAL DATA

     The following pro forma consolidated financial statements present the consolidated results of operations resulting from the acquisition and financing transactions whereby Beauceland Corporation has acquired MAAX Inc. as at and for the six months ended August 31, 2004 and for the year ended February 29, 2004.

     Beauceland Corporation, our parent company, is the guarantor of the notes and, consequently, the pro forma consolidated financial statements that are presented are those of Beauceland Corporation.

     The pro forma consolidated financial statements are based on (a) for the statement of income for the six month period ended August 31, 2004, the unaudited historical consolidated financial statements of MAAX Inc. up to the date of acquisition on June 4, 2004 and the unaudited historical consolidated financial statements of Beauceland Corporation for the period since the acquisition was completed on June 4, 2004 and (b) for the statement of income for the year ended February 29, 2004, the audited historical consolidated financial statements of MAAX Inc., which are included elsewhere in this prospectus, adjusted to give pro forma effect to the following transactions, all of which occurred concurrently June 4, 2004:

     - The issuance of common shares by Beauceland Corporation in the amount of $133.7 million(a);

     - The creation of new indebtedness by MAAX, a wholly-owned subsidiary of Beauceland Corporation consisting of(b):

      - a term loan A facility of $96.3 (C$130.0 million);

      - a term loan B facility of $115.0 million; and

      - an authorized revolving credit of C$50.0 million, of which $12.0 million (C$16.2 million) was borrowed at the acquisition date.

     - The issuance of $150.0 million of senior subordinated notes by MAAX(c);

     - The acquisition of all outstanding shares for cash and the acquisition of the outstanding share purchase options of MAAX Inc., either for cash or stock options of the acquirer;

     - The repayment of the outstanding long-term debt of MAAX Inc.(d); and

     - The payment of transaction costs amounting to $38.3 million.

     The pro forma consolidated statement of income for the periods ending August 31, 2004 and February 29, 2004 give effect to the transactions set forth above as if they had occurred on March 1, 2003. The transactions set forth above and the related adjustments are more fully described in the accompanying notes. The pro forma adjustments are based upon available information and assumptions that management believes are reasonable. All tax amounts (including taxable and deductible pro forma adjustments) are based on the statutory tax rate prevailing during each of the periods presented which was 32.7%. Interest rates applied are historical rates for current debt and assumed rates for our senior subordinated notes and senior secured credit facility.

     The pro forma consolidated statements of income do not purport to represent what the results of operations or financial position would have been had the items set forth above in fact occurred on the dates indicated above or to project results of operations or financial position for any future period or at any future date. Management has used certain estimates in preparing the pro forma financial data. These estimates do not include the final allocation of fair value of identifiable tangible and intangible assets and accordingly, the excess of the purchase price over the carrying value of the net assets acquired is recorded as goodwill, and no amortization is recorded in the pro forma consolidated statements of income. When the allocation of purchase price is finalized, the appropriate amortization related to the allocated assets will be included in the results of operations.

     In preparing the pro forma consolidated statements of income, no adjustments have been made to reflect the additional costs or savings that could result from the acquisition of MAAX Inc.

     The pro forma consolidated financial statements are prepared on the basis of U.S. GAAP.

     All references in this pro forma to "dollars" or "$" are to United States dollars, and all references in this pro forma to "C dollars" and "C$" are to Canadian dollars.

     The pro forma consolidated financial statements are based on an August 31, 2004 exchange rate of C$1.3130 per $1.00.

                             BEAUCELAND CORPORATION

                  PRO FORMA CONSOLIDATED STATEMENTS OF INCOME

                     SIX MONTH PERIOD ENDED AUGUST 31, 2004

                                              BEAUCELAND                  PRO FORMA     PRO FORMA,
                                            CORPORATION(1)   MAAX INC.   ADJUSTMENTS    AS ADJUSTED
                                            --------------   ---------   -----------    -----------
                                                                  (UNAUDITED)
                                                            (DOLLARS IN THOUSANDS)
Net sales.................................     $128,426      $143,836      $    --       $272,262
Expenses:
  Cost of goods sold......................       88,011        98,490           --        186,501
  Selling, general, and administrative....       17,361        36,670       (9,495)(e)     44,536
  Depreciation and amortization...........        3,837         3,987           --          7,824
  Interest expense........................        6,342         1,321        5,685(e)      13,348
                                               --------      --------      -------       --------
                                                115,551       140,468       (3,810)       252,209
                                               --------      --------      -------       --------
Income before income taxes................       12,875         3,368        3,810         20,053
Income taxes..............................        1,537         1,572         (757)         2,352
                                               --------      --------      -------       --------
Net income................................     $ 11,338      $  1,796      $ 4,567       $ 17,701
                                               ========      ========      =======       ========

---------------

(1) On March 10, 2004, certain entities formed by our Sponsors entered into a merger agreement to acquire MAAX Inc., pursuant to which two of our wholly-owned subsidiaries amalgamated with MAAX Inc. on June 4, 2004. Upon consummation of the amalgamation, MAAX Corporation acquired MAAX Inc. and its direct and indirect subsidiaries. Neither MAAX Corporation nor its parent, Beauceland Corporation, had any operating activities prior to June 4, 2004.

                          YEAR ENDED FEBRUARY 29, 2004

                                              BEAUCELAND                  PRO FORMA     PRO FORMA,
                                            CORPORATION(1)   MAAX INC.   ADJUSTMENTS    AS ADJUSTED
                                            --------------   ---------   -----------    -----------
                                                            (DOLLARS IN THOUSANDS)
Net sales.................................        $--        $495,737    $       --      $495,737
Expenses:
  Cost of goods sold......................        --          344,431            --       344,431
  Selling, general, and administrative....        --           80,061        (4,221)(e)    75,840
  Depreciation and amortization...........        --           15,638            --        15,638
  Financial expenses......................        --            4,898        20,855(e)     25,753
  Goodwill impairment loss................        --            4,511            --         4,511
                                                  --         --------    ----------      --------
                                                  --          449,539        16,634       466,173
                                                  --         --------    ----------      --------
Income before income taxes................        --           46,198       (16,634)       29,564
Income taxes..............................        --           14,247        (5,440)        8,807
                                                  --         --------    ----------      --------
Net income................................        $--        $ 31,951    $  (11,194)     $ 20,757
                                                  ==         ========    ==========      ========

---------------

(1) Beauceland Corporation was incorporated for purposes of the acquisition and, consequently, had no operations prior to June 4, 2004 when it became our holding company.

ASSUMPTIONS UNDERLYING THE PRO FORMA CONSOLIDATED STATEMENTS OF INCOME:

(A) SUBSCRIPTION FOR CAPITAL STOCK OF THE PARENT OF BEAUCELAND CORPORATION BY THE SPONSORS, CERTAIN CONSULTANTS AND MEMBERS OF OUR MANAGEMENT

     Concurrently with the acquisition, the Sponsors, certain consultants and members of our management made an investment in the parent of Beauceland Corporation in the amount of $133.7 million.

(B) ADDITIONAL INDEBTEDNESS PURSUANT TO TERM LOAN A FACILITY, TERM LOAN B FACILITY AND REVOLVING LOAN FACILITY

     Concurrently with the acquisition, we entered into a term loan A facility of $96.3 million (C$130.0 million), a term loan B facility of $115.0 million and a revolving loan facility of an authorized amount of $37.0 million (C$50.0 million). The term loan A facility bears interest at a Canadian bankers' acceptance rate plus 2.5% and is payable in increasing quarterly installments beginning on December 31, 2004 and will mature in 2009. The term loan B facility bears interest at LIBOR plus 2.75% and is payable in increasing quarterly installments beginning on September 30, 2004 and will mature in 2011. The revolving loan facility bears interest at a Canadian bankers' acceptance rate plus 2.5% and will mature in 2009. At the acquisition date, an amount of $12.0 million was drawn from the revolving credit facility. Unused line fees calculated at a rate of 0.5% apply on the unused amount of the revolving loan facility. See "Description of New Senior Secured Credit Facility."

(C) ISSUANCE OF SENIOR SUBORDINATED NOTES

     Concurrently with the acquisition, we issued Senior Subordinated Notes in the amount of $150.0 million. These notes bear interest at a rate of 9.75% payable semiannually and will mature in 2012.

(D) REPAYMENT OF THE OUTSTANDING LONG-TERM DEBT OF MAAX INC.

     Concurrently with the acquisition, we refinanced substantially all of the outstanding long-term debt of MAAX Inc., comprised of a revolving credit of $10.0 million and senior unsecured notes in the amount of $45.5 million. The note payable resulting from a previous business acquisition amounting to $9.3 million was also repaid. The remaining long-term debt of MAAX Inc. was assumed by our company.

     As a result of the debt repayment described above, deferred financing costs of MAAX Inc., as at June 4, 2004 in an amount equal to $1.1 million, were written off.

(E) EXPENSES (DOLLARS IN THOUSANDS):

     SIX MONTHS ENDED AUGUST 31, 2004

Adjustments to the expenses:
  Interest expenses, unused line fees on the new
     financing(b), (c) and amortization of new deferred
     financing fees(b), (c).................................  $6,860
  Reversal of the interest expenses on the old
     financing(d)...........................................  (1,056)
  Reversal of amortization of the old deferred financing
     fees(d)................................................    (119)  $  5,685
                                                              ------
  Reversal of one-time transaction costs....................  (9,737)
  Management fees to Sponsors...............................     242     (9,495)
                                                              ------   --------
                                                                         (3,810)
Total expenses of Beauceland Corporation and MAAX Inc. .....            256,019
                                                                       --------
Total expenses on pro forma basis...........................           $252,209
                                                                       ========

ASSUMPTIONS UNDERLYING THE PRO FORMA CONSOLIDATED STATEMENTS OF INCOME (CONTINUED):

     YEAR ENDED FEBRUARY 29, 2004

Adjustments to the expenses:
  Interest expenses, unused line fees on the new
     financing(b), (c) and amortization of new deferred
     financing fees(b), (c).................................  $25,753
  Reversal of the interest expenses on the old
     financing(d)...........................................   (4,380)
  Reversal of amortization of the old deferred financing
     fees(d)................................................     (518)  $ 20,855
                                                              -------
  Reversal of one-time transaction costs....................   (3,756)
  Reversal of Gestion Camada management fee contract........   (2,784)
  Estimated costs to replace Gestion Camada.................    1,685
  Management fees to Sponsors...............................      634     (4,221)
                                                              -------   --------
                                                                          16,634
Total expenses of MAAX Inc. ................................             449,539
                                                                        --------
Total expenses on pro forma basis...........................            $466,173
                                                                        ========

(F) OTHER INCOME STATEMENT ADJUSTMENTS TO BE RECORDED:

    The entire amount of the excess purchase price over the carrying value of net assets acquired is recorded in our unaudited pro forma financial data as goodwill. We are currently assisted by external advisors to allocate the purchase price to the various assets acquired and liabilities assumed. We intend to finalize the allocation of the purchase price before the end of February 2005, our fiscal year-end, and expect to have a preliminary allocation recorded in our unaudited interim consolidated financial statements as at and for the quarter ending November 30, 2004. Once the fair value of tangible and intangible assets becomes known, a portion of the value attributed to goodwill will be reallocated to tangible and intangible assets. These intangible assets may include, among others, customers lists, customers relationships, trademarks, distribution networks and intellectual property. As a result, we expect to incur an incremental depreciation expense for our property, plant and equipment, as well as an additional amortization expense for the intangible assets acquired that have finite useful lives. Accordingly, any additional depreciation and amortization expense will have a negative impact on our results of operations; we are unable at this moment to provide any estimate of this impact, but the amount could be significant.

                       SELECTED HISTORICAL FINANCIAL DATA

     The selected financial data presented below at February 28, 2003 and February 29, 2004 and for the three-year period ended February 29, 2004 are derived from MAAX Inc.'s audited consolidated financial statements included elsewhere in this prospectus. The selected financial data presented below as at February 29, 2000, February 28, 2001 and 2002 and for each of the years in the two-year period ended February 28, 2001 are based on MAAX Inc.'s audited consolidated financial statements prepared under Canadian GAAP which have been reconciled to U.S. GAAP. The selected financial data presented below for and as of the end of the six month period ended August 31, 2003 and the 89-day period ended August 31, 2004 have been derived from our unaudited consolidated financial statements and MAAX Inc.'s unaudited consolidated financial statements for the six months ended August 31, 2003 included elsewhere in this prospectus. The selected historical financial data for the six-month period ended August 31, 2003, the 95-day period from March 1 to June 3, 2004 and the 89-day period from June 4 to August 31, 2004 and as of August 31, 2004 are derived from unaudited interim financial statements which, in the opinion of management, include all normal, recurring adjustments necessary to state fairly the data included therein in accordance with U.S. GAAP for interim financial information. The selected financial data presented below are qualified in their entirety by, and should be read in conjunction with, the financial statements and notes thereto and other financial and statistical information included in this prospectus, including the information contained under the caption "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                                       PREDECESSOR
                                         ------------------------------------------------------------------------

                                                                    FISCAL YEAR ENDED
                                         ------------------------------------------------------------------------
                                         FEBRUARY 29,   FEBRUARY 28,   FEBRUARY 28,   FEBRUARY 28,   FEBRUARY 29,
                                             2000           2001           2002           2003           2004
                                         ------------   ------------   ------------   ------------   ------------
                                                                  (DOLLARS IN THOUSANDS)
STATEMENT OF INCOME DATA:
Net sales:
 Bathroom and kitchen..................    $270,573       $292,859       $304,126       $359,901       $441,518
 Spas..................................      43,297         50,215         50,811         62,291         54,219
                                           --------       --------       --------       --------       --------
   Net sales...........................     313,870        343,074        354,937        422,192        495,737
Cost of goods sold.....................     221,729        239,820        246,207        287,762        344,431
Selling, general and administrative
 expenses..............................      55,044         66,116         68,125         76,746         80,061
Depreciation and amortization..........      10,730         13,652         13,690         12,595         15,638
Interest expense.......................       2,937          5,996          4,291          3,965          4,898
Impairment of goodwill.................          --             --             --             --          4,511
                                           --------       --------       --------       --------       --------
Income before income taxes.............      23,430         17,490         22,624         41,124         46,198
Income taxes...........................       7,402          5,672          8,034         15,699         14,247
                                           --------       --------       --------       --------       --------
Income before cumulative effect of a
 change in accounting principles.......      16,028         11,818         14,590         25,425         31,951
Cumulative effect of a change in
 accounting principles related to
 impairment of goodwill................          --             --             --        (11,312)            --
                                           --------       --------       --------       --------       --------
Net income.............................    $ 16,028       $ 11,818       $ 14,590       $ 14,113       $ 31,951
                                           ========       ========       ========       ========       ========
OTHER FINANCIAL DATA:
EBITDA(2)(3)...........................    $ 37,097       $ 37,139       $ 40,605       $ 57,684       $ 71,245
Net cash provided by operating
 activities............................      11,658         35,929         29,974         38,379         62,787
Net cash provided by (used in)
 investing activities..................     (61,531)       (21,484)       (12,771)       (68,824)       (17,136)
Net cash provided by (used in)
 financing activities..................      44,712        (11,849)       (16,411)        33,177        (43,797)
Capital expenditures(4)................      24,335         20,926         13,595         11,132         18,765
Ratio of earnings to fixed
 charges(5)............................         6.8x           3.4x           4.9x           8.4x           7.5x

                                                                 BEAUCELAND
                                              PREDECESSOR        CORPORATION
                                         ---------------------   -----------
                                                       PERIOD      PERIOD
                                            SIX         FROM        FROM
                                           MONTHS     MARCH 1      JUNE 4
                                           ENDED         TO          TO
                                         AUGUST 31,   JUNE 3,    AUGUST 31,
                                            2003        2004       2004(1)
                                         ----------   --------   -----------
                                               (DOLLARS IN THOUSANDS)
STATEMENT OF INCOME DATA:
Net sales:
 Bathroom and kitchen..................   $221,996    $128,630    $ 112,400
 Spas..................................     31,999      15,206       16,026
                                          --------    --------    ---------
   Net sales...........................    253,995     143,836      128,426
Cost of goods sold.....................    175,386      98,490       88,011
Selling, general and administrative
 expenses..............................     37,104      36,670       17,361
Depreciation and amortization..........      7,392       3,987        3,837
Interest expense.......................      2,378       1,321        6,342
Impairment of goodwill.................         --          --           --
                                          --------    --------    ---------
Income before income taxes.............     31,735       3,368       12,875
Income taxes...........................     10,318       1,572        1,537
                                          --------    --------    ---------
Income before cumulative effect of a
 change in accounting principles.......     21,417       1,796       11,338
Cumulative effect of a change in
 accounting principles related to
 impairment of goodwill................         --          --           --
                                          --------    --------    ---------
Net income.............................   $ 21,417    $  1,796    $  11,338
                                          ========    ========    =========
OTHER FINANCIAL DATA:
EBITDA(2)(3)...........................   $ 41,505    $  8,676    $  23,054
Net cash provided by operating
 activities............................     26,657      (4,892)      10,780
Net cash provided by (used in)
 investing activities..................     (6,629)     (5,139)    (451,204)
Net cash provided by (used in)
 financing activities..................     (8,514)    (49,196)     497,364
Capital expenditures(4)................      6,911       2,988       13,939
Ratio of earnings to fixed
 charges(5)............................       10.1x        2.8x         3.0x

                                                                   PREDECESSOR
                              -------------------------------------------------------------------------------------   BEAUCELAND
                                                                      AS OF                                           CORPORATION
                              -------------------------------------------------------------------------------------   -----------
                              FEBRUARY 29,   FEBRUARY 28,   FEBRUARY 28,   FEBRUARY 28,   FEBRUARY 29,   AUGUST 31,   AUGUST 31,
                                  2000           2001           2002           2003           2004          2003         2004
                              ------------   ------------   ------------   ------------   ------------   ----------   -----------
                                                             (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents...    $ (3,095)      $   (419)      $    810       $  2,668       $  4,467      $ 13,452     $  2,099
Working capital(6)..........      57,895         55,109         57,966         68,159         55,173        78,425       72,144
Total assets................     275,573        265,472        263,024        344,189        365,587       382,708      589,127
Total debt..................      77,517         64,839         51,843        100,662         57,444        90,461      364,514
Total shareholders'
 equity.....................     149,741        155,726        164,031        187,747        231,399       217,130      151,065

---------------

(1) On March 10, 2004, certain entities formed by our Sponsors entered into a merger agreement to acquire MAAX Inc., pursuant to which two of our wholly-owned subsidiaries amalgamated with MAAX Inc. on June 4, 2004. Upon consummation of the amalgamation, MAAX Corporation acquired MAAX Inc. and its direct and indirect subsidiaries. Neither MAAX Corporation nor its parent, Beauceland Corporation, had any operating activities prior to June 4, 2004. As a result of the acquisition, the consolidated financial data for the period after the acquisition are presented on a different cost basis than that for the periods before the acquisition and therefore are not comparable.

(2) Management believes that the presentation of EBITDA included in this prospectus provides useful information to investors regarding our results of operations because such presentation assists in analyzing the operating performance of our business and our ability to service debt. Although we use EBITDA as a financial measure to assess the performance of our business, the use of EBITDA is limited because it does not include certain material costs, such as interest and taxes, necessary to operate our business. The presentation of EBITDA included in this prospectus should be considered in addition to, and not as a substitute for, net income in accordance with U.S. GAAP as a measure of performance or net cash provided by operating activities as determined in accordance with U.S. GAAP as a measure of liquidity.

(3) "EBITDA" is defined as income before cumulative effect of a change in accounting principles plus interest expense, depreciation, amortization, income taxes and impairment of goodwill. Other companies may define EBITDA differently and, as a result, our measure of EBITDA may not be directly comparable to EBITDA of other companies.

    The following table sets forth a reconciliation of EBITDA to net income:

                                                            PREDECESSOR
                              ------------------------------------------------------------------------

                                                         FISCAL YEAR ENDED
                              ------------------------------------------------------------------------
                              FEBRUARY 29,   FEBRUARY 28,   FEBRUARY 28,   FEBRUARY 28,   FEBRUARY 29,
                                  2000           2001           2002           2003           2004
                              ------------   ------------   ------------   ------------   ------------
                                                       (DOLLARS IN THOUSANDS)
Income before cumulative
  effect of a change in
  accounting principles.....    $16,028        $11,818        $14,590        $25,425        $31,951
Interest expense............      2,937          5,996          4,291          3,965          4,898
Depreciation and
  amortization..............     10,730         13,652         13,690         12,595         15,638
Income taxes................      7,402          5,673          8,034         15,699         14,247
Impairment of goodwill......         --             --             --             --          4,511
                                -------        -------        -------        -------        -------
EBITDA......................    $37,097        $37,139        $40,605        $57,684        $71,245
                                =======        =======        =======        =======        =======

                                                      BEAUCELAND
                                   PREDECESSOR        CORPORATION
                              ---------------------   -----------
                                            PERIOD      PERIOD
                                 SIX         FROM        FROM
                                MONTHS     MARCH 1      JUNE 4
                                ENDED         TO          TO
                              AUGUST 31,   JUNE 3,    AUGUST 31,
                                 2003        2004        2004
                              ----------   --------   -----------
                                    (DOLLARS IN THOUSANDS)
Income before cumulative
  effect of a change in
  accounting principles.....   $21,417      $1,796      $11,338
Interest expense............     2,378       1,321        6,342
Depreciation and
  amortization..............     7,392       3,987        3,837
Income taxes................    10,318       1,572        1,537
Impairment of goodwill......        --          --           --
                               -------      ------      -------
EBITDA......................   $41,505      $8,676      $23,054
                               =======      ======      =======

(4) Capital expenditures are defined as additions to property, plant and equipment and other assets.

(5) For the purpose of calculating the ratio of earnings to fixed charges, earnings consist of earnings before income taxes and before cumulative effect of a change in accounting principles plus fixed charges. Fixed charges consist of interest expensed or capitalized and the portion of rental expense we believe is representative of the interest component of rental expenses. For the year ended February 29, 2004 and the six months ended August 31, 2004, on a pro forma basis after giving effect to the transactions as if they had occurred on March 1, 2003, the ratio of earnings to fixed charges would have been 2.1x and 2.3x, respectively.

(6) Working capital is defined as current assets less current liabilities.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our financial statements and the notes thereto appearing elsewhere in this prospectus.

OVERVIEW

     We are a leading North American manufacturer and distributor of bathroom fixtures. Our revenues are derived primarily from the manufacture and sale of bathroom fixtures, kitchen cabinetry and spas for the residential housing market in North America. We currently operate 23 strategically located manufacturing facilities, including 13 in the U.S., nine in Canada and one in the Netherlands. We sell our products through a diverse set of distribution channels across the U.S. and Canada, including wholesalers, showrooms, specialty retailers and home centers. We manufacture and sell, primarily in the U.S. and Canada, with a small presence in Europe, Asia and the Middle East, a broad range of products, including a wide selection of bathtubs, whirlpools, showers, kitchen cabinetry and spas.

HISTORY

  IMPACT OF THE TRANSACTIONS

     On March 10, 2004, certain entities formed by our Sponsors entered into a merger agreement to acquire MAAX Inc., pursuant to which two of our wholly-owned subsidiaries amalgamated with MAAX Inc. on June 4, 2004. In connection with the amalgamation, excluding acquisition costs amounting to approximately $30 million, the shareholders and optionholders of MAAX Inc. received an aggregate of approximately $410.0 million. In addition, certain assets and liabilities of MAAX Inc. were reorganized and consolidated into several direct and indirect subsidiaries. Upon consummation of the amalgamation, MAAX Corporation acquired MAAX Inc. and its direct and indirect subsidiaries. Neither MAAX Corporation nor its parent, Beauceland Corporation, had any operating activities prior to June 4, 2004.

     Concurrently with the consummation of the transactions, our Sponsors, certain consultants and members of our management made a cash investment in MAAX Holdings of approximately $133.7 million. In addition, certain members of our management exchanged a portion of their MAAX Inc. stock options for stock options of MAAX Holdings, with a fair value of approximately $2.7 million as of the closing date. We also entered into a new senior secured credit facility, consummated the offering of the original notes and refinanced substantially all existing indebtedness of MAAX Inc. and its subsidiaries in the amount of approximately $373.8 million.

     As a result of the consummation of the transactions, our aggregate level of debt increased significantly and therefore our interest expense and the amortization of deferred financing costs will have a negative impact on our future results of operations. The impact of such increased interest expense and amortization of deferred financing costs on a pro forma basis for certain historical periods is reflected in our unaudited pro forma financial data. The entire amount of the excess purchase price over the carrying value of net assets acquired is recorded in our unaudited pro forma financial data as goodwill. We are currently assisted by external advisors to allocate the purchase price to the various assets acquired and liabilities assumed. We intend to finalize the allocation of the purchase price before the end of February 2005, our fiscal year-end, and expect to have a preliminary allocation and the effect thereof on our results of operations recorded in our unaudited interim consolidated financial statements as at and for the quarter ending November 30, 2004. Once the fair value of tangible and intangible assets becomes known, a portion of the value attributed to goodwill will be reallocated to tangible and intangible assets. These intangible assets may include, among others, customers lists, customers relationships, trademarks, distribution networks and intellectual property. As a result, we expect to incur an incremental depreciation expense for our property, plant and equipment, as well as an additional amortization expense for the intangible assets acquired that have finite useful lives. Accordingly, any additional depreciation and amortization expense will have a negative impact on our results of operations; we are unable at this moment to provide any estimate of this impact, but the amount could be significant.

     Our financial statements are presented in U.S. dollars. Our predecessor company prepared its financial statements in Canadian dollars. Beginning with our 2005 fiscal year, MAAX adopted the U.S. dollar as its financial reporting currency. Accordingly, financial statements are presented in U.S. dollars and the reporting currency of previous years has been changed.

     Prior to the consummation of the transactions, MAAX Inc. had two operating segments: (1) bathroom and kitchen and (2) spas. Beginning as of March 1, 2004, we assessed our business activities in three operating segments: bathroom, kitchen and spas.

  AKER ACQUISITION

     In October 2002, we acquired all of the outstanding capital stock of Aker for an aggregate purchase price of $80.4 million, including $66.4 million paid in cash and $14 million paid in notes bearing interest at a rate of 3%, payable over a three-year period. The notes were prepaid on June 3, 2004. We have remaining payments for deferred compensation of approximately $0.5 million. At the time Aker was acquired, it was reportedly the third largest manufacturer of gelcoat bathroom products in the U.S. with sales of approximately $77 million for the twelve months ended September 2002, generated from three manufacturing facilities and a distribution network consisting exclusively of wholesaler and showroom channels.

CRITICAL ACCOUNTING POLICIES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Consequently, actual results could differ from these estimates. We believe that the following are some of the more critical areas requiring the use of management estimates.

  GOODWILL

     We evaluate goodwill for impairment on at least an annual basis and whenever events or circumstances indicate that the carrying amount may be less than the fair value. Impairment testing of goodwill is performed at our bathroom and kitchen and spas business unit levels. The test involves two steps, the first of which is comparing the reporting unit's carrying amount, including goodwill, to the fair value of the reporting unit, which we establish based on projected discounted future cash flows of the unit using a discount rate reflecting our average cost of funds. If the carrying amount of the reporting unit exceeds its fair value, a second test is performed to measure the amount of the impairment. The second test to measure the impairment of goodwill allocates the fair value determined in the first step to all assets and liabilities of the reporting unit and establishes the residual value of goodwill which is then compared to the carrying value. Any excess of carrying value of the goodwill over the "fair value" is considered impaired and written-off.

     In our determination of the impairment of goodwill, we base our estimates used in preparing the discounted cash flows on historical operations and a projection of future operations that includes various assumptions that we believe to be reasonable under the circumstances. The assumptions made by management require a high degree of judgment and are inherently imprecise as such assumptions relate to future facts. Actual results may differ from these estimates. Furthermore, under different economic conditions, management would likely make different assumptions which could result in a different fair value estimate.

  WARRANTIES

     Products sold are generally covered by a warranty for periods ranging from one to ten years. At the time of sale, we accrue a warranty reserve for estimated costs to provide parts or services to satisfy warranty obligations. Our estimate of costs to service warranty obligations is based on our own historical experience and our expectation of future conditions. To the extent we experience changes in warranty claim activity or costs associated with servicing these claims, our warranty accrual will be adjusted accordingly.

  INCOME TAXES

     We record a valuation allowance to reduce our deferred tax assets to the amount that we believe is more likely than not to be realized. We consider future taxable income and ongoing prudent and feasible tax planning strategies in assessing the need for the valuation allowance. Upon determination that we will not be able to realize all or part of our net deferred tax assets in the future, a corresponding charge to income is accounted for in the period such determination is made. Likewise, should we determine that we will be able to realize our deferred tax assets for an amount in the future in excess of our net recorded amount, an adjustment to decrease the valuation allowance is recorded which would increase net income in the period such determination is made. The evaluation of the need for a valuation allowance against the deferred tax asset requires significant judgment on the part of management, particularly as it relates to future sources of taxable income.

  ALLOWANCE FOR DOUBTFUL ACCOUNTS

     We estimate the net collectability of accounts receivable, considering both historical and anticipated trends of trade deductions and returns taken by our customers and the possibility of non-collection due to the financial position of our customers. We regularly monitor credit risk exposure of our customers and take steps to mitigate the risk of loss.

  PROVISION FOR OBSOLETE INVENTORY

     We try to manage our inventory level taking into account anticipated sales and current market trends. We set up adequate provisions when we believe that we will not be able to realize the value of our inventory.

CHANGE IN ACCOUNTING POLICIES

     During the year ended February 29, 2004, we adopted the following new accounting policy:

         FIN 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others

     In November 2002, the Financial Accounting Standard Board issued the above-named interpretation that requires the initial recognition and initial measurement of a liability at the inception of certain guarantees and additional disclosures for most guarantees. The interpretation requires that a guarantor disclose significant information about most types of guarantees that require payments contingent on specified future events, without regard to the probability that it will have to make any payments under the guarantees. Disclosures include the nature of the guarantee, how it arose, the events or circumstances that would trigger performance under the guarantee, the maximum potential future payments under the guarantee, the carrying amount of the related liability and information about recourse or collateral.

     The provisions related to recognizing a liability at inception of the guarantees for the fair value of the guarantor's obligations would not apply to product warranties or guarantees accounted for as derivatives. We adopted this standard on March 1, 2003 with no material impact on our consolidated financial statements.

RESULTS OF OPERATIONS

     The following table sets forth our results of operations for the periods indicated and the percentage of net sales represented by the respective financial line items.

                                                              PREDECESSOR
                             -----------------------------------------------------------------------------
                                                 FISCAL YEAR ENDED                          SIX MONTHS
                             ---------------------------------------------------------         ENDED
                               FEBRUARY 28,        FEBRUARY 28,        FEBRUARY 29,         AUGUST 31,
                                   2002                2003                2004                2003
                             -----------------   -----------------   -----------------   -----------------
                                                         (DOLLARS IN MILLIONS)
Net sales..................  $354.9     100.0%   $422.2     100.0%   $495.7     100.0%   $254.0     100.0%
Cost of goods sold.........   246.2      69.3%    287.8      68.2%    344.4      69.5%    175.4      69.1%
Selling, general and
 administrative expenses...    68.1      19.2%     76.7      18.2%     80.1      16.2%     37.1      14.6%
Depreciation and
 amortization..............    13.7       3.9%     12.6       3.0%     15.6       3.1%      7.4       2.9%
Interest expense...........     4.3       1.2%      4.0       0.9%      4.9       1.0%      2.4       0.9%
Impairment of goodwill.....      --        --        --        --       4.5       0.9%       --        --
                             ------     -----    ------     -----    ------     -----    ------     -----
Income before income
 taxes.....................    22.6       6.4%     41.1       9.7%     46.2       9.3%     31.7      12.5%
Income taxes...............     8.0       2.3%     15.7       3.7%     14.2       2.9%     10.3       4.1%
                             ------     -----    ------     -----    ------     -----    ------     -----
Income before cumulative
 effect of a change in
 accounting principles.....    14.6       4.1%     25.4       6.0%     32.0       6.4%     21.4       8.4%
Cumulative effect of a
 change in accounting
 principles related to
 impairment of goodwill....      --        --     (11.3)     (2.7)%      --        --        --        --
                             ------     -----    ------     -----    ------     -----    ------     -----
Net income.................  $ 14.6       4.1%   $ 14.1       3.3%   $ 32.0       6.4%   $ 21.4       8.4%
                             ======     =====    ======     =====    ======     =====    ======     =====

                                                    BEAUCELAND
                                PREDECESSOR         CORPORATION
                             -----------------   -----------------
                                PERIOD FROM         PERIOD FROM
                                MARCH 1 TO           JUNE 4 TO
                                  JUNE 3,           AUGUST 31,
                                   2004                2004
                             -----------------   -----------------
                                     (DOLLARS IN MILLIONS)
Net sales..................  $143.8     100.0%   $128.4     100.0%
Cost of goods sold.........    98.5      68.4%     88.0      68.5%
Selling, general and
 administrative expenses...    36.6      25.5%     17.4      13.5%
Depreciation and
 amortization..............     4.0       2.8%      3.8       3.0%
Interest expense...........     1.3       0.9%      6.3       4.9%
Impairment of goodwill.....      --        --        --        --
                             ------     -----    ------     -----
Income before income
 taxes.....................     3.4       2.4%     12.9      10.0%
Income taxes...............     1.6       1.1%      1.5       1.2%
                             ------     -----    ------     -----
Income before cumulative
 effect of a change in
 accounting principles.....     1.8       1.3%     11.4       8.9%
Cumulative effect of a
 change in accounting
 principles related to
 impairment of goodwill....      --        --        --        --
                             ------     -----    ------     -----
Net income.................  $  1.8       1.3%   $ 11.4       8.9%
                             ======     =====    ======     =====

  SIX MONTHS ENDED AUGUST 31, 2004 COMPARED TO SIX MONTHS ENDED AUGUST 31, 2003

     The interim financial statements for the six month period ended August 31, 2004 include the financial data of MAAX Inc. and all of its subsidiaries from March 1, 2004 through June 3, 2004 and those of Beauceland Corporation and all of its subsidiaries from June 4, 2004 through August 31, 2004. The consolidated financial statements for the periods after the June 4 acquisition are presented on a different cost basis than the periods prior to the acquisition, and therefore, the two periods are not comparable.

     Net Sales. Net sales increased from $254.0 million for the six months ended August 31, 2003 to $272.3 million for the six months ended August 31, 2004, an increase of $18.3 million, or 7.2%. This increase in overall net sales was due to an increase of 8.8% in the bathroom sector and 6.3% in the kitchen sector offset by a 2.4% decrease in the spas sector. The bathroom sector results were impacted by the loss of some of the U.S. gelcoat business in home improvement centers. The decrease in our spas sector was a result of last year's decision to withdraw such products from home improvement centers in the United States. Excluding the impact of fluctuations in the U.S. dollar in relation to the Canadian dollar and the loss of some of the U.S. gelcoat and spas business in home improvement centers, consolidated net sales were up 9.6% for the six months ended August 31, 2004 over the six months ended August 31, 2003.

     Bathroom. Net sales for the bathroom sector increased from $201.8 million for the six months ended August 31, 2003 to $219.6 million for the six months ended August 31, 2004, an increase of $17.8 million, or 8.8%. This increase was due to organic growth adjusted for currency of 9.4%, offset by the discontinued U.S. gelcoat business in U.S. Home Depot stores. The bathroom sector posted a profit margin of 10.1% for the six months ended August 31, 2004, down from 14.6% for the six months ended August 31, 2003 due to costs of $9.9 million related to the sale of MAAX Inc., offset in part by a positive change in the fair value of derivative financial instruments and foreign exchange gains.

     Kitchen. Net sales for the kitchen sector increased from $20.2 million for the six months ended August 31, 2003 to $21.5 million for the six months ended August 31, 2004, an increase of $1.3 million, or 6.3%. This increase was due to an increase in volume due to new customers. The kitchen sector posted a profit margin of 0.9% for the six months ended August 31, 2004, down from a profit margin of 20.9% for the same period in 2003. This decrease was due to a positive change in the fair value of derivative financial instruments in 2003, foreign exchange gains and an overall decrease in factory productivity.

     Spas. Net sales for the spas sector decreased from $32.0 million for the six months ended August 31, 2003 to $31.2 million for the six months ended August 31, 2004, a decrease of $0.8 million, or 2.4%. This decrease was due to last year's decision to withdraw our spa products from U.S. Home Depot stores. See "Risk Factors -- Because we depend on a core group of significant customers, our sales, cash flows from operations and results of operations may be negatively affected if our key customers reduce the amount of products they purchase from us." The spas sector posted a profit margin of 5.2% for the six months ended August 31, 2004, up from a profit margin of 1.3% for the six months ended August 31, 2003. The results for the six months ended August 31, 2003 were negatively impacted by the withdrawal of the spa products from the U.S. Home Depot stores.

     Cost of Goods Sold. Cost of goods sold increased from $175.4 million, or 69.1% of net sales for the six months ended August 31, 2003 to $186.5 million, or 68.5% of net sales, for the six months ended August 31, 2004, an overall increase of $11.1 million or 6.3%. This increase was due to volume growth. The results for the six months ended August 31, 2003 were negatively impacted by the withdrawal of the spa products from the U.S. Home Depot stores.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses increased from $37.1 million for the six months ended August 31, 2003 to $54.0 million for the same period in 2004, an increase of $16.9 million, or 45.6%. Selling, general and administrative expenses as a percentage of net sales increased from 14.6% for the six months ended August 31, 2003 to 19.9% for the same period in 2004. The August 31, 2004 results include costs of $9.9 million related to the transactions, exchange gains of $4.4 million and a $1.7 million gain on the change in fair value of derivative financial instruments compared to exchange gains of $0.1 million and a $9.6 million gain in the fair value of derivative financial instruments for the same period in 2003.

     Depreciation and Amortization. Depreciation and amortization increased from $7.4 million for the six months ended August 31, 2003 to $7.8 million for the six months ended August 31, 2004, an increase of $0.4 million, or 5.8%. Depreciation and amortization as a percentage of net sales remained stable at 2.9% for the six months ended August 31, 2003 and 2004.

     Interest Expense. Interest expense increased from $2.4 million for the six months ended August 31, 2003 to $7.7 million for the six months ended August 31, 2004, an increase of $5.3 million. This increase was due to the company's increased indebtedness following the consummation of the transactions on June 4, 2004.

     Income Before Income Taxes. Income before income taxes decreased from $31.7 million for the six months ended August 31, 2003 to $16.3 million for the six months ended August 31, 2004, a decrease of $15.4 million, or 49.0%. Income before income taxes as a percentage of net sales decreased from 12.5% for the six months ended August 31, 2003 to 6.0% for the six months ended August 31, 2004, principally due to the factors described above, including the transaction costs incurred in connection with the transactions.

     Income Taxes. Income taxes decreased from $10.3 million for the six months ended August 31, 2003 to $3.1 million for the same period in 2004 as a result of reduced profitability and our implementation of tax planning strategies which resulted in an overall lower tax rate for us.

     Net Income. Net income decreased from $21.4 million for the six months ended August 31, 2003 to $13.2 million for the same period in 2004, a decrease of $8.2 million. This decrease was a result of the items described above.

  FISCAL YEAR ENDED FEBRUARY 29, 2004 COMPARED TO FISCAL YEAR ENDED FEBRUARY 28, 2003

     Net Sales. Net sales increased from $422.2 million for the year ended February 28, 2003 to $495.7 million for the year ended February 29, 2004, an increase of $73.5 million, or 17.4%. This increase was due to inclusion of a full year of contribution by Aker and organic growth, positive impact of $15.5 million from currency fluctuation, offset in part by reduced sales from the withdrawal of our spa products from U.S. Home Depot stores and our exit from the less profitable mobile home business. On a geographical basis, U.S. net sales rose 17.7% to $347.0 million and accounted for 70.0% of consolidated sales for fiscal year 2004. Canadian sales increased by 13.1% to $131.5 million and accounted for 26.5% of total sales, supported by the 14.0% decline in the U.S. dollar, despite the negative impact of SARS, the war in Iraq and adverse weather conditions.

     Bathroom and Kitchen. Net sales for the bathroom and kitchen sector increased from $359.9 million for the year ended February 28, 2003 to $441.5 million for the year ended February 29, 2004, an increase of $81.6 million, or 22.7%. This increase was due to the inclusion of a full year of contribution by Aker and higher organic sales and the positive impact of currency fluctuations. The bathroom and kitchen sector posted a profit margin of 12.3%, up from 11.2% in fiscal year 2003.

     Spas. Net sales for the spas sector decreased from $62.3 million for the year ended February 28, 2003 to $54.2 million for the year ended February 29, 2004, a decrease of $8.1 million, or 13.0%. This decrease was due to the withdrawal of our spa products from U.S. Home Depot stores offset by the positive impact of currency fluctuations. The spas sector posted a loss margin of (15.3)%, down from a profit margin of 1.2% in fiscal year 2003.

     Cost of Goods Sold. Cost of goods sold increased from $287.8 million, or 68.2% of net sales for the year ended February 28, 2003 to $344.4 million, or 69.5% of net sales, for the year ended February 29, 2004, an increase of $56.6 million or 19.7%. This increase was due principally to costs associated with the December 2003 shutdown of our Langley, British Columbia facility, the withdrawal of our spa products from U.S. Home Depot stores, the retrofitting of our Marion and Valdosta plants to produce Aker products, as well as volume growth and the negative impact of currency fluctuations.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses increased from $76.7 million for the year ended February 28, 2003 to $80.1 million for the same period in 2004, an increase of $3.4 million, or 4.4%. Selling, general and administrative expenses as a percentage of net sales decreased from 18.2% for the year ended February 28, 2003 to 16.2% for the same period in 2004. We recorded expenses related to the December 2003 shutdown of our Langley, British Columbia facility and the withdrawal of our spa products from U.S. Home Depot stores. Selling, general and administrative expenses were impacted negatively by currency fluctuations and positively by the gain recorded on the mark to market of our foreign exchange forward contracts.

     Depreciation and Amortization. Depreciation and amortization increased from $12.6 million for the year ended February 28, 2003 to $15.6 million for the year ended February 29, 2004, an increase of $3.0 million, or 23.8%. This increase was primarily a result of Aker being included in our financial statements for a full year. Depreciation and amortization as a percentage of net sales increased from 3.0% for the year ended February 28, 2003 to 3.1% for the same period in 2004.

     Interest Expense. Interest expense increased from $4.0 million for the year ended February 28, 2003 to $4.9 million for the year ended February 29, 2004, an increase of $0.9 million, or 22.5%. These increases were the result of increased debt incurred to finance the Aker acquisition.

     Impairment of Goodwill. We incurred an impairment of goodwill charge related to our spa sector of $4.5 million for the year ended February 29, 2004 as determined in our annual test of goodwill impairment.

     Income Before Income Taxes. Income before income taxes increased from $41.1 million for the year ended February 28, 2003 to $46.2 million for the year ended February 29, 2004, an increase of $5.1 million, or 12.4%. Income before income taxes as a percentage of net sales decreased from 9.7% for the year ended February 28, 2003 to 9.3% for the same period in 2004, principally due to the factors described above.

     Income Taxes. Income taxes decreased from $15.7 million for the year ended February 28, 2003, to $14.2 million for the same period in 2004. This decrease was primarily due to the write-off of the deferred tax asset of our European subsidiary in fiscal year 2003 for which management had previously estimated that it was more likely than not that such amount would be realized.

     Income Before Cumulative Effect of a Change in Accounting
Principles. Income before cumulative effect of a change in accounting principles increased from $25.4 million for the year ended February 28, 2003, to $32.0 million for the same period in 2004. This increase was primarily due to the factors described above.

     Cumulative Effect of a Change in Accounting Principles Related to Impairment of Goodwill. We recorded a cumulative effect of a change in accounting principles related to the initial adoption of the accounting standard on the impairment of goodwill of $11.3 million for the year ended February 28, 2003. The change in accounting policy related to the write-off of the goodwill of our European subsidiary.

     Net Income. Net income increased from $14.1 million for the year ended February 28, 2003 to $32.0 million for the same period in 2004, an increase of $17.9 million. This increase was a result of the items described above.

  FISCAL YEAR ENDED FEBRUARY 28, 2003 COMPARED TO FISCAL YEAR ENDED FEBRUARY 28, 2002

     Net Sales. Net sales increased from $354.9 million for the year ended February 28, 2002 to $422.2 million for the year ended February 28, 2003, an increase of $67.3 million, or 19.0%. This increase was principally due to internal growth of approximately 12.0% and a $23.2 million contribution by Aker, the third largest U.S. manufacturer of gelcoat bathroom products, which we acquired in October 2002. In fiscal year 2003, Canadian currency remained at substantially the same level as fiscal year 2002.

     On a geographical basis, U.S. sales were driven by the contribution of Aker, as well as internal growth. U.S. sales rose 21.6% to $294.8 million and accounted for 69.8% of consolidated sales for fiscal year 2003, while Canadian sales grew by 14.6% to reach $116.3 million and accounted for 27.5% of total sales. We also benefited from a favorable trend in interest rates and the continuing growth in the home improvement and new construction industries.

     Bathroom and Kitchen. Net sales for the bathroom and kitchen sector increased from $304.1 million for the year ended February 28, 2002 to $359.9 million for the year ended February 28, 2003, an increase of $55.8 million, or 18.3%. The increase in the bathroom and kitchen sector was due principally to internal growth of approximately 11% and to the contribution by Aker. Additionally, we benefited from a favorable trend in interest rates and the continuing growth in the home improvement and new construction industries. The bathroom and kitchen sector posted a profit margin of 11.2%, up from 9.1% in fiscal year 2002.

     Spas. Net sales for the spas sector increased from $50.8 million for the year ended February 28, 2002 to $62.3 million for the year ended February 28, 2003, an increase of $11.5 million, or 22.6%. This increase was principally due to sales growth in the retail market. The spas sector posted a profit margin of 1.2%, up from a loss margin of (5.3)% in fiscal year 2002.

     Cost of Goods Sold. Cost of goods sold increased from $246.2 million for the year ended February 28, 2002 to $287.8 million for the year ended February 28, 2003, an increase of $41.6 million or 16.9%. This increase was due principally to volume growth. Cost of goods sold as a percentage of net sales decreased from 69.3% for the year ended February 28, 2002 to 68.2% for the year ended February 28, 2003. This decrease was due principally to leveraging our fixed costs basis.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses increased from $68.1 million for the year ended February 28, 2002 to $76.7 million for the same period in 2003, an increase of $8.6 million, or 12.6%. Selling, general and administrative expenses as a percentage of net sales decreased from 19.2% for the year ended February 28, 2002 to 18.2% for the same period in 2003. This decrease was primarily the result of leveraging our fixed costs basis.

     Depreciation and Amortization. Depreciation and amortization decreased from $13.7 million for the year ended February 28, 2002 to $12.6 million for the year ended February 28, 2003, a decrease of $1.1 million, or 8.0%. This decrease was primarily a result of goodwill not being depreciated in 2003. Depreciation and amortization as a percentage of net sales decreased from 3.9% for the year ended February 28, 2002 to 3.0% for the same period in 2003.

     Interest Expense. Interest expense decreased from $4.3 million for the year ended February 28, 2002 to $4.0 million for the year ended February 28, 2003, a decrease of $0.3 million, or 7.0%. This decrease was the result of more favorable interest rates.

     Income Before Income Taxes. Income before income taxes increased from $22.6 million for the year ended February 28, 2002 to $41.1 million for the year ended February 28, 2003, an increase of $18.5 million, or 81.9%. Income before income taxes as a percentage of net sales increased from 6.4% for the year ended February 28, 2002 to 9.7% for the same period in 2003, principally due to the factors described above.

     Income Taxes. Income taxes increased from $8.0 million for the year ended February 28, 2002, to $15.7 million for the same period in 2003. This increase was primarily due to the $1.9 million write-off of the future tax assets of our European subsidiary.

     Income Before Cumulative Effect of a Change in Accounting
Principles. Income before cumulative effect of a change in accounting principles increased from $14.6 million for the year ended February 28, 2002, to $25.4 million for the same period in 2003. This increase was primarily due to an impairment recorded for our bathroom operations in Europe in 2003.

     Cumulative Effect of a Change in Accounting Principles Related to Impairment of Goodwill. Cumulative effect of a change in accounting principles related to impairment of goodwill increased from $0 for the year ended February 28, 2002, to $11.3 million for the same period in 2003. This increase was primarily due to an impairment recorded for our bathroom operations in Europe in 2003 as a result of the initial application of Statement of Financial Accounting Standards No. 142 on the impairment of goodwill which the company determined as of March 1, 2002.

     Net Income. Net income decreased from $14.6 million for the year ended February 28, 2002 to net income of $14.1 million for the same period in 2003, a decrease of $0.5 million. This decrease was primarily due to the items described above.

LIQUIDITY AND CAPITAL RESOURCES

  GENERAL

     We require capital primarily to fund capital expenditures related to purchases of plant and equipment, provide working capital, meet debt service requirements and finance our strategic plans.

     Based on our current level of operations, we believe our cash flow from operations, available cash and available borrowings under our new senior secured credit facility will be adequate to meet our future operating liquidity needs for at least the next few years. However, our business may not generate sufficient cash flow from operations, currently anticipated cost savings and operating improvements may not be realized on schedule, and future borrowings may not be available to us in an amount sufficient to enable us to pay our indebtedness, including the notes, or to fund our other liquidity needs. See "Risk Factors -- Risks Related to Our Indebtedness -- We have substantial debt and have the ability to incur additional debt. The principal and interest payment obligations of such debt may restrict our future operations and impair our ability to meet our obligations under the notes."

     Our growth and acquisition strategy may require substantial capital, sufficient funding for such acquisitions may not be available under our existing revolving credit facility, and we may not be able to raise any necessary additional funds through bank financing or the issuance of debt securities on terms acceptable to us, if at all. See "Risk Factors -- Risks Related to Our Business -- We may not be able to identify attractive acquisition candidates, successfully integrate our acquired operations or realize the intended benefits of our acquisitions."

     We expect general and administrative expenses to increase in future periods as we continue to maintain the resources needed to establish internal controls in accordance with Section 404 of the Sarbanes-Oxley Act.

  CASH FLOWS

     Operating Activities. Cash flows from operating activities during the six months ended August 31, 2004 were $5.9 million compared with $26.7 million for the six months ended August 31, 2003. This decrease of $20.8 million was due to a seasonal build up of working capital to accommodate the higher sales volume achieved and the outlay of non-recurring transaction expenses in an amount of $10.4 million.

     Cash flows from operating activities during the year ended February 29, 2004 were $62.8 million compared with $38.4 million for the same period of 2003. This increase of $24.4 million was due to our increased profitability and a reduction in working capital through an increase of our inventory turnover.

     Cash flows from operating activities during the year ended February 28, 2003 were $38.4 million compared with $30.0 million for the same period of 2002. This increase of $8.4 million was due to our increased profitability.

     Investing Activities. Cash flows used in investing activities were $456.3 million for the six months ended August 31, 2004 compared with $6.6 million for the six months ended August 31, 2003, of which $453.4 million relates to the acquisition of MAAX Inc.

     Cash flows used in investing activities were $17.1 million in fiscal year 2004 compared with $69.1 million in fiscal year 2003. The decrease of $52.0 million was due to the fact that we completed our acquisition of Aker in fiscal year 2003. Excluding Aker, our capital expenditures increased from $11.1 million to $18.8 million from activities related to building improvements and the retrofitting of two of our manufacturing facilities to manufacture Aker products.

     Cash flows used in investing activities were $69.1 million in fiscal year 2003 compared with $12.8 million in fiscal year 2002. The increase of $56.3 million was due to the fact that we acquired Aker in fiscal year 2003.

     Financing Activities. Cash flows from financing activities for the six months ended August 31, 2004 were $448.2 million compared with a cash outflow of $8.5 million for the six months ended August 31, 2003. The increase was due mainly to the consummation of the transactions.

     Cash flows used for financing activities for the year ended February 29, 2004 were $43.8 million compared with a $33.2 million inflow for the same period of 2003. The decrease of $77.0 million was primarily due to repayment of long-term debt assumed in fiscal year 2003 in connection with the Aker acquisition.

     Cash flows from financing activities for the year ended February 28, 2003 were $33.2 million compared with a $16.4 million outflow for the same period of 2002. The increase of $49.6 million was primarily due to an increase of long term debt related to completion of the Aker acquisition in fiscal year 2003.

     Net Debt Position. Net debt, consisting of total debt less cash, amounted to $362.4 million as of August 31, 2004 compared to $369.1 million as of June 4, 2004, for a $6.7 million reduction since the consummation of the transactions on June 4, 2004. This decrease resulted from our use of cash flows from operating activities to repay debt.

  CAPITAL EXPENDITURES

     Capital expenditures were $4.2 million for the six months ended August 31, 2004 compared to $6.7 million for the six months ended August 31, 2003. The greater expenditures in 2003 were primarily attributable to the retrofitting of two of our manufacturing facilities to manufacture Aker products and the expansion of one of our plants in Western Canada.

     Capital expenditures increased $7.7 million from $11.1 million for the year ended February 28, 2003 to $18.8 million for the same period of 2004. The increase was primarily attributable to building improvements in fiscal year 2004 and the retrofitting of two of our manufacturing facilities to manufacture Aker products.

     Capital expenditures decreased $2.5 million from $13.6 million for the year ended February 28, 2002 to $11.1 million for the same period of 2003. Expenditures in 2003 were primarily attributable to the expansion of one of our facilities, purchase of new production equipment for such facility, rollout of our new management information system and our ongoing plant automation program.

     We expect to spend approximately $16 million in capital expenditures in fiscal year 2005 primarily in connection with the maintenance of our fixed assets, the implementation of SAP(R) management information system in the U.S. and continued investment in plant automation and consolidation.

  NEW SENIOR SECURED CREDIT FACILITY

     Concurrently with the closing of the offering, on June 4, 2004, and as a condition thereof, we entered into our new senior secured credit facility. Our new senior secured credit facility provides us with up to C$50 million in available revolving borrowings. We borrowed $12 million of such amount at the closing of the offering and utilized approximately $1.6 million of availability for the issuance of letters of credit to replace or "backstop" letters of credit and letters of guarantee which were outstanding prior to the consummation of the transactions. This borrowing of $12 million was fully repaid as of August 31, 2004. Our new senior secured credit facility contains financial covenants and maintenance tests, including a total leverage ratio test, an interest coverage ratio test, a fixed charge coverage ratio test and restrictive covenants, including restrictions on our ability to make capital expenditures. For a more complete description of our new senior secured credit facility, see "Description of New Senior Secured Credit Facility."

  FACTORING AGREEMENT

     We are party to a Factoring Agreement with two divisions of the National Bank of Canada that allows them, in their sole discretion, to discount accounts receivable of certain of our customers with credit ranging from C$1,000,000 to $8,000,000, depending upon the customer. The discount for each account receivable is equal to the sum of (1) the financing rate set forth in a financing letter executed in connection with each discount, multiplied by the amount of the account receivable, multiplied by the number of days that the account receivable remains outstanding, divided by 360 days (for $) or 365 days (for C$) and (2) all fees set forth in the applicable financing letter. These discounts generally range from 2.1% to 3.3%. These sales of accounts receivable amounted to $42,035,721 in 2002, $42,701,233 in 2003 and $47,941,637 in 2004.

  CONTRACTUAL OBLIGATIONS AND OTHER COMMITMENTS

     The following table summarizes our contractual obligations as of August 31, 2004 that require us to make future cash payments. Actual amounts may vary, depending on exchange rate fluctuations and other factors.

                                                    FISCAL YEAR ENDED
                         ------------------------------------------------------------------------
                         FEBRUARY 28,   FEBRUARY 28,   FEBRUARY 28,   FEBRUARY 29,   FEBRUARY 28,
CONTRACTUAL OBLIGATIONS      2005           2006           2007           2008           2009       THEREAFTER    TOTAL
-----------------------  ------------   ------------   ------------   ------------   ------------   ----------   --------
                                                              (DOLLARS IN THOUSANDS)
Long-Term Debt
  Obligations.........      $1,862         $7,380        $12,331        $17,278        $28,414       $297,247    $364,512
Capital Lease
  Obligations.........           2             --             --             --             --             --           2
Operating Lease
  Obligations.........       2,971          5,090          4,152          2,588          1,500          1,460      17,761

  RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

     The Financial Accounting Standards Board, or FASB, recently issued FASB Statement No. 132, Employers' Disclosure about Pensions and Other Postretirement Benefits. Statement 132 (revised) revises employers' disclosures about pension plans and other post-retirement benefit plans. It does not change the measurement or recognition of those plans. It requires additional disclosures about the assets, obligations, cash flows and net periodic benefit cost of defined benefit pension plans and other post-retirement benefit plans. The new annual disclosure requirements for all retirement plans of nonpublic entities and for foreign retirement plans of publicly traded entities apply to fiscal years ending after June 15, 2004.

     Other statements and interpretations recently issued by the FASB that are applicable to us have little or no immediate effect. These statements included No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity and FASB Interpretation No. 46, Consolidation of Variable Interest Entities.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

  CURRENCY EXCHANGE RISK

     We are subject to inherent risks attributable to operating in a global economy. Our practice is to utilize financial instruments to manage foreign currency exchange rate risks. We purchase financial instruments, primarily forward contracts, to reduce foreign exchange volatility. We purchased $42.0 million of forward contracts at a rate of approximately $1.54 per U.S. dollar in each of fiscal year 2004, 2005 and 2006, divided equally by month. We are currently 100% protected against volatility and our objective is to be approximately 60% to 80% protected against volatility in our projected net cash flows at the beginning of fiscal year 2005. We may modify our hedging activities in the future. We view derivative financial instruments as a risk management tool and do not use them for speculative trading purposes.

     We are exposed to credit loss in the event of non-performance by the other party to the derivative financial instruments. We limit this exposure by entering into agreements directly with a number of major financial institutions that meet our credit standards and that are expected to satisfy fully their obligations under the contracts.

     We estimate that with our currency risk management program, at August 31, 2004, every $0.01 depreciation (appreciation) in the U.S. dollar to Canadian dollar exchange rate results in approximately $0.7 million annual increase (decrease) in net earnings. For fiscal year 2004, we hedged substantially all of our U.S. dollar denominated net cash flows at $1.54 per U.S. dollar. For fiscal year 2005, we have currently hedged 100% of the projected U.S. dollar denominated net cash flows at $1.55 per U.S. dollar. We also intend to pursue operating strategies to create natural hedges to this foreign exchange exposure.

  INTEREST RATE RISK

     We are subject to interest rate risk in connection with our long-term debt. Our principal interest rate exposure relates to our new senior secured credit facility. We have outstanding a C$130 million term loan A facility and a $115 million term loan B facility, bearing interest at variable rates. Each quarter point change in interest rates would result in a C$0.5 million change in interest expense on our new term loans. We also have a new revolving loan facility which provides for borrowings of up to C$50 million which bear interest at variable rates. Our new senior secured credit facility requires that at least 50% of our total debt outstanding on June 4, 2004 be either fixed rate debt or subject to interest rate protection agreements, in each case for a period of not less than three years. We have capped our exposure to variable interest rates with an interest rate agreement that provides a maximum floating LIBOR rate of 6% on a notional amount of $40 million through June 2007. These amounts are in addition to the notes with a fixed interest rate. In addition, in the future, we may enter into interest rate swaps or other derivative financial instruments to reduce interest rate volatility.

  COMMODITY PRICE RISK

     We require a regular supply of resin, polyester, fiberglass, acrylic, thermoplastic, aluminum, steel, tempered glass, wood and particleboard, oil, pumps, accessories and packaging materials. We purchase resin and polyester from various suppliers in both Canada and the U.S. Some resins are used to manufacture thermoplastic sheets. Fiberglass is purchased from a single supplier, but other suppliers are available. Two U.S. manufacturers supply us with acrylic sheets. There are multiple suppliers of pumps, which are manufactured in the U.S. and distributed by Canadian suppliers. Aluminum, steel and tempered glass are purchased from Canadian, U.S. and Asian suppliers. Wood is purchased primarily from local suppliers. Packaging materials are supplied locally.

     We have never encountered difficulties obtaining raw materials in the past and do not expect to experience difficulties in the foreseeable future. Our current suppliers have the capacity to serve all of our divisions and subsidiaries in the U.S. and Canada. Negotiations with suppliers for all of our divisions and subsidiaries are effected through our principal executive office to ensure economies of scale. Suppliers are selected according to our strict qualification standards.

     The prices of raw materials are subject to fluctuations in the prices of the underlying commodities. Those commodities may undergo major price fluctuations and there is no certainty that we will be able to increase our selling prices proportionately, if necessary. In recent years, we have reacted to increases in raw material prices by seeking to identify supply alternatives in other geographical regions, substitute raw materials or impose a corresponding increase of our prices.

                                    BUSINESS

     The following should be read in conjunction with our consolidated financial statements and the related notes contained elsewhere in this prospectus. This prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results may differ significantly from the results discussed in the forward-looking statements.

GENERAL

     We are a leading North American manufacturer and distributor of bathroom fixtures, with the number one market share in Canada and the number three market share in the U.S. within the bathtub and shower fixtures market. We sell a broad range of bathroom fixture products, including acrylic, gelcoat and thermoplastic bathtubs, showers, whirlpools and bathtub/shower surrounds, as well as shower doors and medicine cabinets. By leveraging our relationships with our bathroom customers, we have also emerged as a leading manufacturer of spas in North America and have a growing presence in the semi-custom kitchen cabinetry market. Founded in 1970, we focus on marketing stylish, innovative products at mid- to high-end retail price points primarily under the MAAX(R) brand name. Through our extensive manufacturing footprint and unique multi-channel distribution strategy, we estimate that we currently serve over 3,500 customers.

     We compete in the largest and fastest growing major segment of the bathroom fixtures industry. We focus almost exclusively on the residential housing market, in which approximately 65% of total U.S. bathroom fixture sales in 2003 were generated in the more stable and more profitable remodeling segment as opposed to new home construction. Bathroom remodeling, our particular focus, is one of the most common residential remodeling projects. We target our bathroom products primarily at the bathtub and shower fixtures market, which is expected to grow in the U.S. at a CAGR of 3.4% from 2003 to 2013, as compared to 2.5% for all other bathroom fixture products. Our bathtubs and showers are manufactured primarily from acrylic and gelcoat, which are the most common and fastest growing bathroom fixture materials due to their durability, appearance, value and relative ease of installation. U.S. sales of acrylic and gelcoat bathtubs grew at a CAGR of 4.5% and 6.1%, respectively, from 1993 to 2003, and are expected to grow at a CAGR of 3.1% and 3.0%, respectively, from 2003 to 2013, as compared to a CAGR of 2.5% for bathtubs manufactured from all other materials from 2003 to 2013. We also focus on the fast growing kitchen remodeling segment. Sales in the U.S. of semi-custom kitchen cabinets, the niche in which we compete, grew at a CAGR of 6.5% from 1996 to 2001.

     We sell our products through a diverse set of distribution channels across the U.S. and Canada, including wholesalers, showrooms, specialty retailers and home centers. In fiscal year 2004, approximately 50% of our net sales were to wholesalers and showrooms, approximately 15% were to specialty retailers and approximately 35% were to home centers. In each of our distribution channels we sell a distinct set of sub-brands differentiated by styles, features and price points. Our multi-channel distribution network, complemented by our disciplined channel-specific product offering, allows us to operate under a unique go-to-market strategy. We believe this strategy has enabled us to maximize our profits as well as those of our customers, which in turn has further strengthened our customer relationships.

     We currently operate 23 strategically located manufacturing facilities, including 13 in the U.S., nine in Canada and one in the Netherlands. This makes us one of only two manufacturers of acrylic and gelcoat bathroom products with a footprint that extends across North America. We believe that our extensive North American footprint gives us a significant advantage vis-a-vis our other competitors by enabling us to service both national and regional customers while reducing delivery times, lowering inventory investment, decreasing shipping costs and enhancing customer service.

     Over the past six years, we have experienced significant growth, both internally and through acquisitions. From 1998 to 2004, our net revenue increased at a CAGR of 24%, supported by organic revenue growth averaging 11% over the same period. Since 1993, we have completed 15
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

acquisitions. Our largest acquisition was Aker which we acquired in October 2002 for $80.4 million. At the time of the acquisition, Aker was reportedly the third largest manufacturer of gelcoat bathroom products in the U.S., focused exclusively on the wholesaler and showroom channels. This acquisition enhanced our growing market position in the U.S. by allowing us to solidify our relationships in the higher margin wholesaler and showroom channels and expand our U.S. manufacturing and distribution capabilities.

     The following table provides a brief overview of our primary products, distribution channels and brands.

           FISCAL 2004
PRODUCT     NET SALES
CATEGORY   (% OF TOTAL)   DISTRIBUTION CHANNELS                KEY BRANDS BY CHANNEL
--------   ------------   ---------------------   -----------------------------------------------
Bathroom   $401 million   Wholesalers             MAAX Aker(R), MAAX Villa(R)
              (81%)
                          Showrooms               MAAX Collection(TM), MAAX Genna(R), MAAX
                                                  Pearl(R), MAAX(R) Tub & Shower Doors, MAAX(R)
                                                  Medicine Cabinets
                          Home Centers            Advanta by MAAX(R), Keystone by MAAX(R),
                                                  Premium by MAAX(R)
                          Europe                  Saninova(R) by MAAX
-------------------------------------------------------------------------------------------------
Kitchen    $41 million    Kitchen Dealers         MAAX Collection(TM)
Cabinetry      (8%)
                          Home Centers            Cuisine Expert(R) by MAAX, Express Kitchen(R)
-------------------------------------------------------------------------------------------------
Spas       $54 million    Specialty Retailers     Coleman Spas(R) by MAAX, Elite Spas(R) by MAAX
              (11%)
                          Home Centers            Savannah Spas, Nahanni(TM) Spas
-------------------------------------------------------------------------------------------------

INDUSTRY OVERVIEW

  BATHROOM FIXTURES INDUSTRY

     The U.S. bathroom fixtures industry, which is comprised of bathtubs, showers, whirlpools, sinks, toilets and other fixtures, grew at a CAGR of 2.6% from 1998 to 2003. The bathtub and shower segment (bathtubs, showers, whirlpools and bathtub/shower surrounds) of the bathroom fixtures market, the segment in which we primarily compete, is the largest and fastest growing major segment of the market. In 2003, this segment generated approximately $1.6 billion of sales, or 40% of total bathroom fixture sales, in the U.S. The U.S. bathtub and shower fixtures market grew at a 4.9% CAGR from 1993 to 2003 and is expected to grow at a 3.4% CAGR from 2003 to 2013, as compared to 2.5% for all other bathroom fixture products for the 2003 through 2013 period. Within the U.S. bathtub market, the fastest growing segments by material have been acrylic and gelcoat, the product categories in which we compete. Acrylic and gelcoat bathtubs grew at a 4.5% and 6.1% CAGR, respectively, from 1993 to 2003, and are expected to grow at a CAGR of 3.1% and 3.0%, respectively, from 2003 to 2013, as compared to a CAGR of 2.5% for bathtubs manufactured from all other materials from 2003 to 2013. We estimate that the Canadian bathroom fixtures industry is approximately 10% of the size of the U.S. industry and has experienced similar trends.

  KITCHEN CABINETRY INDUSTRY

     The U.S. kitchen cabinetry industry grew at a CAGR of 6.1% from $6.5 billion of sales in 1996 to $8.7 billion in 2001. The U.S. kitchen cabinetry industry is expected to experience similar attractive growth in the future fueled by an increasing demand for larger remodeled kitchens, with an estimated CAGR of 6.5% from $8.7 billion of sales in 2001 to $11.9 billion in 2006. U.S. sales of semi-custom kitchen cabinetry, the market in which we primarily compete, grew at a CAGR of 6.5%

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

from $1.4 billion of sales in 1996 to $1.9 billion in 2001. The semi-custom cabinet market is expected to grow at a CAGR of 6.7% from 2001 to 2006.

  SPA INDUSTRY

     According to our estimates, the combined U.S. and Canadian spa industry had approximately $730 million of sales in 2002, up from $675 million in 1998, representing a CAGR of approximately 2.0%. In 2003, the industry experienced a 14.3% decline in sales due in part to the U.S. involvement in the war with Iraq, a decrease in consumer discretionary spending and poor weather conditions. We expect consumer trends and demographics to drive future growth in the spa industry of 3-5% annually.

  GENERAL INDUSTRY DRIVERS

     The broad drivers of demand for the bathroom fixture and kitchen cabinetry industries in the U.S. and Canada include consumer confidence, availability of credit, housing sales, new housing starts and general economic cycles. Historically, demand for remodeling products has typically been less sensitive to these factors than new home construction. Demand for bathroom and kitchen remodeling and new construction projects is driven by a number of favorable trends, including (1) the increasing size of new U.S. homes from an average of 1,785 square feet in 1985 to an average of 2,330 square feet in 2003, and the trend towards a greater number of bathrooms per home and increased kitchen size;
(2) the aging of the domestic housing stock, with the median home age in the U.S. increasing from 23 years in 1985 to 32 years in 2002; and (3) the overall growth in disposable income among the aging baby boomer population that favors "cocooning" at home, which is a trend that also drives spending on home renovations and demand for new spa purchases.

OUR COMPETITIVE STRENGTHS

     We believe that our competitive strengths include the following:

  LEADING MARKET POSITIONS

     We estimate that we are the number one manufacturer and distributor of bathtubs and showers in Canada and the third largest in the U.S. In the combined U.S. and Canadian bathtub and shower fixtures market, we estimate that our market share for our core product categories (bathtubs, whirlpools, showers and bathtub/shower surrounds) was approximately 15% in fiscal year 2004. Based on our estimates, this would make us the second largest player in our product categories in a generally fragmented industry. In Canada, we estimate having a current market share of approximately 40% in our core product categories. We are also a leading North American spa producer.

     We believe that we face limited exposure to imports due to the high shipping costs associated with the bulky dimensions of our products, the short lead times demanded by our customers, the semi-custom nature of our products and the relatively low domestic labor content associated with their production. Furthermore, as a result of environmental legislation, new permits to produce gelcoat and acrylic products have become increasingly difficult to obtain, thus benefiting established gelcoat and acrylic bathtub manufacturers such as our company.

  POSITIONED IN THE MOST ATTRACTIVE MARKET SEGMENTS

     We focus almost exclusively on the residential housing market, in which approximately 65% of total U.S. bathroom fixture sales in 2003 were generated. Historically, approximately 65% of industry-wide sales have been generated from the remodeling market, which has generally been the most stable segment of the residential housing market. In this respect, we believe that our net sales are generally consistent with those of the industry and, as a result, we believe our sales are more resistant to economic swings and cycles than sales associated with new home construction. Our
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

products are primarily in the bathtub and shower fixtures category, which is expected to grow in the U.S. at a CAGR of 3.4% from 2003 to 2013, as compared to 2.5% for all other bathroom fixture products. Specifically, our products compete in the acrylic and gelcoat bathtub and shower fixtures segments. Acrylic and gelcoat bathtub sales are expected to grow at a CAGR of 3.1% and 3.0%, respectively, from 2003 to 2013, as compared to a CAGR of 2.5% for all other bathtub materials over the same period.

  NORTH AMERICAN MANUFACTURING FOOTPRINT AND STRONG FOCUS ON LOGISTICS

     With 22 manufacturing facilities strategically located in the U.S. and Canada, we are one of only two manufacturers capable of producing both acrylic and gelcoat bathroom fixture products across North America. Given the fragmented nature of the bathroom fixtures industry, our broad footprint allows us the opportunity to compete and gain share from regional players by leveraging our scale and established relationships with our larger customer accounts in the U.S. and Canada. With such a broad footprint, we are also able to optimize our logistics. Because of the bulky nature of our products, transportation costs (approximately 7% of our gross sales in fiscal year 2004) and delivery times are important factors that affect profitability, pricing and customer service. As a result, we operate under a "circle of profitability" philosophy, whereby the parameters for distribution are determined by the distance and resulting freight costs involved, as well as the dimensions of the particular product being shipped. We believe our emphasis on logistics, our just-in-time manufacturing strategy and our footprint across North America enable us to lower shipping costs, reduce required inventory investment and increase the quality and consistency of our service. Our recent success in reducing our overall delivery time to an estimated average of five business days for bathroom fixture sales exemplifies our commitment to efficiency and customer service.

  BROAD, INNOVATIVE PRODUCT OFFERING

     We manufacture and distribute a broad range of bathroom fixtures, kitchen cabinetry and spas, including the widest offering of bathtubs, whirlpools and showers in the industry. We believe we have differentiated ourselves from our competitors by introducing products with attractive and distinctive features, including a strong focus on quality, comfort and ergonomic design. This emphasis is reflected in such products as the Moonlight(R) bathtub, the Stamina(R) shower, Signature Kitchen Cabinets by Jean-Claude Poitras(TM), Opulence(TM) shower doors and medicine cabinets, and MAAXIM Series(TM) spas with powerful jets. In addition, our ability to consistently develop new, innovative products has enabled us to both strengthen our product line in existing categories and enter new business segments. Examples of unique product innovations include the only True Whirlpool(R) bathtub, the Galvalume(R) Steel sub structure, and an Integrated Energizing System for our high-end shower line. To ensure that these new products meet customer needs and internal profitability thresholds under our new product development initiative, teams of product managers, designers, engineers, sales managers and communication specialists track a project from idea to market. In addition, our research and development department runs one of the few laboratories in North America that is UL(R) compliant, which allows for in-house testing under UL(R) and thus enables product introductions within a shorter timeframe than many of our competitors can achieve.

  MULTI-CHANNEL DISTRIBUTION NETWORK COMPLEMENTED BY A CHANNEL-SPECIFIC PRODUCT OFFERING

     Our broad distribution network of over 3,500 customers encompasses wholesalers, showrooms and specialty retailers (approximately 65% of net sales in fiscal year 2004) and home centers (approximately 35% of net sales in fiscal year 2004). Sales to our extensive wholesaler, showroom and specialty retailer distribution network, including companies such as Ferguson (Wolseley) and EMCO, are driven by our diverse, high quality product offerings and our commitment to customer service. Our home center channel, which includes such customers as Home Depot and Menards, thrives on a broad product offering that features style, affordability and ease of installation. Each of our distribution channels is targeted with distinct sub-brands and high quality, value-added products

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

at appropriate price points. By offering a differentiated set of products in each distribution channel, we enable our customers to enjoy higher margins since their customers cannot readily compare products across channels. This has helped us build strong customer loyalty. As testament to this strategy, our relationships with each of our top 10 customers average a decade or more, with some, including our relationship with Home Depot, extending more than 15 years.

  DEMONSTRATED GROWTH AND CASH FLOW GENERATION

     We have demonstrated consistently strong growth in revenue, cash flow and earnings. Historically, net sales have grown at a CAGR of 24% over the past six fiscal years. With generally low working capital requirements, we expect to continue generating considerable cash flow that can be used to service debt. In addition, we invested over $110 million in our three business lines in the form of capital expenditures from 1998 to 2004. As a result, we have increasingly benefited from operating leverage and expect to continue to do so as we grow organically in the future.

  EXPERIENCED AND COMMITTED MANAGEMENT TEAM

     We have built a strong, results-oriented and talented senior management team. Our management is led by Andre Heroux, President and Chief Executive Officer of MAAX. Mr. Heroux joined MAAX Inc. in 1999 as Vice President, Operations and was promoted to Chief Operating Officer later that year. He became our President and Chief Executive Officer in 2001. Our management team is comprised of senior managers with many years of experience building the business, augmented by highly qualified personnel who have been recruited selectively in recent years to strengthen the team. Management has a strong track record of execution, including transforming MAAX into a market-driven organization that is focused on developing new opportunities for increased cash flow generation and growth. Furthermore, our management owns approximately 7% of MAAX Holdings' equity interests, including fully vested rollover options, with the opportunity to significantly increase this ownership stake through MAAX Holdings' stock option plan.

OUR STRATEGY

  INCREASE MARKET SHARE AND IMPROVE PRODUCT MIX

     We seek to increase our market share across all of our geographic markets. With an estimated current market share of approximately 40% in our core product categories in Canada, we intend to continue as the market leader by leveraging our brand and scale. In North America, we intend to grow share by (1) leveraging our experience and deep relationships in the Canadian market, (2) utilizing our recently expanded wholesale and showroom distribution platform, our extensive manufacturing footprint and our national sales capabilities in the U.S. and Canada to increase sales of our higher end products, and (3) continuing to enhance our customer service capabilities by using our large fleet of trucks and our just-in-time manufacturing strategy to improve delivery times and overall customer satisfaction. In addition, we seek to improve our product mix by continuing to develop innovative, value-added and high margin products for our customers. Finally, we plan to complete in the next six months our "One-Stop-Shop" approach in Canada, which will enable customers to order a full bathroom product line from one distribution center location with a single purchase order, delivery and invoice. In the U.S., we are gradually implementing the same "One-Stop-Shop" approach is gradually being implemented and we expect it to be completed in 2006. This unique One-Stop-Shop approach is expected to provide our customers with cost savings and improved efficiency, and increase our market share.

  CONTINUE TO PURSUE OPERATIONAL EFFICIENCIES AND MAINTAIN LOW COST BASE

     We intend to continue to pursue operational efficiencies by leveraging the enhanced scale provided by our past acquisitions, which has already led to improved purchasing terms, greater sourcing of less expensive foreign raw materials and increased use of automation and robotics for

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

certain manufacturing facilities. Under our Quality Control Program, we have implemented a structure to standardize the procedures for each of our product lines in accordance with the standards established for each of our distribution networks. By increasing uniformity and adherence to best practices at each production facility, we have already achieved an improvement in our gross margins and intend to realize further improvement. Helping to guide these efforts is Arthur Byrne, our non-executive Chairman of the Board and an Operating Partner of J.W. Childs Associates, L.P., who is a renowned expert in lean manufacturing.

  LEVERAGE MAAX BRAND

     We have adopted a master branding strategy based on the MAAX(R) name and its reputation for high quality, innovation and style. We have focused on creating a recognizable "brand name" that serves as an umbrella for a variety of sub-brands within each of our product lines and each distribution network that caters to specific consumer preferences. As part of this initiative, certain brands have been eliminated and our overall product offering has been streamlined to better target and penetrate our core market segments. We aim to further leverage the strength of the MAAX(R) brand to sell our products in new markets and facilitate new product introductions.

  GROW PROFITABLY THROUGH SELECTIVE ACQUISITIONS

     Given the fragmented nature of the markets in which we operate, as well as our proven track record of integrating businesses, we may continue to supplement our internal growth with selective strategic acquisitions. An area of focus may be expansion of our bathroom product line into certain geographic regions in the U.S., enabling us to pursue further opportunities to build scale.

  BATHROOM PRODUCTS

     Our bathroom products include bathtubs, showers, whirlpools and bathtub/shower surrounds as well as bathtub and shower doors and bathroom furniture, including medicine cabinets and mirrors. These bathroom fixture products are positioned primarily towards the mid- to high-end of the market. Our bathtubs and showers are available with air jets, whirlpool massage systems and/or steam systems. Other available features include the patented Thermo-Acoustic system, which reduces noise and vibration normally associated with bathing massage systems, and the Audiomax(R) music system. We are also one of the few manufacturers to offer an optional "pre-plumb" shower system, marketed under the name MAAX IES(R).

     Our bathtub, shower and whirlpool product lines are manufactured using acrylic, gelcoat or thermoplastic products. Our whirlpool massage systems are factory assembled with most parts supplied by third parties. Our bathtub and shower doors are manufactured using tempered glass and aluminum, which are increasingly being imported from sources in China. Our medicine cabinets are made from steel, aluminum, mirrors and glass and our bathroom furniture is manufactured using the same raw materials as our kitchen cabinetry products, as described below. As part of our recent streamlining initiative towards a single MAAX-focused branding strategy, all of our bathroom fixture products are sold under the MAAX(R) brand name, with sub-brands supporting the particular products sold to customers within each distribution network. See "-- Sales, Marketing and Distribution" for a full list of bathroom fixture brand names.

  KITCHEN CABINETRY

     Our cabinetry products are primarily "semi-custom" and produced on a "made-to-order," "just-in-time" basis using wood and particleboard. Significant price differentiation is evidenced by the price of "stock" cabinets, which can cost as little as one-third of the cost of "semi-custom" products. "Semi-custom" products have a broader selection of door and drawer styles, sizes, finishes and accessories than "stock" cabinets, while fully "customized" cabinetry is made to customer specifications. Cabinets are also divided into face frame and frameless categories across all levels of

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customization. Face frame cabinets, which are more common in the U.S. market, have door hinges attached to a rectangular frame in front of the cabinet box. On frameless cabinets, the focus of our business, the door hinges are mounted inside the cabinet box. Frameless cabinets, which are generally considered to be more European in style, are popular in Canada and primarily serve a niche, high-end market in the U.S. Frameless cabinets have shorter lead times for production than face frame cabinets.

     Our cabinet products are marketed under three brand names: MAAX Collection(TM), Cuisine Expert(R) by MAAX and Express Kitchen(R). The MAAX Collection(TM) products are mid- to high-end "semi-custom" kitchen cabinets and bathroom vanities. The Cuisine Expert(R) by MAAX line consists of mid- to high-end "semi-custom" kitchen cabinets and Express Kitchen(R) provides our "stock" cabinet offering.

  SPAS

     Our spa products category encompasses all operations related to the manufacture of spas and uses the same basic raw materials as our bathroom fixture products. Our spa products are marketed under the names Coleman Spas(R) by MAAX, Elite Spas(R) by MAAX, Nahanni(TM) Spas and Savannah Spas(R). The Coleman Spas(R) by MAAX line consists of mid- to high-end products produced by us under a license from The Coleman Company Inc. for the use of the trademark Coleman(R) and certain other trademarks. The Elite Spas(R) by MAAX sub-brand produces low- to high-priced spas, the Nahanni(TM) Spas sub-brand produces low- to mid-priced spas and the Savannah Spas(R) sub-brand produces low-priced spas.

                         NET SALES PRODUCT CATEGORY(1)

                                         2002                         2003                         2004
PRODUCT                       --------------------------   --------------------------   --------------------------
CATEGORY                       U.S.    CANADA   OVERSEAS    U.S.    CANADA   OVERSEAS    U.S.    CANADA   OVERSEAS
--------                      ------   ------   --------   ------   ------   --------   ------   ------   --------
                                                             (DOLLARS IN MILLIONS)
Bathroom Products...........  $185.6   $75.9     $10.6     $222.2   $92.5     $10.7     $278.5   $105.9    $16.3
Kitchen Cabinetry...........    21.5    10.4       0.1       24.1    10.4        --       28.5    12.3        --
Spas........................    35.4    15.1       0.3       48.6    13.3       0.4       39.9    13.3       1.0
                              ------   ------    -----     ------   ------    -----     ------   ------    -----
  Total.....................  $242.5   $101.4    $11.0     $294.9   $116.2    $11.1     $346.9   $131.5    $17.3
                              ======   ======    =====     ======   ======    =====     ======   ======    =====

---------------

(1) Net sales by product category and geographic regions set forth above are based on management's calculations derived from our audited financial statements.

MANUFACTURING

     Our manufacturing strategy is based on parameters for distribution, which are determined by the shipping distance, freight costs and the product being shipped. We operate 13 plants in the U.S., nine plants in Canada and one plant in the Netherlands. The Aker acquisition provided us with additional flexibility to reallocate production according to demand, thereby enabling us to improve reaction and delivery times, while reducing freight costs. Further, to satisfy demand for value-added products from Aker's wholesale distribution network, we converted two of our existing manufacturing facilities to produce Aker products under the MAAX Aker(R) name.

     We have also adopted other manufacturing strategies, including increased plant automation and robotics, cost-effective foreign sourcing of certain raw materials and a quality control program designed to ensure product and process standardization for each of our product lines and all distribution networks. In addition, we have implemented in Canada and are in the process of implementing in the U.S. a management network utilizing the SAP(R) management information system for our bathroom fixture products. By increasing uniformity and adherence to our set standards at

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

each production facility, we believe we will increasingly be able to produce uniform products from the various plants and continue to realize improved gross margins per plant.

     Critical to the manufacture of high quality products is the collaboration of our research and development team with external suppliers to develop raw materials with characteristics yielding products meeting the highest standards of resistance, durability and finish. Raw materials required to manufacture our products include resin, polyester, fiberglass, acrylic, thermoplastic, aluminum, steel, tempered glass, wood and particleboard, oil, pumps, accessories and packaging materials. We purchase resin and polyester from various suppliers in both Canada and the U.S. Some resins are used to manufacture thermoplastic sheets. Fiberglass is purchased from a single supplier, but other suppliers are available. Two U.S. manufacturers supply us with acrylic sheets. There are multiple suppliers of pumps, which are manufactured in the U.S. and distributed by Canadian suppliers. Aluminum, steel and tempered glass are purchased from Canadian, U.S. and Asian suppliers. Wood is purchased primarily from local suppliers. Packaging materials are supplied locally.

SALES, MARKETING AND DISTRIBUTION

     The marketing and sales teams within each of our three business categories focus on specified distribution networks and MAAX sub-brands.

     Our bathroom fixture products are distributed to customers through three distribution networks -- wholesalers, showrooms and home centers. The customers in these three distribution networks tend to demand a different yet overlapping selection of our products, which are marketed under eleven different MAAX(R) sub-brands to target the particular customer segment.

                          PRODUCT AND CUSTOMER SUMMARY

                                               DISTRIBUTION CHANNELS/
MAAX SUB-BRAND               PRODUCTS                CUSTOMERS               POSITIONING
--------------         ---------------------   ----------------------   ---------------------
MAAX COLLECTION(TM)    Bathtubs, showers,      Wholesalers with         High-end bathroom
                       whirlpool and shower    showrooms and            solutions for
                       systems                 independent showrooms    professional
                                                                        remodeling
MAAX PEARL(R)          Whirlpool bathtubs      Wholesalers with         Wellness bathware for
                       and shower systems      showrooms and            active people
                                               independent showrooms
MAAX GENNA(R)          Whirlpool bathtubs      Wholesalers with         Mid-range affordable
                       and shower systems      showrooms and            acrylic products for
                                               independent showrooms    younger home owners
                                               (in Eastern Canada
                                               only)
MAAX AKER(R)           Bathtubs, showers,      Wholesalers,             Premium builder line
                       tub showers,            contractors, building    for new home
                       whirlpool tubs, air     contractors              construction
                       pools (acrylic and
                       gelcoat)
MAAX VILLA(R)          Bathtubs, showers,      Wholesalers,             Competitive builder
                       tub showers,            contractors, building    line for new home
                       whirlpool tubs          contractors              construction
                       (acrylic and gelcoat)
MAAX(R) TUB & SHOWER   Tub doors, shower       Wholesalers with         Mid- to high-end
  DOORS                doors, shower shields   showrooms and
                                               independent showrooms,
                                               glass shops

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

                                               DISTRIBUTION CHANNELS/
MAAX SUB-BRAND               PRODUCTS                CUSTOMERS               POSITIONING
--------------         ---------------------   ----------------------   ---------------------
MAAX(R) MEDICINE       Medicine cabinets,      Wholesalers with         Mid- to high-end
  CABINETS             mirrors, lights         showrooms and
                                               independent showrooms
PREMIUM BY MAAX(R)     Bathtubs, showers,      Home Depot               Do It Yourself
                       whirlpools, tub                                  Renovation
                       surrounds, shower
                       kits, laundry tubs
ADVANTA BY MAAX(R)     Bathtubs, showers,      Home centers other       Do It Yourself
                       whirlpools, tub         than Home Depot          Renovation
                       surrounds, shower
                       kits, laundry tubs
KEYSTONE BY MAAX(R)    Shower doors and        Home Depot and           Do It Yourself
                       medicine cabinets       builders                 Renovation
                                               (approximately 10% of
                                               Keystone sales)
SANINOVA(R) BY MAAX    Whirlpools, steam       Home centers, OEMs (in   Do It Yourself
                       cabins, shower bases    Europe only)             Renovation

     We are currently focused on the implementation of a "One-Stop-Shop" supply chain approach for bathroom fixture customers in each of our distribution channels. This entails implementing a logistics and inventory management system that will provide customers with the ability to order multiple products from one distribution center location with a single purchase order. Our sales force is being realigned with a national orientation in the U.S. and Canada and is being trained to offer our complete product offering.

     An ongoing initiative is to augment Aker's gelcoat products with our acrylic lines to create a MAAX Aker(R) wholesale brand in the U.S. for distribution through Aker's wholesale and showroom network. Aker's top tier wholesale network is being utilized to sell our higher margin product categories, such as Collection(TM) bathtub units, Pearl(R) whirlpools, MAAX(R) shower doors and MAAX(R) medicine cabinets and provides us with a cross-selling opportunity.

     To enhance our market coverage and leverage our brand equity, we market our cabinet products under three brand names: MAAX Collection(TM), Cuisine Expert(R) by MAAX and Express Kitchen(R). The MAAX Collection(TM) products are sold to kitchen dealers. The Cuisine Expert(R) by MAAX line is sold to Home Depot in Canada and Express Kitchen(R) is sold to other home centers in Canada. We estimate that 70% of our sales are to specialty kitchen cabinet distributors and kitchen dealers and the balance of our kitchen cabinetry products are sold to home centers, including Home Depot in Canada and Reno Depot, and to building contractors for large commercial projects.

     Our spa products are marketed under our Coleman Spas(R) by MAAX, Elite Spas(R) by MAAX, Nahanni (TM) Spas and Savannah Spas(R) brand names and primarily distributed through a network of spa and pool retailers and home improvement centers. Coleman Spas(R) by MAAX are sold through backyard, pool and spa specialty retailers in the U.S., Canada and Europe. The Elite Spas(R) by MAAX sub-brand is distributed to backyard, pool and spa specialty stores and showrooms throughout North America. Primary customers of this brand are Spa Depot in the U.S. and Club Piscine and Pioneer Pools in Canada. Nahanni (TM) Spas are sold through Home Depot in Canada and are targeted toward first-time and price conscious spa purchasers.

     Our spas business, and to a lesser extent, our other businesses experience seasonal business swings, which correspond to the North American seasons. Unusually prolonged periods of cold, rain, blizzards, hurricanes or other severe weather patterns could delay or halt renovation and construction activity. Generally, sales in each of the first three quarters of our fiscal year generate a significantly greater percentage of our total annual sales as compared to the fourth quarter of our fiscal year. This seasonality requires that we manage our cash flows over the course of the year.

     Our marketing unit is comprised of approximately 30 employees. Individual marketing teams within the marketing unit prepare and review annual marketing plans by channel of distribution with objectives and an action plan for each brand. Each team operates autonomously with support from corporate marketing, which assists in defining our global marketing strategies and direction. Each marketing team oversees market analysis, sector strategies and new product planning, and develops sales programs and monitors profitability with our sales force.

     In conjunction with our brand consolidation initiative, we have completed a consolidation of our sales force to provide national sales coverage in the U.S. and Canada through our own sales force and a combination of external agency sales representatives. Our sales representatives have been placed in most key regions in the U.S. and Canada, based on customer demand, and have been trained to market to their customers our full product offering. Business plans are prepared by region, distribution network and major customer.

     Our products are sold by our sales force or by external agency sales representatives, depending upon the region of distribution. We distribute our products through our own sales force in most provinces of Canada, including Quebec, Ontario, the Atlantic Provinces, Alberta and British Columbia. In the U.S., sales agencies are used within each of the business sectors. Generally, these sales agencies employ 5-10 representatives, each of whom is responsible for covering two or three states. These sales agencies are not permitted to sell products that compete directly with our products.

                                            SALES FORCE BREAKDOWN BY PRODUCT CATEGORY AS OF AUGUST 31, 2004
                                         ---------------------------------------------------------------------
                                               BATHROOM                CABINETRY                 SPAS
                                         ---------------------   ---------------------   ---------------------
                                         U.S.   CANADA   TOTAL   U.S.   CANADA   TOTAL   U.S.   CANADA   TOTAL
                                         ----   ------   -----   ----   ------   -----   ----   ------   -----
MAAX Sales Managers....................   18       6       25(2)   2      3        5      2        2       4
MAAX Sales Representatives.............   --      23       23      1      8        9      4        1       5
Sales Agencies.........................   48       7       55      6     --        6      3        4       7
Agency Representatives.................  490      16(1)   507(2)  10     --       10      6       23      29

---------------

(1) Agency representatives for provinces of Newfoundland, Manitoba and Saskatchewan.

(2) One sales manager and one agency representative are in Europe.

     Our sales representatives are compensated through a base salary and potential bonus, based upon achievement of certain sales growth, product mix and margin targets. Sales agency representatives receive commission-based compensation.

RAW MATERIALS AND SUPPLIERS

     We purchase a broad range of raw materials and components throughout the world in connection with our manufacturing activities. Major raw materials and components include resin, polyester, fiberglass, acrylic, thermoplastic, aluminum, steel, tempered glass, wood and particleboard, oil, pumps, accessories and packaging materials. Our policy is to maintain, wherever possible, alternate sources of supply for our important raw materials and components and, consequently, we are not dependent on a single supply source for any raw material or component. The raw materials and components required for our manufacturing operations have been generally readily available.

COMPETITION

  BATHROOM

     We are a leading player in the North American bathtub and shower segment, with a leadership position in the Canadian market and a number three position in the U.S. In the combined U.S. and

Canadian bathtub and shower fixtures market, we estimate that our market share for our core product categories (bathtubs, whirlpools, showers and bathtub/shower surrounds) was approximately 15% in fiscal year 2004. This made us the second largest player in these product categories in a generally fragmented industry. Our share of fiscal year 2004 Canadian sales in our core product categories is estimated to be approximately 40%. Our market shares are higher in the geographic regions where we have had a longer historical presence.

     We compete against a large number of companies in the bathroom industry including several multinationals, such as Kohler, American Standard, Jacuzzi Brands, Lasco (a division of Tomkins Plc) and the Aquaglass, Mirolin and ASB divisions of Masco. We believe that our innovative product design, the efficiency of our distribution network and our high level of customer service set us apart from our competitors. In addition, through our broad North American footprint, we offer a full range of bathroom fixture products, kitchen cabinetry and spas to our customers. Our customers are able to enjoy the convenience of coordinating with a single supplier.

     We believe that the quality, price and value of our products, their design, our development of new technologies through research and development, and our strategic expansion across the U.S. and Canada provide us with a competitive edge in the bathroom fixtures market. Market trends indicate sustained growth in demand for our core products, and we believe our broad, innovative product offering will enable us to take advantage of this projected increase in demand.

  CABINETRY

     In the highly fragmented U.S. cabinet industry, there are several large and hundreds of smaller competitors, with the top four participants, Masco, Fortune Brands (MasterBrand Cabinets, Omega, Schrock), American Woodmark and Elkay, accounting for approximately 40% of industry sales. Other competitors include Kohler, American Standard, Jacuzzi Brands and Lasco (a division of Tomkins Plc). Kitchen and Bath Business estimates that we are the 25th largest cabinet manufacturer in North America with a 0.3% share of overall industry sales in 2003.

     The cabinet industry's largest players made numerous acquisitions in recent years in order to serve larger accounts, broaden product lines and price points and expand and diversify distribution networks. Consolidation is expected to continue given the largely fragmented nature of the industry.

     Competition in the cabinet sector focuses on service, product styling and performance, quality and delivery times. Customers tend to be less sensitive to price, resulting in strong margins in the sector. Brand awareness and loyalty play a key role given the high degree of product differentiation among manufacturers. We believe our focus on delivering high quality, innovative products, manufactured at our automated Laval, Quebec facility and marketed through our broad, well-located dealer network will allow for continued growth by capturing increased regional demand.

  SPAS

     We are a leading North American spa manufacturer with an estimated 5% share of industry sales in the combined U.S. and Canadian spa market. The industry remains highly fragmented with over 100 spa manufacturers in North America. The majority of our competitors are small regional suppliers who individually hold less than 2% of the spa market. Our leading competitors are Jacuzzi Brands, Watkins Manufacturing (a division of Masco) and Cal Spas. We produce and market Coleman Spas(R) by MAAX, under a license from The Coleman Company Inc., and Elite Spas(R) by MAAX to specialty retailers, as well as Nahanni (TM) Spas to Home Depot. We manufacture spas out of two strategically located facilities in Beamsville, Ontario and Chandler, Arizona.

RESEARCH AND DEVELOPMENT

     Our research and development team focuses on the manufacturing process and product design in order to develop innovative products using the latest technology. We also work with our suppliers to develop raw materials with characteristics meeting the highest standards of resistance, durability and finish. In addition, we have implemented an automation program for certain manufacturing plants.

     We operate five research and development centers, the largest located in Sainte-Marie, Quebec. We have a product development team dedicated exclusively to designing and developing our product lines. These employees work in collaboration with the sales and marketing departments to develop new products and products that are complementary to existing product lines.

     In recent years, we have developed several new products, including whirlpools, showers, spas and kitchen cabinetry models. We spend approximately 0.5% of our consolidated net sales on research and development annually. In April 2004, we launched the Urban(R) minimalist bathroom series, a full product line including bathtubs, showers, massage systems, medicine cabinets and lighting with uptown style and ultra-modern design.

     All of our bathtubs, showers, whirlpools and spas are certified by at least one of the following certification organizations: CSA(R), UL(R), IAPMO(R), ANSI(R), ASME(R). We are one of the few laboratories in North America that is Underwriters Laboratories Inc. compliant, which allows for in-house testing under UL(R) and thus enables product introductions within a shorter time-frame than many of our competitors.

INTELLECTUAL PROPERTY

     We use a broad range of trademarks, of which approximately 130 are registered or pending registration in the U.S., Canada, Europe, Taiwan and Thailand. We believe that certain trademarks including MAAX(R) are of material importance to our product lines. We also own approximately 50 patents and industrial designs, registered or pending registration in the U.S., Canada and Europe. Although protection of our patents and related technologies is an important component of our business strategy, none of the individual patents is material to our business.

     In addition, we have a license from The Coleman Company Inc. for use of the mark Coleman(R) and certain other trademarks in association with our spa and related products that expires in October 2008. We believe that use of this license is of great value and the loss of this license or failure to renew upon expiration would have a material adverse effect on our spa business. We also have a license from Altura Leiden Holding B.V. for use of a shower enclosure patent, which expires in September 2006.

PROPERTIES

     The location, primary use, approximate square footage and ownership status of our principal properties as of November 17, 2004 are set forth below:

                                                                  APPROXIMATE                          PRODUCT
LOCATION                                    PRINCIPAL USE        SQUARE FOOTAGE    OWNED/LEASED       CATEGORY
--------                                    -------------        --------------    ------------       --------
CANADA
Montreal, Quebec....................  Principal Office                8,000           Leased          Corporate
Anjou, Quebec.......................  Warehouse/Factory/Offices     110,000           Leased          Bathroom
Sainte-Marie, Quebec................  Warehouse/Factory/Offices     262,015*         Owned**          Bathroom
Tring-Jonction, Quebec..............  Warehouse/Factory/Offices     142,350       Owned**/Leased      Bathroom
Lachine, Quebec.....................  Warehouse/Factory/Offices     170,000           Leased          Bathroom
Airdrie, Alberta....................  Factory/Offices                40,220          Owned**          Bathroom
Armstrong, British Columbia.........  Warehouse/Factory/Offices      65,131          Owned**          Bathroom
Beamsville, Ontario.................  Factory/Offices                78,800           Leased            Spas
Surrey, British Columbia............  Offices                           794           Leased          Bathroom
Laval, Quebec.......................  Warehouse/Factory/Offices     236,950          Owned**      Kitchen Cabinetry
Cookshire, Quebec...................  Warehouse/Factory/Offices      35,700           Owned       Kitchen Cabinetry

EUROPE
Heinenoord, Netherlands.............  Warehouse/Factory/Offices     183,920           Owned           Bathroom

UNITED STATES
Valdosta, Georgia...................  Warehouse/Factory/Offices     142,700*      Owned**/Leased      Bathroom
Bremen, Indiana.....................  Warehouse/Factory/Offices     132,870*         Owned**          Bathroom
Marion, Iowa........................  Warehouse/Factory/Offices      42,850        Owned/Leased       Bathroom
Minneapolis, Minnesota..............  Warehouse/Factory/Offices     146,100*      Owned**/Leased      Bathroom
Bellingham, Washington..............  Warehouse/Factory/Offices      65,000          Owned**          Bathroom
Plymouth, Indiana (2 plants)........  Warehouse/Factory/Offices     238,000       Owned**/Leased      Bathroom
Martinsburg, West Virginia..........  Warehouse/Factory             180,000*         Owned**          Bathroom
Riviera Beach, Florida..............  Warehouse/Factory/Offices      41,000           Leased          Bathroom
Ontario, California.................  Warehouse/Factory/Offices     124,800*          Leased          Bathroom
Warminster, Pennsylvania............  Warehouse/Factory/Offices      58,000           Leased          Bathroom
Southampton, Pennsylvania...........  Factory/Offices                61,800           Leased          Bathroom
  Bensalem, Pennsylvania***.........  Warehouse                      12,000           Leased          Bathroom
  East Hanover, New Jersey***.......  Warehouse                       3,200           Leased          Bathroom
  Lakewood, New Jersey***...........  Warehouse                       5,400           Leased          Bathroom
  Claymont, Delaware***.............  Warehouse                       3,200           Leased          Bathroom
Chandler, Arizona...................  Factory/Offices                83,100          Owned**            Spas

DISTRIBUTION CENTERS
Airdrie, Alberta....................  Warehouse/Offices              39,800           Leased
West Berlin, New Jersey.............  Warehouse/Offices              21,000           Leased
Elk Grove, California...............  Warehouse/Offices              20,600           Leased

---------------

*  Includes a distribution center.

**  Property mortgaged under our new senior secured credit facility.

*** Part of the Southampton, Pennsylvania facility.

ENVIRONMENTAL MATTERS

     Our operations are subject to extensive Canadian (federal, provincial and local), U.S. (federal, state and local) and foreign environmental laws and regulations relating to, among other things, the generation, storage, handling, emission, transportation and discharge of contaminants or regulated materials or substances into the environment. Permits are required for certain of our operations, and these permits are subject to revocation, modification and renewal by issuing authorities. Non-compliance with applicable requirements may result in civil, administrative or criminal enforcement action that may entail damages, fines, costs or the entry of injunctions, or all of the preceding. For example, we have received a summons from the Ontario Court of Justice alleging violation of permitting and air emission requirements, relating to styrene and odors, under the Environmental Protection Act (Ontario) and regulations adopted thereunder at our facility in Beamsville, Ontario. We have resolved this matter and agreed to pay a fine equal to C$37,500. Aside from this matter, which is settled and closed, we believe we are in substantial compliance with applicable environmental requirements.

     We may also incur liability and costs for investigation and clean-up of soil or groundwater contamination on or emanating from currently or formerly owned and operated properties, or at offsite locations at which we have disposed or arranged for disposal of contaminants or regulated materials where we are identified as a responsible party. For example, an investigation conducted at our facility in Tring-Jonction, Quebec, revealed soil and groundwater impacts relating to former gasoline and heating oil tanks onsite. Although no assurance may be made, and the investigation is not complete, we do not expect the soil and groundwater impacts at Tring-Jonction, which we are in the process of addressing, to require expenditures that will have a material adverse effect on our results of operation or financial condition. We also do not expect the costs to comply with existing environmental laws and enforcement policies to be material. However, the requirements of such laws and enforcement policies have generally become more stringent over time. We might incur significant capital and other costs to comply with increasingly stringent air emission control laws, such as the federal regulation that will become applicable to styrene air emissions at U.S. facilities, which may decrease our cash flow. Also discovery of currently unknown conditions could require responses that would result in significant liabilities and costs. Accordingly, we are unable to predict the ultimate costs of compliance with or liability under environmental laws.

EMPLOYEES

     We had approximately 3,760 employees as of October 31, 2004, including 1,955 in Canada, 1,710 in the U.S. and 95 in Europe.

     Currently, approximately 1,200 of our production line employees, located primarily in Canada, are unionized through affiliations with Confederation des syndicats nationaux, Centrale des syndicats democratiques or the Teamsters Union. Employees represented by these unions are subject to ten collective bargaining agreements and work at nine of our manufacturing facilities with a separate union at each location, two of which agreements are with local unions in the U.S. and the remaining eight are in Canada. One collective bargaining agreement is expected to expire in December 2004 (covering approximately 367 employees). We have not experienced any significant work stoppages in the last ten years, and we believe that our relations with our employees and our unions are good.

LEGAL MATTERS

     During the ordinary course of business, we have been and may in the future become subject to pending and threatened legal actions and proceedings. All of the current legal actions and proceedings that we are party to are of an ordinary or routine nature incidental to our past or current operations, including product liability claims, the resolution of which should not have a material adverse effect on our financial condition and results of operations. The product liability claims are generally covered by insurance, but there can be no assurance that our insurance coverage will be adequate to cover any such liability.

     On October 27, 2000, one of our suppliers, American Faucet, Inc., or American Faucet, made a claim against our predecessor, MAAX Inc., in an amount of approximately $582,000 for unpaid supplies. We denied this claim and counterclaimed for a total amount of $2,510,000 for breach of a contract. American Faucet added a demand to its claim of approximately $10,412,000 for breach of that same contract. In accordance with the terms of that contract, this matter was submitted to arbitration, though a hearing has not yet been scheduled. We believe that the claims are without merit and are vigorously defending the claims.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The following table sets forth information about our executive officers and directors following the consummation of the transactions:

NAME                                   AGE                          POSITION
----                                   ---                          --------
Arthur Byrne.........................  59    Non-Executive Chairman of the Board of Directors
Andre Heroux.........................  46    President, Chief Executive Officer and Director
Denis Aubin..........................  45    Executive Vice President, Chief Financial Officer and
                                             Secretary
Benoit Boutet........................  41    Vice President and Corporate Controller
Patrice Henaire......................  44    Corporate Vice President, Marketing and R&D
Jean Rochette........................  43    Vice President and General Manager, Bathroom Products
                                             Sector
Guy Berard...........................  48    Vice President and General Manager, Cabinetry Sector
Terry Rake...........................  53    Vice President and General Manager, Spas Sector
Daniel Stewart.......................  43    Vice President and General Manager, MAAX Home Depot
Michael Graham.......................  38    Director
Andre LaForge........................  44    Director
James Rhee...........................  33    Director
Steven Segal.........................  44    Director

     Arthur Byrne is the non-executive Chairman of our Board. He is an Operating Partner of J.W. Childs Associates, L.P., and has been at JWC since 2002. Previously, he was Chairman, President and Chief Executive Officer of The Wiremold Company from 1991 to 2002. Prior to that time, he was a Group Executive with the Danaher Corporation responsible for half its business from 1985 through 1991. At both Danaher and Wiremold, he was responsible for introducing and implementing "Lean Management" practices that resulted in strong gains at both companies. He is also non-executive Chairman of the Advisory Board at Esselte Group Holdings AB.

     Andre Heroux is our President and Chief Executive Officer and a director. Mr. Heroux joined MAAX Inc. in April 1999 as Vice President, Operations. In September 1999, he was named Chief Operating Officer of MAAX Inc. and, in July 2001, he became the President and Chief Executive Officer of MAAX Inc. Prior to April 1999, Mr. Heroux was President and Chief Executive Officer of CDM Lamines Inc. Mr. Heroux was President and Chief Executive Officer of CDM Papier Decor from 1996 to 1999. Between 1994 and 1996, Mr. Heroux was Vice President and General Manager of Domtar's decorative panel division.

     Denis Aubin is our Executive Vice President, Chief Financial Officer and Secretary. Mr. Aubin joined MAAX Inc. in 2004 as Executive Vice President and Chief Financial Officer. Prior to joining MAAX Inc., Mr. Aubin was Senior Vice President Finance of Quebecor World Inc. from 2000 to 2004. From 1997 to 2000 Mr. Aubin was Vice President and Treasurer of Cambior Inc.

     Benoit Boutet is our Vice President and Corporate Controller. Benoit Boutet joined MAAX Inc. in 2000 as Director of Finance and was promoted to his current position in March 2003. Prior to joining MAAX Inc., he was Director of Finance at Groupe Brochu Lafleur from 1997 to 2000, and from 1994 to 1997, he was Vice President Finance at Culinar.

     Patrice Henaire is our Corporate Vice President, Marketing, Sales and Research and Development. Mr. Henaire joined MAAX Inc. in 2000 as Corporate Vice President Marketing and assumed responsibilities for R&D in 2001. Prior to joining MAAX Inc., he was Senior Vice President

Marketing and Sales at Broan Nutone, from 1995 to 2000, and previously with Venmar as Marketing Manager for seven years.

     Jean Rochette is our Vice President and General Manager, Bathroom Sector, Wholesale Showroom. Mr. Rochette joined MAAX Inc. in 2000 as General Manager of MAAX Anjou. He was promoted to Vice President, General Manager-Bathroom Products Sector Canada in 2001 and Vice President, General Manager for all MAAX Bathroom Sectors in 2003. Prior to joining MAAX Inc., he was President and General Manager with Ralston Purina in France from 1996 to 2000.

     Guy Berard is our Vice President and General Manager, Cabinetry Sector. Mr. Berard joined MAAX Inc. in 2002 as Vice President, General Manager MAAX Cabinetry Sector. Prior to joining MAAX Inc., he was President and General Manager of Arborite, a division of Illinois Tool Works, for eight years.

     Terry Rake is our Vice President and General Manager, Spas Sector. Mr. Rake joined MAAX Inc. in 2000 as General Manager of MAAX Coleman Spas in Chandler, Arizona. He was promoted to Vice President, General Manager-MAAX Spas Sector in 2001. Prior to joining MAAX Inc., he was President and Chief Executive Officer for LA Spas from 1996 to 1999.

     Daniel Stewart is our Vice President and General Manager, Bathroom Sector, Retail. Mr. Stewart joined MAAX Inc. in 1998 as General Manager of MAAX Keystone. In 2001, he was promoted to his current position. Prior to joining MAAX Inc., he was Plant Manager of a shower door manufacturing plant in Florida for five years. He was also a General Contractor for ten years.

     Michael Graham has been a director since March 2004. He is a Portfolio Manager of OMERS Capital Partners and has been at OMERS since 2003. Previously, he was a Vice President, Investments with Working Ventures Canadian Fund Inc. from 1996 to 2003. From 1993 to 1996 Mr. Graham was employed by the National Bank of Canada and from 1989 to 1993 by HSBC Bank Canada. He is also a director of Papier Masson Ltd.

     Andre LaForge has been a director since March 2004. He is a Senior Vice President of Borealis Capital Corporation and has been at Borealis Capital Corporation since September 2001. Previously, Mr. LaForge was a Senior Partner with KPMG Corporate Finance for ten years. From 1988 to 1990, Mr. LaForge was a Vice President and Principal with Canadian Corporate Funding Limited, a privately held Canadian merchant bank. Prior to 1988, Mr. LaForge was employed by the Royal Bank of Canada for five years. He is also a director of Cheneliere Education, Generale de Services Sante, Greiche & Scaff and Coastal Value Fund.

     James Rhee has been a director since March 2004. Mr. Rhee was our Secretary from March 2004 through June 4, 2004 and was a Vice President from June 2004 through December 1, 2004. He is a Vice President of J.W. Childs Associates, L.P. and has been at JWC since 2000. Previously, he was an Associate in the Mergers and Acquisitions Department of Merrill Lynch from 1998 to 2000. He is also a director of Murray's Discount Auto Stores, Inc.

     Steven Segal has been a director since March 2004. Mr. Segal was our President from March 2004 through June 4, 2004 and was a Vice President from June 2004 through December 1, 2004. He is a founding Partner of J.W. Childs Associates, L.P. and has been at JWC since 1995. Prior to that time, he was an executive at Thomas H. Lee Company from 1987, most recently holding the position of Managing Director. He is also a director of Jillian's Entertainment Corp., Insight Health Services Corp., Universal Hospital Services, Inc. and The NutraSweet Company.

COMPENSATION

     The aggregate compensation for our directors and members of our administrative, supervisory or management bodies for the fiscal year ended February 29, 2004, including retention bonuses paid in connection with the transactions and severance compensation was $4.6 million.

EMPLOYMENT AGREEMENTS

     We entered into an employment agreement with Andre Heroux, which will continue indefinitely unless terminated by either party. Mr. Heroux is our President and Chief Executive Officer and is entitled to an annual base salary of C$500,000, subject to annual review by the board of directors, and certain fringe benefits. In addition to his annual base salary, Mr. Heroux is entitled to a bonus of up to 100% of his annual base salary, based on the achievement of certain targets as jointly determined by the board of directors and Mr. Heroux, and Mr. Heroux participates in the MAAX Holdings 2004 stock option plan. Mr. Heroux also rolled over a portion of his MAAX Inc. stock options into stock options of MAAX Holdings with a value of approximately C$1.5 million. In addition, Mr. Heroux received a one-time grant of stock options to purchase shares of MAAX Holdings series A preferred stock. Under certain circumstances, Mr. Heroux will be entitled to receive severance upon termination for up to 18 months. In addition, his employment agreement contains confidentiality restrictions during and after the term of the agreement and noncompetition, nonsolicitation and nondisparagement provisions during the term of the agreement and for 18 months thereafter.

     We entered into an employment agreement with Daniel Stewart, which expires on February 28, 2007, subject to renewal or termination 90 days prior to the scheduled expiration date. Under the employment agreement, Mr. Stewart is entitled to an annual base salary of $195,000 and certain fringe benefits. In addition to the annual base salary, Mr. Stewart is entitled to a bonus, payable on a quarterly basis, equal to 1.25% of MAAX-KSD Corporation's EBITDA based on the achievement by MAAX-KSD Corporation of certain EBITDA targets. For the year ended February 29, 2004, Mr. Stewart was paid an annual bonus of $160,035. Under certain circumstances, Mr. Stewart will be entitled to receive severance upon termination for a period ranging from 90 days to 12 months. In addition, his employment agreement contains confidentiality restrictions during and after the term of the agreement and nonsolicitation and noninterference provisions during the term of the agreement and for 2 years thereafter.

     Each of Denis Aubin, Benoit Boutet, Patrice Henaire, Jean Rochette, Guy Berard and Terry Rake has an employment agreement with us, which will continue indefinitely unless terminated by either party. Under the employment agreements, Messrs. Aubin, Boutet, Henaire, Rochette, Berard and Rake, respectively, are each entitled to an annual base salary of C$300,000, C$175,000, C$182,250, C$300,000, C$185,000 and $160,000, respectively, and certain fringe benefits. In addition to the annual base salary paid to each executive, each executive is entitled to a bonus up to 50% of his annual base salary based on the achievement of certain performance targets and entitled to participate in the MAAX Holdings 2004 stock option plan. Messrs. Boutet, Henaire, Rochette, Berard and Rake also rolled over their MAAX Inc. stock options into stock options of MAAX Holdings with a value of approximately C$1.0 million. If any of Messrs. Aubin, Boutet, Henaire, Rochette, Berard and Rake is terminated without cause, such executive will be entitled to continued payments of salary and bonus for one year. For the year ended February 29, 2004, Messrs. Boutet, Henaire, Rochette, Berard and Rake were paid annual bonuses of C$105,062, C$51,765, C$93,750, C$13,875 and $17,600,
respectively.

GESTION CAMADA AGREEMENT

     Under a management agreement, entered into on January 10, 2001, amended on November 1, 2001 and October 20, 2003 and terminated on February 29, 2004, between Gestion Camada Inc., or Gestion Camada, a holding company controlled by Placide Poulin and his family, and MAAX Inc., Gestion Camada was responsible for the general management of MAAX Inc. Pursuant to the agreement, Gestion Camada agreed to provide MAAX Inc. with the services of five qualified managers:
Placide Poulin, Chairman of the Board; Andre Heroux, President and Chief Executive Officer; Richard Garneau, Executive Vice President and Chief Financial Officer; Marie-France Poulin, Executive Vice President, Sales; and David Poulin, Vice President, Operations, Bathroom Products Sector (Eastern Canada). In exchange for the services of these five individuals, MAAX Inc. paid to
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

Gestion Camada an annual fee of C$1,096,704, adjusted annually in relation to the Canadian Consumer Price Index published by Statistics Canada for the region of Montreal, payable in weekly installments, a performance bonus equal to 4.3% of MAAX Inc.'s earnings before taxes and performance bonuses and theoretical amortization of C$3,484,100 of the goodwill of MAAX Inc., payable in quarterly installments, and certain fringe benefits. For the year ended February 29, 2004, MAAX Inc. paid to Gestion Camada an aggregate of C$3,832,725, comprised of the annual fee and performance bonus. MAAX Inc. also paid to Gestion Camada a fee of C$3,744,637 for the non-renewal of this agreement, of which C$3,311,077 was paid on March 2, 2004 and the remaining balance of C$433,560 was paid on April 28, 2004.

CONSULTING AGREEMENTS

     As of March 1, 2004, MAAX Inc. entered into consulting agreements with each of Messrs. Richard Garneau and David Poulin and Ms. Marie-France Poulin for a three month period from March 1, 2004 through June 1, 2004, subject to extension. The consulting agreements were terminated upon the consummation of the offering of the original notes. Under the consulting agreements, each of Messrs. Richard Garneau and David Poulin and Ms. Marie-France Poulin provided certain consulting services to MAAX Inc. as independent contractors, working up to a maximum of 20 working days during such three month period and were each entitled to compensation of C$20,000 and certain fringe benefits. MAAX Inc. also provided an indemnity payment to each of these consultants for prior service to MAAX Inc. equal to C$630,000 for each individual. Placide Poulin received certain fringe benefits through June 30, 2004.

     Each of Messrs. Placide Poulin, Richard Garneau and David Poulin and Ms. Marie-France Poulin entered into an agreement with MAAX Inc. that contains confidentiality restrictions and noncompetition, nonsolicitation and nondisparagement provisions covering North America for a period of five years from the closing.

BENEFIT PLANS

  MAAX HOLDINGS 2004 STOCK OPTION PLAN

     All of the outstanding options previously issued under the MAAX Inc. Senior Executives and Management stock option plan were either exercised, or, with respect to certain members of our management, converted into options exercisable for shares under the MAAX Holdings 2004 stock option plan. Under the MAAX Holdings 2004 stock option plan, MAAX Holdings has available for grant options to purchase approximately 9% of its common stock on a fully-diluted basis in addition to approximately $2.7 million of rollover option fair value as of the closing date to certain members of management, including a one-time option grant to Mr. Heroux to purchase shares of its series A preferred stock. The plan provides for the grant of nonqualified stock options to any of our full or part-time employees, including officers and directors, consultants and independent contractors. The exercise price of options granted under the plan is generally equal to the fair market value of MAAX Holdings' common stock on the date such options are granted, as determined by its board of directors, however, the board has discretion to issue options at exercise prices lower or higher than fair market value. The plan is administered by MAAX Holdings' board of directors or by a committee appointed by the board of directors.

     While the terms of the options granted under this plan are determined at the time of grant, the stock options will expire ten years after grant. New stock options are comprised of two general types: (1) options with fixed vesting schedules and (2) options that vest upon the achievement of established performance targets. Upon a holders' termination from employment, all options terminate immediately, except in the case of termination by us without cause (as defined in the option agreement) or upon the holders' death or disability or by the holder for good reason (as defined in the option agreement), in which case vested options remain exercisable for a period of time after termination.

  STOCK OPTIONS

     The following table summarizes option grants as of November 30, 2004 to the Chief Executive Officer and the members of our administrative, supervisory or management bodies. Other than as noted below, all options are exercisable for shares of MAAX Holdings common stock. The stock options expire on June 4, 2014.

                     OPTION GRANTS AS OF NOVEMBER 30, 2004

                            NAME                              OPTION GRANT   EXERCISE PRICE
                            ----                              ------------   --------------
Arthur Byrne................................................     90,370          $16.56
Andre Heroux................................................     68,475          C$0.01
                                                                289,183          $16.56
                                                                 42,995(1)       C$0.01
                                                                 42,995          $16.56
Denis Aubin.................................................     72,296          $16.56
Benoit Boutet...............................................      5,892          C$0.01
                                                                 28,918          $16.56
Patrice Henaire.............................................      5,892          C$0.01
                                                                 36,148          $16.56
Jean Rochette...............................................     19,020          C$0.01
                                                                 72,296          $16.56
Guy Berard..................................................      1,779          C$0.01
                                                                 14,459          $16.56
Terry Rake..................................................     14,508          $ 6.75
                                                                 14,459          $16.56
Daniel Stewart..............................................      6,127          $ 6.75
                                                                 50,607          $16.56

---------------

(1) This option grant is exercisable by Mr. Heroux for shares of MAAX Holdings series A preferred stock.

In connection with the issuance by MAAX Holdings of senior discount notes in December 2004, MAAX Holdings repurchased and canceled a portion of these options so that, on a fully-diluted basis, options exercisable into approximately 9% of MAAX Holdings' capital stock will be available to certain members of our management, consultants and employees and a non-employee director. See
"Summary -- Recent Events."

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

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     We are an indirect wholly-owned subsidiary of MAAX Holdings. The capital stock of MAAX Holdings consists of common stock, par value $0.01 per share and series A preferred stock, par value $0.01 per share. The common stock of MAAX Holdings consists of common stock and class A common stock which are identical in all respects, except that the class A common stock is not entitled to vote in the election of directors. The only stockholder of MAAX Holdings that holds class A common stock is OMERS. The series A preferred stock is redeemable under certain circumstances, does not have voting rights, no shares of series A preferred stock have been issued by MAAX Holdings and Mr. Heroux is the only stockholder of MAAX Holdings who has options to purchase the series A preferred stock.

     JWC Fund Ill, Borealis and OMERS beneficially hold approximately 99.0% of the outstanding common stock of MAAX Holdings prior to dilution for options. MAAX Holdings has made options exercisable into approximately 9% of its capital stock available to certain consultants, members of our management team and one of our directors on a fully-diluted basis through its 2004 stock option plan, in addition to approximately $2.7 million of rollover option fair value as of the closing date to certain members of our management, including a one-time option grant to Mr. Heroux to purchase shares of its series A preferred stock.

     The following table sets forth certain information regarding the beneficial ownership of MAAX Holdings' capital stock (assuming the transactions described under the caption "Summary -- Recent Events" had occurred on August 31, 2004) by
(a) JWC Fund Ill, Borealis and OMERS, (b) our directors and named executive officers, and (c) all directors and executive officers described above as a group. Except as otherwise noted under "Certain Relationships and Related Party Transactions," we know of no agreements among our or MAAX Holdings' stockholders which relate to voting or investment power over capital stock of us or MAAX Holdings or any arrangement the operation of which may at a subsequent date result in a change of control of us or MAAX Holdings. For purposes of the table, all shares of common stock refer to MAAX Holdings' common stock.

     Beneficial ownership is determined in accordance with the rules of the SEC, and includes direct and indirect voting power and/or investment power with respect to securities. Shares of capital stock subject to options which are exercisable within 60 days of November 30, 2004, are deemed outstanding for purposes of computing the beneficial ownership of the person holding such options, but are not deemed outstanding for purposes of computing the beneficial ownership of any other person. Except as otherwise noted, the persons or entities named have sole voting and investment power with respect to the shares shown as beneficially owned by them. Unless otherwise indicated, the principal address of each of the stockholders below is c/o MAAX Corporation, 1010 Sherbrooke Street West, Suite 1610, Montreal (Quebec), Canada H3A 2R7.

                                                                           PERCENTAGE OF
                                                    NUMBER OF SHARES    SHARES BENEFICIALLY
BENEFICIAL OWNER                                   BENEFICIALLY OWNED          OWNED
----------------                                   ------------------   -------------------
Andre Heroux(1)..................................        154,465                4.8%
Denis Aubin......................................          6,667                  *
Benoit Boutet(2).................................          7,225                  *
Patrice Henaire(3)...............................          8,892                  *
Jean Rochette(4).................................         24,576                  *
Guy Berard(5)....................................          6,070                  *
Terry Rake(6)....................................          5,540                  *
Daniel Stewart(7)................................         15,183                  *
Arthur Byrne(8)(9)...............................      1,738,782               56.2%
Michael Graham(10)(11)...........................      1,321,164               42.7%
Andre LaForge(12)(13)............................        660,582               21.4%

                                                                           PERCENTAGE OF
                                                    NUMBER OF SHARES    SHARES BENEFICIALLY
BENEFICIAL OWNER                                   BENEFICIALLY OWNED          OWNED
----------------                                   ------------------   -------------------
James Rhee(9)(14)................................      1,738,782               56.2%
Steven Segal(9)(15)..............................      1,738,782               56.2%
Borealis Private Equity Limited
  Partnership(13)................................        528,466               17.1%
Borealis (QLP) Private Equity Limited
  Partnership(13)................................        132,116                4.3%
J.W. Childs Equity Partners III, L.P.(9).........      1,702,494               55.1%
JWC Fund III Co-Invest LLC(9)....................         36,288                1.2%
Ontario Municipal Employees Retirement
  Board(11)......................................      1,321,164               42.7%
All executive officers and directors as a group
  (13 persons)...................................      3,297,457               99.9%

---------------

* Amount represents less than 1% of our capital stock.

 (1) Includes (i) 111,470 shares of common stock issuable upon exercise of options and (ii) 42,995 shares of preferred stock issuable upon exercise of options.

 (2) Includes (i) 1,333 shares of common stock and (ii) 5,892 shares of common stock issuable upon exercise of options.

 (3) Includes (i) 3,000 shares of common stock and (ii) 5,892 shares of common stock issuable upon exercise of options.

 (4) Includes (i) 5,556 shares of common stock and (ii) 19,020 shares of common stock issuable upon exercise of options.

 (5) Includes (i) 4,291 shares of common stock and (ii) 1,779 shares of common stock issuable upon exercise of options.

 (6) Includes 5,540 shares of common stock issuable upon exercise of options.

 (7) Includes (i) 9,056 shares of common stock and (ii) 6,127 shares of common stock issuable upon exercise of options.

 (8) Includes 1,702,494 shares of common stock held by J.W. Childs Equity Partners III, L.P. and its affiliates and 36,288 shares of common stock held by JWC Fund III Co-Invest LLC which Mr. Byrne may be deemed to beneficially own by virtue of his position as an Operating Partner of J.W. Childs Associates, L.P., which manages J.W. Childs Equity Partners III, L.P. and its affiliates. Mr. Byrne disclaims beneficial ownership of the shares held by J.W. Childs Equity Partners Ill, L.P. and JWC Fund III Co-Invest LLC.

 (9) The address for these stockholders is c/o J.W. Childs Associates, L.P., 111 Huntington Avenue, Suite 2900, Boston, Massachusetts 02199-7610.

(10) Includes (i) 360,582 shares of common stock and (ii) 300,000 shares of class A common stock held by Ontario Municipal Employees Retirement Board, 528,466 shares of common stock held by Borealis Private Equity Limited Partnership and 132,116 shares of common stock held by Borealis (QLP) Private Equity Limited Partnership which Mr. Graham may be deemed to beneficially own by virtue of his position as a Portfolio Manager of OMERS Capital Partners. Mr. Graham disclaims beneficial ownership of the shares held by Ontario Municipal Employees Retirement Board, Borealis Private Equity Limited Partnership and Borealis (QLP) Private Equity Limited Partnership.

(11) Includes (i) 360,582 shares of common stock and (ii) 300,000 shares of class A common stock held by Ontario Municipal Employees Retirement Board, 528,466 shares of common stock held by Borealis Private Equity Limited Partnership and 132,116 shares of common stock held by Borealis (QLP) Private Equity Limited Partnership. The address for these stockholders is c/o OMERS, One University Avenue, Suite 700, Toronto, Ontario M5J 2P1. OMERS does not exercise investment control over the funds managed by Borealis Capital Corporation and disclaims beneficial ownership of the shares held by such funds.

(12) Includes 528,466 shares of common stock held by Borealis Private Equity Limited Partnership and Borealis (QLP) Private Equity Limited Partnership which Mr. LaForge may be deemed to beneficially own by virtue of his position as a Senior Vice President of Borealis Capital Corporation. Mr. LaForge disclaims beneficial ownership of the shares held by Borealis Private Equity Limited Partnership and Borealis (QLP) Private Equity Limited Partnership.

(13) The address for these stockholders is c/o Borealis Capital Corporation, 1 Adelaide Street East, Suite 2800, Box 198, Toronto, Ontario M5C 2V9. Borealis Capital Corporation, the manager of Borealis Private Equity Limited Partnership and Borealis (QLP) Private Equity Limited Partnership, is a subsidiary of OMERS. OMERS does not exercise investment control over the funds managed by Borealis Capital Corporation and disclaims beneficial ownership of the shares held by such funds.

(14) Includes 1,702,494 shares of common stock held by J.W. Childs Equity Partners III, L.P. and its affiliates and 36,288 shares of common stock held by JWC Fund Ill Co-Invest LLC which Mr. Rhee may be deemed to beneficially own by virtue of his position as a Vice President of J.W. Childs Associates, L.P., which manages J.W. Childs Equity Partners III, L.P. and its affiliates. Mr. Rhee disclaims beneficial ownership of the shares held by J.W. Childs Equity Partners III, L.P. and JWC Fund III Co-Invest LLC.

(15) Includes 1,702,494 shares of common stock held by J.W. Childs Equity Partners Ill, L.P. and its affiliates and 36,288 shares of common stock held by JWC Fund Ill Co-Invest LLC which Mr. Segal may be deemed to beneficially own by virtue of his position as a Partner of J.W. Childs Associates, L.P., which manages J.W. Childs Equity Partners III, L.P. and its affiliates. Mr. Segal disclaims beneficial ownership of the shares held by J.W. Childs Equity Partners Ill, L.P. and JWC Fund III Co-Invest LLC.

              CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

STOCKHOLDERS AGREEMENT

     Upon consummation of the transactions, our Sponsors, MAAX Holdings and all of MAAX Holdings' stockholders, including each of our executive officers and directors who own capital stock or stock options of MAAX Holdings and the stockholders affiliated with the Sponsors, entered into a stockholders agreement governing certain aspects of the relationship among the parties and their ownership of MAAX Holdings' capital stock. The stockholders agreement includes provisions relating to restrictions on issue or transfer of shares, call rights, put rights, tag-along rights, drag-along rights, pre-emptive rights, rights of first offer, rights of first refusal, registration rights, other special corporate governance provisions (including the right of our Sponsors to veto various corporate actions) and the election of directors (including our company). In the event of the termination of employment of a stockholder who is a member of management, MAAX Holdings, or another person designated by MAAX Holdings, may purchase the shares of stock held by the terminated employee. If neither MAAX Holdings nor MAAX Holdings' designee purchases the shares of stock held by the terminated employee, the Sponsors will be entitled to do so on a pro rata basis. If no such person elects to purchase the shares held by the terminated employee, the employee may force MAAX Holdings or MAAX Holdings' designee to purchase the shares of stock held by the employee.

MANAGEMENT AGREEMENT

     Upon consummation of the transactions, we and MAAX Holdings entered into a Management Agreement with the Sponsors under which we paid a one-time closing fee equal to approximately $4.6 million to be shared pro rata among the Sponsors. In exchange for providing financial and strategic corporate planning consulting services, the Sponsors will receive consulting fees of an aggregate of approximately $54,000 per month, plus out-of-pocket expenses.

MERGER AGREEMENT

     Certain of our subsidiaries entered into a merger agreement with MAAX Inc. and such merger agreement is described in this prospectus under the caption "Management's Discussion and Analysis of Financial Condition and Results of Operations -- History -- Impact of the Transactions."

EMPLOYMENT AGREEMENTS

     We entered into employment agreements with Messrs. Heroux, Aubin, Boutet, Henaire, Rochette, Berard, Rake and Stewart, all of which are described in this prospectus under the caption "Management -- Employment Agreements," that became effective upon consummation of the transactions.

DIRECTOR COMPENSATION

     Other than Mr. Byrne, who received options to purchase 90,370 shares of common stock of MAAX Holdings, no member of the board of directors receives compensation for service on the board, other than expense reimbursement. In connection with the transactions described under "Summary -- Recent Events," we canceled a portion of the options issued to Mr. Byrne (assuming the transactions had occurred on August 31, 2004).

LOANS TO EXECUTIVE OFFICERS

     On January 26, 2001, MAAX Inc. made a loan to Mr. Heroux, in an aggregate principal amount of C$917,274 in connection with his purchase of 100,000 common shares of MAAX Inc. One half of the principal amount of the loan was payable in three equal installments in the amount of C$152,879 on February 28 in each of 2002, 2003 and 2004 and bore interest at the legal interest rate. Upon payment of all such amounts, the remaining balance was canceled.

SEVERANCE AND RETENTION ARRANGEMENTS

     In September 2003, MAAX Inc. entered into severance and retention agreements with each of Messrs. Patrice Henaire, Jean Rochette, Guy Berard, Terry Rake, Daniel Stewart and Benoit Boutet. Each of Messrs. Henaire, Rochette, Berard, Rake, Stewart and Boutet received a retention bonus upon consummation of the transactions payable in a lump sum of C$30,000, C$88,000, C$37,000, C$42,000, C$47,000 and C$13,000, respectively. These agreements provide that each executive is also entitled to receive an amount equal to one year of his annual base salary plus annual bonus if the executive is terminated as a result of consummation of the transactions.

               DESCRIPTION OF NEW SENIOR SECURED CREDIT FACILITY

     We and all of our Canadian and U.S. subsidiaries entered into a facility on June 4, 2004 consisting of a term loan B facility, a term loan A facility and a revolving credit facility. Goldman Sachs Credit Partners L.P. acted as a joint lead arranger for the entire facility, a joint bookrunner of the term loan B facility and as the syndication agent. Royal Bank of Canada, acting through its business group, RBC Capital Markets Corporation, acted as a joint lead arranger for the entire facility, sole bookrunner for the term loan A facility and the revolving credit facility and Royal Bank of Canada acted as the administrative and collateral agent. Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated acted as a joint lead arranger for the entire facility, a joint bookrunner of the term loan B facility and as the documentation agent. The following is a description of the principal terms of the facility.

     Structure. Our facility provides for a $115.0 million term loan B facility with a maturity of seven years, and a C$130.0 million term loan A facility and a C$50.0 million revolving credit facility, which may be borrowed in either Canadian or U.S. dollars, each with a maturity of five years and three months. The revolving credit facility includes a sublimit for the issuance of letters of credit and a sublimit for swing line loans. Proceeds of the term loans were used, and $12.0 million of the revolving facility were used, on the closing date in connection with the transactions. In addition, $1.6 million of the revolving credit facility was drawn on the closing date to replace or backstop former letters of credit and letters of guarantee. Proceeds of the revolving facility will be used to provide financing for working capital and general corporate purposes. The new senior secured credit facility permits us to incur, from time to time, up to $50.0 million in one or more additional series of term loans which will have the benefit of the security and the guarantees described below. Such an increase in the term loans will occur at our option if certain conditions are satisfied, including being in compliance with our financial covenants on a pro forma basis and receipt of commitments from lenders for such additional amount.

     Security/Guarantees. Beauceland Corporation and all existing and future, direct and indirect Canadian and U.S. subsidiaries of Beauceland Corporation, subject to certain exceptions agreed to in the loan documents, unconditionally guarantee our obligations under the facility. In addition, our obligations under the facility and the obligations of the guarantors under the guarantees are secured by substantially all of our assets, and each guarantor's assets, including:

     - a first priority perfected security interest in all of the capital stock of each of Beauceland Corporation's direct and indirect Canadian and U.S. subsidiaries and 65% of the capital stock of each other subsidiary directly or indirectly owned by Beauceland Corporation or any of its Canadian or U.S. subsidiaries; and

     - a first priority perfected security interest in substantially all of our and the guarantors' other present and future assets and properties, including, without limitation, accounts receivable, inventory, real property, machinery, equipment, contracts, intellectual property, license rights and general intangibles.

     Amortization. We are required to repay the amounts borrowed under each of the term loan facilities in installments on March 31, June 30, September 30 and December 31 of each loan year and on the maturity date of the applicable facility. Installment payments under the term loan B facility began on September 30, 2004 and equal 0.25% of the initial principal amount of such facility for each of the first 24 installment payments and 23.50% for each of the final four installment payments. Installment payments under the term loan A facility begin on December 31, 2004 and equal 1.25% of the initial principal amount of such facility for each of the first four installment payments, 2.50% of such amount for each of installment payments 5 through 8, 3.75% of such amount for each of installment payments 9 through 12, 5.00% of such amount for each of installment payments 13 through 16, and 12.50% of such amount for each of installment payments 16 through 20.

     Interest. The Canadian dollar amounts outstanding under the facility bear interest at a rate per annum equal to the Prime Rate (which is the greater of (x) the administrative agent's reference rate of interest for commercial customers and (y) the yield rate for one month bankers' acceptances displayed on the Reuters CDOR Page, plus 1%) plus an applicable margin or, at our option, the BA Discount Rate (which (a) in the case of Schedule I lenders is determined by reference to the British Bankers Association Interest Settlement Rate and (b) in the case of all other lenders is determined largely by reference to the Reuters CDOR page yield rate for a bankers' acceptance of the applicable maturity) plus an applicable margin. The U.S. dollar amounts outstanding under the facility bear interest at a rate per annum equal to the Base Rate (which is equal to the greater of (i) (x) in the case of loans made by lenders out of Canada only, the administrative agent's reference rate of interest for loans in U.S. dollars to its Canadian borrowers and (y) in all other cases, the administrative agent's reference rate of interest for commercial loans quoted by its New York branch and (ii) the federal funds effective rate as published by the Federal Reserve Bank of New York plus 0.50%) plus an applicable margin or, at our option, the Adjusted Eurodollar Rate (which is determined by reference to the British Bankers Association Interest Settlement Rate) plus an applicable margin. Each outstanding swing line loan bears interest at (i) if denominated in U.S. dollars, the Base Rate plus the applicable margin and (ii) if denominated in Canadian dollars, the Prime Rate plus the applicable margin. Commencing with the delivery of our financial statements for the second fiscal quarter commencing after the closing date, the applicable margins for the loans will be determined pursuant to a grid based on our total leverage ratio. Interest on amounts not paid when due will accrue at a rate equal to the rate on loans bearing interest at the rate determined by reference to the Base Rate or Prime Rate, as applicable, plus an applicable margin.

     Optional Prepayments. Loans (other than bankers' acceptances) may be prepaid at any time by giving prior written notice thereof, in each case, without premium or penalty (except LIBOR breakage costs). Bankers' acceptances may only be prepaid at the end of the applicable interest period.

     Mandatory Prepayments or Offers to Prepay. Subject to exceptions, our facility must be prepaid, or we must make an offer to prepay, in an amount equal to:

     - 100% of the net cash proceeds of all asset sales by Beauceland Corporation or any of its subsidiaries (including sales or issuances of stock of subsidiaries);

     - 100% of all casualty and condemnation net cash proceeds received by Beauceland Corporation or any of its subsidiaries;

     - 50% of the net cash proceeds from the issuance of equity by, or equity contributions to, any parent company of us;

     - 100% of the net cash proceeds from the issuance of any debt (other than permitted debt) by Beauceland Corporation or any of its subsidiaries; and

     - 75% of our excess cash flow (subject to reduction to a lower percentage based upon our total leverage ratio).

     Prior to 5 years from the closing date, we are not required to make amortization payments of the term loan B or mandatory prepayments under the term loan B facilities in respect of equity issuances or excess cash flow in an aggregate amount of more than 25% of the original principal amount of the term loan B. We will be required to make any amortization payments or mandatory prepayments not made due to the foregoing sentence five years and one day after the closing date.

     Fees.  We are required to pay the following fees under our facility:

     - a commitment fee of 0.50% per annum, payable quarterly in arrears, calculated on the unused portion of the revolving credit facility; provided that, commencing with the delivery of our quarterly financial statements for the second fiscal quarter ending after the closing date the commitment fee percentage is subject to reduction to 0.40% per annum if our total
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       leverage ratio is less than or equal to 3.5x but greater than 2.5x and to
       0.35% per annum if our total leverage ratio is less than or equal to 2.5x;

     - a letter of credit fee equal to the applicable margin for Eurodollar Rate revolving loans, with respect to U.S. dollar denominated letters of credit and bankers' acceptances, with respect to Canadian dollar denominated letters of credit multiplied by the average daily aggregate amount available to be drawn under all letters of credit, payable quarterly in arrears;

     - customary fronting fees in connection with the issuances of letters of credit;

     - an annual fee to the administrative agent; and

     - certain expenses of the lenders and agents.

     Financial Covenants. Our facility contains financial covenants that require Beauceland Corporation and its subsidiaries to comply with certain financial ratios and tests, including a minimum fixed charge coverage ratio, a minimum interest coverage ratio, a maximum capital expenditure amount and a maximum total leverage ratio.

     Our facility also contains operational covenants and other restrictions that, among other things, subject to certain exceptions and baskets, restrict Beauceland Corporation's ability and the ability of its subsidiaries to:

     - incur additional indebtedness and guarantee obligations;

     - create liens on assets;

     - make investments;

     - pay dividends, redeem stock and prepay and/or redeem other indebtedness;

     - engage in mergers, consolidations and sales of assets; and

     - engage in transactions with affiliates.

     Events of Default.  Our facility contains the following events of default:

     - payment defaults;

     - defaults under other debt;

     - breach or non-performance of covenants;

     - breach of representations and warranties;

     - certain events of bankruptcy and insolvency;

     - the entering of judgments in excess of specified amounts against us;

     - ERISA defaults;

     - the actual or asserted invalidity of any security interest in collateral or any guarantees; and

     - change of control.

     On December 3, 2004, our senior secured credit facility was amended to permit the offering of the senior discount notes described under the caption "Summary -- Recent Events" and to permit dividends or distributions by us or Beauceland Corporation to MAAX Holdings in amounts sufficient for MAAX Holdings to satisfy its mandatory redemption obligation and service cash interest on the senior discount notes when they become due so long as we are in pro forma compliance with our financial covenants and no event of default or default under certain specified provisions of our senior secured credit facility exists or would occur as a result of such dividend or distribution.

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                              DESCRIPTION OF NOTES

     You can find the definitions of certain terms used in this description under the subheading "-- Certain Definitions." In this description, the word "Issuer" refers only to MAAX Corporation and not to any of its subsidiaries, and the word "Holdings" refers to Beauceland Corporation and not to any of its subsidiaries.

     The Issuer issued the original notes and will issue the exchange notes under an indenture among itself, the Guarantors and U.S. Bank Trust National Association, as trustee, a copy of which is incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the U.S. Trust Indenture Act of 1939, as amended.

     The following description is a summary of the material provisions of the indenture and the registration rights agreement. It does not restate those agreements in their entirety. We urge you to read the indenture and the registration rights agreement because they, and not this description, define your rights as holders of these notes in addition to those rights you have under the federal securities laws. Copies of the indenture and registration rights agreement are incorporated by reference and filed as exhibits to the registration statement of which this prospectus forms a part and are available as set forth below under " -- Additional Information."

     The registered holder of a note will be treated as the owner of it for all purposes. Only registered holders will have rights under the indenture.

BRIEF DESCRIPTION OF THE NOTES AND THE GUARANTEES

     The notes are:

     - general unsecured obligation of the Issuer;

     - subordinated in right of payment to all existing and future Senior Debt of the Issuer;

     - equal in right of payment to any future unsecured Indebtedness of the Issuer that is subordinated in right of payment to any other Indebtedness of the Issuer;

     - senior in right of payment to any future Indebtedness of the Issuer that expressly provides that it is junior in right of payment to the notes; and

     - unconditionally guaranteed by the Guarantors.

     The notes are guaranteed by Holdings and each of its existing and future Restricted Subsidiaries that guarantee any Credit Facility.

     The Guarantee by each Guarantor is:

     - a general unsecured obligations of such Guarantor;

     - subordinated in right of payment to all existing and future Senior Debt of such Guarantor;

     - equal in right of payment with any future unsecured Indebtedness of such Guarantor that is subordinated in right of payment to any other Indebtedness of such Guarantor; and

     - senior in right of payment to any future Indebtedness of such Guarantor that expressly provides that it is junior in right of payment to the Guarantee of such Guarantor.

     As of August 31, 2004, the Issuer and the Guarantors had total Senior Debt of approximately $214 million and up to an additional approximately $39.6 million of Senior Debt was available, subject to meeting certain borrowing conditions, to be borrowed under the Credit Agreement. As indicated above and as discussed in detail below under the subheading "-- Subordination," payments on the notes and under the Guarantees are subordinated to the payment of Senior Debt. The indenture permits us and the Guarantors to incur additional Senior Debt.

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

     As of the date of the indenture, all of Holdings' subsidiaries were "Restricted Subsidiaries." However, under the circumstances described below under "-- Certain Covenants -- Designation of Restricted and Unrestricted Subsidiaries," Holdings is permitted to designate certain of its subsidiaries as "Unrestricted Subsidiaries." Unrestricted Subsidiaries will not be subject to the restrictive covenants in the indenture, but transactions between Holdings and/or any of the Restricted Subsidiaries on the one hand and any of the Unrestricted Subsidiaries on the other hand will be subject to certain restrictive covenants.

     The European Subsidiaries are not Guarantors and any Unrestricted Subsidiaries will not be Guarantors. The notes are structurally subordinated to the Indebtedness and other obligations (including trade payables) of the European Subsidiaries. The notes will be structurally subordinated to the Indebtedness and other obligations (including trade payables) of the Unrestricted Subsidiaries.

PRINCIPAL, MATURITY AND INTEREST

     In the offering, the Issuer issued $150.0 million in aggregate principal amount of notes. The indenture provides that the Issuer may issue additional notes from time to time. Any issuance of additional notes is subject to all of the covenants in the indenture, including the covenant described below under the caption "-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock." The notes and any additional notes subsequently issued under the indenture will be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. The Issuer issued the original notes and will issue the exchange notes in denominations of $1,000 and integral multiples of $1,000. The notes will mature on June 15, 2012.

     Interest on the notes will accrue at the rate of 9.75% per annum and will be payable semi-annually in arrears on June 15 and December 15, commencing on December 15, 2004. Interest on overdue principal and interest and Special Interest will accrue at the then applicable interest rate on the notes. The Issuer will make each interest payment to the holders of record on the immediately preceding June 1 and December 1.

     Interest on the notes will accrue from the date of original issuance of the original notes or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

METHODS OF RECEIVING PAYMENTS ON THE NOTES

     If a holder of notes owning at least $5.0 million in principal amount of notes has given wire transfer instructions to the Issuer, the Issuer will pay all principal, interest and premium and Special Interest, if any, on that holder's notes in accordance with those instructions. All other payments on the notes will be made at the office or agency of the paying agent and registrar within the City and State of New York unless the Issuer elects to make interest payments by check mailed to the holders of notes at their address set forth in the register of holders.

PAYING AGENT AND REGISTRAR FOR THE NOTES

     The trustee will initially act as paying agent and registrar. The Issuer may change the paying agent or registrar without prior notice to the holders of the notes, and Holdings or any of its Subsidiaries may act as paying agent or registrar other than in connection with the discharge or defeasance provisions of the indenture.

TRANSFER AND EXCHANGE

     A holder may transfer or exchange notes in accordance with the provisions of the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. Holders will be

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

required to pay all taxes due on transfer. The Issuer is not required to transfer or exchange any note selected for redemption. Also, the Issuer is not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

GUARANTEES

     The Guarantors jointly and severally, fully and unconditionally, guarantee the Issuer's obligations under the notes. The Guarantee of each Guarantor is subordinated to the prior payment in full in cash or cash equivalents of all Senior Debt of that Guarantor to the same extent that the notes are subordinated to Senior Debt of the Issuer. The obligations of each Subsidiary Guarantor under its Guarantee are limited as necessary to prevent that Guarantee from constituting a fraudulent conveyance under applicable law.

SUBORDINATION

     The payment of all Obligations on or relating to the notes is subordinated in right of payment to the prior payment in full in cash or cash equivalents of all Obligations on Senior Debt of the Issuer (including all Obligations with respect to any Credit Facility, whether outstanding on the Issue Date or thereafter incurred). Notwithstanding the foregoing, payments and distributions made from a trust established pursuant to the provisions described under "-- Satisfaction and Discharge" or "-- Legal Defeasance and Covenant Defeasance" shall not be so subordinated in right of payment so long as the payments into the trust were made in accordance with the requirements described under "-- Satisfaction and Discharge" or "-- Legal Defeasance and Covenant Defeasance," as the case may be, and did not violate the subordination provisions when they were made.

     The holders of Senior Debt will be entitled to receive payment in full in cash or cash equivalents of all Obligations due in respect of Senior Debt before the holders of notes will be entitled to receive any payment or distribution of any kind or character with respect to any Obligations on, or relating to, the notes (other than payments or distributions of Permitted Junior Securities or payments and distributions from a trust established pursuant to the provisions described under "-- Satisfaction and Discharge" or "-- Legal Defeasance and Covenant Defeasance" so long as the payments into the trust were made in accordance with the requirements described under "-- Satisfaction and Discharge" or "-- Legal Defeasance and Covenant Defeasance," as the case may be, and did not violate the subordination provisions when they were made) in the event of any distribution to creditors of the Issuer:

         (1) in a total or partial liquidation, dissolution or winding-up of the Issuer;

         (2) in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Issuer or its assets;

         (3) in an assignment for the benefit of creditors; or

         (4) in any marshalling of the Issuer's assets and liabilities.

     The Issuer also may not make any payment or distribution of any kind or character with respect to any Obligations on, or relating to, the notes or acquire any notes for cash or assets or otherwise, other than payments or distributions of Permitted Junior Securities and payments and distributions made from a trust established pursuant to the provisions described under "-- Satisfaction and Discharge" or "-- Legal Defeasance and Covenant Defeasance" so long as the payments into the trust were made in accordance with the requirements described under "-- Satisfaction and Discharge" or "-- Legal Defeasance and Covenant Defeasance," as the case may be, and did not violate the subordination provisions when they were made, if:

         (1) a payment default on any Senior Debt occurs and is continuing beyond the applicable grace period, if any; or

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

         (2) any other default occurs and is continuing on Designated Senior Debt that permits holders of the Designated Senior Debt to accelerate its maturity and the trustee receives a notice of such default (a "PAYMENT BLOCKAGE NOTICE") from the Representative of any Designated Senior Debt.

     Payments on and distributions with respect to any Obligations on, or with respect to, the notes may and shall be resumed:

         (1) in the case of a payment default, upon the date on which all payment defaults are cured or waived; and

         (2) in case of a nonpayment default, the earliest of (x) the date on which all such nonpayment defaults are cured or waived, (y) 179 days after the date on which the applicable Payment Blockage Notice is received or (z) the date on which the trustee receives notice from the Representative for such Designated Senior Debt rescinding the Payment Blockage Notice, unless the maturity of any Designated Senior Debt has been accelerated.

     No new Payment Blockage Notice may be delivered unless and until 360 days have elapsed since the effectiveness of the immediately prior Payment Blockage Notice.

     No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the trustee shall be, or be made, the basis for a subsequent Payment Blockage Notice unless such default shall have been cured or waived for a period of not less than 90 consecutive days (it being acknowledged that any subsequent action, or any breach of any financial covenants for a period ending after the date of delivery of such initial Payment Blockage Notice that in either case would give rise to a default pursuant to any provisions under which a default previously existed or was continuing shall constitute a new default for this purpose).

     The Issuer must promptly notify holders of Senior Debt if payment of the notes is accelerated because of an Event of Default.

     As a result of the subordination provisions described above, in the event of a bankruptcy, liquidation or reorganization of the Issuer, holders of the notes may recover less ratably than creditors of the Issuer who are holders of Senior Debt. See "Risk Factors -- Risks Related to the Notes -- The notes will be unsecured and subordinated to our senior debt."

ADDITIONAL AMOUNTS

     All amounts paid or credited by the Issuer under or with respect to the notes, or by any Guarantor pursuant to the Guarantees, will be made free and clear of and without withholding or deduction for or on account of any present or future tax, duty, levy, impost, assessment or other governmental charge (including penalties, interest and other liabilities or expenses related thereto) (hereinafter, "TAXES") imposed or levied by or on behalf of the Government of Canada or the United States or of any province, territory, state or other political subdivision thereof or by any authority or agency therein or thereof having power to tax (each, a "RELEVANT TAXING JURISDICTION"), unless the Issuer or such Guarantor, as the case may be, is required to withhold or deduct any amount for or on account of Taxes by law or by the interpretation or administration thereof. If the Issuer or any Guarantor is required to withhold or deduct any amount for or on account of any such Taxes from any amount paid or credited under or with respect to the notes or the Guarantees, the Issuer or such Guarantor will pay such additional amounts (the "ADDITIONAL AMOUNTS") as may be necessary so that the net amount received by each owner of a beneficial interest in the notes (an "owner" for the purposes of this "Additional Amounts" section) (including Additional Amounts) after such withholding or deduction (including any withholding or deduction in respect of Additional Amounts) will not be less than the amount such owner would have received if such Taxes had not been withheld or deducted; provided, however, that Additional Amounts will not be payable to an owner or

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

holder of notes with respect to any Taxes to the extent such Taxes ("EXCLUDED TAXES") would not have been imposed but for such owner or holder being an owner or holder:

         (1) in the case of Canadian Taxes, with which the Issuer or such Guarantor does not deal at arm's length (within the meaning of the Income Tax Act (Canada)) at the time of making a payment;

         (2) which is subject to such Taxes by reason of such owner or holder being connected with the Relevant Taxing Jurisdiction other than solely by reason of the mere acquisition or holding of notes, the receipt of payments thereunder or the enforcement of the holder's or owner's rights thereunder;

         (3) which failed to duly and timely comply with a timely request of the Issuer to provide information, documents, certification or other evidence concerning such owner's or holder's nationality, residence, entitlement to treaty benefits, identity or connection with a Relevant Taxing Authority, but only if such owner or holder is legally entitled to comply with such request and only to the extent that due and timely compliance with such request would have resulted in the reduction or elimination of the Taxes in question;

         (4) in the case of United States Taxes, which do not qualify for the "portfolio interest exception" contained in Sections 871(h) and 881(c) of the U.S. Internal Revenue Code of 1986, as amended; or

         (5) which is a fiduciary, a partnership or not the beneficial owner of a note, if and to the extent that any beneficiary or settlor of such fiduciary, any partner in such partnership or the beneficial owner of such note (as the case may be) would not have been entitled to receive Additional Amounts with respect to the payment in question if such beneficiary, settlor, partner or beneficial owner had been the holder of such note (but only if there is no material cost or expense associated with transferring such note to such beneficiary, settlor, partner or beneficial owner and no restriction on such transfer that is outside the control of such beneficiary, settlor, partner or beneficial owner).

The Issuer or such Guarantor will also (a) make such withholding or deduction and (b) remit the full amount deducted or withheld to the relevant authority in accordance with and in the time required under applicable law.

     The Issuer or the Guarantor will furnish the holders of the notes, within 30 days after the date the payment of any Taxes is due pursuant to applicable law, evidence of such payment by the Issuer or such Guarantor. The Issuer and the Guarantors will indemnify and hold harmless each holder and owner from and against (x) any Taxes (other than Excluded Taxes) levied or imposed on such holder or owner as a result of payments or credits made under or with respect to the notes or the Guarantees, and (y) any Taxes (other than Excluded Taxes) so levied or imposed with respect to any indemnification payments under the foregoing clause (x) or this clause (y) such that the net amount received by such holder or owner after such indemnification payments will not be less than the net amount the holder or owner would have received if the Taxes described in clauses (x) and (y) above had not been imposed.

     At least 30 days prior to each date on which any payment under or with respect to the notes is due and payable, if the Issuer or any Guarantor will be obligated to pay Additional Amounts with respect to such payment, the Issuer or such Guarantor will deliver to the trustee an officers' certificate stating the fact that such Additional Amounts will be payable and the amounts so payable and will set forth such other information necessary to enable the trustee to pay such Additional Amounts to holders or owners on the payment date. Whenever in the indenture or in this "Description of Notes" there is mentioned, in any context, the payment of principal, premium, if any, redemption price, Change of Control Payment, Asset Sale Offer purchase price, interest or any other amount payable under or with respect to any note, such mention shall be deemed to include mention

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

of the payment of Additional Amounts or indemnification payments to the extent that, in such context, Additional Amounts or indemnification payments are, were or would be payable in respect thereof.

     The Issuer and the Guarantors will pay any present or future stamp, court, documentary or other excise or property Taxes, charges or similar levies that arise in any Relevant Taxing Jurisdiction from the execution, delivery or registration of, or enforcement of rights under, the notes, the indenture, any Guarantee or any related document ("DOCUMENTARY TAXES").

     The obligation to pay any Additional Amounts (and any associated indemnification payments) and Documentary Taxes under the terms and conditions described above will survive any termination, defeasance or discharge of the indenture.

OPTIONAL REDEMPTION

     On or after June 15, 2008 (the "FOURTH ANNIVERSARY"), the Issuer may on any one or more occasions redeem all or a part of the notes at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Special Interest, if any, on the notes redeemed to the redemption date, if redeemed during the twelve-month period beginning on June 15 of the years indicated below, subject to the rights of holders of notes on the relevant record date to receive interest on the relevant interest payment date:

YEAR                                                           PERCENTAGE
----                                                           ----------
2008........................................................    104.875%
2009........................................................    102.438%
2010 and thereafter.........................................    100.000%

  REDEMPTION AT MAKE-WHOLE PREMIUM

     At any time prior to the Fourth Anniversary, the Issuer may on any one or more occasions redeem all or a part of the notes, at a redemption price equal to 100% of the principal amount thereof plus the Applicable Premium, plus accrued and unpaid interest and Special Interest, if any, on the notes to be redeemed to the date of redemption, subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date; provided that in the case of any redemption in part, at least 50% of the aggregate principal amount of notes issued under the indenture (including any additional notes) remains outstanding after giving effect to such redemption.

     "APPLICABLE PREMIUM" means, with respect to a note at any redemption date, the greater of:

         (1) 1.0% of the principal amount of such Note; and

         (2) the excess of:

               (a) the present value at such redemption date of (1) the redemption price of such note on the Fourth Anniversary set forth in the first paragraph of this "-- Optional Redemption" section plus (2) all required remaining scheduled interest payments due on such note through the Fourth Anniversary, other than accrued interest to such redemption date, computed using a discount rate equal to the Treasury Rate plus 50 basis points, discounted on a semi-annual bond equivalent basis, over

               (b) the principal amount of such Note on such redemption date.

Calculation of the Applicable Premium will be made by the Issuer or on behalf of the Issuer by such Person as the Issuer shall designate; provided, however, that such calculation shall not be a duty or obligation of the trustee.

     "TREASURY RATE" means, with respect to a redemption date, the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) that has become publicly available at least two Business Days prior to such redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such redemption date to the Fourth Anniversary; provided, however, that if the period from such redemption date to the Fourth Anniversary is not equal to the constant maturity of the United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from such redemption date to the Fourth Anniversary is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

  REDEMPTION WITH PROCEEDS OF EQUITY OFFERINGS

     At any time prior to June 15, 2007, the Issuer may on any one or more occasions redeem up to 35% of the aggregate principal amount of notes issued under the indenture (including any additional notes) at a redemption price of 109.750% of the principal amount, plus accrued and unpaid interest and Special Interest, if any, on the notes to be redeemed to the redemption date, with the net cash proceeds of one or more Equity Offerings; provided that:

         (1) at least 65% of the aggregate principal amount of notes issued under the indenture (including any additional notes, but excluding notes held by the Issuer or any of its Affiliates) remains outstanding immediately after the occurrence of such redemption; and

         (2) the redemption occurs within 90 days of the date of the closing of such Equity Offering.

  REDEMPTION FOR CHANGES IN WITHHOLDING TAXES

     The Issuer may redeem all, but not less than all, of the notes at any time, upon not less than 30 nor more than 60 days' notice, at 100% of the aggregate principal amount of the notes, together with accrued and unpaid interest and Special Interest, if any, to the redemption date, if the Issuer has become or would become obligated to pay, on the next date on which any amount would be payable with respect to the notes, any Additional Amounts as a result of a change in the laws (including any regulations promulgated thereunder) of a Relevant Taxing Jurisdiction, or any change in any official position of any governmental agency, taxing authority or regulatory authority regarding the application or interpretation of such laws or regulations, which change is announced on or after the date of the offering (a "CHANGE IN LAW"), and the Issuer cannot avoid such obligation by taking reasonable measures available to it.

     Before the Issuer publishes or mails notice of redemption of the notes as described above, the Issuer will deliver to the trustee an officers' certificate to the effect that it cannot avoid its obligation to pay Additional Amounts by taking reasonable measures available to it and an opinion of independent legal counsel of recognized standing stating that the Issuer would be obligated to pay Additional Amounts as a result of a Change in Law. No such notice of redemption may be given more than 60 days before or more than 90 days after the Issuer first becomes aware of its liability to pay any Additional Amounts as a result of a Change in Law.

  SELECTION AND NOTICE

     If less than all of the notes are to be redeemed at any time, the trustee will select notes for redemption as follows:

         (1) if the notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the notes are listed; or

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

         (2) if the notes are not listed on any national securities exchange, on a pro rata basis, by lot or by such method as the trustee deems fair and appropriate;

provided that if a partial redemption is made pursuant to the provisions described under "-- Redemption with Proceeds from Equity Offerings," selection of the notes or portions thereof for redemption shall be made by the trustee only on a pro rata basis or on as nearly a pro rata basis as is practicable (subject to the procedures of The Depository Trust Company), unless that method is otherwise prohibited.

     No notes of $1,000 or less can be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the indenture. Notices of redemption may not be conditional.

     If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the holder of notes upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of them called for redemption, unless the Issuer defaults in the payment of the redemption price.

     The Issuer may acquire notes by means other than a redemption, whether pursuant to a tender offer, open market purchase, negotiated transaction or otherwise, so long as such acquisition does not otherwise violate the terms of the indenture.

MANDATORY REDEMPTION

     Except as described below under "-- Offer to Purchase," the Issuer is not required to make mandatory redemption or sinking fund payments with respect to the notes.

OFFER TO PURCHASE

  CHANGE OF CONTROL

     If a Change of Control occurs, the Issuer will be required to make an offer to purchase all notes as described below (the "CHANGE OF CONTROL OFFER") on the terms set forth in the indenture. In the Change of Control Offer, the Issuer will offer a payment in cash ("CHANGE OF CONTROL PAYMENT") equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest and Special Interest, if any, on the notes purchased, to the date of purchase, subject to the rights of holders of notes on the relevant record date to receive interest due on the relevant interest payment date. Within thirty days following any Change of Control, the Issuer will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the Change of Control Payment Date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the indenture and described in such notice.

     The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the indenture, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the indenture by virtue of such compliance.

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     On the Change of Control Payment Date, the Issuer will, to the extent lawful:

         (1) accept for payment all notes or portions of notes in minimum amounts equal to $1,000 or an integral multiple of $1,000 in excess thereof, properly tendered pursuant to the Change of Control Offer;

         (2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

         (3) deliver or cause to be delivered to the trustee the notes properly accepted together with an officers' certificate stating the aggregate principal amount of notes or portions of notes being purchased by the Issuer.

     The paying agent will promptly mail to each holder of notes properly tendered the Change of Control Payment for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each new note will be in a principal amount of $1,000 or an integral multiple of $1,000.

     The Issuer will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

     The provisions described above that require the Issuer to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control, the indenture does not contain provisions that require the Issuer to redeem or offer to purchase the notes in the event of a takeover, recapitalization or similar transaction.

     The Issuer will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by the Issuer and purchases all notes properly tendered and not withdrawn under the Change of Control Offer or (2) notice of redemption has been given pursuant to the indenture as described above under the caption "-- Optional Redemption," unless and until there is a default in payment of the applicable redemption price.

     Notwithstanding the foregoing, the Issuer will not be required to make a Change of Control Offer, as provided above, if, in connection with or in contemplation of any Change of Control, it or a third party has made an offer to purchase (an "ALTERNATE OFFER") any and all notes validly tendered at a cash price equal to or higher than the Change of Control Payment and has purchased all notes properly tendered in accordance with the terms of such Alternate Offer.

     The definition of "Change of Control" includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the properties or assets of Holdings and the Restricted Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly the requirement that the Issuer make a Change of Control Offer as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of Holdings and the Restricted Subsidiaries taken as a whole to another Person or group may be uncertain.

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  ASSET SALES

     Holdings will not, and will not permit any Restricted Subsidiary to, consummate an Asset Sale unless:

         (1) Holdings (or a Restricted Subsidiary) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of; and

         (2) at least 75% of the consideration received in the Asset Sale by Holdings or such Restricted Subsidiary is in the form of cash or Cash Equivalents. For purposes of this provision, each of the following will be deemed to be cash:

               (a) any liabilities, as shown on Holdings' most recent consolidated balance sheet, of Holdings or any Restricted Subsidiary (other than liabilities that are by their terms subordinated to the notes or any Guarantee) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases Holdings or such Restricted Subsidiary from such liabilities;

               (b) any securities, notes or other obligations received by Holdings or any such Restricted Subsidiary from such transferee that are, within 180 days of the Asset Sale, converted by Holdings or such Restricted Subsidiary into cash or Cash Equivalents, to the extent of the cash or Cash Equivalents received in that conversion; and

               (c) any stock or assets of the kind referred to in clause (2) or
         (4) of the next paragraph of this covenant.

     Within 365 days after the receipt of any Net Proceeds from an Asset Sale, Holdings (or a Restricted Subsidiary) may apply those Net Proceeds at its option:

         (1) to repay any Senior Debt and, if the Indebtedness repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto;

         (2) to acquire all or substantially all of the assets of, or any Capital Stock of, a Person engaged in a Permitted Business; provided that in the case of acquisition of Capital Stock of any Person, such acquisition is permitted by the covenant described below under the caption "-- Certain Covenants -- Restricted Payments" (without giving effect to clause (4) of the definition of "Permitted Investments");

         (3) to make a capital expenditure; or

         (4) to acquire other assets that are not classified as current assets under GAAP and that are used or useful in a Permitted Business.

     Pending the final application of any Net Proceeds, Holdings (or a Restricted Subsidiary) may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the indenture.

     Any Net Proceeds from Asset Sales that are not applied or invested as provided in the second paragraph of this covenant will constitute "EXCESS PROCEEDS." When the aggregate amount of Excess Proceeds exceeds $15.0 million, the Issuer will make an offer to purchase (an "ASSET SALE OFFER"), to all holders of notes and all holders of other Indebtedness that is pari passu with the notes containing provisions similar to those set forth in the indenture with respect to offers to purchase or redeem with the proceeds of sales of assets, the maximum principal amount of notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price for the notes in any Asset Sale Offer will be equal to 100% of principal amount of the notes plus accrued and unpaid interest and Special Interest thereon, if any, to the date of purchase, and will be payable in cash, and the offer or redemption price for such pari passu Indebtedness shall be as set forth in the related documentation governing such Indebtedness. If any Excess Proceeds

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remain after consummation of an Asset Sale Offer, the Issuer may use those
Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of notes and other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the trustee will select the notes and such other pari passu Indebtedness to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

     The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the indenture, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the indenture by virtue of such compliance.

     The Credit Agreement will contain prohibitions on the ability of the Issuer to voluntarily repurchase, redeem or prepay certain of its indebtedness, including the notes, and limitations on the Issuer's ability to engage in Asset Sales, and provides that any Change of Control under the indenture governing the notes constitutes an event of default under the Credit Agreement. Additionally, future agreements may contain prohibitions of certain events, including events that would constitute a Change of Control or an Asset Sale and including repurchases of or other prepayments in respect of the notes. The acceptance by the holders of the notes of an offer to repurchase made by the Issuer upon a Change of Control or an Asset Sale could cause a default under these other agreements, even if the Change of Control or Asset Sale itself does not, due to the financial effect of such repurchases on the Issuer. In the event a Change of Control or Asset Sale occurs at a time when the Issuer is prohibited from purchasing notes, the Issuer could seek the consent of its other lenders to the purchase of notes or could attempt to refinance the borrowings that contain such prohibition. If the Issuer does not obtain a consent or repay those borrowings, the Issuer will remain prohibited from purchasing notes. In that case, the Issuer's failure to purchase tendered notes would constitute an Event of Default under the indenture which, in turn, may constitute a default under the other indebtedness. In such circumstances the subordination provisions in the indenture would likely restrict payments to the holders of the notes. Finally, the Issuer's ability to pay cash to the holders of notes upon a repurchase may be limited by the Issuer's then existing financial resources. See "Risk
Factors -- Risks Relating to the Notes -- We may be unable to purchase the notes upon a change of control."

CERTAIN COVENANTS

  RESTRICTED PAYMENTS

     Holdings will not, and will not permit any Restricted Subsidiary to, directly or indirectly:

         (i) declare or pay any dividend or make any other payment or distribution on account of the Equity Interests of Holdings or any Restricted Subsidiary (including, without limitation, any payment in connection with any merger, amalgamation or consolidation involving Holdings or any Restricted Subsidiary) or to the direct or indirect holders of the Equity Interests of Holdings or any Restricted Subsidiary in their capacity as such (other than (A) dividends or distributions payable in Qualified Equity Interests, (B) dividends or distributions payable to Holdings or any Restricted Subsidiary and (C) any dividend, payment or distribution made on the Issue Date in connection with the amalgamation as described in this prospectus under the caption "Use of Proceeds");

         (ii) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger, amalgamation or consolidation involving Holdings) any Equity Interests of Holdings or any Parent Company;

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

         (iii) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value, any Indebtedness of the Issuer or any Guarantor that is contractually subordinated to the notes or any Guarantee (excluding any Indebtedness owed to and held by Holdings or any Restricted Subsidiary), other than (x) payments of interest or principal at the Stated Maturity thereof and (y) payments, purchases, redemptions, defeasances or other acquisitions or retirements for value in anticipation of satisfying a scheduled maturity, sinking fund or amortization or other installment obligation or mandatory redemption, in each case, due within one year of the Stated Maturity thereof; or

         (iv) make any Restricted Investment

(all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as "RESTRICTED PAYMENTS"), unless, at the time of and after giving effect to such Restricted Payment:

         (1) no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

         (2) Holdings would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption "-- Incurrence of Indebtedness and Issuance of Preferred Stock"; and

         (3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Holdings and the Restricted Subsidiaries since the date of the indenture (excluding Restricted Payments permitted by clauses (2), (3), (4), (5), (6), (7), (8), (9) and (10) of the next succeeding paragraph), is not greater than the sum, without duplication, of:

               (a) 50% of the Consolidated Net Income of Holdings for the period (taken as one accounting period) from the beginning of the fiscal quarter in which the Issue Date occurs to the end of Holdings' most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus

               (b) 100% of the aggregate net cash proceeds received by Holdings, and 100% of the Fair Market Value at the time of receipt of assets other than cash, if any, received by Holdings, after the date of the indenture as a contribution to its common equity capital or from the issue or sale of Qualified Equity Interests or from the issue or sale (other than to a Subsidiary of Holdings) of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of Holdings that have been converted into or exchanged for Qualified Equity Interests; plus

               (c) to the extent that any Restricted Investment that was made after the date of the indenture is sold for cash or Holdings or a Restricted Subsidiary otherwise receives Cash Equivalents therefor, the return of capital in cash or Cash Equivalents with respect to such Restricted Investment (less the cost of disposition, if any); plus

               (d) to the extent that any Unrestricted Subsidiary is redesignated as a Restricted Subsidiary after the date of the indenture, the Fair Market Value of the Investment of Holdings and the Restricted Subsidiaries in such Subsidiary as of the date of such redesignation.

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     The preceding provisions will not prohibit:

         (1) the payment of any dividend within 60 days after the date of declaration of the dividend, if at the date of declaration the dividend payment would have complied with the provisions of the indenture;

         (2) the making of any Restricted Payment in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of Holdings) of, Qualified Equity Interests or from the substantially concurrent contribution of common equity capital to Holdings; provided that the amount of any such net cash proceeds that is utilized for any such Restricted Payment will be excluded from clause (3)(b) of the preceding paragraph;

         (3) the payment, defeasance, redemption, repurchase or other acquisition or retirement for value of Indebtedness of the Issuer or any Guarantor that is contractually subordinated to the notes or to any Guarantee with the net cash proceeds from a substantially concurrent incurrence of Permitted Refinancing Indebtedness;

         (4) the payment of any dividend (or, in the case of any partnership, limited liability company or unlimited company, any similar distribution) by a Restricted Subsidiary of Holdings to the holders of its Equity Interests on a pro rata basis taking into account the relative preferences, if any, of the various classes of equity interests in such Restricted Subsidiary;

         (5) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of Holdings or any Restricted Subsidiary, or payments by Holdings to any Parent Company to permit, and which are used by, any Parent Company to repurchase, redeem or otherwise acquire or retire for value any Equity Interests of any Parent Company, in each case, held by any current or former officer, director, consultant or employee of Holdings or any Restricted Subsidiary (or permitted transferees, assigns, estates or heirs of any of the foregoing); provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $5.0 million in any calendar year (excluding for purposes of calculating such amount the purchase price of Equity Interests repurchased, redeemed, acquired or retired with the proceeds from the repayment of loans by Holdings or a Restricted Subsidiary made for the purpose of purchasing such Equity Interests), with unused amounts being available to be used in the following calendar year, but not in any succeeding calendar year;

         (6) the repurchase of Equity Interests deemed to occur upon the exercise of stock options to the extent such Equity Interests represent a portion of the exercise price of those stock options;

         (7) the declaration and payment of dividends on Designated Preferred Stock in accordance with the certificate of designations therefor; provided that at the time of issuance of such Designated Preferred Stock, Holdings would, after giving pro forma effect thereto as if such issuance had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption "-- Incurrence of Indebtedness and Issuance of Preferred Stock";

         (8) payments made to purchase, redeem, defease or otherwise acquire or retire for value any Equity Interests of Holdings or any Restricted Subsidiary or any Indebtedness of the Issuer or any Guarantor that is contractually subordinated to the notes or to any Guarantee, in each case, pursuant to provisions requiring such Person to offer to purchase, redeem, defease or otherwise acquire or retire for value such Equity Interests or subordinated Indebtedness upon the occurrence of a "change of control" or with the proceeds of "asset sales" as defined in the charter provisions, agreements or instruments governing such Equity Interests or subordinated Indebtedness; provided, however, that a Change of Control Offer or Asset Sale Offer, as

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     applicable, has been made and the Issuer has purchased all notes validly tendered in connection with that Change of Control Offer or Asset Sale
     Offer;

         (9) payments pursuant to clause (4), (8) or (10) of the covenant described under "-- Transactions with Affiliates"; and

         (10) other Restricted Payments in an aggregate amount not to exceed $20.0 million since the date of the indenture;

provided that in the case of clause (5), (7), (8) or (10), no Default shall have occurred and be continuing.

     The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by Holdings or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment.

     For purposes of determining compliance with this covenant, if a Restricted Payment meets the criteria of more than one of the exceptions described in clauses (1) through (10) above or is entitled to be made according to the first paragraph of this covenant, Holdings may, in its sole discretion, classify the Restricted Payment in any manner that complies with this covenant.

  INCURRENCE OF INDEBTEDNESS AND ISSUANCE OF PREFERRED STOCK

     Holdings will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "INCUR") any Indebtedness (including Acquired Debt), and Holdings will not issue any Disqualified Stock and will not permit any Restricted Subsidiary to issue any shares of preferred stock; provided, however, that Holdings may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, and any Subsidiary Guarantor may incur Indebtedness (including Acquired
Debt) or issue preferred stock, if the Fixed Charge Coverage Ratio of Holdings for its most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or preferred stock is issued, as the case may be, would have been at least 2.0 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock or the preferred stock had been issued, as the case may be, at the beginning of such four-quarter period.

     The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, "PERMITTED DEBT"):

         (1) the incurrence by the Issuer and any Guarantor of Indebtedness and letters of credit under Credit Facilities in an aggregate amount at any time outstanding under this clause (1) (with letters of credit being deemed to have an amount equal to the maximum potential liability of Holdings and the Restricted Subsidiaries thereunder) not to exceed the greater of (a) the sum of (x) $165.0 million and (y) C$180.0 million (including the Canadian Dollar Equivalent of any amount under this clause (y) denominated in U.S. dollars) less the aggregate amount of all Net Proceeds of Asset Sales applied by Holdings or any Restricted Subsidiary since the date of the indenture to repay any term Indebtedness under a Credit Facility or to repay any revolving credit Indebtedness under a Credit Facility and effect a corresponding commitment reduction thereunder pursuant to the covenant described above under the caption "-- Offer to Purchase -- Asset Sales" and
     (b) the amount that is 2.5 times Consolidated Cash Flow of Holdings for its most recently ended four full fiscal quarters for which internal financial statements are available;

         (2) the incurrence by Holdings and the Restricted Subsidiaries of the Existing Indebtedness;

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         (3) the incurrence of the notes on the Issue Date, the Guarantees and the exchange notes to be issued pursuant to the registration rights agreement;

         (4) the incurrence by Holdings or any Restricted Subsidiary of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of design, construction, installation or improvement of property, plant or equipment used or useful in the business of Holdings or any Restricted Subsidiary, and refinancings thereof, in an aggregate amount not to exceed $10.0 million at any time outstanding;

         (5) the incurrence by Holdings or any Restricted Subsidiary of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance, replace, defease or discharge, Indebtedness (other than intercompany Indebtedness) that was permitted by the indenture to be incurred under the first paragraph of this covenant or clause (2), (3) or (5) of this paragraph;

         (6) the incurrence by Holdings or any Restricted Subsidiary of intercompany Indebtedness between or among Holdings and/or any Restricted Subsidiary; provided, however, that:

               (a) if the Issuer or any Guarantor is the obligor on such Indebtedness and the payee is not the Issuer or a Guarantor, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations then due with respect to the notes, in the case of the Issuer, or the Guarantee, in the case of a Guarantor; and

               (b) (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than Holdings or a Restricted Subsidiary and (ii) any sale or other transfer of any such Indebtedness to a Person that is neither Holdings nor a Restricted Subsidiary will be deemed, in each case, to constitute an incurrence of such Indebtedness by Holdings or such Restricted Subsidiary, as the case may be, that is not permitted by this clause
         (6);

         (7) the issuance by any of the Restricted Subsidiaries to Holdings or to any Restricted Subsidiary of preferred stock; provided, however, that
     (a) any subsequent issuance or transfer of Equity Interests that results in any such preferred stock being held by a Person other than Holdings or a Restricted Subsidiary and (b) any sale or other transfer of any such preferred stock to a Person that is neither Holdings nor a Restricted Subsidiary will be deemed, in each case, to constitute an issuance of such preferred stock by such Restricted Subsidiary that is not permitted by this clause 7);

         (8) the incurrence by Holdings or any Restricted Subsidiary of Hedging Obligations in the ordinary course of business;

         (9) the guarantee by the Issuer or any Guarantor of Indebtedness of Holdings or a Restricted Subsidiary that was permitted to be incurred by another provision of this covenant; provided that if the Indebtedness being guaranteed is subordinated to the notes or the Guarantees, then the guarantee shall be subordinated to the same extent as the Indebtedness guaranteed;

         (10) the incurrence by Holdings or any Restricted Subsidiary of Indebtedness in respect of workers' compensation claims, self-insurance obligations, indemnities, bankers' acceptances, performance, completion and surety bonds or guarantees, and similar types of obligations in the ordinary course of business;

         (11) the incurrence by Holdings or any Restricted Subsidiary of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is covered within five business days;

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         (12) the incurrence by Holdings or any Restricted Subsidiary of
     Indebtedness consisting of guarantees, earn-outs, indemnities or obligations in respect of purchase price adjustments in connection with the acquisition or disposition of assets, including, without limitation, shares of Capital Stock; provided that the maximum aggregate liability in respect of all such obligations outstanding under this clause (12) shall at no time exceed (a) in the case of an acquisition, $10.0 million (provided that the amount of such liability shall be deemed to be the amount thereof, if any, reflected on the consolidated balance sheet of Holdings (e.g., the amount of such liability shall be deemed to be zero if no amount is reflected on such balance sheet)) and (b) in the case of a disposition, the gross proceeds actually received by Holdings and the Restricted Subsidiaries in connection with such disposition;

         (13) Daylight Loans incurred by Holdings from time to time;

         (14) Indebtedness in respect of Permitted Factoring Arrangements; and

         (15) the incurrence by Holdings or any Restricted Subsidiary of additional Indebtedness in an aggregate amount at any time outstanding, including all Indebtedness incurred to refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (15), not to exceed $25.0 million.

     For purposes of determining compliance with this "Incurrence of Indebtedness and Issuance of Preferred Stock" covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (15) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, the Issuer will be permitted to classify such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this covenant. Indebtedness under Credit Facilities outstanding on the Issue Date will initially be deemed to have been incurred on such date in reliance on the exception provided by clause (1) above.

     The accrual of interest, the accrual of dividends, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant; provided, in each such case, that the amount thereof is included in Fixed Charges of Holdings as accrued. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that Holdings or any Restricted Subsidiary may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

     The amount of any Indebtedness outstanding as of any date will be:

         (1) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

         (2) the principal amount of the Indebtedness, in the case of any other Indebtedness; and

         (3) in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

               (A) the Fair Market Value of such assets at the date of determination; and

               (B) the amount of the Indebtedness of the other Person that is secured by such assets.

  NO LAYERING OF DEBT

     The Issuer will not, directly or indirectly, incur any Indebtedness that is, or purports to be by its terms (or by the terms of any agreement governing such Indebtedness), subordinate or junior in right of payment to any Senior Debt of the Issuer and senior in any respect in right of payment to the
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notes. No Guarantor will, directly or indirectly, incur any Indebtedness that is, or purports to be by its terms (or by the terms of any agreement governing such Indebtedness), subordinate or junior in right of payment to any Senior Debt of such Guarantor and senior in any respect in right of payment to such Guarantor's Guarantee. For purposes hereof, unsecured Indebtedness shall not be deemed to be subordinate or junior to secured Indebtedness solely because it is unsecured, and Indebtedness that is not guaranteed by a particular Person shall not be deemed to be subordinate or junior to Indebtedness solely because it is not so guaranteed.

  LIENS

     Holdings will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind on any asset now owned or hereafter acquired, except Permitted Liens, which Lien secures Indebtedness or trade payables, unless contemporaneously therewith:

         (1) in the case of any Lien securing an obligation that ranks pari passu with the notes or a Guarantee, effective provision is made to secure the notes or such Guarantee, as the case may be, at least equally and ratably with or prior to such obligation with a Lien on the same collateral; and

         (2) in the case of any Lien securing an obligation that is subordinated in right of payment to the notes or a Guarantee, effective provision is made to secure the notes or such Guarantee, as the case may be, with a Lien on the same collateral that is prior to the Lien securing such subordinated obligation, in each case, for so long as such obligation is secured by such Lien.

  DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING SUBSIDIARIES

     Holdings will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

         (1) pay dividends or make any other distributions on its Capital Stock to Holdings or any Restricted Subsidiary, or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to Holdings or any Restricted Subsidiary;

         (2) make loans or advances to Holdings or any Restricted Subsidiary; or

         (3) transfer any of its properties or assets to Holdings or any Restricted Subsidiary.

     However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

         (1) agreements governing Existing Indebtedness and Credit Facilities as in effect on the date of the indenture and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of those agreements; provided that the amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are no more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the date of the indenture;

         (2) the indenture, the notes and the Guarantees;

         (3) applicable law, rule, regulation or order;

         (4) any instrument governing Indebtedness or Capital Stock of a Person acquired by Holdings or any Restricted Subsidiary as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation

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     of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the indenture to be incurred;

         (5) customary non-assignment provisions in contracts and licenses entered into in the ordinary course of business;

         (6) purchase money obligations for property acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions on the property purchased or leased of the nature described in clause (3) of the preceding paragraph;

         (7) any agreement for the sale or other disposition of a Restricted Subsidiary or an asset that restricts distributions by that Restricted Subsidiary or transfers of such asset pending the sale or other disposition;

         (8) Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

         (9) Liens permitted to be incurred under the provisions of the covenant described above under the caption "-- Liens" that limit the right of the debtor to dispose of the assets subject to such Liens;

         (10) provisions limiting the disposition or distribution of assets or property in joint venture agreements, partnership agreements, limited liability company operating agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements entered into with the approval of the Board of Directors of Holdings, which limitation is applicable only to the assets that are the subject of such agreements;

         (11) restrictions on cash or other deposits or net worth imposed under contracts entered into in the ordinary course of business;

         (12) restrictions under Permitted Factoring Arrangements on the disposition of accounts receivable subject to Permitted Factoring Arrangements; and

         (13) agreements governing Indebtedness permitted to be incurred pursuant to the covenant described under "-- Incurrence of Indebtedness and Issuance of Preferred Stock"; provided that the provisions relating to such encumbrance or restriction contained in such Indebtedness, taken as a whole, are not materially more restrictive to the Issuer or Holdings, as applicable, as determined by the Board of Directors of the Issuer or Holdings, as applicable, in its reasonable and good faith judgment, than the provisions contained in the Credit Agreement or the indenture as in effect on the date of the indenture.

  TRANSACTIONS WITH AFFILIATES

     Holdings will not, and will not permit any Restricted Subsidiary to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of Holdings (each, an "AFFILIATE TRANSACTION"), unless:

         (1) the Affiliate Transaction is on terms that are not materially less favorable to Holdings or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by Holdings or such Restricted Subsidiary with an unrelated Person; and

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         (2) Holdings delivers to the trustee:

               (a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, a resolution of the Board of Directors of Holdings set forth in an officers' certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of such Board of Directors; and

               (b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $20.0 million, an opinion as to the fairness to Holdings or such Restricted Subsidiary of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing in the United States or Canada.

     The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

         (1) reasonable director, officer, consultant and employee compensation, benefit and indemnification agreements, plans and arrangements entered into by Holdings or any Restricted Subsidiary in the ordinary course of business and payments pursuant thereto;

         (2) transactions between or among Holdings and/or the Restricted Subsidiaries;

         (3) transactions with a Person (other than an Unrestricted Subsidiary of Holdings) that is an Affiliate of Holdings solely because Holdings owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

         (4) to the extent that Holdings or one or more of the Restricted Subsidiaries are members of a consolidated, combined or similar income tax group of which a direct or indirect parent of Holdings is the common parent, payment of dividends or other distributions by Holdings or one or more of the Restricted Subsidiaries pursuant to a tax sharing agreement or otherwise to the extent necessary to pay, and which are used to pay, any income taxes of such tax group that are attributable to Holdings and/or the Restricted Subsidiaries (or would be attributable to Holdings if Holdings were a U.S. corporation) and are not payable directly by Holdings and/or the Restricted Subsidiaries; provided that the amount of any such dividends or distributions (plus any such taxes payable directly by Holdings and/or the Restricted Subsidiaries) shall not exceed the amount of such taxes that would have been payable directly by Holdings and/or the Restricted Subsidiaries had Holdings been the U.S. common parent of a separate tax group that included only Holdings and the Restricted Subsidiaries;

         (5) any issuance of Qualified Equity Interests (and the exercise of any warrants, options or other rights to acquire Qualified Equity Interests);

         (6) Restricted Payments that do not violate the provisions of the indenture described above under the caption "-- Restricted Payments";

         (7) loans or advances to employees of Holdings or any Restricted Subsidiary (x) in the ordinary course of business in an aggregate amount not to exceed $5.0 million at any time outstanding or (y) in connection with the purchase by such Persons of Equity Interests of Holdings or any Parent Company so long as the cash proceeds of such purchase received by any Parent Company are contemporaneously contributed to the common equity capital of Holdings;

         (8) payments by Holdings to or on behalf of any Parent Company in an amount sufficient to pay out-of-pocket legal, accounting and filing and other general corporate overhead costs of such Parent Company and franchise taxes and other fees required to maintain its existence actually incurred by such Parent Company, in any case in an aggregate amount not to exceed $1.0 million in any calendar year;

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         (9) the agreements described in this prospectus under the caption
     "Certain Relationships and Related Party Transactions," as in effect on the date of the indenture or as amended thereafter (so long as the amended agreement is not more disadvantageous to the holders of the notes, taken as a whole, in any material respect than such agreement immediately prior to such amendment) or any transaction contemplated thereby (other than payment of management fees referred to in clause (10) below); and

         (10) so long as no Event of Default exists, the existence or performance by Holdings or any Restricted Subsidiary of the provisions of the Management Agreement described in this prospectus under "Certain Relationships and Related Party Transactions" or any amendment thereto or replacement agreement therefor or any transaction contemplated thereby so long as such amendment or replacement is not more disadvantageous to the holders of the notes, taken as a whole, in any material respect than the original agreements as in effect on the date of the indenture.

  MERGER, CONSOLIDATION OR SALE OF ASSETS

     (a) The Issuer may not, directly or indirectly: (1) consolidate, amalgamate or merge with or into another Person (whether or not the Issuer is the surviving Person); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Issuer and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person, unless:

         (1) either: (a) the Issuer is the surviving Person; or (b) the Person formed by or surviving any such consolidation, amalgamation or merger (if other than the Issuer) or to which such sale, assignment, transfer, conveyance or other disposition has been made (x) is a Nova Scotia unlimited company or a corporation, limited liability company or limited partnership organized or existing under the laws of Canada, any province or territory thereof, the United States, any state of the United States or the District of Columbia and (y) assumes all the obligations of the Issuer under the notes, the indenture and the registration rights agreement pursuant to agreements reasonably satisfactory to the trustee;

         (2) immediately after such transaction, no Default or Event of Default exists; and

         (3) either (a) the Issuer or the Person formed by or surviving any such consolidation, amalgamation or merger (if other than the Issuer), or to which such sale, assignment, transfer, conveyance or other disposition has been made, will, on the date of such transaction after giving pro forma effect thereto and to any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption "-- Incurrence of Indebtedness and Issuance of Preferred Stock" or (b) the Fixed Charge Coverage Ratio of Holdings or the Person formed by or surviving any such consolidation, amalgamation or merger (if other than the Issuer), or to which such sale, assignment, transfer, conveyance or other disposition has been made, after giving effect to the transaction and any related financings, would not be less than the Fixed Charge Coverage Ratio of Holdings immediately prior to such transaction.

     In addition, the Issuer may not, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person.

     For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Restricted Subsidiaries, the Equity Interests of which constitute all or substantially all of the properties and assets of the Issuer, will be deemed to be the transfer of all or substantially all of the properties and assets of the Issuer.

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     (b) Holdings may not, directly or indirectly: (1) consolidate, amalgamate or merge with or into another Person (whether or not Holdings is the surviving Person); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of Holdings and the Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person, unless:

         (1) either: (a) Holdings is the surviving Person; or (b) the Person formed by or surviving any such consolidation, amalgamation or merger (if other than Holdings) or to which such sale, assignment, transfer, conveyance or other disposition has been made (x) is a Nova Scotia unlimited company or a corporation, limited liability company or limited partnership organized or existing under the laws of Canada, any province or territory thereof, the United States, any state of the United States or the District of Columbia and (y) assumes all the obligations of Holdings under the Guarantee, the indenture and the registration rights agreement pursuant to agreements reasonably satisfactory to the trustee;

         (2) immediately after such transaction, no Default or Event of Default exists; and

         (3) either (a) Holdings or the Person formed by or surviving any such consolidation, amalgamation or merger (if other than Holdings), or to which such sale, assignment, transfer, conveyance or other disposition has been made will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption "-- Incurrence of Indebtedness and Issuance of Preferred Stock" or (b) the Fixed Charge Coverage Ratio of Holdings or the Person formed by or surviving any such consolidation, amalgamation or merger (if other than Holdings), or to which such sale, assignment, transfer, conveyance or other disposition has been made, after giving effect to the transaction and any related financings, would not be less than the Fixed Charge Coverage Ratio of Holdings immediately prior to such transaction.

     In addition, Holdings may not, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person.

     For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Restricted Subsidiaries, the Equity Interests of which constitute all or substantially all of the properties and assets of Holdings, will be deemed to be the transfer of all or substantially all of the properties and assets of Holdings.

     (c) This "Merger, Consolidation or Sale of Assets" covenant will not apply to a merger of the Issuer or a Guarantor with an Affiliate solely for the purpose, and with the effect, of reincorporating the Issuer or such Guarantor, as the case may be, in another jurisdiction of the United States or Canada. In addition, nothing in this "Merger, Consolidation or Sale of Assets" will prohibit any Restricted Subsidiary from consolidating or amalgamating with, merging with or into or conveying, transferring or leasing, in one transaction or a series of transactions, all or substantially all of its assets to Holdings or another Restricted Subsidiary.

  BUSINESS ACTIVITIES

     Holdings will not, and will not permit any Restricted Subsidiary to, engage in any business other than Permitted Businesses, except to such extent as would not be material to the Issuer and its Restricted Subsidiaries taken as a whole.

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  DESIGNATION OF RESTRICTED AND UNRESTRICTED SUBSIDIARIES

     The Board of Directors of Holdings may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by Holdings and the Restricted Subsidiaries in the Subsidiary designated as an Unrestricted Subsidiary will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the covenant described above under the caption "-- Restricted Payments" or under one or more clauses of the definition of "Permitted Investments," as determined by Holdings. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors of Holdings may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if that redesignation would not cause a Default.

  SUBSIDIARY GUARANTEES

     If any Restricted Subsidiary (including any newly formed or newly acquired Restricted Subsidiary) guarantees any Indebtedness under any Credit Facility, then within 30 days of the date on which it guaranteed such Indebtedness, the Issuer shall:

         (1) execute and deliver to the trustee a supplemental indenture in form reasonably satisfactory to the trustee pursuant to which such Restricted Subsidiary shall unconditionally guarantee all of the Issuer's obligations under the notes and the indenture on the terms set forth in the indenture and

         (2) deliver to the trustee an opinion of counsel that such supplemental indenture has been duly authorized, executed and delivered by such Restricted Subsidiary and constitutes a valid and legally binding and enforceable obligation of such Restricted Subsidiary, subject to customary exceptions.

     Thereafter, such Restricted Subsidiary shall be a Subsidiary Guarantor for all purposes of the indenture.

     The Issuer will not permit any Subsidiary Guarantor to, directly or indirectly, consolidate, amalgamate or merge with or into another Person (whether or not such Guarantor is the surviving Person) unless:

         (1) such Guarantor is the surviving Person or the Person formed by or surviving any such consolidation, amalgamation or merger (if other than a Guarantor or the Issuer) expressly assumes all the obligations of such Guarantor under the Guarantee of such Guarantor, the indenture and the registration rights agreement pursuant to agreements reasonably satisfactory to the trustee; and

         (2) immediately after such transaction, no Default or Event of Default exists.

     Notwithstanding the foregoing, the Guarantee of a Subsidiary Guarantor will automatically and unconditionally be released:

         (1) in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) Holdings or any Restricted Subsidiary, if the sale or other disposition does not violate the "Asset Sale" provisions of the indenture;

         (2) in connection with any sale or other disposition of all of the Capital Stock of that Guarantor to a Person that is not (either before or after giving effect to such transaction) Holdings or any Restricted Subsidiary, if the sale or other disposition does not violate the "Asset Sale" provisions of the indenture;

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         (3) if Holdings designates such Subsidiary Guarantor to be an
     Unrestricted Subsidiary in accordance with the applicable provisions of the indenture;

         (4) upon legal defeasance or satisfaction and discharge of the notes as provided below under the caption "-- Legal Defeasance and Covenant Defeasance" or "-- Satisfaction and Discharge"; or

         (5) if such Subsidiary Guarantor shall not guarantee any Indebtedness under any Credit Facility (other than if such Subsidiary Guarantor no longer guarantees any Indebtedness under any Credit Facility as a result of payment under any guarantee of any such Indebtedness by any Subsidiary Guarantor); provided that a Subsidiary Guarantor shall not be permitted to be released from its Guarantee if it is an obligor with respect to Indebtedness that would not, under "-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock," be permitted to be incurred by a Restricted Subsidiary that is not a Guarantor.

     See "-- Offer to Purchase -- Asset Sales."

     The form of the Guarantee is attached as an exhibit to the indenture.

  PAYMENTS FOR CONSENT

     Holdings will not, and will not permit any Restricted Subsidiary to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture or the notes unless such consideration is offered to be paid or is paid to all holders of the notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

  REPORTS

     So long as any notes are outstanding, the Issuer will furnish to the holders of notes or cause the trustee to furnish to the holders of notes, within the time periods that such information would have otherwise been required to have been provided to the Commission if the rules and regulations applicable to the filing of such information were applicable to the Issuer:

         (1) all quarterly and annual information that would be required to be filed with the Commission on (a) if the Issuer is a domestic issuer, Forms 10-Q and 10-K if the Issuer were required to file such reports or (b) if the Issuer is a foreign private issuer, on Form 6-K and Form 20-F or Form 40-F (if eligible) if the Issuer were required to file such forms; and

         (2) all current reports that would be required to be (a) filed if the Issuer is a domestic issuer with the Commission on Form 8-K if the Issuer were required to file such reports or (b) furnished if the Issuer is a foreign private issuer, to the Commission on Form 6-K if the Issuer were required to furnish such reports.

     The availability of the foregoing materials on either the Commission's EDGAR service or on the Issuer's website shall be deemed to satisfy the Issuer's delivery obligation.

     All such reports will be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports. Each annual report will include a report on the Issuer's consolidated financial statements by the Issuer's certified independent accountants. In addition, the Issuer will cause a copy of all of the information and reports referred to in clauses (1) and (2) above to be posted no later than the date such information is required to be furnished to registered holders of Notes, on the website of the Issuer (and remain there for a period of one year from the date of such posting). The Issuer will also agree that, for so long as any Notes remain outstanding, if at any time the Issuer and the Guarantors are not required to file reports under the Exchange Act with the Commission, the Issuer will furnish to the holders of Notes and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to
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Rule 144A(d)(4) under the Securities Act. If any Parent Company has complied with the reporting requirements of Section 13 or 15(d) of the Exchange Act, if applicable, or has furnished the holders of notes or posted on its or the Issuer's website the reports described herein with respect to such Parent Company (including any consolidating financial information required by Regulation S-X relating to the Issuer and the Guarantors), the Issuer shall be deemed to be in compliance with the provisions of this covenant.

  EVENTS OF DEFAULT AND REMEDIES

     Each of the following is an "Event of Default":

         (1) default for 30 days in the payment when due of interest on, or Special Interest with respect to, the notes (whether or not such payment is prohibited by the subordination provision of the indenture);

         (2) default in payment when due of the principal of, or premium, if any, on the notes (whether or not such payment is prohibited by the subordination provision of the indenture);

         (3) failure by Holdings or any Restricted Subsidiary to comply (a) for 30 days after written notice with the provisions described under the captions "-- Offer to Purchase -- Change of Control" and "-- Offer to Purchase -- Asset Sales" or (b) with the provisions under "-- Certain Covenants -- Merger, Consolidation or Sale of Assets";

         (4) failure by Holdings or any Restricted Subsidiary for 60 days after written notice has been given to the Issuer by the trustee or to the Issuer and the trustee by the holders of at least 25% in aggregate principal amount of the notes then outstanding to comply with any of the other agreements in the indenture;

         (5) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by Holdings or any Restricted Subsidiary (or the payment of which is guaranteed by Holdings or any Restricted Subsidiary), whether such Indebtedness or guarantee now exists or is created after the date of the indenture, if that default:

               (a) is caused by a failure to pay any such Indebtedness at its stated final maturity after giving effect to any applicable grace periods (a "PAYMENT DEFAULT"); or

               (b) results in the acceleration of such Indebtedness prior to its stated final maturity,

     and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $20.0 million or more;

         (6) failure by Holdings or any Restricted Subsidiary to pay final judgments aggregating in excess of $20.0 million in excess of amounts that are covered by insurance, which judgments are not paid, discharged or stayed for a period of 60 days;

         (7) except as permitted by the indenture, the Guarantee of Holdings or any Restricted Subsidiary that is a Significant Subsidiary shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Guarantee;

         (8) certain events of bankruptcy or insolvency described in the indenture with respect to Holdings, the Issuer or any of Holdings' Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary; and

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         (9) the amalgamation contemplated by the merger agreement described under "Summary -- The Transactions" is not consummated on or before June 7, 2004.

     In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to Holdings, the Issuer, any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, or an Event of Default described in clause (9) of the immediately preceding paragraph, all outstanding notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the then outstanding notes may declare (an "ACCELERATION DECLARATION") all the notes to be due and payable. Upon an acceleration declaration, the aggregate principal of and accrued and unpaid interest on the outstanding notes shall become due and payable immediately without further action or notice (a) if there is no Indebtedness outstanding under any Credit Facility at such time, immediately and (b) if otherwise, upon the earlier of (x) the final maturity (after giving effect to any applicable grace period or extensions thereof) or an acceleration of any Indebtedness under any Credit Facility prior to the express final stated maturity thereof and (y) five business days after the Representative under each Credit Facility receives the acceleration declaration, but, in the case of this clause (b) only, if such Event of Default is then continuing; provided, however, that after such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of such outstanding notes may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the nonpayment of accelerated principal and interest, have been cured or waived as provided in the indenture.

     In addition, in the event of an acceleration declaration because an Event of Default has occurred and is continuing as a result of the acceleration of any Indebtedness described in clause (5) of the second preceding paragraph, the acceleration declaration shall be automatically annulled if the holders of any Indebtedness described in clause (5) have rescinded the declaration of acceleration in respect of such Indebtedness and if (a) the annulment of the acceleration of the notes would not conflict with any judgment or decree of a court of competent jurisdiction and (b) all existing Events of Default, except nonpayment of principal or interest on the notes that became due solely because of the acceleration of the notes, have been cured or waived.

     Subject to certain limitations, holders of a majority in principal amount of the then outstanding notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from holders of the notes notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal or interest or Special Interest.

     Except to enforce the right to receive payment of principal, premium, if any, or interest when due, no holder of a note may pursue any remedy with respect to the indenture or the notes unless:

         (1) such holder has previously given the trustee written notice that an Event of Default is continuing;

         (2) holders of at least 25% in aggregate principal amount of the outstanding notes have requested in writing the trustee to pursue the remedy;

         (3) such holders have offered the trustee reasonable security or indemnity against any loss, liability or expense;

         (4) the trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

         (5) holders of a majority in aggregate principal amount of the outstanding notes have not given the trustee a written direction inconsistent with such request within such 60-day period.

     The holders of a majority in aggregate principal amount of the notes then outstanding by written notice to the trustee may, on behalf of the holders of all of the notes, rescind an acceleration
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or waive any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of interest or premium or Special Interest on, or the principal of, the notes.

     The Issuer will be required to deliver to the trustee annually a statement regarding compliance with the indenture. Upon becoming aware of any Default or Event of Default, the Issuer will be required to deliver to the trustee a statement specifying such Default or Event of Default.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND SHAREHOLDERS

     No director, officer, employee, incorporator, member or shareholder of the Issuer or any Guarantor, as such, will have any liability for any obligations of the Issuer or the Guarantors under the notes, the indenture, the Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

     The Issuer may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding notes and all obligations of the Guarantors discharged with respect to their Guarantees ("LEGAL DEFEASANCE") except for:

         (1) the rights of holders of outstanding notes to receive payments in respect of the principal of, or interest or premium and Special Interest, if any, on such notes when such payments are due from the trust referred to below;

         (2) the Issuer's obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

         (3) the rights, powers, trusts, duties and immunities of the trustee, and the Issuer's and the Guarantor's obligations in connection therewith; and

         (4) the Legal Defeasance provisions of the indenture.

     In addition, the Issuer may, at its option and at any time, elect to have the obligations of the Issuer and the Guarantors released with respect to certain covenants (including its obligation to make Change of Control Offers and Asset Sale Offers) in the indenture ("COVENANT DEFEASANCE") and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "-- Events of Default and Remedies" will no longer constitute an Event of Default with respect to the notes.

     In order to exercise either Legal Defeasance or Covenant Defeasance:

         (1) the Issuer must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, without consideration of any reinvestment of interest, in the opinion of an investment bank, appraisal firm or firm of independent public accountants nationally recognized in the United States to pay the principal of, or interest and premium and Special Interest, if any, on the outstanding notes on the Stated Maturity or on the applicable redemption date, as the case may be, and the Issuer must specify whether the notes are being defeased to maturity or to a particular redemption date;

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         (2) in the case of Legal Defeasance, the Issuer must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that (a) the Issuer has received from, or there has been published by, the U.S. Internal Revenue Service a ruling or (b) since the date of the indenture, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

         (3) in the case of Covenant Defeasance, the Issuer must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the holders of the outstanding notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

         (4) in the case of Legal Defeasance or Covenant Defeasance, the Issuer must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the holders and beneficial owners of the outstanding notes will not recognize income, gain or loss for Canadian federal, provincial, territorial income tax or other tax purposes as a result of such Legal Defeasance or Covenant Defeasance, as applicable, and will be subject to Canadian federal, provincial or territorial income tax and other tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance or Covenant Defeasance, as the case may be, had not occurred (which condition may not be waived by any holder of outstanding notes or the trustee);

         (5) no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit);

         (6) such Legal, Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the indenture) to which Holdings, the Issuer or any of Holdings' Restricted Subsidiaries that are Significant Subsidiaries is a party or by which Holdings, the Issuer or any of Holdings' Restricted Subsidiaries that are Significant Subsidiaries is bound;

         (7) the Issuer must deliver to the trustee an officers' certificate stating that the deposit was not made by the Issuer with the intent of preferring the holders of notes over the other creditors of the Issuer with the intent of defeating, hindering, delaying or defrauding creditors of the Issuer or others; and

         (8) the Issuer must deliver to the trustee an officers' certificate and an opinion of counsel, each to the effect that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

SATISFACTION AND DISCHARGE

     The indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when:

         (1) either:

             (a) all notes that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to the Issuer or discharged from the trust, have been delivered to the trustee for cancellation; or

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             (b) all notes that have not been delivered to the trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise, will become due and payable within one year or have been called for redemption pursuant to the provisions described under "-- Optional Redemption" and the Issuer or any Guarantor has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the notes not delivered to the trustee for cancellation for principal, premium and Special Interest, if any, and accrued interest to the date of maturity or redemption;

         (2) the Issuer or any Guarantor has paid or caused to be paid all sums payable by it under the indenture; and

         (3) the Issuer has delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the notes at maturity or the redemption date, as the case may be.

     In addition, the Issuer must deliver an officers' certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

AMENDMENT, SUPPLEMENT AND WAIVER

     Except as provided in the next two succeeding paragraphs, the indenture, the notes or the Guarantees may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), and any existing Default or Event of Default or compliance with any provision of the indenture or the notes or the Guarantees may be waived with the consent of the holders of a majority in principal amount of the then outstanding notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes).

     Without the consent of each holder of notes affected, an amendment, supplement or waiver may not (with respect to any notes held by a non-consenting holder):

         (1) reduce the principal amount of notes whose holders must consent to an amendment, supplement or waiver;

         (2) reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the redemption of the notes (it being understood that this clause (2) does not apply to provisions relating to the covenants described above under the caption "-- Offer to Purchase");

         (3) reduce the rate of or change the time for payment of interest on any note;

         (4) waive a Default or Event of Default in the payment of principal of, or interest or premium, or Special Interest, if any, on the notes (except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount of the then outstanding notes in accordance with the provisions of the indenture and a waiver of the payment default that resulted from such acceleration);

         (5) make any note payable in money other than that stated in the notes;

         (6) make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of holders of notes to receive payments of principal of, or interest or premium or Special Interest, if any, on the notes;

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         (7) waive a redemption payment with respect to any note (it being understood that this clause (7) does not apply to a payment required by one of the covenants described above under the caption "-- Offer to Purchase");

         (8) release Holdings or any other Guarantor that is a Significant Subsidiary from any of its obligations under its Guarantee or the indenture, except in accordance with the terms of the indenture;

         (9) in the event that the obligation to make a Change of Control Offer or an Asset Sale Offer has arisen, amend, change or modify in any material respect the obligation of the Issuer to make and consummate such Change of Control Offer or such Asset Sale Offer, as the case may be;

         (10) modify or change any provision of the indenture or the related definitions affecting the subordination of the notes or any Guarantee in a manner that adversely affects the holders of notes; or

         (11) make any change in the preceding amendment and waiver provisions.

     Notwithstanding the preceding, without the consent of any holder of notes, the Issuer, the Guarantors and the trustee may amend or supplement the indenture, the notes or the Guarantees:

         (1) to cure any ambiguity, defect or inconsistency;

         (2) to provide for uncertificated notes in addition to or in place of certificated notes;

         (3) to provide for the assumption of the Issuer's or a Guarantor's obligations to holders of notes and Guarantees in the case of a merger or consolidation or sale of all or substantially all of the Issuer's or such Guarantor's assets, as applicable;

         (4) to make any change that would provide any additional rights or benefits to the holders of notes or that does not materially adversely affect the legal rights under the indenture of any such holder;

         (5) to comply with requirements of the Commission in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

         (6) to allow any Guarantor to execute a supplemental indenture and a Guarantee with respect to the notes; or

         (7) to evidence and provide for the acceptance of appointment under the indenture by a successor trustee.

     No amendment of, or supplement or waiver to, the indenture shall adversely affect the rights of any holder of Senior Debt under the subordination provisions of the indenture, without the consent of such holder or, in accordance with the terms of such Senior Debt, the consent of the agent or representative of such holder or the requisite holders of such Senior Debt.

CONCERNING THE TRUSTEE

     If the trustee becomes a creditor of the Issuer or any Guarantor, the indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue (if the indenture has been qualified under the Trust Indenture Act) or resign.

     The holders of a majority in principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an Event of Default

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occurs and is continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of such person's own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes, unless such holder has offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

ADDITIONAL INFORMATION

     Anyone who receives this prospectus may obtain a copy of the indenture and registration rights agreement without charge by writing to MAAX Corporation, 1010 Sherbrooke Street West, Suite 1610, Montreal (Quebec), Canada H3A 2R7,
Attention: Secretary.

ENFORCEABILITY OF JUDGMENTS

     Since a substantial portion of the Issuer's assets are outside the United States, any judgment obtained in the United States against the Issuer, including judgments with respect to the payment of principal, premium, if any, or interest on the notes, may not be collectible within the United States.

     The Issuer has been informed by its Nova Scotia counsel, McInnes Cooper, that the laws of the Province of Nova Scotia and the federal laws of Canada applicable therein permit an action to be brought against the Issuer in a court of competent jurisdiction in such Province on any final and conclusive judgment in personam of any federal or state court located in the Borough of Manhattan in The City of New York ("NEW YORK COURT") with respect to the indenture or the notes that has not been stayed and is not impeachable as void or voidable under the internal laws of the State of New York and that is for a sum certain if (1) the New York Court rendering such judgment had jurisdiction over the judgment debtor, as recognized by the courts of the Province of Nova Scotia (and submission by the Issuer in the indenture to the jurisdiction of the New York Court will be sufficient for that purpose); (2) such judgment was not obtained by fraud or in a manner contrary to natural justice and the enforcement thereof would not be inconsistent with public policy, as such term is understood under the laws of the Province of Nova Scotia, for example because that would be contrary to any order made by the Attorney General of Canada under the Foreign Extraterritorial Measures Act (Canada), or the enforcement of such judgment would constitute, directly or indirectly, the enforcement of foreign revenue, expropriatory or penal laws; (3) there is no manifest error on the face of the judgment; and (4) the action to enforce such judgment is commenced within the applicable limitation period. The Issuer has been advised by such counsel that they do not know of any reason under present laws of the Province of Nova Scotia and the federal laws of Canada applicable therein for avoiding enforcement of such judgments of New York Courts under either the indenture or the notes based upon public policy.

CERTAIN DEFINITIONS

     Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full definition of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

     "ACQUIRED DEBT" means, with respect to any specified Person:

         (1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person; and

         (2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

     "AFFILIATE" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of
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this definition, "control," as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms "controlling," "controlled by" and "under common control with" have correlative meanings.

     "ASSET SALE" means:

         (1) the sale, lease, conveyance or other disposition of any assets other than in the ordinary course of business; provided that the sale, conveyance or other disposition of all or substantially all of the assets of Holdings and the Restricted Subsidiaries taken as a whole will be governed by the provisions of the indenture described above under the caption "-- Offer to Purchase -- Change of Control" and/or the provisions described above under the caption "-- Certain Covenants -- Merger, Consolidation or Sale of Assets" and not by the provisions of the Asset Sale covenant; and

         (2) the issuance of Equity Interests in any of the Restricted Subsidiaries or the sale of Equity Interests in any of the Restricted Subsidiaries.

     Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

         (1) any single transaction or series of related transactions that involves assets having a Fair Market Value of less than $2.5 million;

         (2) a transfer of assets between or among Holdings and/or the Restricted Subsidiaries;

         (3) an issuance of Equity Interests by a Restricted Subsidiary to Holdings or to another Restricted Subsidiary or the issuance of Equity Interests by a Restricted Subsidiary in which Holdings' percentage interest (direct and indirect) in the Equity Interests of such Restricted Subsidiary, after giving effect to such issuance, is at least equal to its percentage interest prior thereto;

         (4) the sale, lease, conveyance or other disposition of assets in the ordinary course of business and any sale or other disposition of damaged, worn-out or obsolete assets in the ordinary course of business;

         (5) the sale or other disposition of cash or Cash Equivalents;

         (6) a Restricted Payment that does not violate the covenant described above under the caption "-- Certain Covenants -- Restricted Payments" or a Permitted Investment;

         (7) sales of accounts receivable pursuant to Permitted Factoring Arrangements;

         (8) the licensing or sublicensing of intellectual property or other general intangibles and licenses, leases or subleases of other property in the ordinary course of business which do not materially interfere with the business of Holdings and the Restricted Subsidiaries; and

         (9) the sale of Permitted Investments (other than sales of Equity Interests of any of the Restricted Subsidiaries) made by Holdings or any Restricted Subsidiary after the date of the indenture, if such Permitted Investments were (a) received in exchange for, or purchased out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of Holdings) of, Equity Interests of Holdings (other than Disqualified Stock) or (b) received in the form of, or were purchased from the proceeds of, a substantially concurrent contribution of common equity capital to Holdings.

     "BENEFICIAL OWNER" has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular "person" (as that term is used in Section 13(d)(3) of the Exchange Act), such "person" will be deemed to have beneficial ownership of all securities that such "person" has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is
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exercisable only after the passage of time. The terms "Beneficially Owns" and
"Beneficially Owned" have a corresponding meaning.

     "BOARD OF DIRECTORS" means:

         (1) with respect to a corporation, the board of directors of the corporation or, other than for purposes of the definition of "Change of Control" and "Continuing Directors," any committee thereof duly authorized to act on behalf of such board; and

         (2) with respect to any other Person, the functional equivalent of a board of directors of a corporation or, other than for purposes of the definition of "Change of Control" and "Continuing Directors," any committee thereof duly authorized to act on behalf thereof.

     "CANADIAN DOLLAR EQUIVALENT" means, as to any amount denominated in U.S. Dollars as of any date of determination, the amount of Canadian Dollars which would be required to purchase such amount of U.S. Dollars at the Bank of Canada noon (Toronto time) spot rate on such date or, if such date of determination is not a Business Day, on the Business Day immediately preceding such date of determination.

     "CANADIAN HOLDING COMPANY" means Maax Canada Inc., a Canada corporation governed by the Canada Business Corporations Act, and its predecessors.

     "CAPITAL LEASE OBLIGATION" means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

     "CAPITAL STOCK" means:

         (1) in the case of a corporation or unlimited company, corporate stock;

         (2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

         (3) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

         (4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

     "CASH EQUIVALENTS" means, as at any date of determination, (1) marketable securities (a) issued or directly and unconditionally guaranteed as to interest and principal by the United States or Canada and maturing within one year of the date of acquisition thereof or (b) issued by any agency of the United States or Canada the obligations of which are backed by the full faith and credit of the United States or Canada, in each case maturing within one year after the date of acquisition thereof; (2) marketable direct obligations issued by any state of the United States of America or province of Canada or any political subdivision of any such state or province or any public instrumentality thereof, in each case maturing within one year after the date of acquisition thereof and having a rating of at least A-2 from Standard & Poor's Rating Services ("S&P") or at least P-2 from Moody's Investors Service, Inc. ("MOODY'S"); (3) commercial paper maturing no more than one year from the date of acquisition thereof and having a rating of at least A-2 from S&P, at least P-2 from Moody's or at least R-2
(high) from Dominion Bond Rating Services Limited; (4) certificates of deposit, time deposits or bankers' acceptances maturing within one year after the date of acquisition thereof and issued or accepted by any lender under any Credit Facility or by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that is at least "adequately capitalized" (as defined in the regulations of its primary Federal banking regulator) and has Tier 1 capital (as defined in such regulations) of not less than $100.0 million; (5) financial instruments maturing within one year after the date of acquisition
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thereof and issued by any Canadian chartered bank which has a long-term debt rating of at least A+ by S&P, A2 by Moody's or A (high) by Dominion Bond Rating Services Limited; (6) repurchase agreements with a term of not more than 30 days for underlying securities of the types described in clause (1) or (2) entered into with any bank meeting the qualifications specified in clause (4) or (5), which repurchase obligations are secured by a perfected first priority security interest in the underlying securities; (7) shares of any money market mutual fund that (a) has substantially all of its assets invested continuously in the types of investments referred to in clauses (1) and (5) above, (b) has net assets of not less than $500.0 million and (c) has the highest rating obtainable from either S&P or Moody's; and (8) in the case of any European Subsidiary, investments made locally of a type comparable to those described in clauses (1) through (7) of this definition.

     "CHANGE OF CONTROL" means the occurrence of any of the following:

         (1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger, amalgamation or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Holdings and its Subsidiaries taken as a whole to any "person" (as that term is used in Section 13(d) of the Exchange Act) other than an Equity Sponsor or a Control Investment Affiliate of an Equity Sponsor;

         (2) the adoption of a plan relating to the liquidation or dissolution of Holdings or the Issuer (other than a transaction that complies with the provisions described under the caption "-- Certain Covenants -- Merger, Consolidation or Sale of Assets");

         (3) the consummation of any transaction (including, without limitation, any merger, amalgamation or consolidation), the result of which is that any "person" (as defined in clause (1) above) other than an Equity Sponsor or a Control Investment Affiliate of an Equity Sponsor becomes the Beneficial Owner, directly or indirectly, of Voting Stock of Holdings representing 50% or more of the total voting power of the Voting Stock of Holdings; provided that this clause (3) shall not be deemed to be triggered by any Person that is deemed to be a Beneficial Owner of Voting Stock of the Issuer by virtue of its relationship with (other than ownership directly or indirectly of Capital Stock of) an Equity Sponsor or a Control Investment Affiliate of an Equity Sponsor;

         (4) after an initial public offering of Holdings or any Parent Company, the first day on which a majority of the members of the Board of Directors of Holdings are not Continuing Directors; provided, however, that the Equity Sponsor and their Control Investment Affiliates do not, at such time, in the aggregate, (a) Beneficially Own, directly or indirectly, Voting Stock of Holdings representing more than 50% of the total voting power of the Voting Stock of Holdings or (b) have the right or ability by voting power, contract or otherwise to elect or designate a majority of the Board of Directors of Holdings; or

         (5) Holdings shall cease to Beneficially Own all of the Equity Interests of the Issuer.

     "CONSOLIDATED CASH FLOW" means, for any period, for any Person, an amount determined for such Person and its Restricted Subsidiaries on a consolidated basis equal to

         (i) Consolidated Net Income for such period plus

         (ii) the sum, without duplication, of the amounts for such Person and its Restricted Subsidiaries for such period (in each case to the extent reducing such Consolidated Net Income) of

             (a) Fixed Charges;

             (b) provision for taxes based on income;

             (c) total depreciation expenses;

             (d) total amortization expenses;

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             (e) other non-cash items reducing such Consolidated Net Income
        (excluding any such non-cash item to the extent that it represents an accrual or reserve for potential cash items in any future period or amortization of a prepaid cash item that was paid in a prior period);

             (f) relocation costs and expenses incurred to move the headquarters of Holdings and its Subsidiaries from Sainte-Marie, Canada to Montreal, Canada;

             (g) costs and expenses incurred on or prior to the Issue Date during the fiscal year ending February 28, 2005 in connection with the transactions described under "Use of Proceeds" in this prospectus;

             (h) Restructuring Expenses in an aggregate amount not to exceed $5.0 million in any four-quarter period;

             (i) other non-recurring, non-operating losses in an aggregate amount not to exceed $5.0 million in any four-quarter period;

             (j) cash gains realized under Hedging Obligations relating to currency exchange rates; and

             (k) minority interest (if negative) with respect to any Subsidiary Guarantor; minus

         (iii) the sum, without duplication, of the amounts for such period (in each case to the extent increasing such Consolidated Net Income) of

               (a) non-cash items increasing such Consolidated Net Income (excluding any such non-cash item to the extent it represents the reversal of an accrual or reserve for potential cash item in any prior period);

               (b) non-recurring, non-operating gains;

               (c) cash losses realized under Hedging Obligations relating to currency exchange rates; and

               (d) minority interest (if positive) with respect to any Subsidiary Guarantor; plus or minus

         (iv) without duplication of any amounts referred to above or in the definition of Consolidated Net Income, with respect to any part of a four-quarter period that is part of the fiscal year ended February 29, 2004, the pro forma adjustments to net income set forth in the section "Unaudited Pro Forma Financial Data" in this prospectus and the adjustments to net income to derive "EBITDA" and to "EBITDA" to derive "Adjusted EBITDA" set forth in the section "Summary -- Summary Historical and Pro Forma Consolidated Financial Data";

provided that the items listed in clauses (ii)(a) through (e) of a Restricted Subsidiary will be included in Consolidated Cash Flow only to the extent (and in the same proportion) that the net income of such Subsidiary was included in calculating Consolidated Net Income for such period.

     "CONSOLIDATED NET INCOME" means, for any period, the net income (or net loss) of Holdings and the Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP, adjusted to the extent included in calculating such net income or loss by excluding:

         (1) any net after-tax extraordinary gains or losses (less all fees and expenses relating thereto);

         (2) any net after-tax gains or losses (less all fees and expenses relating thereto) attributable to Asset Sales, dispositions of securities or returned surplus assets of any pension plan,

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         (3) the net income (but not the net loss) of any Person that is not a
     Restricted Subsidiary or that is accounted for by the equity method of accounting, except to the extent of the amount of dividends or other distributions actually paid to Holdings or any Restricted Subsidiary in cash during such period;

         (4) the net income (but not the net loss) of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary is at the date of determination prohibited, directly or indirectly, except to the extent that such net income is actually paid to Holdings or any Restricted Subsidiary by loans, advances, intercompany transfers, principal repayments or otherwise; and

         (5) the cumulative effect of a change in accounting principles;

provided, further, that Consolidated Net Income shall be reduced by (A) the product of (x) the amount of all dividends on Designated Preferred Stock (other than dividends paid in Qualified Equity Interests) paid, accrued or scheduled to be paid or accrued during such period times (y) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state, provincial and local statutory tax rate of Holdings and its Subsidiaries, expressed as a decimal, and (B) payments made to any Parent Company pursuant to clause (8) of the covenant described under "-- Transactions with Affiliates."

     "CONSOLIDATED NET TANGIBLE ASSETS" means the aggregate amount of assets of Holdings (less applicable reserves and other properly deductible items) after deducting therefrom (to the extent otherwise included therein) (a) all current liabilities (other than the obligations under the indenture or current maturities of long-term Indebtedness), and (b) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, all as set forth on the books and records of Holdings and the Restricted Subsidiaries on a consolidated basis and in accordance with GAAP.

     "CONTINUING DIRECTORS" means, as of any date of determination, any member of the Board of Directors of Holdings who:

         (1) was a member of such Board of Directors on the Issue Date;

         (2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election; or

         (3) was nominated by one or more of the Equity Sponsors or their Control Investment Affiliates.

     "CONTROL INVESTMENT AFFILIATE" means, as to any Person, any other Person which directly or indirectly is in control of, is controlled by, or is under common control with such Person and is organized by such Person (or any Person controlling such Person) primarily for making equity or debt investments in portfolio companies.

     "CREDIT AGREEMENT" means that certain credit agreement, on or about the Issue Date, by and among Holdings, the Issuer, certain subsidiaries of the Issuer, Goldman Sachs Credit Partners L.P., Royal Bank of Canada and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated and certain of their affiliates and the lenders from time to time party thereto, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case, as amended, restated, modified, renewed, refunded, replaced (whether upon termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.

     "CREDIT FACILITIES" means one or more debt facilities (including, without limitation, the Credit Agreement) or commercial paper facilities, in each case, with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of

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receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced
(including by means of sales of debt securities to institutional investors) in whole or in part from time to time.

     "DAYLIGHT LOANS" means Indebtedness owed by Holdings to a third party; provided that, on the date of incurrence of such Indebtedness, (i) Holdings shall use all of the proceeds of such Indebtedness to purchase Capital Stock issued and sold by Canadian Holding Company, (ii) Canadian Holding Company shall use all of the proceeds of such issuance and sale to make payments to the Issuer in respect of the Special Intercompany Note, (iii) the Issuer shall dividend or otherwise distribute (whether by an interest-free advance or otherwise) to Holdings all of such payments received by it and (iv) Holdings shall use such dividend or other distribution to repay all Indebtedness owed by it referred to in this definition.

     "DEFAULT" means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

     "DESIGNATED PREFERRED STOCK" means preferred stock (including, without limitation, Disqualified Stock) issued and sold for cash in a bona fide financing transaction that is designated as Designated Preferred Stock pursuant to an officers' certificate on the issuance date thereof, the net cash proceeds of which are excluded from the calculation set forth in clause (3) of the first paragraph of the "-- Restricted Payments" covenant and are not used for purposes of clause (b) of the second paragraph thereof.

     "DESIGNATED SENIOR DEBT" means (1) the Credit Facility and all Hedging Obligations with respect thereto and (2) any other Senior Debt permitted under the indenture (a) the principal amount of which is $25.0 million or more and (b) that has been designated by the Issuer as "Designated Senior Debt."

     "DISQUALIFIED STOCK" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the issuer to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the asset sale or change of control provisions applicable to such Capital Stock provide that the issuer may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption "-- Certain Covenants -- Restricted Payments." The amount of Disqualified Stock deemed to be outstanding at any time for purposes of the indenture will be the maximum amount that Holdings and the Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock.

     "EQUITY INTERESTS" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

     "EQUITY OFFERING" means (i) any issuance and sale by Holdings of its Qualified Equity Interests or by any Parent Company of its Equity Interests; provided, however, that in the case of an issuance and sale of Equity Interests of any Parent Company, cash proceeds therefrom equal to not less than 100% of the aggregate principal amount of any notes to be redeemed are received by Holdings as a contribution to its common equity capital or consideration for the issuance and sale of Qualified Equity Interests immediately prior to such redemption or (ii) any issuance and sale by Holdings of its Qualified Equity Interests in connection with the conversion of Holdings to an income trust or by any

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Parent Company or any Affiliate of Holdings (other than any of its Subsidiaries)
of its Equity Interests in connection with the conversion of such Parent Company or Affiliate to an income trust; provided, however, that in the case of an issuance and sale of Equity Interests of such Parent Company or Affiliate, cash proceeds therefrom equal to not less than 100% of the aggregate principal amount of any notes to be redeemed are received by Holdings as a contribution to its common equity capital or consideration for the issuance and sale of Qualified Equity Interests immediately prior to such redemption.

     "EQUITY SPONSORS" means John W. Childs, J.W. Childs Equity Funding III, L.P., Borealis Private Equity Limited Partnership, Borealis (QLP) Private Equity Limited Partnership and Ontario Municipal Employees Retirement Board.

     "EUROPEAN SUBSIDIARIES" means any Subsidiary of the Issuer which was not formed under the laws of the United States or any state of the United States or the District of Columbia or under the laws of Canada or any province or territory thereof.

     "EXISTING INDEBTEDNESS" means Indebtedness of the Issuer and its Subsidiaries (other than Indebtedness under the Credit Agreement) in existence on the date of the indenture after giving effect to the issuance of the notes and the borrowing under the Credit Agreement on the Issue Date and the use of proceeds therefrom, until such amounts are repaid.

     "FAIR MARKET VALUE" means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the Board of Directors of the Issuer.

     "FIXED CHARGE COVERAGE RATIO" means, with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any Restricted Subsidiary incurs, assumes, guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made occurred (the "CALCULATION DATE"), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period.

     In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

         (1) acquisitions that have been made by the specified Person or any Restricted Subsidiary, including through mergers or consolidations, or any Person or any Restricted Subsidiary acquired by the specified Person or any Restricted Subsidiary, and including any related financing transactions and including increases in ownership of Restricted Subsidiaries, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date will be given pro forma effect (in accordance with Regulation S-X under the Securities Act but giving effect to Pro Forma Cost Savings) as if they had occurred on the first day of the four-quarter reference period;

         (2) the Consolidated Cash Flow attributable to operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date will be excluded;

         (3) the Fixed Charges attributable to operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any Restricted Subsidiary following the Calculation Date;

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         (4) any Person that is a Restricted Subsidiary on the Calculation Date
     (or would become a Restricted Subsidiary on such Calculation Date in connection with the transaction requiring determination of such Consolidated Cash Flow) will be deemed to have been a Restricted Subsidiary at all times during such four-quarter period;

         (5) any Person that is not a Restricted Subsidiary on the Calculation Date (or would cease to be a Restricted Subsidiary on such Calculation Date in connection with the transaction requiring determination of such Consolidated Cash Flow) will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period; and

         (6) if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligation applicable to such Indebtedness if such Hedging Obligation has a remaining term as at the Calculation Date in excess of 12 months).

     "FIXED CHARGES" means, with respect to any specified Person for any period, the sum, without duplication, of:

         (1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations in respect of interest rates; plus

         (2) the consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

         (3) any interest accruing on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such guarantee or Lien is called upon; plus

         (4) the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of preferred stock of such Person or any Restricted Subsidiary, other than dividends on Equity Interests payable solely in Equity Interests of the Issuer (other than Disqualified Stock) or to the Issuer or a Restricted Subsidiary of the Issuer, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

     "GAAP" means generally accepted accounting principles in the United States of America, as set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession which are in effect from time to time.

     "GOVERNMENT SECURITIES" means direct obligations of, or obligations guaranteed by, the United States of America, and the payment for which the United States pledges its full faith and credit.

     "GUARANTEE" means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner, including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement condition or otherwise).
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     "GUARANTEE" means the guarantee by each Guarantor of the Issuer's obligations under the indenture and on the notes, executed pursuant to the provisions of the indenture.

     "GUARANTORS" means Holdings and the Subsidiary Guarantors.

     "HEDGING OBLIGATIONS" of any Person means the obligations of such Person under swap, cap, collar, forward purchase or similar agreements or arrangements dealing with interest rates, currency exchange rates or commodity prices, either generally or under specific contingencies.

     "HOLDINGS" means Beauceland Corporation, a Nova Scotia unlimited company.

     "INDEBTEDNESS" means, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent:

         (1) in respect of borrowed money;

         (2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

         (3) in respect of bankers' acceptances;

         (4) representing Capital Lease Obligations;

         (5) representing the balance deferred and unpaid of the purchase price of any property or services due more than six months after such property is acquired or such services are completed, except any such balance that represents an accrued expense or trade payable; or

         (6) representing any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term "Indebtedness" includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person), but only to the extent that the aggregate amount of such Indebtedness does not exceed the Fair Market Value of the asset, and, to the extent not otherwise included, the guarantee by the specified Person of any Indebtedness of any other Person. In no event will obligations or liabilities in respect of any Capital Stock constitute Indebtedness hereunder.

     "INVESTMENTS" means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including guarantees or other obligations), advances or capital contributions, purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If Holdings or any Restricted Subsidiary sells or otherwise disposes of any Equity Interests of any Restricted Subsidiary such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary, Holdings will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of Holdings' Investments in such Restricted Subsidiary that were not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption "-- Certain Covenants -- Restricted Payments." The acquisition by Holdings or any Restricted Subsidiary of a Person that holds an Investment in a third Person will be deemed to be an Investment by Holdings or such Restricted Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person in an amount determined as provided in the final paragraph of the covenant described above under the caption "-- Certain Covenants -- Restricted Payments." Except as otherwise provided in the indenture, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value. Notwithstanding the foregoing, Restricted Payments of the type described in clause (iii) of the definition thereof will not be deemed to be Investments.

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     "ISSUE DATE" means the date on which the notes are first issued under the indenture.

     "LIEN" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest, hypothec or encumbrance of any kind in respect of such asset, whether or not filed, recorded, registered or otherwise perfected under applicable law, including any conditional sale or other title retention agreement; provided that in no event shall an operating lease that is not a Capital Lease Obligation be deemed to constitute a Lien.

     "NET PROCEEDS" means the aggregate cash proceeds received by Holdings or any Restricted Subsidiary in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, (a) fees and expenses related to such Asset Sale (including legal, accounting and investment banking fees and discounts, and sales and brokerage commissions, and any relocation expenses incurred as a result of the Asset Sale), (b) taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, (c) amounts required to be applied to the repayment of Indebtedness, other than Indebtedness under a Credit Facility, secured by a Lien on the asset or assets that were the subject of such Asset Sale, (d) any reserve in accordance with GAAP against any liabilities associated with such Asset Sale and retained by the seller after such Asset Sale, including pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale and (e) cash escrows (until released from escrow to the seller).

     "NON-RECOURSE DEBT" means Indebtedness:

         (1) as to which neither Holdings nor any Restricted Subsidiary (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender;

         (2) no default with respect to which would permit upon notice, lapse of time or both any holder of any Indebtedness of Holdings or any Restricted Subsidiary to declare a default on such Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its Stated Maturity; and

         (3) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of Holdings or any Restricted Subsidiary.

     "OBLIGATIONS" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

     "PARENT COMPANIES" means MAAX Holdings, Inc., a Delaware corporation, and any of its Subsidiaries that directly or indirectly owns Equity Interests of Holdings.

     "PERMITTED BUSINESS" means any business conducted by Holdings or any Restricted Subsidiary on the Issue Date and any businesses that, in the good faith judgment of the Board of Directors of Holdings, are reasonably related, ancillary or complementary thereto, or reasonable extensions thereof.

     "PERMITTED FACTORING ARRANGEMENTS" means the Sodex Factoring Agreement, as amended from time to time, and other factoring agreements on similar terms that, in each case, are not materially less favorable to Holdings and the Restricted Subsidiaries, taken as a whole, than the arrangements contained in the Sodex Factoring Agreement, as in effect on the Issue Date.

     "PERMITTED INVESTMENTS" means:

          (1) any Investment in Cash Equivalents;

          (2) any Investment in Holdings or in a Restricted Subsidiary;

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          (3) any Investment by Holdings or any Restricted Subsidiary in a
     Person, if as a result of such Investment:

              (a) such Person becomes a Restricted Subsidiary; or

              (b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Holdings or a Restricted Subsidiary;

          (4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption "-- Offer to Purchase -- Asset Sales";

          (5) any Investment made for consideration consisting of Qualified Equity Interests;

          (6) any Investment received in compromise or resolution of (A) obligations of trade creditors or customers that were incurred in the ordinary course of business of Holdings or any Restricted Subsidiary, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (B) litigation, arbitration or other disputes with Persons that are not Affiliates;

          (7) Investments represented by Hedging Obligations permitted under the indenture;

          (8) loans or advances to employees of Holdings or any of its Subsidiaries (x) in the ordinary course of business in an aggregate amount not to exceed $5.0 million at any time outstanding or (y) in connection with the purchase by such Persons of Equity Interests of Holdings or any Parent Company so long as the cash proceeds of such purchase received by any Parent Company are contemporaneously contributed to the common equity capital of Holdings;

          (9) Investments in existence on the Issue Date;

         (10) Investments in prepaid expenses, negotiable instruments held for collection and lease, endorsements for deposit or collection in the ordinary course of business, utility or workers compensation, performance and similar deposits entered into as a result of the operations of the business in the ordinary course of business;

         (11) pledges or deposits permitted under clause (6) of the definition of Permitted Liens;

         (12) receivables owing to Holdings or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms as Holdings or such Restricted Subsidiary deems reasonable under the circumstances; and

         (13) other Investments in any Person having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (13) that are at the time outstanding, not to exceed the greater of (x) $20.0 million and (y) 7.0% of Consolidated Net Tangible Assets at such time.

     "PERMITTED JUNIOR SECURITIES" means: (1) Equity Interests in Holdings or any of its Subsidiaries; or (2) debt securities of the Issuer or any Guarantor that are subordinated to all Senior Debt and any debt securities issued in a confirmed plan of reorganization in exchange for Senior Debt to substantially the same extent as, or to a greater extent than, the notes and the Guarantees are subordinated to Senior Debt pursuant to the provisions of the indenture.

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     "PERMITTED LIENS" means:

          (1) Liens securing Senior Debt;

          (2) Liens on assets of the Issuer or any Guarantor securing Indebtedness and other Obligations under Credit Facilities and/or securing Hedging Obligations;

          (3) Liens in favor of Holdings or any Restricted Subsidiary;

          (4) Liens on property (including Capital Stock) of a Person existing at the time such Person is merged with or into or consolidated with Holdings or any Subsidiary of Holdings; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with Holdings or the Subsidiary;

          (5) Liens on property (including Capital Stock) existing at the time of acquisition of the property by Holdings or any Subsidiary of Holdings; provided that such Liens were in existence prior to, such acquisition, and not incurred in contemplation of, such acquisition;

          (6) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

          (7) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (4) of the second paragraph of the covenant entitled "-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock" covering only the assets acquired with or financed by such Indebtedness;

          (8) Liens existing on the date of the indenture;

          (9) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent more than 30 days or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

         (10) Liens imposed by law, such as carriers', warehousemen's, landlords', suppliers' and mechanics' Liens, in each case, incurred in the ordinary course of business;

         (11) survey exceptions, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property that were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the operation of the business of the Issuer and its Restricted Subsidiaries, taken as a whole;

         (12) Liens created for the benefit of (or to secure) the notes (or the Guarantees) or payment obligations to the trustee;

         (13) Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under the indenture; provided, however, that the new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to such property or proceeds or distributions thereof);

         (14) judgment Liens not giving rise to an Event of Default;

         (15) Liens and rights of setoff in favor of a bank imposed by law and incurred in the ordinary course of business on deposit accounts maintained with such bank and cash and Cash Equivalents in such accounts;

         (16) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person's obligations in respect of bankers' acceptances issued or created for the
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     account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

         (17) pledges or deposits by a Person under worker's compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case incurred in the ordinary course of business;

         (18) Liens securing obligations under Permitted Factoring Arrangements on the accounts receivable subject to Permitted Factoring Arrangements; and

         (19) Liens incurred in the ordinary course of business of Holdings or any Restricted Subsidiary with respect to obligations that do not exceed $7.5 million at any one time outstanding.

     "PERMITTED REFINANCING INDEBTEDNESS" means any Indebtedness of Holdings or any Restricted Subsidiary issued in exchange for, or the net proceeds of which are used to refund, refinance, replace, defease or discharge, other Indebtedness of Holdings or any Restricted Subsidiary; provided that:

         (1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest on the Indebtedness and the amount of all expenses and premiums incurred in connection therewith);

         (2) such Permitted Refinancing Indebtedness has a final maturity date not earlier than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

         (3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the notes, such Permitted Refinancing Indebtedness is subordinated in right of payment to, the notes on terms at least as favorable to the holders of notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

         (4) such Indebtedness is incurred either by Holdings or by the Restricted Subsidiary that is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

     "PERSON" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company, unlimited company or government or other entity.

     "PRO FORMA COST SAVINGS" means, with respect to any period, the reductions in costs that occurred during the four-quarter period that are (1) directly attributable to an asset acquisition and calculated on a basis that is consistent with Article 11 of Regulation S-X under the Securities Act or (2) implemented, committed to be implemented or the commencement of implementation of which was begun in good faith by the business that was the subject of any such asset acquisition within six months of the date of the asset acquisition and that are supportable and quantifiable by the underlying records of such business, as if, in the case of each of clauses (1) and (2), all such reductions in costs had been effected as of the beginning of such period, decreased by any incremental expenses incurred or to be incurred during the four-quarter period in order to achieve such reduction in costs.

     "QUALIFIED EQUITY INTERESTS" means Equity Interests of Holdings other than Disqualified Stock.

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     "REGISTRATION RIGHTS AGREEMENT" means (i) the Exchange and Registration
Rights Agreement dated as of the Issue Date among the Issuer, the Guarantors and the initial purchasers of the notes issued on the Issue Date and (ii) any other exchange and registration rights agreement entered into in connection with an issuance of additional notes in a private offering after the Issue Date.

     "RELATED AGREEMENTS" means (i) the merger agreement and the amalgamation agreement described in "Summary -- The Transactions"; and (ii) the purchase agreement and registration rights agreement entered into in connection with the issuance of notes on the Issue Date and any other purchase or similar agreement and registration rights agreement entered into in connection with the issuance of additional notes.

     "REPRESENTATIVE" means the indenture trustee or other trustee, agent or representative in respect of any Designated Senior Debt; provided that if, and for so long as, any Designated Senior Debt lacks such a representative, then the Representative for such Designated Senior Debt shall at all times constitute the holders of a majority in outstanding principal amount of such Designated Senior Debt.

     "RESTRICTED INVESTMENT" means an Investment other than a Permitted Investment.

     "RESTRICTED SUBSIDIARY" of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary. Unless otherwise indicated, references to Restricted Subsidiaries shall be deemed to be to Restricted Subsidiaries of Holdings, including the Issuer.

     "RESTRUCTURING EXPENSES" means losses, expenses and charges incurred in connection with restructuring by Holdings and/or one or more of the Restricted Subsidiaries, including in connection with integration of acquired businesses or persons, disposition of one or more Restricted Subsidiaries or businesses, exiting of one or more lines of business and relocation or consolidation of facilities, including severance, lease termination and other non-ordinary-course, non-operating costs and expenses in connection therewith.

     "SENIOR DEBT" means the principal of, premium, if any, and interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on any Indebtedness of the Issuer or any Guarantor, whether outstanding on the Issue Date or thereafter created, incurred or assumed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall not be senior in right of payment to the notes or the Guarantee of such Guarantor.

     Without limiting the generality of the foregoing, "Senior Debt" shall include the principal of, premium, if any, interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on, and all other amounts owing in respect of:

         (1) all monetary obligations of every nature under, or with respect to, the Credit Facilities, including, without limitation, obligations to pay principal and interest, reimbursement obligations under letters of credit, fees, expenses and indemnities (and guarantees thereof); and

         (2) all Hedging Obligations in respect of the Credit Facilities;

in each case whether outstanding on the Issue Date or thereafter incurred.

     Notwithstanding the foregoing, "Senior Debt" shall not include:

         (1) any Indebtedness owed to any Parent Company or any of its Subsidiaries;

         (2) obligations to trade creditors and other amounts incurred (but not under the Credit Facilities) in connection with obtaining goods, materials or services;

         (3) any liability for taxes owed or owing by the Issuer or any Guarantor;
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

         (4) that portion of any Indebtedness incurred in violation of the covenant described under the caption "-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock" (but, as to any such obligation, no such violation shall be deemed to exist for purposes of this clause (4) if the holder(s) of such obligation or their representative shall have received an officers' certificate of the Issuer to the effect that the incurrence of such Indebtedness does not (or, in the case of revolving credit Indebtedness, that the incurrence of the entire committed amount thereof at the date on which the initial borrowing thereunder is made would not) violate such provisions of the indenture);

         (5) Indebtedness which, when incurred and without respect to any election under Section 1111(b) of Title 11, United States Code, is without recourse to the Issuer or any Guarantor; and

         (6) any Indebtedness which is, by its express terms, subordinated in right of payment to any other Indebtedness of the Issuer or any Guarantor.

     "SIGNIFICANT SUBSIDIARY" means any Subsidiary of Holdings that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of the indenture.

     "SODEX FACTORING AGREEMENT" means that certain factoring agreement, dated as of February 24, 2004, among MAAX Inc., MAAX Canada Inc., MAAX Spas (Ontario) Inc., MAAX Westco Inc., MAAX Spas (BC) Inc., MAAX-KSD Corporation, MAAX Southeast Inc., Pearl Baths, Inc., MAAX-Hydro Swirl Manufacturing Corp., MAAX Midwest Inc., MAAX Spas (Arizona), Inc., Cuisine Expert -- C.E. Cabinets, Inc., 9022-3751 Quebec Inc., Aker Plastics Company, Inc. and NatExport and Sodex, both divisions of the National Bank of Canada.

     "SPECIAL INTERCOMPANY NOTE" means that certain note, dated on or about the date of the indenture, made by the Canadian Holding Company in favor of the Issuer, as such note may be amended, restated, supplemented or otherwise modified from time to time.

     "SPECIAL INTEREST" means (i) "Special Interest" as defined in the registration rights agreement with respect to the notes issued on the Issue Date and (ii) "Special Interest", "Additional Interest", "Liquidated Damages" or any similar term as such term is defined in any registration rights agreement with respect to additional notes issued after the Issue Date.

     "STATED MATURITY" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the date of the indenture, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

     "SUBSIDIARY" means, with respect to any specified Person:

         (1) any corporation, company, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders' agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

         (2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or
     (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

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

     "SUBSIDIARY GUARANTOR" means each Subsidiary of the Issuer that executes a Guarantee in accordance with the provisions of the indenture and its successors and assigns, until such Subsidiary is released from its Guarantee in accordance with the provisions of the indenture.

     "UNRESTRICTED SUBSIDIARY" means any Subsidiary of Holdings (other than the Issuer) that is designated by the Board of Directors of Holdings as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that such Subsidiary:

         (1) has no Indebtedness other than Non-Recourse Debt;

         (2) except as permitted by the covenant described above under the caption "-- Certain Covenants -- Affiliate Transactions," is not party to any agreement, contract, arrangement or understanding with Holdings or any Restricted Subsidiary unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to Holdings or such Restricted Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of Holdings;

         (3) is a Person with respect to which neither Holdings nor any Restricted Subsidiary has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results; and

         (4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of Holdings or any Restricted Subsidiary.

     Any designation of a Subsidiary of Holdings as an Unrestricted Subsidiary will be evidenced to the trustee by filing with the trustee a certified copy of the Board Resolution giving effect to such designation and an officers' certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption "-- Certain Covenants -- Restricted Payments." If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption "-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock," Holdings will be in default of such covenant. The Board of Directors of Holdings may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption "-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock," calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.

     "U.S. DOLLAR EQUIVALENT" means, as to any amount denominated in Canadian Dollars as of any date of determination, the amount of U.S. Dollars which would be required to purchase such amount of Canadian Dollars at the Bank of Canada noon (Toronto time) spot rate on such date or, if such date of determination is not a Business Day, on the Business Day immediately preceding such date of determination.

     "VOTING STOCK" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

     "WEIGHTED AVERAGE LIFE TO MATURITY" means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

         (1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal,
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     including payment at final maturity, in respect of the Indebtedness, by (b)
     the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

         (2) the then outstanding principal amount of such Indebtedness.

  GLOBAL NOTES

     Exchange notes will be represented by one or more Notes in registered, global form without interest coupons (collectively, the "GLOBAL NOTES"). We will deposit the Global Notes upon issuance with the Trustee as custodian for The Depository Trust Company ("DTC"), in New York, New York, and register the Global Notes in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below.

     Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. You may not exchange your beneficial interest in the Global Notes for Notes in certificated form except in the limited circumstances described below under "-- Exchanges of Book-Entry Notes for Certificated Notes." In addition, you may not exchange your beneficial interests in the Restricted Global Note for beneficial interests in the Regulation S Global Note or vice versa.

  EXCHANGES OF BOOK-ENTRY NOTES FOR CERTIFICATED NOTES

     You may not exchange your beneficial interest in a Global Note for a Note in certificated form unless:

         (1) DTC (a) notifies us that it is unwilling or unable to continue as depository for the Global Note or (b) has ceased to be a clearing agency registered under the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), and in either case we thereupon fail to appoint a successor depository; or

         (2) an Event of Default shall have occurred and be continuing with respect to the Notes.

     In all cases, certificated Notes delivered in exchange for any Global Note or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depository (in accordance with its customary procedures). Any certificated Notes issued in exchange for an interest in a Global Note will bear the legend restricting transfers that is borne by such Global Note. Any such exchange will be effected through the DTC Deposit/Withdraw at Custodian ("DWAC") system and an appropriate adjustment will be made in the records of the Security Registrar to reflect a decrease in the principal amount of the relevant Global Note.

  CERTAIN BOOK ENTRY PROCEDURES

     The description of the operations and procedures of DTC, Euroclear Bank S.A./N.V. (as operator of the Euroclear system, "EUROCLEAR") or Clearstream Banking Luxembourg ("CLEARSTREAM") that follows is provided solely as a matter of convenience. These operations and procedures are solely within their control and are subject to changes by them from time to time. We take no responsibility for these operations and procedures and urge you to contact the system or their participants directly to discuss these matters.

     DTC has advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of
Section 17A of the Exchange Act. DTC was created to hold securities for its participants ("PARTICIPANTS") and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical transfer and delivery of certificates. Participants include securities

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

brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations. Indirect access to the DTC system is available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("INDIRECT PARTICIPANTS").

     DTC has advised us that its current practice, upon the issuance of the Global Notes, is to credit, on its internal system, the respective principal amount of the individual beneficial interests represented by such Global Notes to the accounts with DTC of the participants through which such interests are to be held. Ownership of beneficial interests in the Global Notes will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominees (with respect to interests of participants).

     AS LONG AS DTC, OR ITS NOMINEE, IS THE REGISTERED HOLDER OF A GLOBAL NOTE, DTC OR SUCH NOMINEE, AS THE CASE MAY BE, WILL BE CONSIDERED THE SOLE OWNER AND HOLDER OF THE NOTES REPRESENTED BY SUCH GLOBAL NOTE FOR ALL PURPOSES UNDER THE INDENTURE GOVERNING THE NOTES AND THE NOTES. Except in the limited circumstances described above under "-- Exchanges of Book-Entry Notes for Certificated Notes," you will not be entitled to have any portions of a Global Note registered in your name, will not receive or be entitled to receive physical delivery of Notes in definitive form and will not be considered the owner or Holder of a Global Note (or any Note represented thereby) under the indenture governing the Notes or the Notes.

     You may hold your interests in the Global Notes directly through DTC, if you are participants in such system, or indirectly through organizations (including Euroclear and Clearstream) which are participants in such system. The depositories, in turn, will hold such interests in such Global Note in customers' securities accounts in the depositories' names on the books of DTC. All interests in a Global Note, including those held through Euroclear or Clearstream, will be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream will also be subject to the procedures and requirements of such system.

     The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, your ability to transfer your beneficial interests in a Global Note to such persons may be limited to that extent. Because DTC can act only on behalf of its participants, which in turn act on behalf of indirect participants and certain banks, your ability to pledge your interests in a Global Note to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

     We will make payments of the principal of, premium, if any, and interest on Global Notes to DTC or its nominee as the registered owner thereof. Neither we nor the Trustee nor any of our or their respective agents will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     We expect that DTC or its nominee, upon receipt of any payment of principal or interest in respect of a Global Note representing any Notes held by it or its nominee, will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Note for such Notes as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in such Global Note held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in "street name." Such payment will be the responsibility of such participants.

     Except for trades involving only Euroclear and Clearstream participants, interests in the Global Note will trade in DTC's settlement system, and secondary market trading activity in such interests will therefore settle in immediately available funds, subject in all cases to the rules and procedures of DTC and its participants. Transfers between participants in DTC will be effected in accordance with

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DTC's procedures, and will be settled in same-day funds. Transfers between participants in Euroclear and Clearstream will be effected in the ordinary way in accordance with their respective rules and operating procedures.

     Cross-market transfers between DTC participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected by DTC in accordance with DTC's rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depository; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depository to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

     Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a DTC participant will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the DTC settlement date. Cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following the DTC settlement date.

     DTC has advised us that DTC will take any action permitted to be taken by a Holder of Notes (including the presentation of Notes for exchange as described below and the conversion of Notes) only at the direction of one or more participants to whose account with DTC interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount of the Notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the Notes, the Global Notes will be exchanged for legended Notes in certificated form, and distributed to DTC's participants.

     Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures in order to facilitate transfers of beneficial ownership interests in the Global Notes among participants of DTC, they are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. None of we, the Trustee or any of our or their respective agents will have any responsibility for the performance by DTC, Euroclear and Clearstream, their participants or indirect participants of their respective obligations under the rules and procedures governing their operations, including maintaining, supervising or reviewing the records relating to, or payments made on account of, beneficial ownership interests in Global Notes.

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                           INCOME TAX CONSIDERATIONS

U.S. FEDERAL INCOME TAX CONSIDERATIONS

  GENERAL

     The following is a general discussion of certain material United States federal income tax considerations generally applicable to purchasers of the notes, who purchased the original notes pursuant to the offering at the initial offering price. The federal income tax considerations set forth below are based upon currently existing provisions of the Internal Revenue Code of 1986, as amended, or the Code, applicable permanent, temporary and proposed United States Treasury Regulations, or Treasury Regulations, judicial authority, and current administrative rulings and pronouncements of the Internal Revenue Service, or IRS. There can be no assurance that the IRS will not take a contrary view, and no ruling from the IRS has been, or will be, sought on the issues discussed herein. Legislative, judicial, or administrative changes or interpretations may be forthcoming that could alter or modify the statements and conclusions set forth herein. Any such changes or interpretations may or may not be retroactive and could affect the tax consequences discussed below.

     The summary is not a complete analysis or description of all potential federal income tax considerations that may be relevant to, or of the actual tax effect that any of the matters described herein will have on, particular U.S. Holders, and does not address foreign, state, local or other tax consequences. This summary does not purport to address special classes of taxpayers (such as partnerships or other pass-through entities, S corporations, mutual funds, insurance companies, financial institutions, small business investment companies, regulated investment companies, expatriates, broker-dealers and tax-exempt organizations) who are subject to special treatment under the federal income tax laws, or persons that hold notes that are a hedge against, or that are hedged against, currency risk or that are part of a straddle or conversion transaction, or persons whose functional currency is not the U.S. dollar. This discussion assumes that the notes will be held as capital assets within the meaning of section 1221 of the Code. Furthermore, estate and gift tax consequences are not discussed herein. No opinion of counsel will be requested with respect to any of the matters discussed herein.

     As used herein, the term "U.S. Holder" means (i) a citizen or resident of the United States for U.S. federal income tax purposes, (ii) a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, that was created or organized under the laws of the United States or any political subdivision thereof, (iii) an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source, or (iv) a trust if (a) a U.S. court can exercise primary supervision over the administration of such trust and one or more U.S. fiduciaries has the authority to control all of the substantial decisions of such trust or (b) such trust has a valid election in place to be treated as a U.S. person. As used herein, the term "Non-U.S. Holder" means a beneficial holder of notes that is a nonresident alien or a corporation, estate or trust that is not a U.S. Holder.

     A partnership for U.S. federal income tax purposes is not subject to income tax on income derived from holding the notes. A partner of the partnership may be subject to tax on such income under rules similar to the rules for U.S. Holders or Non-U.S. Holders depending on whether (i) the partner is a U.S. or a non-U.S. person, and (ii) the partnership is or is not engaged in a U.S. trade or business to which income or gain from the notes is effectively connected. If you are a partner of a partnership acquiring the notes, you should consult your tax advisor about the U.S. tax consequences of holding and disposing of the notes.

     BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, EACH PROSPECTIVE PURCHASER OF THE NOTES IS STRONGLY URGED TO CONSULT HIS OR HER OWN TAX ADVISOR WITH RESPECT TO HIS OR HER PARTICULAR TAX SITUATION AND AS TO ANY FEDERAL, FOREIGN, STATE, LOCAL OR OTHER TAX CONSIDERATIONS (INCLUDING ANY

POSSIBLE CHANGES IN TAX LAW) AFFECTING THE PURCHASE, HOLDING AND DISPOSITION OF THE NOTES.

  TAX CHARACTERIZATION OF THE ISSUER

     The U.S. federal income tax consequences to persons purchasing the notes depend in part on who is treated as the issuer of the notes for U.S. federal income tax purposes. Because MAAX Corporation (i) is incorporated as a Nova Scotia unlimited company (ii) is wholly owned by another Nova Scotia unlimited company, Beauceland Corporation, which is wholly-owned by MAAX Holdings, which is a U.S. corporation, and (iii) neither MAAX Corporation nor Beauceland Corporation has made an election to be treated as other than a "disregarded entity" for U.S. federal income tax purposes, MAAX Holdings will be treated as the issuer of the notes for U.S. federal income tax purposes. If the IRS were to successfully challenge this treatment, the tax consequences to persons holding the notes may be different than those described herein. Prospective investors should consult their own tax advisors concerning those potential different consequences. The remainder of this discussion assumes that MAAX Holdings will be treated as the issuer of the notes for U.S. federal income tax purposes.

  U.S. FEDERAL INCOME TAX CONSEQUENCES TO U.S. HOLDERS

     This section describes certain U.S. federal income tax consequences to U.S. Holders. Non-U.S. Holders should see the discussion under the heading "Federal Income Tax Consequences to Non-U.S. Holders" for a discussion of certain tax consequences applicable to them.

     INTEREST. Interest on the notes will be taxable to a U.S. Holder as ordinary interest income at the time such amounts are accrued or received, in accordance with the U.S. Holder's method of accounting for U.S. federal income tax purposes.

     EXCHANGE OFFER. The exchange of the notes for the exchange notes will not constitute a taxable exchange. See "The Exchange Offer." As a result, (1) a U.S. Holder will not recognize taxable gain or loss as a result of exchanging such holder's notes; (2) the holding period of the exchange notes received will be the same as the holding period of the notes exchanged therefor; and (3) the adjusted tax basis of the exchange notes received will be the same as the adjusted tax basis of the notes exchanged therefor immediately before such exchange.

     DISPOSITION OF THE NOTES. Unless a nonrecognition provision applies, the sale, exchange (other than pursuant to the Exchange Offer), redemption (including pursuant to an offer by the company) or other disposition of a note, will be a taxable event for U.S. federal income tax purposes. In such event, a U.S. Holder of notes will generally recognize gain or loss equal to the difference between (i) the amount of cash plus the fair market value of property received (except to the extent attributable to accrued interest on the notes which will be treated as interest as described above) and (ii) the U.S. Holder's tax basis in the notes. A U.S. Holder's tax basis in a note will generally equal its cost therefor. Any such gain or loss generally will be long-term capital gain or loss, provided the notes have been held for more than one year. The deductibility of capital losses is subject to limitations.

     BACKUP WITHHOLDING. Under section 3406 of the Code and applicable Treasury Regulations, a noncorporate holder of the notes may be subject to backup withholding at the current rate of 28 percent (subject to future adjustment) with respect to "reportable payments," which include interest paid on the notes or the proceeds of a sale, exchange or redemption of the notes. The payor will be required to deduct and withhold the prescribed amounts if (i) the payee fails to furnish a TIN to the payor in the manner required, (ii) the IRS notifies the payor that the TIN furnished by the payee is incorrect, (iii) there has been a "notified payee under reporting" described in section 3406(c) of the Code or
(iv) there has been a failure of the payee to certify under penalty of perjury that the payee is not subject to withholding under section 3406(a)(1)(C) of the Code. Amounts paid as backup withholding do not constitute an additional tax and will be refunded or credited against the holder's federal income tax liabilities, so long as the required information is timely provided to the IRS.

  U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS

     The following information describes the U.S. federal income tax treatment of "Non-U.S. Holders."

     EFFECTIVELY CONNECTED INCOME. If the income or gain on the notes is "effectively connected with the conduct of a trade or business within the United States" by a Non-U.S. Holder, such income or gain will generally be subject to U.S. federal income tax essentially in the same manner as if the notes were held by a U.S. Holder, as described above, unless an applicable tax treaty provides otherwise, and in the case of a Non-U.S. Holder that is a corporation, may also be subject to U.S. branch profits tax. Such Non-U.S. Holder will not be subject to withholding taxes, however, if it provides a properly executed Form W-8ECI.

     INTEREST. Interest on the notes held by Non-U.S. Holders that is not effectively connected with the conduct of a U.S. trade or business may be subject to withholding of up to 30 percent of each payment made to the holders or other payee unless the "portfolio interest exemption" applies. The interest paid on the notes generally should qualify for the portfolio interest exemption. Accordingly, interest paid on the notes to a Non-U.S. Holder should not be subject to withholding if (1) the Non-U.S. Holder provides a statement signed under penalties of perjury, certifying that such owner is not a U.S. person on IRS Form W-8BEN (or successor form), or an alternative method of satisfying the certification requirement is met; (2) such Non-U.S. Holder does not actually or constructively own 10 percent or more of the total combined voting power of all classes of stock in MAAX Holdings; (3) such Non-U.S. Holder is not a "controlled foreign corporation" (within the meaning of section 957 of the Code) related to MAAX Holdings; and (4) the Non-U.S. Holder is not a foreign "bank" receiving the interest on an extension of credit pursuant to a loan agreement entered into in the ordinary course of its trade or business.

     If you do not claim, or do not qualify for, the benefit of the portfolio interest exemption, you may be subject to a 30 percent withholding tax on interest payments on the notes. However, you may be able to claim the benefit of a reduced withholding tax rate under an applicable income tax treaty. The required information for claiming treaty benefits is generally submitted, under current regulations, on Form W-8BEN.

     SALE OR OTHER DISPOSITION OF THE NOTES. A Non-U.S. Holder will generally not be subject to U.S. federal income tax or withholding tax on gain recognized on a sale, exchange, redemption, retirement, or other disposition of the notes. A Non-U.S. Holder may, however, be subject to U.S. federal income tax on such gain if: (1) it is a nonresident alien individual who was present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met or (2) the gain is effectively connected with the conduct of a U.S. trade or business (and, if a tax treaty applies, is attributable to a permanent establishment in the United States), as provided in applicable U.S. tax rules.

     BACKUP WITHHOLDING AND INFORMATION REPORTING. We must report annually to the IRS and to each Non-U.S. Holder any interest that is subject to U.S. withholding taxes or that is exempt from U.S. withholding taxes pursuant to an income tax treaty or certain provisions of the Code. Copies of these information returns may also be made available under the provisions of a specific tax treaty or agreement with the tax authorities of the country in which the Non-U.S. Holder resides. Furthermore, payments of interest, principal or sales proceeds may be subject to both backup withholding at the current rate of 28 percent (subject to future adjustment) and additional information reporting. Backup withholding and information reporting generally will not apply to payments on the notes if the Non-U.S. Holder certifies, on a Form W-8BEN, or successor form, that it is not a U.S. person. Any amounts withheld under the backup withholding rules may be refunded or credited against the

Non-U.S. Holder's U.S. federal income tax liability, if any, provided that the required information is timely furnished to the IRS.

     THE FOREGOING SUMMARY IS INCLUDED HEREIN FOR GENERAL INFORMATION ONLY AND DOES NOT DISCUSS ALL ASPECTS OF U.S. FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO A PARTICULAR HOLDER OF NOTES IN LIGHT OF HIS OR HER PARTICULAR CIRCUMSTANCES AND INCOME TAX SITUATION. PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO ANY TAX CONSEQUENCES TO THEM FROM THE PURCHASE, OWNERSHIP, AND DISPOSITION OF NOTES, INCLUDING THE APPLICATION AND EFFECT OF FEDERAL, STATE, LOCAL, FOREIGN, AND OTHER TAX LAWS.

CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

     The following is a summary of the principal Canadian federal income tax considerations applicable to purchasers of the notes, who purchased the original notes pursuant to the offering at the initial offering price and who hold such notes as capital property for purposes of the Income Tax Act (Canada), or the Tax Act. Generally, the notes will be considered capital property to a holder provided the holder does not hold the notes in the course of carrying on a business and has not acquired the notes in one or more transactions considered to be an adventure in the nature of trade. This summary is based on the Canada-United States Income Tax Convention (1980), as amended, or the Convention, the relevant provisions of the Tax Act and the regulations thereunder, or the Regulations, as in effect on the date hereof, and on the current published administrative practices of the Canada Revenue Agency. It assumes that the specific proposals to amend the Tax Act and the Regulations publicly announced by the Minister of Finance of Canada prior to the date of the offering will be enacted in their present form, but the Tax Act or the Regulations may not be amended as proposed or at all. This summary does not otherwise take into account or anticipate any changes in law or administrative or assessing practice whether by legislative, regulatory, administrative or judicial action. This summary is not a complete analysis of all potential Canadian federal income tax considerations that may be relevant to, or of the actual tax effect that any of the matters described herein will have on a particular holder, and does not address provincial or territorial income tax considerations nor does it address the income tax considerations of countries other than Canada. Changes in the law or administrative practices or future court decisions may affect your tax treatment. No opinion of counsel will be requested with respect to any of the matters discussed herein.

  CANADIAN FEDERAL INCOME TAX CONSEQUENCES TO NON-RESIDENT HOLDERS

     The following commentary is generally applicable to a holder who we refer to as a "Non-Resident Holder" who, at all times for purposes of the Tax Act, deals at arm's length with us and who, for the purposes of the Convention and the Tax Act, is not and is not deemed to be a resident of Canada during any taxation year in which it owns the notes and does not use or hold, and is not deemed to use or hold, the notes in the course of carrying on a business in Canada nor does the commentary apply to an insurer or an authorized foreign bank, within the meaning of the Tax Act, carrying on an insurance business or a bank business in Canada.

  INTEREST PAYMENTS

     A Non-Resident Holder will not be subject to tax (including withholding tax) under the Tax Act on a payment of either interest or the principal amount of the notes.

  DISPOSITIONS

     Gains realized on the disposition or deemed disposition of a note by a Non-Resident Holder will not be subject to tax under the Tax Act.

  EXCHANGE OF NOTES INTO REGISTERED NOTES

     The exchange of a note for a registered note by a Non-Resident Holder as described in the section entitled "The Exchange Offer" will not constitute a taxable transaction for the purposes of the Tax Act.

     THE PRECEDING DISCUSSION OF CANADIAN FEDERAL INCOME TAX CONSEQUENCES IS FOR GENERAL INFORMATION ONLY AND IS NOT LEGAL OR TAX ADVICE. ACCORDINGLY, PROSPECTIVE PURCHASERS SHOULD CONSULT THEIR OWN TAX ADVISOR AS TO THEIR PARTICULAR TAX CONSEQUENCES OF PURCHASING, HOLDING AND DISPOSING OF THE NOTES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, PROVINCIAL, LOCAL OR FOREIGN TAX LAWS, AND OF ANY PROPOSED CHANGES IN APPLICABLE LAWS.

                              PLAN OF DISTRIBUTION

     There has previously been only a limited secondary market and no public market for the original notes. We do not intend to apply for the listing of the notes on a national securities exchange or for their quotation through The Nasdaq Stock Market. The original notes are eligible for trading in The PORTAL(SM) Market, an electronic screen-based system which permits the trading of eligible privately placed securities by certain qualified institutional investors which is regulated by the National Association of Securities Dealers, Inc. We have been advised by the initial purchasers that, following consummation of the exchange offer, the initial purchasers intend to make a market in the exchange notes; however, any market making may be discontinued at any time without notice. If an active public market does not develop, the market price and liquidity of the exchange notes may be adversely affected.

     If a trading market develops for the original notes or the exchange notes, future trading prices of such securities will depend on many factors, including, among other things, prevailing interest rates, our results of operations and the market for similar securities. Depending on such factors, such securities may trade at a discount from their offering price.

     With respect to resale of exchange notes, based on an interpretation by the staff of the SEC set forth in no-action letters issued to third parties, we believe that a holder (other than a person that is an affiliate of ours within the meaning of Rule 405 under the Securities Act or "broker" or "dealer" registered under the Exchange Act) who exchanges original notes for exchange notes in the ordinary course of business and who is not participating, does not intend to participate, and has no arrangement or understanding with any person to participate, in the distribution of the exchange notes, will be allowed to resell the exchange notes to the public without further registration under the Securities Act and without delivering to the purchasers of the exchange notes a prospectus that satisfies the requirements of Section 10 thereof. However, if any holder acquires exchange notes in the exchange offer for the purpose of distributing or participating in a distribution of the exchange notes, such holder cannot rely on the position of the staff of the SEC enunciated in Exxon Capital Holdings Corporation (available May 13, 1988) or similar no-action or interpretive letters and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction, and such secondary resale transaction must be covered by an effective registration statement containing the selling security holder information required by Item 507 of Regulation S-K if the resales are of exchange notes obtained by such holder in exchange for original notes acquired by such holder directly from us or an affiliate of ours, unless an exemption from registration is otherwise available.

     As contemplated by the above-referenced no-action letters and the registration rights agreement, each holder accepting the exchange offer is required to represent to us in the letter of transmittal that:

     - any exchange notes to be received by it will be acquired in the ordinary course of its business;

     - it has no arrangement or understanding with any person to participate in the distribution of the exchange notes; and

     - it is not an "affiliate," as defined in the Securities Act, of ours or of any of the guarantors of the notes.

     In addition, each such holder will be required to make any additional representations that in the written opinion of our counsel are necessary under existing rules or regulations (or interpretations thereof) of the SEC in order for the registration statement of which this prospectus forms a part to be declared effective.

     If the holder is not a broker-dealer, it will be required to represent that it is not engaged in, and does not intend to engage in, the distribution of the exchange notes. If the holder is a broker-dealer that will receive exchange notes for its own account in exchange for original notes that were acquired as a result of market-making activities or other trading activities, it will be required to acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes.

     Any broker or dealer registered under the Exchange Act who holds original notes that were acquired for its own account as a result of market-making activities or other trading activities (other than original notes acquired directly from us) may exchange such original notes for exchange notes pursuant to the exchange offer; however, such broker-dealer may be deemed an underwriter within the meaning of the Securities Act and, therefore, must deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of the exchange notes received by it in the exchange offer, which prospectus delivery requirement may be satisfied by the delivery by such broker-dealer of this prospectus. We have agreed to use all commercially reasonable efforts to keep the registration statement of which this prospectus forms a part effective for a period beginning when exchange notes are first issued in the exchange offer and ending upon the earlier of the expiration of the 180th day after the exchange offer has been completed and such time as broker-dealers are no longer required to comply with the prospectus delivery requirements in connection with offers and sales of exchange notes.

     A broker-dealer that delivers such a prospectus to purchasers in connection with such resales will be subject to certain of the civil liability provisions under the Securities Act, and will be bound by the provisions of the registration rights agreement (including certain indemnification rights and obligations).

     The information described above concerning interpretations of, and positions taken by, the SEC is not intended to constitute legal advice, and broker-dealers should consult their own legal advisors with respect to these matters.

     We will not receive any proceeds from any sale of exchange notes by anyone, including broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to a purchaser or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such exchange notes.

     We have agreed to pay expenses incident to the exchange offer. See "The Exchange Offer -- Fees and Expenses."

                                 LEGAL MATTERS

     The validity of the exchange notes and certain legal matters will be passed upon for us by Kaye Scholer LLP, New York, New York.

                                    EXPERTS

     The balance sheet of Beauceland Corporation as of May 31, 2004 and the financial statements of MAAX Inc. as of February 29, 2004 and February 28, 2003 and for each of the three years in the period ended February 29, 2004, included in this prospectus, have been audited by KPMG LLP, an independent registered public accounting firm, as stated in their report appearing herein. The financial statements of Aker Plastics Company Inc. as of October 31, 2002 and for its predecessor as of and for the period from October 1, 2002 to October 25, 2002 and as of the years ended September 30, 2002 and 2001 included in this prospectus have been audited by Crowe Chizek and Company LLC, independent registered public accounting firm, as stated in their report appearing herein, and are included in reliance upon the reports of this form given upon their authority as an expert in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

     This prospectus forms a part of a registration statement that we filed with the SEC on Form F-4 under the Securities Act in connection with the offering of the exchange notes. This prospectus does not contain all the information contained in the registration statement, including its exhibits and schedules. You should refer to the registration statement, including the exhibits and schedules, for further information about us and the exchange notes. The registration statement, including exhibits and schedules, is on file at the offices of the SEC and may be inspected without charge.

     Under the terms of the indenture that governs the notes, we have agreed that, whether or not required by the rules and regulations of the SEC, so long as any original notes or exchange notes are outstanding, we will furnish to the holders of the original notes or exchange notes (i) all information that would be required to be contained in a filing with the SEC on Forms 20-F and 6-K, if we were required to file such Forms and, with respect to the annual information only, a report thereon by our independent auditors and (ii) all current reports that would be required to be filed with the SEC on Form 6-K, if we were required to file such reports. In addition, we will post all reports on our website no later than the date such information is required to be furnished to holders and keep all such reports available on our website for a period of one year from the date of such posting. In addition, we have agreed that, for so long as any original notes or exchange notes remain outstanding, we will furnish to the holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

     Upon effectiveness of the registration statement of which this prospectus is a part, we will become subject to the periodic reporting and to the informational requirements of the Exchange Act and during the fiscal year in which the registration statement becomes effective we will file information with the SEC, including annual and current reports. You may read and copy any document we file with the SEC at the SEC's public reference room at the following address:

                             PUBLIC REFERENCE ROOM
                             450 FIFTH STREET, N.W.
                                   ROOM 1024
                             WASHINGTON, D.C. 20549

     Please call the SEC at 1-800-SEC-0330 for further information on the operations of the public reference rooms.

     Our SEC filings are also available at the SEC's website at http://www.sec.gov and at our own website at http://www.maax.com. You can also obtain a copy of any of our filings, at no cost, by writing to or telephoning us at the following address:

                                MAAX Corporation
                    1010 Sherbrooke Street West, Suite 1610
                                Montreal, Quebec
                                 Canada H3A 2R7
                                 (514) 844-4155

                         INDEX TO FINANCIAL STATEMENTS

BALANCE SHEET OF BEAUCELAND CORPORATION AS OF MAY 31, 2004
  Report of Independent Registered Public Accounting Firm...
                                                                F-2
  Balance Sheet.............................................
                                                                F-3
  Note to Balance Sheet.....................................
                                                                F-4
UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS OF BEAUCELAND
  CORPORATION AND PREDECESSOR MAAX INC. FOR THE SIX-MONTH
  PERIOD ENDED AUGUST 31, 2004
  Consolidated Balance Sheets as of February 29, 2004 and
     August 31, 2004........................................
                                                                F-5
  Consolidated Statements of Income for the six months ended
     August 31, 2003 and August 31, 2004....................
                                                                F-6
  Consolidated Statement of Shareholders' Equity for the six
     months ended August 31, 2004...........................
                                                                F-7
  Consolidated Statements of Cash Flows for the six months
     ended August 31, 2003 and August 31, 2004..............
                                                                F-8
  Notes to Consolidated Financial Statements................
                                                                F-9
CONSOLIDATED FINANCIAL STATEMENTS OF MAAX INC. FOR THE YEARS
  ENDED FEBRUARY 28, 2002, FEBRUARY 28, 2003 AND FEBRUARY
  29, 2004
  Report of Independent Registered Public Accounting Firm...
                                                               F-22
  Consolidated Balance Sheets as of February 28, 2003 and
     February 29, 2004......................................
                                                               F-23
  Consolidated Statements of Income for the years ended
     February 28, 2002 and 2003 and February 29, 2004.......
                                                               F-24
  Consolidated Statements of Shareholders' Equity and Other
     Comprehensive Income for the years ended February 28,
     2002 and 2003 and February 29, 2004....................
                                                               F-25
  Consolidated Statements of Cash Flows for the years ended
     February 28, 2002 and 2003 and February 29, 2004.......
                                                               F-26
  Notes to Consolidated Financial Statements................
                                                               F-27
AKER PLASTICS COMPANY, INC. AND PREDECESSOR FINANCIAL
  STATEMENTS (OCTOBER 31, 2002, SEPTEMBER 30, 2002 AND
  SEPTEMBER 30, 2001)
  Report of Independent Registered Public Accounting Firm...
                                                               F-56
  Statements of Income and Retained Earnings................
                                                               F-57
  Balance Sheets............................................
                                                               F-58
  Statements of Cash Flows..................................
                                                               F-59
  Notes to Financial Statements.............................
                                                               F-61

            REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Directors of Beauceland Corporation

     We have audited the balance sheet of Beauceland Corporation as of May 31, 2004. This financial statement is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement based on our audit.

     We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statement referred to above presents fairly, in all material respects, the financial position of the Company as of May 31, 2004 in conformity with U.S. generally accepted accounting principles.

                                          /s/ KPMG LLP
                                          --------------------------------------
                                          Chartered Accountants

Montreal, Canada
June 3, 2004

                             BEAUCELAND CORPORATION

                                 BALANCE SHEET
                                  MAY 31, 2004
                                (IN US DOLLARS)

ASSETS
  Cash......................................................   $1,000
                                                               ======
SHAREHOLDER'S EQUITY
  Capital stock:
    100,000 common shares authorized, without par value.....
    1,000 common shares issued and paid.....................   $1,000
                                                               ======

                    See accompanying Note to Balance Sheet.

                             BEAUCELAND CORPORATION

                             NOTE TO BALANCE SHEET
                                  MAY 31, 2004

     The Company is incorporated under the laws of Nova Scotia, Canada.

     The Company will acquire on June 4, 2004 all the outstanding shares of MAAX Inc. through an amalgamation between two wholly-owned indirect subsidiaries of the Company and MAAX Inc. MAAX Inc. is a significant designer, developer, manufacturer and distributor of bathroom and kitchen products and spas.

                 BEAUCELAND CORPORATION AND PREDECESSOR COMPANY

                          CONSOLIDATED BALANCE SHEETS
                          (IN THOUSANDS OF US DOLLARS)

                                                              THE COMPANY   PREDECESSOR
                                                              -----------   ------------
                                                              AUGUST 31,    FEBRUARY 29,
                                                                 2004           2004
                                                              ----------    ------------
                                                              (UNAUDITED)    (AUDITED)
ASSETS
Current assets:
  Cash and cash equivalents.................................   $  2,099       $  4,467
  Accounts receivables, less allowance for doubtful
     accounts...............................................     74,984         64,012
  Income taxes receivable...................................      2,508             --
  Inventories (note 3)......................................     47,213         45,684
  Prepaid expenses..........................................      2,955          3,293
  Assets held-for-sale......................................      1,440             --
  Deferred income taxes.....................................      3,371          3,542
                                                               --------       --------
  Total current assets......................................    134,570        120,998
Property, plant and equipment...............................     97,390        100,615
Intangible assets...........................................     15,539         16,388
Goodwill....................................................    314,829        112,519
Derivative financial instruments............................     10,651         11,627
Other assets................................................     12,251          1,678
Deferred income taxes.......................................      3,897          1,762
                                                               --------       --------
Total assets................................................   $589,127       $365,587
                                                               ========       ========

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable and accrued liabilities..................   $ 54,077       $ 52,454
  Income taxes payable......................................         --          4,765
  Deferred income taxes.....................................      3,427          3,824
  Current portion of long-term debt.........................      4,922          4,782
                                                               --------       --------
  Total current liabilities.................................     62,426         65,825
Long-term debt (note 4).....................................    359,592         52,662
Deferred income taxes.......................................     16,044         15,701
                                                               --------       --------
Total liabilities...........................................    438,062        134,188
Shareholders' equity
  Capital Stock.............................................    133,688        105,044
  Additional paid-in capital................................      2,690            232
  Retained earnings.........................................     11,338        115,647
  Accumulated other comprehensive income....................      3,349         10,476
                                                               --------       --------
  Total shareholders' equity................................    151,065        231,399
                                                               --------       --------
Total liabilities and shareholders' equity..................   $589,127       $365,587
                                                               ========       ========

                 BEAUCELAND CORPORATION AND PREDECESSOR COMPANY

                       CONSOLIDATED STATEMENTS OF INCOME
                          (IN THOUSANDS OF US DOLLARS)

                                          PREDECESSOR
                                        ---------------     PREDECESSOR       THE COMPANY
                                           SIX-MONTH      ---------------   ---------------
                                         PERIOD ENDED      MARCH 1, 2004    JUNE 4, 2004 TO
                                        AUGUST 31, 2003   TO JUNE 3, 2004   AUGUST 31, 2004
                                        ---------------   ---------------   ---------------
                                          (UNAUDITED)       (UNAUDITED)       (UNAUDITED)
Net sales.............................     $253,995          $143,836          $128,426
Operating costs and expenses
  Cost of goods sold..................      175,386            98,490            88,011
  Selling, general and administrative
     expenses (note 5)................       37,104            36,670            17,361
  Depreciation and amortization.......        7,392             3,987             3,837
                                           --------          --------          --------
                                            219,882           139,147           109,209
Operating income......................       34,113             4,689            19,217
  Interest expense....................        2,378             1,321             6,342
                                           --------          --------          --------
Income before income taxes............       31,735             3,368            12,875
Income taxes
  Current.............................        6,167             3,922             1,341
  Deferred............................        4,151            (2,350)              196
                                           --------          --------          --------
                                             10,318             1,572             1,537
Net income............................     $ 21,417          $  1,796          $ 11,338
                                           ========          ========          ========

                 BEAUCELAND CORPORATION AND PREDECESSOR COMPANY

                 CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY
                          (IN THOUSANDS OF US DOLLARS)
                                  (UNAUDITED)

                                                                                              ACCUMULATED
                                                                    ADDITIONAL                   OTHER       COMPRE-
                                                         COMMON      PAID-IN     RETAINED    COMPREHENSIVE   HENSIVE
                                                          STOCK      CAPITAL     EARNINGS       INCOME       INCOME
                                                         ------     ----------   --------    -------------   -------
Predecessor
Balance as at February 29, 2004.......................  $ 105,044    $   232     $ 115,647      $10,476      $
Net income............................................         --         --         1,796           --        1,796
Foreign currency translation..........................         --         --            --       (2,811)      (2,811)
                                                                                                             -------
Total comprehensive income............................         --         --            --           --      $(1,015)
                                                                                                             =======
Dividends paid........................................         --         --        (1,266)          --
Stock based-compensation..............................         --      2,714            --           --
Tax benefit associated with stock options.............         --        219            --           --
Issuance of common shares.............................     11,809         --            --           --
                                                        ---------    -------     ---------      -------
Balance, as at June 3, 2004...........................  $ 116,853    $ 3,165     $ 116,177      $ 7,665
                                                        ---------    -------     ---------      -------
Merger transaction....................................   (116,853)    (3,165)     (116,177)      (7,665)
The Company
Net Income............................................         --         --        11,338           --       11,338
Foreign currency translation..........................         --         --            --        3,349        3,349
                                                                                                             -------
Total comprehensive income............................         --         --            --           --      $14,687
                                                                                                             =======
Stock options from MAAX Inc. stock-option plan
  rolled-over.........................................         --      2,690            --           --
Issuance of common shares.............................    133,688         --            --           --
                                                        ---------    -------     ---------      -------
Balance, as of August 31, 2004........................  $ 133,688    $ 2,690     $  11,338      $ 3,349
                                                        =========    =======     =========      =======

                 BEAUCELAND CORPORATION AND PREDECESSOR COMPANY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                          (IN THOUSANDS OF US DOLLARS)

                                                     MAAX INC.                          BEAUCELAND
                                                     SIX-MONTH         MAAX INC.        CORPORATION
                                                   PERIOD ENDED      MARCH 1, 2004    JUNE 4, 2004 TO
                                                  AUGUST 31, 2003   TO JUNE 3, 2004   AUGUST 31, 2004
                                                  ---------------   ---------------   ---------------
                                                    (UNAUDITED)       (UNAUDITED)       (UNAUDITED)
Cash flows related to operating activities:
  Net income....................................      $21,417          $  1,796          $  11,338
  Items not affecting cash:
    Depreciation and amortization...............        7,392             3,987              3,837
    Amortization of financial expenses..........          234               121                447
    Change in fair value of derivative financial
      instruments...............................       (7,692)            2,679             (1,219)
    Stock-based compensation....................           --             2,714                 --
    Deferred income taxes.......................        4,151            (2,350)               196
  Net change in non-cash balances related to
    operations..................................        1,154           (13,839)            (3,819)
                                                      -------          --------          ---------
                                                       26,656            (4,892)            10,780
Cash flows related to financing activities:
  Proceeds from issuance of long-term debt......           --            34,000            375,319
  Repayment of long-term debt...................       (7,789)          (81,963)           (23,415)
  Proceeds from issuance of shares..............          447                33            133,688
  Decrease in notes receivable related to the
    exercise of stock options...................           --                --             11,772
  Interest, net of income taxes, from a share
    purchase loan...............................            5                --                 --
  Dividends paid................................       (1,177)           (1,266)                --
                                                      -------          --------          ---------
                                                       (8,514)          (49,196)           497,364
Cash flows related to investing activities:
  Business acquisition..........................           (4)           (3,762)          (437,332)
  Additions to property, plant and equipment....       (6,748)           (2,563)            (1,636)
  Proceeds from disposal of property, plant and
    equipment...................................          286               110                 67
  Other assets..................................         (163)            1,076            (12,303)
                                                      -------          --------          ---------
                                                       (6,629)           (5,139)          (451,204)
                                                      -------          --------          ---------
Net increase (decrease) in cash.................       11,513           (59,227)            56,940
Translation adjustment on cash denominated in
  foreign currencies............................         (729)              (84)                 3
Cash (bank overdraft), beginning of period......        2,668             4,467            (54,844)
                                                      -------          --------          ---------
Cash (bank overdraft), end of period............      $13,452          $(54,844)         $   2,099
                                                      =======          ========          =========

                             BEAUCELAND CORPORATION
                            AND PREDECESSOR COMPANY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
           (TABULAR AMOUNTS ARE EXPRESSED IN THOUSANDS OF US DOLLARS)

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF FINANCIAL STATEMENT PRESENTATION

     The accompanying consolidated financial statements have been prepared in conformity with generally accepted accounting principles in the United States for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments, consisting only of normal recurring items, considered necessary for a fair presentation of financial data have been included. The results of operations for interim periods are not necessarily indicative of the results that may be expected for the entire year. The consolidated financial statements should be read in conjunction with the consolidated financial statements and accompanying notes included in MAAX Inc. annual financial statements for the year ended February 29, 2004. On June 4, 2004, Beauceland Corporation acquired all the outstanding shares of MAAX Inc. (MAAX or the predecessor) and its direct and indirect subsidiaries in a business combination accounted for as a purchase as described in note 2.

CONSOLIDATION

     The consolidated financial statements, expressed in US dollars, include the accounts of MAAX and all its subsidiaries through June 3, 2004 and the accounts of Beauceland Corporation and all its subsidiaries (the Company) beginning June 4, 2004. All significant intercompany balances and transactions have been eliminated in connection with the consolidation.

REPORTING CURRENCY

     The functional and reporting currency of the Company is the U.S. dollar. The functional currency of MAAX is the Canadian dollar. However, the Company has adopted, as for MAAX Inc., the predecessor company, the US dollar as its reporting currency. The functional currency of MAAX is the Canadian dollar. However, MAAX adopted the US dollar as its reporting currency. The financial statements are translated into the reporting currency using the current rate method. Under this method, the financial statements are translated into the reporting currency as follows: assets and liabilities are translated at the exchange rate in effect at the date of the balance sheet, while revenues and expenses are translated at the annual year-to-date average exchange rate. All gains and losses resulting from the translation of the financial statements into the reporting currency are included in the accumulated other comprehensive income in shareholders' equity.

ASSETS HELD-FOR-SALE

     During the quarter ended August 31, 2004, the Company decided to sell one commercial building and adjacent land that were identified as excess assets since the Company moved its headquarters to Montreal. These assets are reported on the Company's consolidated balance sheet at August 31, 2004 as "assets held-for-sale" at the lesser of their cost or their net realizable value. As of the date of this report, the Company signed a letter of intent to sell these assets.

2.  BUSINESS ACQUISITION

     On June 4, 2004, the Company acquired all common shares outstanding of MAAX Inc., a Canadian publicly traded company operating in the Bathroom, Kitchen and Spas sectors, for an amount in cash of C$22.50 per share. The transaction was funded by a cash investment by J.W.

                             BEAUCELAND CORPORATION
                            AND PREDECESSOR COMPANY

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

Childs Associates, L.P., Borealis Private Equity Limited Partnership, Borealis
(QLP) Private Equity Limited Partnership, Ontario Municipal Employees Retirement Board, certain consultants and members of our management in the amount of $133,688,000 and by the issuance of long-term debt in the amount of $373,282,000.

     The Company has not yet allocated the excess of the purchase price over the book value of the acquired company and the whole amount has been included as goodwill in the financial statements. The Company estimates that a preliminary allocation will be made for the end of the third quarter of its fiscal year 2005 and the final allocation will be made for its fiscal year end on February 28, 2005. The Company appointed an independent consulting firm to value its intangible assets, namely trademarks, non-competition agreements and distribution networks. Upon completion of this allocation, the results of operation of the Company will change and the financial statements will be adjusted to reflect these changes.

     The fair value of the net assets acquired is summarized as follows:

Net working capital excluding cash..........................   83,620
Fixed assets................................................   98,888
Intangible assets...........................................   15,833
Goodwill....................................................  312,006
Other long-term assets......................................   13,235
                                                              -------
                                                              523,582
                                                              -------
Bank overdraft..............................................  (54,846)
Long-term debt..............................................   (9,851)
Other long-term liability...................................  (18,863)
                                                              -------
                                                              440,022
                                                              =======
Consideration
  Cash......................................................  437,332
  Stock options from MAAX Inc. stock-option plan
     rolled-over............................................    2,690
                                                              -------
                                                              440,022
                                                              =======

3.  INVENTORIES

                                                      THE COMPANY   PREDECESSOR
                                                      -----------   ------------
                                                      AUGUST 31,    FEBRUARY 29,
                                                         2004           2004
                                                      -----------   ------------
                                                                     (AUDITED)
Raw material........................................    $27,915       $25,091
Work in progress and finished goods.................     19,298        20,593
                                                        -------       -------
                                                        $47,213       $45,684
                                                        =======       =======

                             BEAUCELAND CORPORATION
                            AND PREDECESSOR COMPANY

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

4. LONG-TERM DEBT

                                                                 THE COMPANY   PREDECESSOR
                                EFFECTIVE INTEREST               -----------   ------------
                                    RATE AS AT       YEARS OF    AUGUST 31,    FEBRUARY 29,
                                 AUGUST 31, 2004     MATURITY       2004           2004
                                ------------------   ---------   -----------   ------------
                                                                                (AUDITED)
Term loan A (C$130,000,000)...          3.80%             2010      99,010            --
Term loan B...................          4.32%             2012     115,000            --
Senior unsecured notes........          9.75%             2013     150,000            --
Other.........................       Various         2004-2014         504           611
Revolving credit..............           1.9%             2006          --         2,000
Senior unsecured notes,.......           6.7%             2009          --        45,500
Notes payables on a business
  acquisition, unsecured......           3.0%        2004-2006          --         9,333
                                     -------         ---------    --------       -------
                                                                   364,514        57,444
Current portion of long-term
  debt........................                                       4,922         4,782
                                                                  --------       -------
Long-term debt................                                    $359,592       $52,662
                                                                  ========       =======

     The Company has a revolving credit facility of an authorized amount of C$50 million or its equivalent in US dollars, bearing interest at LIBOR plus 2.5% or prime rate plus 1.75%.

     The term loan A facility bears interest at a Canadian banker's acceptance rate or LIBOR plus 2.5% and the term loan B facility bears interest at LIBOR plus 2.75%.

     The revolving credit facility, term loan A facility and term loan B facility are guaranteed by all existing and future, direct and indirect Canadian and U.S. subsidiaries of the Company, subject to certain exceptions agreed to in the loan documents. In addition, the Company's obligations under the facility and the obligations of the subsidiary guarantors under the guarantees are secured by substantially all of the assets of the Company and each of the subsidiary guarantors. The agreement governing these credit facilities contain certain covenants including the obligation to maintain certain financial ratios.

     The senior unsecured notes bear interest at a rate of 9.75% and are fully redeemable upon maturity in June 2012. The agreement governing these notes contain certain covenants including the obligation to maintain certain financial ratios.

5. STOCK-BASED COMPENSATION

     Prior to June 4, 2004, MAAX had a stock-based compensation plan, which is described in note 12 to the annual financial statements of MAAX for the year ended February 29, 2004. MAAX accounted for this plan under the recognition and measurement principles of APB Opinion No. 25, Accounting for Stock Issued to Employees ("APB 25"), and related Interpretations. Compensation cost was not recorded because the option exercise price was equal to the market value of the underlying common stock on the date of grant.

                             BEAUCELAND CORPORATION
                            AND PREDECESSOR COMPANY

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The following table illustrates the effect on net income and earnings per share if MAAX had applied the fair value recognition provisions of FASB Statement No. 123, Accounting for Stock-Based Compensation, to stock-based employee compensation prior to June 4, 2004.

                                                                PREDECESSOR
                                                              ---------------
                                                               MARCH 1, 2004
                                                              TO JUNE 3, 2004
                                                              ---------------
Net income, as reported.....................................      $ 1,796
Deduct: Total stock-based compensation expense determined
  under fair value based method.............................       (1,281)
                                                                  -------
Pro-forma net income........................................      $   515
                                                                  =======

     On June 4, 2004, the Company established a stock option plan for members of its management group and for one of its non-employee directors. The Company accounts for the plan under the fair value method as described in SFAS Statement No. 123 "Accounting for Stock-Based Compensation." Under these plans, 30% of the options vest based on time and 70% based on performance over five years. The options expire ten years after their grant date.

     Furthermore, 101,058 stock options issued by MAAX Inc. were rolled-over into Beauceland Corporation. The fair value of these options has been considered as part of the purchase price.

6. WARRANTIES AND GUARANTEES

     Products sold by the Company are covered by a basic limited warranty with terms and conditions that vary depending upon the product and country in which it was sold. The Company estimated the costs that may be incurred under its warranty obligations and records a liability in the amount of such costs at the time product revenue is recognized. Factors that affect the Company's warranty liability include the number of units sold, historical and anticipated rates of warranty claims, and cost per claim. At least once a quarter, the Company assesses the adequacy of its recorded warranty liabilities and adjusts the amount as necessary.

     The Company has guaranteed a portion of the residual values of certain assets under operating leases with expiry dates between 2005 and 2011, for the benefit of the lessor. If the fair value of the assets, at the end of their respective lease term, is less than the residual value guaranteed, then the Company must, under certain conditions, compensate the lessor for a portion of the shortfall. The maximum exposure in respect of these guarantees is $184,000. The Company has not recorded any liability associated with these guarantees.

                             BEAUCELAND CORPORATION
                            AND PREDECESSOR COMPANY

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

7.  SEGMENTED INFORMATION

     Reconciliation with the financial statements of revenues and assets by business segment are as follows:

                                 PREDECESSOR                         THE COMPANY
                               ---------------     PREDECESSOR     ---------------
                                  SIX-MONTH      ---------------   JUNE 4, 2004 TO
                                PERIOD ENDED      MARCH 1, 2004      AUGUST 31,
                               AUGUST 31, 2003   TO JUNE 3, 2004        2004
                               ---------------   ---------------   ---------------
Net sales:
  Bathroom...................     $201,797          $117,985          $101,570
  Kitchen....................       20,199            10,645            10,830
  Spas.......................       31,999            15,206            16,026
                                  --------          --------          --------
                                  $253,995          $143,836          $128,426
                                  ========          ========          ========

                                 PREDECESSOR                         THE COMPANY
                               ---------------     PREDECESSOR     ---------------
                                  SIX-MONTH      ---------------   JUNE 4, 2004 TO
                                PERIOD ENDED      MARCH 1, 2004      AUGUST 31,
                               AUGUST 31, 2003   TO JUNE 3, 2004        2004
                               ---------------   ---------------   ---------------
Operating income:
  Bathroom...................      $29,466           $5,053            $17,041
  Kitchen....................        4,216             (333)               519
  Spas.......................          431              (31)             1,657
                                   -------           ------            -------
                                   $34,113           $4,689            $19,217
                                   =======           ======            =======

                                 PREDECESSOR                         THE COMPANY
                               ---------------     PREDECESSOR     ---------------
                                  SIX-MONTH      ---------------   JUNE 4, 2004 TO
                                PERIOD ENDED      MARCH 1, 2004      AUGUST 31,
                               AUGUST 31, 2003   TO JUNE 3, 2004        2004
                               ---------------   ---------------   ---------------
Depreciation and
  amortization:
  Bathroom...................      $5,849            $3,308            $3,226
  Kitchen....................         853               445               423
  Spas.......................         690               234               188
                                   ------            ------            ------
                                   $7,392            $3,987            $3,837
                                   ======            ======            ======

                                 PREDECESSOR                         THE COMPANY
                               ---------------     PREDECESSOR     ---------------
                                  SIX-MONTH      ---------------   JUNE 4, 2004 TO
                                PERIOD ENDED      MARCH 1, 2004      AUGUST 31,
                               AUGUST 31, 2003   TO JUNE 3, 2004        2004
                               ---------------   ---------------   ---------------
Additions to property, plant
  and equipment:
  Bathroom...................      $6,164            $2,048            $1,232
  Kitchen....................         318               349               300
  Spas.......................         266               166               104
                                   ------            ------            ------
                                   $6,748            $2,563            $1,636
                                   ======            ======            ======

                             BEAUCELAND CORPORATION
                            AND PREDECESSOR COMPANY

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

8.  SUPPLEMENTAL JOINT ISSUER AND GUARANTOR FINANCIAL INFORMATION

     The following presents the condensed consolidating financial statements of MAAX Inc., the acquired entity, on the same basis as that established as a result of the issuance of MAAX Corporation's 9.75% Senior Subordinated Notes due 2012 that designated the various entities making up the consolidated group as either guarantors or non-guarantors in the indenture dated June 4, 2004. The following condensed consolidating financial statements present the financial information of MAAX Inc., the subsidiaries that are guarantors of the notes and the subsidiaries that are non-guarantors at February 29, 2004 and August 31, 2004 and for the six-month period ended August 31, 2003, the 95-day period ended June 3, 2004 and the 89-day period ended August 31, 2004. MAAX Corporation is 100% owned by its parent, Beauceland Corporation. Each of the subsidiary guarantors is 100% owned, directly or indirectly, by MAAX Corporation, and the guarantee of each such subsidiary guarantor and the parent guarantor is full and unconditional and joint and several with the guarantees of the other subsidiary guarantors and the parent guarantor.

                             COMBINED BALANCE SHEET
                            AS AT FEBRUARY 29, 2004

                                                                       PREDECESSOR
                                          ----------------------------------------------------------------------
                                                        COMBINED       COMBINED      ADJUSTMENTS
                                                       GUARANTOR     NON-GUARANTOR       AND
                                          MAAX INC.   SUBSIDIARIES   SUBSIDIARIES    ELIMINATIONS   CONSOLIDATED
                                          ---------   ------------   -------------   ------------   ------------
ASSETS
Current assets
  Cash (overdraft)......................  $ 17,292      $(13,288)      $    463       $      --       $  4,467
  Accounts receivables..................     1,099        68,480          3,296          (8,863)        64,012
  Inventories...........................        --        43,772          1,912              --         45,684
  Prepaid expenses......................       267         2,860            166              --          3,293
  Deferred income taxes.................       254         3,288             --              --          3,542
                                          --------      --------       --------       ---------       --------
  Total current assets..................    18,912       105,112          5,837          (8,863)       120,998
Property, plant and equipment...........     4,545        88,657          7,413              --        100,615
Intangible assets.......................     9,304         7,084             --              --         16,388
Goodwill................................        --        89,055             --          23,464        112,519
Derivative financial instruments........      (452)       12,079             --              --         11,627
Other assets............................     1,151           527             --              --          1,678
Investments.............................   472,107       231,714             --        (703,821)            --
Deferred income taxes...................        15         1,747             --              --          1,762
                                          --------      --------       --------       ---------       --------
Total assets............................  $505,582      $535,975       $ 13,250       $(689,220)      $365,587
                                          ========      ========       ========       =========       ========

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
  Accounts payable and accrued
    liabilities.........................  $ 11,795      $ 41,287       $  8,524       $  (9,152)      $ 52,454
  Income taxes payable..................       483         4,179            103              --          4,765
  Deferred income taxes.................        --         3,824             --              --          3,824
  Current portion of long-term debt.....        16         4,751             15              --          4,782
                                          --------      --------       --------       ---------       --------
  Total current liabilities.............    12,294        54,041          8,642          (9,152)        65,825
Long term debt..........................   258,597       203,742         28,284        (437,961)        52,662
Deferred income taxes...................     3,292        12,388             --              21         15,701
                                          --------      --------       --------       ---------       --------
Total liabilities.......................   274,183       270,171         36,926        (447,092)       134,188
Shareholders' equity
  Capital stock.........................   105,044       212,923             23        (212,946)       105,044
  Other elements of shareholders'
    equity..............................   126,355        52,881        (23,699)        (29,182)       126,355
                                          --------      --------       --------       ---------       --------
  Total shareholders' equity............   231,399       265,804        (23,676)       (242,128)       231,399
                                          --------      --------       --------       ---------       --------
Total liabilities and shareholders'
  equity................................  $505,582      $535,975       $ 13,250       $(689,220)      $365,587
                                          ========      ========       ========       =========       ========

                             BEAUCELAND CORPORATION
                            AND PREDECESSOR COMPANY

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                          COMBINED STATEMENT OF INCOME
                 FOR THE SIX-MONTH PERIOD ENDED AUGUST 31, 2003

                                                            PREDECESSOR
                               ----------------------------------------------------------------------
                                             COMBINED       COMBINED      ADJUSTMENTS
                                            GUARANTOR     NON-GUARANTOR       AND
                               MAAX INC.   SUBSIDIARIES   SUBSIDIARIES    ELIMINATIONS   CONSOLIDATED
                               ---------   ------------   -------------   ------------   ------------
Net sales....................   $    --      $247,234        $6,810         $    (49)      $253,995
Expenses
  Cost of goods sold.........        --       170,149         5,286              (49)       175,386
  Selling, general and
     administrative..........       731        35,146         1,227               --         37,104
  Depreciation and
     amortization............       615         6,437           340               --          7,392
  Financial expenses.........      (614)        2,226           766               --          2,378
                                -------      --------        ------         --------       --------
Income before the
  undernoted.................      (732)       33,276          (809)              --         31,735
Income taxes.................       (57)       10,308            67               --         10,318
                                -------      --------        ------         --------       --------
                                   (675)       22,968          (876)              --         21,417
Equity in earnings of
  investees..................    22,092            --            --          (22,092)            --
                                -------      --------        ------         --------       --------
Net income...................   $21,417      $ 22,968        $ (876)        $(22,092)      $ 21,417
                                =======      ========        ======         ========       ========

                             BEAUCELAND CORPORATION
                            AND PREDECESSOR COMPANY

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                        COMBINED STATEMENT OF CASH FLOWS
                 FOR THE SIX-MONTH PERIOD ENDED AUGUST 31, 2003

                                                                           PREDECESSOR
                                              ----------------------------------------------------------------------
                                                            COMBINED       COMBINED      ADJUSTMENTS
                                                           GUARANTOR     NON-GUARANTOR       AND
                                              MAAX INC.   SUBSIDIARIES   SUBSIDIARIES    ELIMINATIONS   CONSOLIDATED
                                              ---------   ------------   -------------   ------------   ------------
Cash flows related to operating activities
  Net income................................   $21,417      $ 22,968         $(876)        $(22,092)      $21,417
  Items not affecting cash
  Depreciation and amortization.............       615         6,437           340               --         7,392
  Amortization of financial expenses........       231             3            --               --           234
  Deferred income taxes.....................       171         3,980            --               --         4,151
  Change in fair value of derivative
    financial instruments...................       177        (7,869)           --               --        (7,692)
  Equity in earnings of investees...........   (22,092)           --            --           22,092            --
  Net change in non-cash balances related to
    operations..............................     9,148        (8,351)          357               --         1,154
                                               -------      --------         -----         --------       -------
                                                 9,667        17,168          (179)              --        26,656
Cash flows related to financing activities
  Proceeds from issuance of long-term
    debt....................................    20,000            --            --          (20,000)           --
  Repayment of long-term debt...............    (7,707)          (63)          (19)              --        (7,789)
  Proceeds from issuance of shares..........       447            --            --               --           447
  Interests received on share purchase
    loan....................................         5            --            --               --             5
  Dividends paid............................    (1,177)           --            --               --        (1,177)
                                               -------      --------         -----         --------       -------
                                                11,568           (63)          (19)         (20,000)       (8,514)
Cash flows related to investing activities
  Business acquisitions.....................        --            (4)           --               --            (4)
  Additions to property, plant and
    equipment...............................      (730)       (5,923)          (95)              --        (6,748)
  Proceeds from disposal of property, plant
    and equipment...........................        32           254            --               --           286
  Decrease (increase) in investments........        --       (20,000)           --           20,000            --
  Other assets..............................      (141)          (22)           --               --          (163)
                                               -------      --------         -----         --------       -------
                                                  (839)      (25,695)          (95)          20,000        (6,629)
  Net increase (decrease) in cash...........    20,396        (8,590)         (293)              --        11,513
  Translation adjustment on cash denominated
    in foreign currencies...................     1,791        (2,534)           14               --          (729)
  Cash, beginning of year...................    21,150       (18,932)          450               --         2,668
                                               -------      --------         -----         --------       -------
  Cash, end of year.........................   $43,337      $(30,056)        $ 171         $     --       $13,452
                                               =======      ========         =====         ========       =======

                             BEAUCELAND CORPORATION
                            AND PREDECESSOR COMPANY

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                             COMBINED BALANCE SHEET
                             AS AT AUGUST 31, 2004

                                                                    THE COMPANY
                               --------------------------------------------------------------------------------------
                                                             COMBINED       COMBINED      ADJUSTMENTS
                               BEAUCELAND       MAAX        GUARANTOR     NON-GUARANTOR       AND
                               CORPORATION   CORPORATION   SUBSIDIARIES   SUBSIDIARIES    ELIMINATIONS   CONSOLIDATED
                               -----------   -----------   ------------   -------------   ------------   ------------
ASSETS
Current assets
  Cash (overdraft)...........   $     --      $  3,061       $ (1,888)       $   926       $      --       $  2,099
  Accounts receivables.......         --        55,030         78,817          3,209         (62,072)        74,984
  Income taxes receivable....         --           541          2,360           (393)             --          2,508
  Inventories................         --            --         45,556          1,657              --         47,213
  Prepaid expenses...........         --           267          2,575            113              --          2,955
  Assets held for sale.......         --            --          1,440             --              --          1,440
  Deferred income taxes......         --            --          3,371             --              --          3,371
                                --------      --------       --------        -------       ---------       --------
  Total current assets.......         --        58,899        132,231          5,512         (62,072)       134,570
Property, plant and
  equipment..................         --            --         90,460          6,930              --         97,390
Intangible assets............         --            --         15,539             --              --         15,539
Goodwill.....................         --            --        212,629             --         102,200        314,829
Derivative financial
  instruments................         --            --         10,651             --              --         10,651
Other assets.................         --        11,816            435             --              --         12,251
Investments..................    151,065       449,296          9,619             --        (609,980)            --
Deferred income taxes........         --            --          3,897             --              --          3,897
                                --------      --------       --------        -------       ---------       --------
Total assets.................   $151,065      $520,011       $475,461        $12,442       $(569,852)      $589,127
                                ========      ========       ========        =======       =========       ========

LIABILITIES AND SHAREHOLDERS'
EQUITY
Current liabilities
  Accounts payable and
    accrued liabilities......   $     --      $  4,936       $ 63,147        $ 8,888       $ (22,894)      $ 54,077
  Deferred income taxes......         --            --          3,427             --              --          3,427
  Current portion of
    long-term debt...........         --         4,863             57              2              --          4,922
                                --------      --------       --------        -------       ---------       --------
  Total current
    liabilities..............         --         9,799         66,631          8,890         (22,894)        62,426
Long term debt...............         --       359,147        264,017         27,304        (290,876)       359,592
Deferred income taxes........         --            --         16,044             --              --         16,044
                                --------      --------       --------        -------       ---------       --------
Total liabilities............         --       368,946        346,692         36,194        (313,770)       438,062
Shareholders' equity
  Capital stock..............    133,688       133,688              1             22        (133,711)       133,688
  Other elements of
    shareholders' equity.....     17,377        17,377        128,768        (23,774)       (122,371)        17,377
                                --------      --------       --------        -------       ---------       --------
  Total shareholders'
    equity...................    151,065       151,065        128,769        (23,752)       (256,082)       151,065
Total liabilities and
  shareholders' equity.......   $151,065      $520,011       $475,461        $12,442       $(569,852)      $589,127
                                ========      ========       ========        =======       =========       ========

                             BEAUCELAND CORPORATION
                            AND PREDECESSOR COMPANY

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                          COMBINED STATEMENT OF INCOME
                    FOR THE 95-DAY PERIOD ENDED JUNE 3, 2004

                                                            PREDECESSOR
                               ----------------------------------------------------------------------
                                             COMBINED       COMBINED      ADJUSTMENTS
                                            GUARANTOR     NON-GUARANTOR       AND
                               MAAX INC.   SUBSIDIARIES   SUBSIDIARIES    ELIMINATIONS   CONSOLIDATED
                               ---------   ------------   -------------   ------------   ------------
Net sales....................   $    --      $138,970        $4,866         $    --        $143,836
Expenses
  Cost of goods sold.........        --        94,580         3,910              --          98,490
  Selling, general and
     administrative..........     4,762        31,335           573              --          36,670
  Depreciation and
     amortization............       334         3,468           185              --           3,987
  Financial expenses.........       695           226           400              --           1,321
                                -------      --------        ------         -------        --------
Income before the
  undernoted.................    (5,791)        9,361          (202)             --           3,368
Income taxes.................    (1,333)        2,863            42              --           1,572
                                -------      --------        ------         -------        --------
                                 (4,458)        6,498          (244)             --           1,796
Equity in earnings of
  investees..................     6,254            --            --          (6,254)             --
                                -------      --------        ------         -------        --------
Net income...................   $ 1,796      $  6,498        $ (244)        $(6,254)       $  1,796
                                =======      ========        ======         =======        ========

                             BEAUCELAND CORPORATION
                            AND PREDECESSOR COMPANY

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                          COMBINED STATEMENT OF INCOME
                  FOR THE 89-DAY PERIOD ENDED AUGUST 31, 2004

                                                            THE COMPANY
                       --------------------------------------------------------------------------------------
                                                     COMBINED       COMBINED      ADJUSTMENTS
                       BEAUCELAND       MAAX        GUARANTOR     NON-GUARANTOR       AND
                       CORPORATION   CORPORATION   SUBSIDIARIES   SUBSIDIARIES    ELIMINATIONS   CONSOLIDATED
                       -----------   -----------   ------------   -------------   ------------   ------------
Net sales............    $    --       $    --       $124,279        $4,147         $     --       $128,426
Expenses
  Cost of goods
     sold............         --            --         84,492         3,519               --         88,011
  Selling, general
     and
    administrative...         --        (1,712)        18,636           437               --         17,361
  Depreciation and
     amortization....         --            --          3,666           171               --          3,837
  Financial
     expenses........         --           170          5,862           310               --          6,342
                         -------       -------       --------        ------         --------       --------
Income before the
  undernoted.........         --         1,542         11,623          (290)              --         12,875
Income taxes.........         --          (541)         2,040            38               --          1,537
                         -------       -------       --------        ------         --------       --------
                              --         2,083          9,583          (328)              --         11,338
Equity in earnings of
  investees..........     11,338         9,255           (328)           --          (20,265)            --
                         -------       -------       --------        ------         --------       --------
Net income...........    $11,338       $11,338       $  9,255        $ (328)        $(20,265)      $ 11,338
                         =======       =======       ========        ======         ========       ========

                             BEAUCELAND CORPORATION
                            AND PREDECESSOR COMPANY

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                        COMBINED STATEMENT OF CASH FLOWS
                    FOR THE 95-DAY PERIOD ENDED JUNE 3, 2004

                                                                           PREDECESSOR
                                              ----------------------------------------------------------------------
                                                            COMBINED       COMBINED      ADJUSTMENTS
                                                           GUARANTOR     NON-GUARANTOR       AND
                                              MAAX INC.   SUBSIDIARIES   SUBSIDIARIES    ELIMINATIONS   CONSOLIDATED
                                              ---------   ------------   -------------   ------------   ------------
Cash flows related to operating activities
  Net income................................  $  1,796      $  6,498         $(244)        $(6,254)       $  1,796
  Items not affecting cash
  Depreciation and amortization.............       334         3,468           185              --           3,987
  Amortization of financial expenses........       118             3            --              --             121
  Deferred income taxes.....................    (1,419)         (931)           --              --          (2,350)
  Change in fair value of derivative
    financial instruments...................       (23)        2,702            --              --           2,679
  Stock-based compensation..................     2,714            --            --              --           2,714
  Equity in earnings of investees...........    (6,254)           --            --           6,254              --
  Net change in non-cash balances related to
    operations..............................    (4,289)       (9,758)          208              --         (13,839)
                                              --------      --------         -----         -------        --------
                                                (7,023)        1,982           149              --          (4,892)
Cash flows related to financing activities
  Proceeds from issuance of long-term
    debt....................................    34,000            --            --              --          34,000
  Repayment of long-term debt...............   (81,869)          (63)          (31)             --         (81,963)
  Proceeds from issuance of shares..........        33        17,653            --         (17,653)             33
  Dividends paid............................    (1,266)           --            --              --          (1,266)
                                              --------      --------         -----         -------        --------
                                               (49,102)       17,590           (31)        (17,653)        (49,196)
Cash flows related to investing activities
  Business acquisitions.....................    (3,762)           --            --              --          (3,762)
  Additions to property, plant and
    equipment...............................      (113)       (2,436)          (14)             --          (2,563)
  Proceeds from disposal of property, plant
    and equipment...........................        83            27            --              --             110
  Decrease (increase) in investments........     6,039       (23,692)           --          17,653              --
  Other assets..............................       934           142            --              --           1,076
                                              --------      --------         -----         -------        --------
                                                 3,181       (25,959)          (14)         17,653          (5,139)
  Net increase (decrease) in cash...........   (52,944)       (6,387)          104              --         (59,227)
  Translation adjustment on cash denominated
    in foreign currencies...................      (166)           89            (7)             --             (84)
  Cash, beginning of year...................    17,292       (13,288)          463              --           4,467
                                              --------      --------         -----         -------        --------
  Cash, end of year.........................  $(35,818)     $(19,586)        $ 560         $    --        $(54,844)
                                              ========      ========         =====         =======        ========

                             BEAUCELAND CORPORATION
                            AND PREDECESSOR COMPANY

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                        COMBINED STATEMENT OF CASH FLOWS
                  FOR THE 89-DAY PERIOD ENDED AUGUST 31, 2004

                                                                         THE COMPANY
                                    --------------------------------------------------------------------------------------
                                                                  COMBINED       COMBINED      ADJUSTMENTS
                                    BEAUCELAND       MAAX        GUARANTOR     NON-GUARANTOR       AND
                                    CORPORATION   CORPORATION   SUBSIDIARIES   SUBSIDIARIES    ELIMINATIONS   CONSOLIDATED
                                    -----------   -----------   ------------   -------------   ------------   ------------
Cash flows related to operating
  activities
  Net income......................   $  11,338     $  11,338      $  9,255         $(328)        $(20,265)     $  11,338
  Items not affecting cash........
  Depreciation and amortization...          --            --         3,666           171               --          3,837
  Amortization of financial
    expenses......................          --           447            --            --               --            447
  Deferred income taxes...........          --            --           196            --               --            196
  Change in fair value of
    derivative financial
    instruments...................          --            --        (1,219)           --               --         (1,219)
  Equity in earnings of
    investees.....................     (11,338)       (9,255)          328            --           20,265             --
  Net change in non-cash balances
    related to operations.........          --       (44,838)       40,118           901               --         (3,819)
                                     ---------     ---------      --------         -----         --------      ---------
                                            --       (42,308)       52,344           744               --         10,780
Cash flows related to financing
  activities
  Proceeds from issuance of long-
    term debt.....................          --       375,317            --             2               --        375,319
  Repayment of long-term debt.....          --       (14,019)       (9,396)         (364)             364        (23,415)
  Proceeds from issuance of
    shares........................     133,688       133,688            --            --         (133,688)       133,688
  Interests received on share
    purchase loan.................          --            --        11,772            --               --         11,772
  Dividends paid..................          --            --            --            --               --             --
                                     ---------     ---------      --------         -----         --------      ---------
                                       133,688       494,986         2,376          (362)        (133,324)       497,364
Cash flows related to investing
  activities
  Business acquisitions...........          --      (437,332)           --            --               --       (437,332)
  Additions to property, plant and
    equipment.....................          --            --        (1,619)          (17)              --         (1,636)
  Proceeds from disposal of
    property, plant and
    equipment.....................          --            67            --            --               67
  Decrease (increase) in
    investments...................    (133,688)           --           364            --          133,324             --
  Other assets....................          --       (12,263)          (40)           --               --        (12,303)
                                     ---------     ---------      --------         -----         --------      ---------
                                      (133,688)     (449,595)       (1,228)          (17)         133,324       (451,204)
  Net increase (decrease) in
    cash..........................          --         3,083        53,492           365               --         56,940
  Translation adjustment on cash
    denominated in foreign
    currencies....................          --           (22)           24             1               --              3
  Cash, beginning of year.........          --            --       (55,404)          560               --        (54,844)
                                     ---------     ---------      --------         -----         --------      ---------
  Cash, end of year...............   $      --     $   3,061      $ (1,888)        $ 926         $     --      $   2,099
                                     =========     =========      ========         =====         ========      =========

            REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Directors of MAAX Inc.

     We have audited the consolidated balance sheets of MAAX Inc. and its subsidiaries as of February 28, 2003 and February 29, 2004 and the related consolidated statements of income, shareholders' equity and cash flows for the years ended February 28, 2002 and 2003, and February 29, 2004. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company and its subsidiaries as of February 28, 2003 and February 29, 2004 and the results of their operations and their cash flows for the years ended February 28, 2002 and 2003, and February 29, 2004 in conformity with U.S. generally accepted accounting principles.

                                          /s/ KPMG LLP

                                          Chartered Accountants

Montreal, Canada
April 9, 2004, except as to note 21 (g) which is dated June 4, 2004

                                   MAAX INC.

                          CONSOLIDATED BALANCE SHEETS
                    FEBRUARY 28, 2003 AND FEBRUARY 29, 2004
                          (IN THOUSANDS OF US DOLLARS)

                                                                2003       2004
                                                                ----       ----
ASSETS
Current assets:
  Cash......................................................  $  2,668   $  4,467
  Accounts receivable, less allowance for doubtful accounts
    of $3,383 in 2003 and $3,025 in 2004....................    57,060     64,012
  Inventories (note 4)......................................    51,370     45,684
  Prepaid expenses..........................................     3,441      3,293
  Deferred income taxes (note 10)...........................     3,121      3,542
                                                              --------   --------
  Total current assets......................................   117,660    120,998
Property, plant and equipment (note 5)......................    92,552    100,615
Intangible assets (note 6)..................................    16,816     16,388
Goodwill (notes 1 (c) and 7)................................   112,762    112,519
Derivative financial instruments (note 17)..................     1,994     11,627
Other assets, net of accumulated amortization...............     1,236      1,678
Deferred income taxes (note 10).............................     1,169      1,762
                                                              --------   --------
Total assets................................................  $344,189   $365,587
                                                              ========   ========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Bank loan (note 8)........................................  $  2,451   $     --
  Accounts payable..........................................    23,410     25,717
  Accrued liabilities.......................................    16,677     26,737
  Income taxes payable......................................       420      4,765
  Deferred income taxes (note 10)...........................     1,262      3,824
  Current portion of long-term debt (note 9)................     5,281      4,782
                                                              --------   --------
  Total current liabilities.................................    49,501     65,825
Long-term debt (note 9).....................................    92,930     52,662
Deferred income taxes (note 10).............................    14,011     15,701
                                                              --------   --------
Total liabilities...........................................   156,442    134,188
Shareholders' equity (note 11):
  Common shares, without par value. Authorized in an
    unlimited number; issued and outstanding: 24,144,159
    shares in 2003 and 24,395,459 shares in 2004............   103,057    105,044
  Share purchase loan (note 11).............................      (409)        --
  Additional paid-in capital (note 12)......................       185        232
  Retained earnings.........................................    86,176    115,647
  Accumulated other comprehensive (loss) income.............    (1,262)    10,476
                                                              --------   --------
  Total shareholders' equity................................   187,747    231,399
Commitments and contingencies (note 21)
                                                              --------   --------
Total liabilities and shareholders' equity..................  $344,189   $365,587
                                                              ========   ========

          See accompanying Notes to Consolidated Financial Statements.

                                   MAAX INC.

                       CONSOLIDATED STATEMENTS OF INCOME
           YEARS ENDED FEBRUARY 28, 2002, 2003 AND FEBRUARY 29, 2004
             (IN THOUSANDS OF US DOLLARS, EXCEPT PER SHARE AMOUNTS)

                                                               2002       2003       2004
                                                               ----       ----       ----
Net sales..................................................  $354,937   $422,192   $495,737
Expenses:
  Cost of goods sold.......................................   246,207    287,762    344,431
  Selling, general and administrative (note 13)............    68,125     76,746     80,061
  Depreciation and amortization (note 13)..................    13,690     12,595     15,638
  Financial expenses (note 13).............................     4,291      3,965      4,898
  Impairment of goodwill (note 7)..........................        --         --      4,511
                                                             --------   --------   --------
                                                              332,313    381,068    449,539
                                                             --------   --------   --------
Income before income taxes and cumulative effect of a
  change in accounting principles..........................    22,624     41,124     46,198
Income taxes (note 10).....................................     8,034     15,699     14,247
                                                             --------   --------   --------
Income before cumulative effect of a change in accounting
  principles...............................................    14,590     25,425     31,951
Cumulative effect of a change in accounting principles
  related to impairment of goodwill (note 1(c))............        --    (11,312)        --
                                                             --------   --------   --------
Net income.................................................  $ 14,590   $ 14,113   $ 31,951
                                                             ========   ========   ========
Earnings per common share (note 14):
  Basic:
     Before cumulative effect of a change in accounting
       principles..........................................  $   0.61   $   1.06   $   1.32
     Cumulative effect of a change in accounting
       principles..........................................        --      (0.47)        --
                                                             --------   --------   --------
Net income.................................................  $   0.61   $   0.59   $   1.32
                                                             ========   ========   ========
  Diluted:
     Before cumulative effect of a change in accounting
       principles..........................................  $   0.61   $   1.03   $   1.29
     Cumulative effect of a change in accounting
       principles..........................................        --      (0.46)        --
                                                             --------   --------   --------
Net income.................................................  $   0.61   $   0.57   $   1.29
                                                             ========   ========   ========

          See accompanying Notes to Consolidated Financial Statements.

                                   MAAX INC.

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
           YEARS ENDED FEBRUARY 28, 2002, 2003 AND FEBRUARY 29, 2004
                          (IN THOUSANDS OF US DOLLARS)

                                                                                        ACCUMULATED
                                                     SHARE     ADDITIONAL                  OTHER       COMPRE-
                                          COMMON    PURCHASE    PAID-IN     RETAINED   COMPREHENSIVE   HENSIVE
                                          STOCK       LOAN      CAPITAL     EARNINGS      INCOME        INCOME
                                          ------    --------   ----------   --------   -------------   -------
Balance, as at February 28, 2001.......  $100,734    $(613)       $ --      $61,738      $ 33,667
Net income.............................       --        --          --       14,590            --      $ 14,590
Cumulative translation adjustment......       --        --          --           --        (4,867)       (4,867)
                                                                                                       --------
Total comprehensive income.............       --        --          --           --            --      $  9,723
                                                                                                       ========
Issuance of common shares on exercise
  of stock options (note 12)...........      319        --          --           --            --
Issuance of common shares on business
  acquisition (note 11)................      154        --          --           --            --
Reimbursement of the share purchase
  loan (note 11).......................       --       102          --           --            --
Interests, net of $10 of income taxes,
  from a share purchase loan (note
  11)..................................       --        --          --           19            --
Dividends on common shares ($0.09).....       --        --          --       (2,130)           --
                                         --------    -----        ----      --------     --------
Balance, as at February 28, 2002.......  101,207      (511)         --       74,217        28,800
Net income.............................       --        --          --       14,113            --      $ 14,113
Cumulative translation adjustment......       --        --          --           --       (30,062)      (30,062)
                                                                                                       --------
Total comprehensive income (loss)......       --        --          --           --            --      $(15,949)
                                                                                                       ========
Issuance of common shares on exercise
  of stock options (note 12)...........    1,696        --          --           --            --
Issuance of common shares on business
  acquisition (note 11)................      154        --          --           --            --
Tax deduction on stock options
  exercised (note 12)..................       --        --         185           --            --
Reimbursement of the share purchase
  loan (note 11).......................       --       102          --           --            --
Interest, net of $4 of income taxes
  from a share purchase loan (note
  11)..................................       --        --          --            9            --
Dividends on common shares ($0.09).....       --        --          --       (2,163)           --
                                         --------    -----        ----      --------     --------
Balance, as at February 28, 2003.......  103,057      (409)        185       86,176        (1,262)
Net income.............................       --        --          --       31,951            --      $ 31,951
Cumulative translation adjustment......       --        --          --           --        11,738        11,738
                                                                                                       --------
Total comprehensive income.............       --        --          --           --            --      $ 43,689
                                                                                                       ========
Issuance of common shares on exercise
  of stock options (note 12)...........    1,636        --          --           --            --
Issuance of common shares on business
  acquisition (note 11)................      351        --          --           --            --
Tax deduction on stock options
  exercised (note 12)..................       --        --          47           --            --
Interest, net of $6 of income taxes
  from a share purchase loan (note
  11)..................................       --        --          --            9            --
Reimbursement of the share purchase
  loan (note 11).......................       --       102          --           --            --
Forgiveness of share purchase loan
  (note 11)............................       --       307          --           --            --
Dividends on common shares ($0.10).....       --        --          --       (2,489)           --
                                         --------    -----        ----      --------     --------
Balance, as at February 29, 2004.......  $105,044    $  --        $232      $115,647     $ 10,476
                                         ========    =====        ====      ========     ========

          See accompanying Notes to Consolidated Financial Statements.

                                   MAAX INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
           YEARS ENDED FEBRUARY 28, 2002, 2003 AND FEBRUARY 29, 2004
                          (IN THOUSANDS OF US DOLLARS)

                                                                2002       2003       2004
                                                                ----       ----       ----
Cash flows related to operating activities:
  Net income................................................  $ 14,590   $ 14,113   $ 31,951
  Items not affecting cash:
     Impairment of goodwill.................................        --     11,312      4,511
     Depreciation and amortization (note 13)................    13,690     12,595     15,638
     Amortization of financial expenses.....................       416        418        518
     Deferred income taxes (note 10)........................       242      5,325      2,415
     Change in fair value of derivative financial
       instruments..........................................      (806)    (2,723)    (9,210)
  Net change in non-cash balances related to operations
     (note 15)..............................................     1,842     (2,661)    16,964
                                                              --------   --------   --------
                                                                29,974     38,379     62,787
Cash flows related to financing activities:
  Decrease in bank overdraft................................      (412)        --         --
  Decrease in bank loan.....................................      (600)      (741)    (2,637)
  Proceeds from issuance of long-term debt..................    46,695     64,425         --
  Repayment of long-term debt...............................   (60,410)   (30,151)   (40,434)
  Proceeds from issuance of shares..........................       417      1,794      1,748
  Interests received on share purchase loan.................        29         13         15
  Dividends paid............................................    (2,130)    (2,163)    (2,489)
                                                              --------   --------   --------
                                                               (16,411)    33,177    (43,797)
Cash flows related to investing activities:
  Business acquisitions (notes 3 and 21 (b))................      (128)   (59,143)      (122)
  Additions to property, plant and equipment................   (12,761)   (10,785)   (17,851)
  Proceeds from disposal of property, plant and equipment...       952      1,451      1,751
  Other assets..............................................      (834)      (347)      (914)
                                                              --------   --------   --------
                                                               (12,771)   (68,824)   (17,136)
                                                              --------   --------   --------
Net increase in cash........................................       792      2,732      1,854
Translation adjustment on cash denominated in foreign
  currencies................................................        18       (874)       (55)
Cash, beginning of year.....................................        --        810      2,668
                                                              --------   --------   --------
Cash, end of year...........................................  $    810   $  2,668   $  4,467
                                                              ========   ========   ========
Interest paid...............................................  $  3,460   $  3,438   $  4,511
Income taxes paid...........................................     4,499     11,068      7,875
                                                              ========   ========   ========

          See accompanying Notes to Consolidated Financial Statements.

                                   MAAX INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
           YEARS ENDED FEBRUARY 28, 2002, 2003 AND FEBRUARY 29, 2004 (TABULAR AMOUNTS ARE EXPRESSED IN THOUSANDS OF US DOLLARS)

     The Company is incorporated under the Quebec Companies Act. Its principal business activity is to design, develop, manufacture and distribute bathroom and kitchen products and spas.

1.  SIGNIFICANT ACCOUNTING POLICIES:

(a) CONSOLIDATION:

     The consolidated financial statements, expressed in United States dollars, include the accounts of MAAX Inc. and all its subsidiaries (the "Company"), and are prepared in accordance with accounting principles generally accepted in the United States of America. All significant intercompany balances and transactions have been eliminated on consolidation.

(b) GUARANTEES:

     In November 2002, the FASB issued Interpretation No. 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, which requires that certain disclosures be made by a guarantor about its obligations under guarantees in its interim and annual consolidated financial statements for interim periods ending after December 15, 2002 and that guarantees initially entered into or modified after January 1, 2003 be measured and recognized.

     A guarantee is a contract or an indemnification agreement that contingently requires the Company to make payments to the other party to the contract or agreement, based on changes in an underlying that is related to an asset, a liability or an equity security of the other party, or based on a third party failure to perform under an obligating agreement. It could be also an indirect guarantee of the indebtedness of another party, even though the payment to the other party may not be based on changes in an underlying that is related to an asset, a liability or an equity security of the other party.

     A liability is recorded when the Company considers probable that a payment relating to a guarantee will have to be made to the other party of the contract or agreement, considering recourse against any third party. A liability is also required to be recognized for the fair value of the obligation undertaken in issuing the guarantee at the inception of the guaranty.

     In the normal course of business, the Company enters into agreements containing features that meet Interpretation No. 45 criteria for a guarantee including the following:

OPERATING LEASES:

     The Company has guaranteed a portion of the residual values of certain assets under operating leases with expiry dates between 2005 and 2011, for the benefit of the lessor. If the fair value of the assets, at the end of their respective lease terms, is less than the residual value guaranteed, then the Company must, under certain conditions, compensate the lessor for a portion of the shortfall. The maximum exposure in respect of these guarantees is $185,000. The Company did not record any liability associated with these guarantees.

LONG-TERM DEBT:

     Under the terms of its credit agreements, the Company has agreed to indemnify its American lenders against changes in withholding taxes. These indemnifications extend for the term of the indebtedness and do not provide any limit on the maximum potential liability. The nature of the indemnification agreement prevents the Company from estimating the maximum potential liability it

                                   MAAX INC.

could be required to pay to lenders. Accordingly, no amount has been accrued in the consolidated financial statements with respect to these indemnifications.

DIRECTORS AND OFFICERS INDEMNIFICATION AGREEMENTS:

     Under the law, the Company indemnifies its directors and officers, former directors and officers and individuals who act or who have acted at the Company's request to be a director or officer of an entity in which it is a shareholder or creditor, to the extent permitted by law, against any and all charges, costs, expenses, amounts paid in settlement and damages incurred by the directors and officers as a result of any lawsuit, or any judicial, administrative or investigative proceeding in which the directors and officers are sued as a result of their service. These indemnification claims are subject to any statutory or other legal limitation period. The nature of the indemnification provided in the agreements prevents the Company from making a reasonable estimate of the maximum potential amount it could be required to pay to counterparties.

     The Company has purchased directors' and officers' liability insurance, without any deductible. To the knowledge of management, there is no such claim. No amount has been accrued in the consolidated balance sheet with respect to these indemnifications.

(c) GOODWILL AND OTHER INTANGIBLE ASSETS:

     On March 1, 2002, Statement of Financial Accounting Standards ("SFAS") No. 142, "Goodwill and Other Intangible Assets" became effective. In accordance with SFAS No. 142, the Company no longer records amortization expense related to goodwill and other indefinite-lived intangible assets. The Company provides hereafter supplemental disclosure for adjusted net income and adjusted earnings per common share for the years ended February 28, 2002 and 2003, and February 29, 2004, excluding goodwill amortization expense.

     Prior to the adoption of SFAS 142, goodwill was amortized over a period of up to 40 years.

                                                               2002      2003      2004
                                                               ----      ----      ----
Net income, as reported.....................................  $14,590   $14,113   $31,951
Goodwill amortization, net of income taxes..................    1,803        --        --
                                                              -------   -------   -------
Net income after restatement................................  $16,393   $14,113   $31,951
                                                              =======   =======   =======
Adjusted earnings per common share:
  Basic.....................................................  $  0.69   $  0.59   $  1.32
  Diluted...................................................     0.68      0.57      1.29

     In accordance with the transitional provision of SFAS 142, an impairment loss, resulting from the initial application of the recommendations, is recognized as the effect of a change in accounting policy and charged to income in the year of application. During the year ended February 28, 2003, the Company recorded a goodwill impairment loss for each of its reporting units having a carrying amount exceeding its fair value. Accordingly, goodwill and net income were reduced by $11,312,000 on March 1, 2002. Prior to the implementation of SFAS 142, for its year ended February 28, 2002, the Company measured its impairment of goodwill based on undiscounted cash flows.

     Under the provision of SFAS 142, goodwill is tested for impairment annually, or more frequently if events or changes in circumstances indicate that the asset might be impaired. The impairment test is carried out in two steps. In the first step, the carrying amount of the reporting unit is compared with its fair value. When the fair value of a reporting unit exceeds its carrying amount, goodwill of the reporting unit is considered not to be impaired and the second step of the impairment test is not

                                   MAAX INC.

required. The second step is carried out when the carrying amount of a reporting unit exceeds its fair value, in which case the implied fair value of the reporting unit's goodwill is compared with its carrying amount to measure the amount of the impairment loss, if any. When the carrying amount of the reporting unit's goodwill exceeds the implied fair value of the goodwill, an impairment loss is recognized in an amount equal to the excess and is presented as a separate line item in the income statement.

     Intangible assets acquired in business combinations and intangible assets acquired individually or with a group of other assets, which have indefinite lives, are also tested for impairment annually, or more frequently if events or changes in circumstances indicate that the asset might be impaired. The impairment test compares the carrying amount of the intangible asset with its fair value, and an impairment loss is recognized in the statement of income for the excess of the carrying value over its fair value, if any. Intangible assets with definite useful lives are amortized over their useful life.

(d) STOCK-BASED COMPENSATION:

     The Company offers stock-based compensation plans, which are described in note 12.

     The Company applies the intrinsic-value-based method of accounting prescribed by Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations including FASB Interpretation No. 44, Accounting for Certain Transactions involving Stock Compensation, an interpretation of APB Opinion No. 25, to account for its fixed-plan stock options. Under this method, compensation expense is recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. FASB Statement No. 123, Accounting for Stock-Based Compensation and FASB Statement No. 148, Accounting for Stock-Based
Compensation -- Transition and Disclosure, an amendment of FASB Statement No. 123, established accounting and disclosure requirements using a fair-value-based method of accounting for stock-based employee compensation plans. As permitted by existing accounting standards, the Company has elected to continue to apply the intrinsic-value-based method of accounting described above, and has adopted only the disclosure requirements of Statement 123, as amended. The following table illustrates the effect on net income if the fair-value-based method had been applied to all outstanding and unvested awards in each period.

                                                               2002      2003      2004
                                                               ----      ----      ----
Net income, as reported.....................................  $14,590   $14,113   $31,951
Add stock-based employee compensation expense included in
  reported net income.......................................       --        --        --
Deduct stock-based employee compensation expense determined
  under the fair value method for all awards................   (1,197)     (963)     (979)
                                                              -------   -------   -------
Pro forma net income........................................  $13,393   $13,150   $30,972
                                                              =======   =======   =======

                                                              2002    2003    2004
                                                              ----    ----    ----
Pro forma earnings per common share:
  Basic -- as reported......................................  $0.61   $0.59   $1.32
  Basic -- pro forma........................................   0.56    0.55    1.27
  Diluted -- as reported....................................   0.61    0.57    1.29
  Diluted -- pro forma......................................   0.56    0.54    1.25

                                   MAAX INC.

(e) TRADE RECEIVABLES:

     The Company provides an allowance for doubtful accounts on its trade receivables based on management's judgment of the credit risk related to specific accounts. Gains or losses on the sale of trade receivables are calculated by comparing the carrying amount of the trade receivables sold with the total of the cash proceeds from the sale. Costs related to the sale are recognized in income as incurred and are included in selling, general and administrative expenses.

(f) INVENTORIES:

     Raw materials are valued at the lower of cost and replacement cost. Work in progress and finished goods are valued at the lower of cost and net realizable value.

     Cost is determined using the first-in, first-out basis.

(g) PROPERTY, PLANT AND EQUIPMENT:

     Property, plant and equipment are stated at cost including capitalized interests of $250,000 in 2002, nil in 2003 and 2004, net of government grants and investment tax credits. Depreciation is calculated mainly using the following methods, rates and periods:

                    ASSET                                    METHOD                 RATE/PERIOD
                    -----                                    ------                 -----------
Paving.......................................                   Declining balance             4%
Buildings....................................                       Straight-line       40 years
Moulds and dies..............................                       Straight-line   2 to 7 years
Furniture and equipment......................                   Declining balance    10% and 20%
Data processing system.......................  Declining balance or straight-line    15% and 30%
Automotive equipment.........................                   Declining balance    20% and 30%

     Repair and maintenance expenditures are expensed as incurred.

(h) INTANGIBLE ASSETS:

     Intangible assets with definite lives are stated at cost. Amortization is calculated using the straight-line method over the following periods:

                           ASSET                                PERIOD
                           -----                                ------
Enterprise Resource Planning System.........................   15 years
Trademarks..................................................    5 years
Distribution network........................................   30 years
Non-compete agreement.......................................    5 years

(i) OTHER ASSETS:

     Deferred costs including deferred financing charges, stated at cost less accumulated amortization, are amortized using the interest method over the term of the loan.

(j) REVENUE RECOGNITION:

     Sales are recognized upon the delivery of the products and at the date the transfer of ownership risks and benefits to the customers occurs. Net sales represent gross sales less volume rebates and vendors' discounts given to the customers. Shipping costs are generally billed to

                                   MAAX INC.

customers and are included in sales; costs incurred by the Company are included in the cost of goods sold.

(k) INCOME TAXES:

     Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credits carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

(l) FOREIGN CURRENCY TRANSLATION:

     The Company's functional currency is the Canadian dollars, but it uses the U.S. dollar as its reporting currency.

U.S. AND NETHERLANDS SUBSIDIARIES:

     The financial statements of the Company's subsidiaries are measured in U.S. dollars and Euros, their functional currencies, and are translated in Canadian dollars as follows: assets and liabilities of these subsidiaries are translated at exchange rates at the balance sheet date. Revenues and expenses are translated at the average exchange rate in effect during the year. The resulting cumulative translation adjustments are recorded in other comprehensive income.

OTHER FOREIGN SUBSIDIARIES AND FOREIGN CURRENCY TRANSACTIONS:

     Monetary assets and liabilities denominated in foreign currencies are translated into Canadian dollars at the exchange rate prevailing at the end of the year. Other assets and liabilities are translated at exchange rates prevailing at the respective transaction dates. Exchange gains or losses are included in income. Items affecting income are translated at the average exchange rate for the period.

LONG-TERM DEBT DENOMINATED IN US DOLLARS AND HEDGE RELATIONSHIP:

     A portion of the Company's long-term debt denominated in US dollars is designated as a hedge against the net investment in U.S. subsidiaries. Any exchange gain or loss on the hedge would be recorded against the exchange loss or gain arising on translation of the financial statements of the U.S. subsidiaries included in the cumulative translation adjustment account in accumulated other comprehensive income in the shareholders' equity. Exchange gains or losses on the remaining debt denominated in US dollars are included in the current year's income.

     If the hedge relationship was terminated or became ineffective, the amounts included in accumulated other comprehensive income would remain in this account; gains and losses on the debt, subsequent to the termination of the hedging relationship, would be included in income.

(m) COMPREHENSIVE INCOME:

     Comprehensive income consists of net income and foreign currency translation adjustments, and is presented in the consolidated statement of shareholders' equity.

                                   MAAX INC.

(n) EARNINGS PER COMMON SHARE:

     Basic earnings per common share is computed using the weighted average number of common shares outstanding (see note 14).

(o) DERIVATIVE FINANCIAL INSTRUMENTS:

     The Company accounts for derivatives in accordance with SFAS No. 133 "Accounting for Derivative Instruments and Certain Hedging Activities", as amended, which requires that all derivative instruments be recorded on the balance sheet at their respective fair values. The foreign exchange forward contracts and the interest rate swaps used by the Company have not been designated as hedges and, accordingly, changes in fair value of the derivatives are accounted for in income.

(p) ADVERTISING EXPENSES:

     The cost of advertising is expensed as incurred. The advertising expenses incurred by the Company amounted to $152,000 in 2002, $321,000 in 2003 and $485,000 in 2004.

(q) ENVIRONMENTAL EXPENDITURES:

     Environmental expenditures that relate to current operations are expensed or capitalized as appropriate. Expenditures that relate to an existing condition caused by past operations and which are not expected to contribute to current or future operations are expensed. Liabilities are recorded when environmental assessments and/or remedial efforts are likely, and when the costs, based on a specific plan of action in terms of the technology to be used and the extent of the corrective action required, can be reasonably estimated.

(r) PRODUCT WARRANTY:

     The Company establishes a provision for product warranties based on management's judgement and its historical experience with such warranty costs. The provision is recorded as the revenue is recognized and is presented in the accrued liabilities on the balance sheet. Changes in the warranty reserve are as follows:

                                                               2003      2004
                                                               ----      ----
Beginning balance...........................................  $ 1,836   $ 2,913
Warranty accrual............................................    6,626     7,430
Cash payments...............................................   (5,628)   (7,152)
Translation adjustment......................................       79       144
                                                              -------   -------
Ending balance..............................................  $ 2,913   $ 3,335
                                                              =======   =======

(s) USE OF ESTIMATES:

     The preparation of financial statements in conformity with United States of America generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities and the reported amounts of revenues and expenses. Significant areas requiring the use of management estimates relate to the useful life of assets for amortization and evaluation of net recoverable amount, the determination of the fair value of assets acquired and liabilities assumed in business

                                   MAAX INC.

combinations, implied fair value of goodwill, provisions for doubtful accounts, obsolete inventories, warranties and income taxes. Accordingly, actual results could differ from these estimates.

2.  EFFECT OF RECENTLY ISSUED ACCOUNTING STANDARDS:

     The Financial Accounting Standards Board ("FASB") has recently issued several new Statements and Interpretations. The Company has adopted the provisions of Statement No. 146, Accounting for Costs Associated with Exit or Disposal Activities. Other Statements and Interpretations recently issued by the FASB that are applicable to the Company have had little or no immediate effect on the Company. Those statements included No. 143, Accounting for Asset Retirement Obligations; No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets; No. 145, Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13 (leases), and Technical Corrections; No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities; and No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity.

3.  BUSINESS ACQUISITION:

     There was no business acquisition during the years ended February 28, 2002 and February 29, 2004. On October 24, 2002, the Company acquired all outstanding shares of Aker Plastics Company, Inc., an important manufacturer of fibreglass bathroom equipment in the United States. The purchase price totalled $80.4 million, including $66.4 million paid cash and $14 million in notes bearing interest at a rate of 3% and payable over a three-year period.

     Management is of the opinion that this acquisition has contributed to its business volume and profitability through a better positioning at plumbing wholesalers, an integration of a brand with an outstanding reputation and the acceleration of the Company's expansion in the United States.

     This business acquisition has been accounted for using the purchase method and the results are consolidated from the date of acquisition. The fair value of the net assets acquired is summarized as follows:

                                                              AKER PLASTICS
                                                              COMPANY, INC.
                                                              -------------
Net working capital excluding cash..........................     $ 6,523
Property, plant and equipment...............................      16,828
Trademark...................................................       5,615
Distribution network........................................       2,708
Non-compete agreement.......................................         572
Goodwill (attributed value and tax base)....................      41,317
Cash........................................................       7,389
                                                                 -------
                                                                  80,952
Long-term debt..............................................        (548)
                                                                 -------
Net assets acquired at fair value...........................     $80,404
                                                                 =======
Consideration:
  Cash......................................................     $66,404
  Notes payable.............................................      14,000
                                                                 -------
                                                                 $80,404
                                                                 =======

                                   MAAX INC.

     The following unaudited pro forma condensed financial information reflects the consolidated results of operations of the Company as if the acquisition of Aker Plastics Company, Inc. had taken place at the beginning of the respective periods. The pro forma information includes adjustments for interest expense that would have been incurred to finance the acquisition and depreciation and amortization adjustments pursuant to the purchase price allocation. The pro forma results do not reflect synergies and, accordingly, do not account for any potential increase in operating income, any estimated cost savings or adjustments to conform to accounting practices. The pro forma financial information is not necessarily indicative of the results of the operations as they would have been, if the transaction had been effected on the assumed dates.

     Pro forma condensed financial information:

                                                             2002          2003
                                                             ----          ----
                                                          (UNAUDITED)   (UNAUDITED)
Net sales...............................................   $404,396      $452,530
Net income..............................................     15,117        16,143
Earnings per common share:
  Basic.................................................       0.64          0.67
  Diluted...............................................       0.63          0.65

4.  INVENTORIES:

                                                               2003      2004
                                                               ----      ----
Raw materials...............................................  $29,646   $25,091
Work in progress............................................    2,094     2,891
Finished goods..............................................   19,630    17,702
                                                              -------   -------
                                                              $51,370   $45,684
                                                              =======   =======

5.  PROPERTY, PLANT AND EQUIPMENT:

                                                                       2003
                                                        ----------------------------------
                                                                   ACCUMULATED    NET BOOK
                                                          COST     DEPRECIATION    VALUE
                                                          ----     ------------   --------
Land..................................................  $  6,660     $    --      $ 6,660
Buildings and paving..................................    53,036       8,845       44,191
Moulds and dies.......................................    17,146      10,643        6,503
Furniture and equipment...............................    59,045      29,133       29,912
Data processing system................................     9,208       5,871        3,337
Automotive equipment..................................     4,831       2,882        1,949
                                                        --------     -------      -------
                                                        $149,926     $57,374      $92,552
                                                        ========     =======      =======

                                   MAAX INC.

                                                                       2004
                                                        ----------------------------------
                                                                   ACCUMULATED    NET BOOK
                                                          COST     DEPRECIATION    VALUE
                                                          ----     ------------   --------
Land..................................................  $  6,985     $    --      $  6,985
Buildings and paving..................................    60,681      11,059        49,622
Moulds and dies.......................................    19,626      13,001         6,625
Furniture and equipment...............................    64,506      33,141        31,365
Data processing system................................    10,498       6,698         3,800
Automotive equipment..................................     5,315       3,097         2,218
                                                        --------     -------      --------
                                                        $167,611     $66,996      $100,615
                                                        ========     =======      ========

6.  INTANGIBLE ASSETS:

                                                                       2003
                                                         ---------------------------------
                                                                   ACCUMULATED    NET BOOK
                                                          COST     AMORTIZATION    VALUE
                                                          ----     ------------   --------
Enterprise Resource Planning system....................  $ 9,239      $  831      $ 8,408
Trademarks.............................................    5,600         391        5,209
Distribution network...................................    2,700          32        2,668
Non-compete agreement..................................      570          39          531
                                                         -------      ------      -------
                                                         $18,109      $1,293      $16,816
                                                         =======      ======      =======

                                                                       2004
                                                         ---------------------------------
                                                                   ACCUMULATED    NET BOOK
                                                          COST     AMORTIZATION    VALUE
                                                          ----     ------------   --------
Enterprise Resource Planning system....................  $11,006      $1,702      $ 9,304
Trademarks.............................................    5,600       1,512        4,088
Distribution network...................................    2,700         122        2,578
Non-compete agreement..................................      570         152          418
                                                         -------      ------      -------
                                                         $19,876      $3,488      $16,388
                                                         =======      ======      =======

     The aggregate amortization expense for existing intangible assets at February 29, 2004, over the next five years, is $8,625,000.

                                   MAAX INC.

7.  GOODWILL:

     For the years ended February 28, 2003 and February 29, 2004, the changes in the carrying amount of goodwill are as follows:

                                                        BATHROOM AND
                                                          KITCHEN       SPAS      TOTAL
                                                        ------------    ----      -----
Balance as at March 1, 2002...........................    $ 67,087     $12,431   $ 79,518
Impairment of goodwill (note 1 (c))...................     (11,312)         --    (11,312)
Goodwill acquired (note 3)............................      41,519          --     41,519
Contingent consideration based on earnings of a
  business acquired during a previous year (note 20
  (b))................................................         128          --        128
Translation adjustment................................       2,657         252      2,909
                                                          --------     -------   --------
Balance as at February 28, 2003.......................     100,079      12,683    112,762
Impairment of goodwill................................          --      (4,511)    (4,511)
Goodwill acquired.....................................           4          --          4
Contingent consideration based on earnings of a
  business acquired during a previous year (note 20
  (b))................................................         117          --        117
Translation adjustment................................       3,866         281      4,147
                                                          --------     -------   --------
Balance as at February 29, 2004.......................    $104,066     $ 8,453   $112,519
                                                          ========     =======   ========

     As of February 29, 2004, the Company completed the 2004 annual goodwill test for impairment and recorded an impairment loss of $4,511,000 for its Spas reporting unit as the carrying amount of goodwill exceeded its fair value. The fair value of the Spas reporting unit was established based on discounted projected cash flows.

8.  BANK LOAN:

     The bank loan, of an authorized amount of $2,451,000 (E2,269,000) as of February 28, 2003 was repaid and terminated in full in the year 2004. The interest was at bank prime rate plus 1%. At February 28, 2003, the interest rate was 3.9%.

                                   MAAX INC.

9.  LONG-TERM DEBT:

                                          EFFECTIVE INTEREST
                                             RATES AS AT        YEARS OF
                                          FEBRUARY 29, 2004     MATURITY     2003      2004
                                          ------------------    --------     ----      ----
Revolving credit(a)....................            1.9%              2006   $37,500   $ 2,000
Senior unsecured notes, $45,500(b).....            6.7%              2009    45,500    45,500
Notes payable on a business
  acquisition, unsecured, $9,333
  ($14,000 in 2003)....................            3.0%         2004-2006    14,000     9,333
Notes payable..........................            8.0%              2005       485        16
Other..................................        various          2004-2014       726       595
                                                                            -------   -------
                                                                             98,211    57,444
Current portion of long-term debt......                                       5,281     4,782
                                                                            -------   -------
                                                                            $92,930   $52,662
                                                                            =======   =======

---------------
(a) The Company has a revolving credit in an amount of $112,300,000 to finance its current operations, capital expenditures and business acquisitions. The revolving credit may be extended annually subject to the approval of the lender. In the case of non-renewal, the revolving credit will become a term loan payable after two years. The agreement governing this credit contains certain covenants including the obligation to maintain certain financial ratios. The unused revolving credit facility at year-end was $74,800,000 in 2003 and $110,300,000 in 2004.

   The revolving credit bears interest at variable rates based on banker's acceptance rate, bank prime rate or LIBOR. The weighted average interest rate was 4.3% at February 28, 2003.

(b) Senior unsecured notes in an amount of $45,500,000. These notes bear interest at the annual rate of 6.7% and are fully redeemable upon maturity in October 2008.

   The agreement governing these notes contains certain covenants including the obligation to maintain certain financial ratios.

     As at February 29, 2004, the Company was not in default on any debt covenants.

     The principal repayments on long-term debt, excluding the revolving credit, for each of the next five years are as follows:

2005........................................................  $ 4,782
2006........................................................    4,740
2007........................................................       54
2008........................................................       49
2009........................................................   45,548

                                   MAAX INC.

10.  INCOME TAXES:

     The Canadian and foreign components on income before income taxes and the applicable provision for income taxes are as follows:

                                                         2002      2003      2004
                                                         ----      ----      ----
Canada................................................  $12,619   $23,095   $23,564
Foreign...............................................   10,005    18,029    22,634
                                                        -------   -------   -------
Income before income taxes............................  $22,624   $41,124   $46,198
                                                        =======   =======   =======

     Total provision for income tax attributable to income consists of:

                                                          2002     2003      2004
                                                          ----     ----      ----
Current:
  Canada...............................................  $3,002   $ 4,755   $ 4,082
  Foreign..............................................   4,790     5,619     7,750
                                                         ------   -------   -------
                                                          7,792    10,374    11,832
Deferred:
  Canada...............................................   1,030     3,142     3,181
  Foreign..............................................    (788)    2,183      (766)
                                                         ------   -------   -------
                                                            242     5,325     2,415
                                                         ------   -------   -------
     Total provision...................................  $8,034   $15,699   $14,247
                                                         ======   =======   =======

     Total provision for income taxes is allocated to different accounts in the statements of income as follows:

                                                          2002     2003      2004
                                                          ----     ----      ----
Income taxes...........................................  $8,452   $15,699   $14,247
Amortization of goodwill...............................    (418)       --        --
                                                         ------   -------   -------
                                                         $8,034   $15,699   $14,247
                                                         ======   =======   =======

                                   MAAX INC.

     The reconciliation between income tax expense calculated using combined statutory and effective tax rates is as follows:

                                                2002             2003             2004
                                            -------------   --------------   --------------
Income tax expense calculated using
  statutory rates.........................  $8,416   37.2%  $14,352   34.9%  $15,106   32.7%
Add (deduct) tax effect of the following:
  Credit for manufacturing and processing
     profits..............................    (512)  (2.3)     (697)  (1.7)     (165)  (0.4)
  Effect of non-deductible charges and/or
     resulting from tax rate changes......      (2)    --        78    0.2       383    0.8
  Valuation allowance on future tax assets
     of the European subsidiary...........      --     --     1,857    4.5        --     --
  Change in tax rate related to foreign
     income and other differences.........     132    0.6       109    0.3    (1,077)  (2.3)
                                            ------   ----   -------   ----   -------   ----
                                              (382)  (1.7)    1,347    3.3      (859)  (1.9)
                                            ------   ----   -------   ----   -------   ----
                                            $8,034   35.5%  $15,699   38.2%  $14,247   30.8%
                                            ======   ====   =======   ====   =======   ====

     The tax effects of significant items comprising the Company's net deferred tax liabilities are as follows:

                                                                2003       2004
                                                                ----       ----
Operating losses carried forward............................  $  4,728   $  3,472
Difference in accounting and tax basis for:
  Current assets and liabilities............................     2,296       (258)
  Property, plant and equipment.............................    (8,608)    (9,605)
  Deductible goodwill.......................................    (5,422)    (5,357)
  Other assets..............................................       (37)      (415)
Other.......................................................      (439)        37
Valuation allowance on operating losses carry forward.......    (3,501)    (2,095)
                                                              --------   --------
Deferred income taxes.......................................  $(10,983)  $(14,221)
                                                              ========   ========

     The valuation allowance increased (decreased) by $369,000 in 2002, $3,066,000 in 2003 and ($1,406,000) in 2004.

                                                                2003       2004
                                                                ----       ----
Deferred income taxes are as follows:
  Deferred income tax asset -- current portion..............  $  3,121   $  3,542
  Deferred income tax asset -- long-term portion............     1,169      1,762
  Deferred income tax liability -- current portion..........    (1,262)    (3,824)
  Deferred income tax liability -- long-term portion........   (14,011)   (15,701)
                                                              --------   --------
Deferred income taxes.......................................  $(10,983)  $(14,221)
                                                              ========   ========

     The Company has not recognized a deferred tax liability for the undistributed earnings of its subsidiaries in the current and prior years because the Company currently does not expect those undistributed earnings to reverse and to become taxable in the foreseeable future. A deferred tax liability will be recognized when the Company expects that it will recover those undistributed

                                   MAAX INC.

earnings in a taxable manner, such as sale of the investment or through receipt of dividends. Such liability is not reasonably determinable at the present time.

     Management believes that it is more likely than not that the amount of deferred income tax assets for which it has not provided a valuation allowance will be realized through the future operations of the Company.

TAX LOSSES CARRIED FORWARD:

     The losses carried forward for tax purposes available to reduce future income taxes amount to $20,597,000. The Company can apply these losses against future taxable income within the following delays:

                                                              CANADA    EUROPE     TOTAL
                                                              ------    ------     -----
2007........................................................  $  340    $    --   $   340
2008........................................................     657         --       657
2009........................................................   1,842         --     1,842
2010........................................................   5,608         --     5,608
Indefinitely................................................      --     12,150    12,150
                                                              -------   -------   -------
                                                               8,447     12,150    20,597
Tax losses on which a tax benefit has been accounted for as
  a deferred tax asset......................................  (4,586)        --    (4,586)
                                                              -------   -------   -------
Tax losses on which no tax benefit has been accounted for as
  a deferred tax asset......................................  $3,861    $12,150   $16,011
                                                              =======   =======   =======

11.  CAPITAL STOCK:

AUTHORIZED IN UNLIMITED NUMBER AND WITHOUT PAR VALUE:

     Class A and Class B preferred shares, non-participating and non-voting. The Company's statutes authorize the issuance of Class A and Class B preferred shares in one or several series and allow directors to determine the quantity and designation of each series of shares and their attributes, without requiring the approval of the shareholders.

SHARE PURCHASE LOAN:

     In January 2001, a loan of $613,000, recorded as a reduction of capital stock was granted to a senior executive for the purchase of 100,000 common shares of the Company. This loan was payable over three years and interest was payable quarterly, at the Company's borrowing rate. Reimbursements amounted to $102,000 in 2002, $102,000 in 2003 and $102,000 in 2004. The contract provided that, after the period of three years, the outstanding balance of the loan would be forgiven under certain conditions. These conditions were met in the year 2004 and the outstanding balance of the loan, amounting to $307,000 was forgiven. The expense related to the forgiveness was recorded in operations over the past three years.

                                   MAAX INC.

SHARES ISSUED ON BUSINESS ACQUISITION:

     The Company had initially reserved 75,000 common shares at $11 per share, in connection with a purchase price balance payable in shares related to a business acquisition in 2000.


Common shares reserved......................................   75,000
Common shares issued in:
  2001......................................................  (15,000)
  2002......................................................  (15,000)
  2003......................................................  (15,000)
  2004......................................................  (30,000)
                                                              -------
                                                                   --
                                                              =======

12.  STOCK-BASED COMPENSATION:

STOCK OPTION PURCHASE PLAN:

     Under the 1987 stock option purchase plan for the benefit of senior executives and management of the Company, 3,572,980 common shares were reserved. The exercise price of each option granted is based on the closing price on the Toronto Stock Exchange on the day preceding the grant. The plan provides for a maximum option term of ten years, or earlier in cases of termination of employment, retirement or death. The holder may exercise these options, subject to an annual limit of 20%, such limit being cumulative during the first five years.

     A summary of the status of the stock option purchase plan as at February 28, 2003 and February 29, 2004 and changes during the years ended on those dates is presented below:

                                                       2003                   2004
                                               --------------------   --------------------
                                                           WEIGHTED               WEIGHTED
                                                           AVERAGE                AVERAGE
                                                           EXERCISE               EXERCISE
                                                OPTIONS     PRICE      OPTIONS     PRICE
                                                -------    --------    -------    --------
Outstanding at beginning of year.............  1,650,000    $ 7.78    1,523,700    $ 9.40
Granted......................................    175,000     11.23      125,000     13.57
Exercised....................................   (286,300)     6.22     (221,200)     7.55
Cancelled....................................    (15,000)     8.29      (15,000)    13.02
                                               ---------    ------    ---------    ------
Outstanding at end of year...................  1,523,700    $ 8.46    1,412,500    $10.01
                                               =========    ======    =========    ======
Vested options at end of year................    942,700    $ 8.25      909,500    $ 9.67
                                               =========    ======    =========    ======

     In accordance with the plan, the Company grants stock options to certain employees of its US subsidiaries. Under the current US tax rules, the exercise of these stock options gives rise to a tax deduction. This tax deduction is considered to be an equity transaction and is therefore recorded as a credit to the additional paid-in capital.

                                   MAAX INC.

     The following table summarizes information on outstanding stock options as at February 28, 2003 and February 29, 2004:

                                                          2003
                               ----------------------------------------------------------
                                        OPTIONS OUTSTANDING              VESTED OPTIONS
                               -------------------------------------   ------------------
                                                            WEIGHTED             WEIGHTED
                                                            AVERAGE              AVERAGE
          RANGE OF                            AVERAGE       EXERCISE             EXERCISE
       EXERCISE PRICE           NUMBER     REMAINING LIFE    PRICE     NUMBER     PRICE
       --------------           ------     --------------   --------   ------    --------
$3.03 to $ 4.18..............    181,700     2.5 years       $ 3.43    181,700    $ 3.43
$6.23 to $ 8.76..............    744,000     6.7 years         7.40    393,000      7.45
$9.97 to $13.57..............    598,000     6.8 years        11.31    368,000     11.48
                               ---------     ---------       ------    -------    ------
$3.03 to $13.57..............  1,523,700     6.6 years       $ 8.46    942,700    $ 8.25
                               =========     =========       ======    =======    ======

                                                          2004
                               ----------------------------------------------------------
                                        OPTIONS OUTSTANDING              VESTED OPTIONS
                               -------------------------------------   ------------------
                                                            WEIGHTED             WEIGHTED
                                                            AVERAGE              AVERAGE
          RANGE OF                            AVERAGE       EXERCISE             EXERCISE
       EXERCISE PRICE           NUMBER     REMAINING LIFE    PRICE     NUMBER     PRICE
       --------------           ------     --------------   --------   ------    --------
$ 3.89 to $ 4.64.............     79,500     2.2 years       $ 3.94    79,500     $ 3.94
$ 6.93 to $ 9.73.............    692,000     5.8 years         8.22    458,000      8.27
$11.08 to $15.08.............    641,000     6.6 years        12.71    372,000     12.61
                               ---------     ---------       ------    -------    ------
$ 3.89 to $15.08.............  1,412,500     6.0 years       $10.01    909,500    $ 9.67
                               =========     =========       ======    =======    ======

     Under this plan, 247,580 stock options may still be granted at the end of the year.

     The weighted average fair value of stock options granted was $2.20 in 2002, $5.02 in 2003 and $7.79 in 2004. The fair value of each option granted was determined using the Black-Scholes option pricing model and the following weighted average assumptions:

                                                                2002       2003       2004
                                                                ----       ----       ----
Risk free interest rate.....................................     5.36%      4.96%      4.41%
Expected option life........................................   8 years    8 years    8 years
Expected volatility.........................................       25%        33%        53%
Expected dividend yield.....................................  $   0.09   $   0.09   $   0.10

STOCK COMPENSATION PLAN:

     The Company has established a stock compensation plan for certain of its employees through a private utility trust. The trust will purchase on the open market, common shares from the capital stock of the Company. These shares must be purchased for the benefit of the participants through annual contributions made by the Company at its own discretion.

     Bonuses amounting to $254,000 (nil in 2004) have been declared and accounted for in the results of the year ended February 28, 2003. The net proceeds from these bonuses after income taxes have been used to acquire 11,700 shares under the stock compensation plan.

                                   MAAX INC.

DEFERRED COMPENSATION PLAN FOR DIRECTORS:

     The Company has established a deferred compensation plan for its directors that is effective since May 1, 2003. Under the terms of this plan, deferred share units of the Company are granted. Each deferred share unit gives the right to its holder to receive a payment in cash, upon termination of his services to the Board, equivalent to the fair market value of the shares at the payment date.

     This plan has been terminated by a decision of the Board of Directors on March 10, 2004.

13.  INFORMATION ON THE CONSOLIDATED STATEMENTS OF INCOME:

                                                               2002      2003       2004
                                                               ----      ----       ----
Other expenses included in selling, general and
  administrative expenses:
  Interest income...........................................  $  (134)  $  (124)  $   (355)
  Foreign exchange (gains) losses...........................    1,777     1,925     (7,289)
  Change in fair value of derivative financial
     instruments............................................     (806)   (2,723)    (9,210)
  Other financial expenses..................................    1,438     3,057      3,770
                                                              -------   -------   --------
                                                              $ 2,275   $ 2,135   $(13,084)
                                                              =======   =======   ========
Depreciation and amortization:
  Property, plant and equipment.............................  $10,341   $11,502   $ 13,488
  Intangible assets.........................................      342       910      2,068
  Deferred costs............................................      785       183         82
  Goodwill..................................................    2,222        --         --
                                                              -------   -------   --------
                                                              $13,690   $12,595   $ 15,638
                                                              =======   =======   ========
Financial expenses:
  Interest on long-term debt................................  $ 3,500   $ 3,267   $  3,808
  Interest on bank loan.....................................      375       280        572
  Amortization of deferred financing charges................      416       418        518
                                                              -------   -------   --------
                                                              $ 4,291   $ 3,965   $  4,898
                                                              =======   =======   ========

14.  EARNINGS PER COMMON SHARE:

     Basic earnings per share are calculated by dividing net income attributable to common shareholders by the weighted daily average number of common shares outstanding during the year, excluding the shares held as a guarantee.

     Diluted earnings per share are calculated by using the weighted average number of common shares outstanding adjusted to include potentially dilutive effect of the share purchase loan, the exercise of stock options, the balance payable in shares on business acquisition and the stock compensation plan.

                                                               2002     2003     2004
                                                               ----     ----     ----
                                                                   (IN THOUSANDS)
Weighted average number of common shares outstanding........  23,711   23,994   24,261
Potentially dilutive effect.................................     356      603      534
                                                              ------   ------   ------
Weighted average number of common shares and dilutive common
  shares....................................................  24,067   24,597   24,795
                                                              ======   ======   ======

                                   MAAX INC.

15.  SUPPLEMENTAL CASH FLOW INFORMATION:

                                                                2002      2003      2004
                                                                ----      ----      ----
Net change in non-cash balances related to operations:
  Accounts receivable.......................................  $(11,888)  $ 2,782   $(5,846)
  Inventories...............................................     5,156    (4,454)    8,089
  Prepaid expenses..........................................       586      (315)      316
  Accounts payable and accrued liabilities..................     4,768      (339)   10,303
  Income taxes payable......................................     3,220      (335)    4,102
                                                              --------   -------   -------
                                                              $  1,842   $(2,661)  $16,964
                                                              ========   =======   =======

16.  PENSION PLANS:

     The Company maintains defined contribution pension plans for certain employees. The pension expenses related to those pension plans amounted to $559,000 in 2002, $1,253,000 in 2003 and $1,028,000 in 2004.

17.  FINANCIAL INSTRUMENTS AND RISK MANAGEMENT:

     The Company operates and sells its products internationally and is therefore exposed to risks related to foreign exchange fluctuations and credit risk. The Company is also exposed to interest rate fluctuations.

FOREIGN EXCHANGE RISK MANAGEMENT:

     The Company is exposed to risks related to foreign exchange fluctuations on its exports of goods manufactured in Canada. These risks are partially mitigated by the Company's purchases in the same foreign currency, its debt service and its foreign exchange forward contracts. The notional amounts of derivative financial instruments shown in the following table represent the volume of outstanding transactions and do not represent the potential gain or loss associated with market or credit risk of such instruments. The notional amounts represent the amounts to which an exchange rate will be applied to determine the amount of cash flows to be exchanged. None of these instruments is held or issued for speculative purposes.

     Foreign exchange forward contracts in US dollars:

                                                         2003                 2004
                                                  ------------------   ------------------
                                                  NOTIONAL   AVERAGE   NOTIONAL   AVERAGE
                    MATURITY                      AMOUNTS     RATE     AMOUNTS     RATE
                    --------                      --------   -------   --------   -------
2004............................................  $42,000    1.5422    $    --        --
2005............................................   30,000    1.5533     42,000    1.5454
2006............................................       --        --     42,000    1.5439

INTEREST RATE RISK MANAGEMENT:

     The Company has entered into interest rate swaps by which it is committed to exchange, at specific intervals, the difference between fixed and floating interest rates calculated by reference to the notional amounts.

     During the year 2002, the Company entered into an interest rate swap on its senior unsecured notes, for an amount of $45,500,000, maturing in December 2003. The swap converts the fixed interest rate into a variable interest rate based on the three-month LIBOR rate.

                                   MAAX INC.

     During the year 2003, the Company entered into an interest rate swap on its US dollars denominated debt, for a notional amount of $30,000,000, maturing in September 2005. The swap converts the variable interest rate into a fixed interest rate of 3.48%.

CREDIT RISK MANAGEMENT:

     The Company is exposed to credit risk on the accounts receivable from its customers. In order to reduce its credit risk, the Company monitors the financial condition of its customers on a regular basis and establishes the credit rating of all new customers. An allowance for doubtful accounts is established based on the specific credit risk of its customers, historical trends and economic circumstances. The Company does not believe that it is exposed to an unusual level of credit risk.

     The Company sells on a quarterly basis a portion of its accounts receivable under the terms of securitization agreements. Accounts receivable amounting to $42,035,721 in 2002, $42,701,233 in 2003 and $47,941,637 in 2004 were sold under the terms of these agreements. Accounts receivable amounting to $10,489,000 as at February 28, 2002, $11,001,000 as at February 28, 2003 and $12,819,000 as at
February 29, 2004 were sold under the terms of these agreements.

     The Company has retained the responsibility for servicing, administering and collecting trade receivables sold. There is no recourse under the securitization agreements on the Company's other assets for failure of debtors to pay the trade receivables on due date.

     Expenses related to these agreements amounting to $184,000 in 2002, $164,000 in 2003 and $211,000 in 2004 have been recorded in the selling, general and administrative expenses.

     The Company believes that the diversity of its customer base, by product and by region, reduces its credit risk and the impact of abrupt fluctuations in product demand.

FAIR VALUE OF FINANCIAL INSTRUMENTS:

     The carrying value of cash, accounts receivable, bank loans, accounts payable and accrued liabilities approximates their fair value as these items will be realized or paid within one year.

     The financial instruments' carrying values and fair values as at February 28, 2003 and February 29, 2004 are as follows:

                                                         2003                  2004
                                                 --------------------   -------------------
                                                 CARRYING     FAIR      CARRYING     FAIR
                                                  VALUE       VALUE      VALUE      VALUE
                                                 --------     -----     --------    -----
Long-term debt(1)..............................  $(98,211)  $(103,361)  $(57,444)  $(61,704)
Interest rate swaps............................      390          390      (451)       (451)
Foreign exchange forward contracts.............    1,604        1,604    12,078      12,078

---------------
(1) Including current portion

     The fair values of the financial liabilities are estimated based on discounted cash flows using year-end market yields or market value of similar instruments having the same maturity. The fair values of the derivative financial instruments are estimated using year-end market rates, and reflect the amount that the Company would receive or pay if the instruments were closed out at these dates.

                                   MAAX INC.

18.  SEGMENTED INFORMATION:

     The Company designs, develops, manufactures and distributes products in two business segments, these being: bathroom and kitchen, and spas. The bathroom and kitchen segment includes sales of bathtubs and showers made of acrylic, fibreglass and ABS, as well as shower doors and medicine and kitchen cabinets. The business segments are managed separately because each business requires different technologies and marketing strategies. The management of the Company evaluates the performance of each segment based on income before income taxes. Operations are located in Canada, United States and Europe.

     The accounting policies used in these business segments are the same as those described in the significant accounting policies. Intersegment sales are recorded at the exchange value, which is the amount agreed to by the parties.

     Approximately 29% in 2002, 29% in 2003 and 24% in 2004 of total net sales originate from one client.

     Reconciliations with the financial statements of revenues and assets by business segment and geographic segment are:

                                                               2002       2003       2004
                                                               ----       ----       ----
By business segment:
Net sales:
  Bathroom and kitchen.....................................  $304,126   $359,901   $441,518
  Spas.....................................................    50,830     62,364     54,296
  Intersegment -- Spas.....................................       (19)       (73)       (77)
                                                             --------   --------   --------
                                                               50,811     62,291     54,219
                                                             --------   --------   --------
                                                             $354,937   $422,192   $495,737
                                                             ========   ========   ========

                                                               2002       2003       2004
                                                               ----       ----       ----
Income before income taxes and amortization of goodwill:
  Bathroom and kitchen.....................................  $ 27,561   $ 40,380   $ 54,472
  Spas.....................................................    (2,715)       744     (8,274)
                                                             --------   --------   --------
                                                             $ 24,846   $ 41,124   $ 46,198
                                                             ========   ========   ========

                                                               2002       2003       2004
                                                               ----       ----       ----
Depreciation of property, plant and equipment and
  amortization of intangible assets and goodwill:
  Bathroom and kitchen.....................................  $ 11,367   $ 11,149   $ 14,200
  Spas.....................................................     1,538      1,263      1,356
                                                             --------   --------   --------
                                                             $ 12,905   $ 12,412   $ 15,556
                                                             ========   ========   ========

                                   MAAX INC.

                                                               2002       2003       2004
                                                               ----       ----       ----
Assets:
  Bathroom and kitchen.....................................  $227,263   $316,697   $348,346
  Spas.....................................................    35,761     27,492     17,241
                                                             --------   --------   --------
                                                             $263,024   $344,189   $365,587
                                                             ========   ========   ========

                                                               2002       2003       2004
                                                               ----       ----       ----
Additions to property, plant and equipment and goodwill:
  Bathroom and kitchen.....................................  $ 11,608   $ 10,303   $ 17,215
  Spas.....................................................     1,281        610        758
                                                             --------   --------   --------
                                                             $ 12,889   $ 10,913   $ 17,973
                                                             ========   ========   ========

                                                               2002       2003       2004
                                                               ----       ----       ----
By geographic segment:
Net sales, from Canadian facilities:
  Canada...................................................  $101,468   $116,123   $131,245
  United States............................................    78,164     93,905     89,467
  Overseas.................................................     1,518      1,564      1,258
                                                             --------   --------   --------
                                                              181,150    211,592    221,970
                                                             ========   ========   ========
Net sales, from American facilities:
  Canada...................................................        --        153        249
  United States............................................   164,333    200,937    257,535
  Overseas.................................................       231        535        990
                                                             --------   --------   --------
                                                              164,564    201,625    258,774
Net sales, from European facilities:
  Overseas.................................................     9,223      8,975     14,993
                                                             --------   --------   --------
                                                             $354,937   $422,192   $495,737
                                                             ========   ========   ========

                                                               2002       2003       2004
                                                               ----       ----       ----
Property, plant and equipment, intangible assets and
  goodwill:
  Canada...................................................  $ 89,523   $ 95,992   $105,307
  United States............................................    53,986    119,226    116,799
  Europe...................................................    16,937      6,912      7,416
                                                             --------   --------   --------
                                                             $160,446   $222,130   $229,522
                                                             ========   ========   ========

19.  SUPPLEMENTAL JOINT ISSUER AND GUARANTOR FINANCIAL INFORMATION

     The following presents the condensed consolidating financial statements of MAAX Inc., the acquired entity, on the same basis as that established as a result of the issuance of MAAX Corporation's 9.75% Senior Subordinated Notes due 2012 that designated the various entities making up the consolidated group as either guarantors or non-guarantors in the indenture dated June 4, 2004. The following condensed consolidating financial statements present the financial information of MAAX Inc., the subsidiaries that are guarantors of the notes and the subsidiaries that are non-guarantors at February 28, 2003 and February 29, 2004 and for each of the years ended

                                   MAAX INC.

February 28, 2003 and February 29, 2004. Each of the subsidiary guarantors is 100% owned, directly or indirectly, by MAAX Corporation, and the guarantee of each such subsidiary guarantor is full and unconditional and joint and several with the guarantees of the other subsidiary guarantors.

                             COMBINED BALANCE SHEET
                            AS AT FEBRUARY 28, 2003

                                             COMBINED       COMBINED      ADJUSTMENTS
                                            GUARANTOR     NON-GUARANTOR       AND
                               MAAX INC.   SUBSIDIARIES   SUBSIDIARIES    ELIMINATIONS   CONSOLIDATED
                               ---------   ------------   -------------   ------------   ------------
ASSETS
Current assets
  Cash (overdraft)...........  $ 21,150      $(18,932)      $    450       $      --       $  2,668
  Accounts receivables.......     5,581        64,130          2,097         (14,748)        57,060
  Inventories................       166        49,504          1,696               4         51,370
  Prepaid expenses...........       667         2,602            172              --          3,441
  Deferred income taxes......       199         2,922             --              --          3,121
                               --------      --------       --------       ---------       --------
  Total current assets.......    27,763       100,226          4,415         (14,744)       117,660
Property, plant and
  equipment..................     3,299        82,345          6,908              --         92,552
Intangible assets............     8,408         8,408             --              --         16,816
Goodwill.....................        --        90,302             --          22,460        112,762
Derivative financial
  instruments................       390         1,604             --              --          1,994
Other assets.................       940           296             --              --          1,236
Investments..................   239,715        18,747             --        (258,462)            --
Deferred income taxes........        --         1,169             --              --          1,169
                               --------      --------       --------       ---------       --------
Total assets.................  $280,515      $303,097       $ 11,323       $(250,746)      $344,189
                               ========      ========       ========       =========       ========

LIABILITIES AND SHAREHOLDERS'
  EQUITY
Current liabilities
  Bank loan..................  $     --      $     --       $  2,451       $      --       $  2,451
  Accounts payable and
     accrued liabilities.....     6,889        42,004          6,774         (15,580)        40,087
  Income taxes payable.......      (608)        1,062            (34)             --            420
  Deferred income taxes......       181         1,081             --              --          1,262
  Current portion of
     long-term debt..........       485         4,770             26              --          5,281
                               --------      --------       --------       ---------       --------
  Total current
     liabilities.............     6,947        48,917          9,217         (15,580)        49,501
Long term debt...............    83,000        87,999         21,163         (99,232)        92,930
Deferred income taxes........     2,821        11,172             --              18         14,011
                               --------      --------       --------       ---------       --------
Total liabilities............    92,768       148,088         30,380        (114,794)       156,442
Shareholders' equity
  Capital stock..............   103,057        52,502             20         (52,522)       103,057
  Other element of
     shareholders' equity....    84,690       102,507        (19,077)        (83,430)        84,690
  Total shareholders'
     equity..................   187,747       155,009        (19,057)       (135,952)       187,747
                               --------      --------       --------       ---------       --------
Total liabilities and
  shareholders' equity.......  $280,515      $303,097       $ 11,323       $(250,746)      $344,189
                               ========      ========       ========       =========       ========

                                   MAAX INC.

                          COMBINED STATEMENT OF INCOME
                      FOR THE YEAR ENDED FEBRUARY 28, 2003

                                             COMBINED       COMBINED      ADJUSTMENTS
                                            GUARANTOR     NON-GUARANTOR       AND
                               MAAX INC.   SUBSIDIARIES   SUBSIDIARIES    ELIMINATIONS   CONSOLIDATED
                               ---------   ------------   -------------   ------------   ------------
Net sales....................   $    --      $412,990       $  9,268        $    (66)      $422,192
Expenses
  Cost of goods sold.........        --       279,696          8,132             (66)       287,762
  Selling, general and
     administrative..........       496        73,796          2,454              --         76,746
  Depreciation and
     amortization............       993        11,008            594              --         12,595
  Financial expenses.........    (3,322)        5,961          1,326              --          3,965
                                -------      --------       --------        --------       --------
Income before the
  undernoted.................     1,833        42,529         (3,238)             --         41,124
Income taxes.................       975        13,442          1,282              --         15,699
                                -------      --------       --------        --------       --------
                                    858        29,087         (4,520)             --         25,425
Equity in earnings of
  investees..................    24,567            --             --         (24,567)            --
                                -------      --------       --------        --------       --------
Income before cumulative
  effect of a change in
  accounting principles......    25,425        29,087         (4,520)        (24,567)        25,425
Cumulative effect of a change
  in accounting principles
  related to impairment of
  goodwill...................        --            --        (11,312)             --        (11,312)
                                -------      --------       --------        --------       --------
Net income...................   $25,425      $ 29,087       $(15,832)       $(24,567)      $ 14,113
                                =======      ========       ========        ========       ========

                                   MAAX INC.

                        COMBINED STATEMENT OF CASH FLOWS
                      FOR THE YEAR ENDED FEBRUARY 28, 2003

                                                        COMBINED       COMBINED      ADJUSTMENTS
                                                       GUARANTOR     NON-GUARANTOR       AND
                                          MAAX INC.   SUBSIDIARIES   SUBSIDIARIES    ELIMINATIONS   CONSOLIDATED
                                          ---------   ------------   -------------   ------------   ------------
Cash flows related to operating
  activities
  Net income............................  $ 25,425      $ 29,087       $(15,832)       $(24,567)      $ 14,113
  Items not affecting cash
    Impairment of goodwill..............        --            --         11,312              --         11,312
    Depreciation and amortization.......       993        11,008            594              --         12,595
    Amortization of financial
      expenses..........................       414             4             --              --            418
    Deferred income taxes...............     1,178         2,951          1,196              --          5,325
    Change in fair value of derivative
      financial instruments.............         5        (2,728)            --              --         (2,723)
    Equity in earnings of investees.....   (24,567)           --             --          24,567             --
  Net change in non-cash balances
    related to operations...............    (3,966)       (1,738)         3,043              --         (2,661)
                                          --------      --------       --------        --------       --------
                                              (518)       38,584            313              --         38,379
Cash flows related to financing
  activities
  Decrease in bank loan.................        --          (741)            --              --           (741)
  Proceeds from issuance of long-term
    debt................................    64,425        64,497          2,748         (67,245)        64,425
  Repayment of long-term debt...........   (26,385)       (3,200)        (2,737)          2,171        (30,151)
  Proceeds from issuance of shares......     1,794         2,644             18          (2,662)         1,794
  Interests received on share purchase
    loan................................        13            --             --              --             13
  Dividends paid........................    (2,163)       (6,675)            --           6,675         (2,163)
                                          --------      --------       --------        --------       --------
                                            37,684        56,525             29         (61,061)        33,177
Cash flows related to investing
  activities
  Business acquisitions.................      (128)      (59,015)            --              --        (59,143)
  Additions to property, plant and
    equipment...........................    (2,845)       (7,769)          (171)             --        (10,785)
  Proceeds from disposal of property,
    plant and equipment.................        67         1,384             --              --          1,451
  Decrease (increase) in investments....   (65,453)       (2,283)            --          67,736             --
  Dividends received from
    subsidiaries........................     6,675            --             --          (6,675)            --
  Other assets..........................      (256)          (91)            --              --           (347)
                                          --------      --------       --------        --------       --------
                                           (61,940)      (67,774)          (171)         61,061        (68,824)
  Net increase (decrease) in cash.......   (24,774)       27,335            171              --          2,732
  Translation adjustment on cash
    denominated in foreign currencies...     2,234        (3,177)            69              --           (874)
  Cash, beginning of year...............    43,690       (43,090)           210              --            810
                                          --------      --------       --------        --------       --------
  Cash, end of year.....................  $ 21,150      $(18,932)      $    450        $     --       $  2,668
                                          ========      ========       ========        ========       ========

                                   MAAX INC.

                             COMBINED BALANCE SHEET
                            AS AT FEBRUARY 29, 2004

                                             COMBINED       COMBINED      ADJUSTMENTS
                                            GUARANTOR     NON-GUARANTOR       AND
                               MAAX INC.   SUBSIDIARIES   SUBSIDIARIES    ELIMINATIONS   CONSOLIDATED
                               ---------   ------------   -------------   ------------   ------------
ASSETS
Current assets
  Cash (overdraft)...........  $ 17,292      $(13,288)      $    463       $      --       $  4,467
  Accounts receivables.......     1,099        68,480          3,296          (8,863)        64,012
  Inventories................        --        43,772          1,912              --         45,684
  Prepaid expenses...........       267         2,860            166              --          3,293
  Deferred income taxes......       254         3,288             --              --          3,542
                               --------      --------       --------       ---------       --------
  Total current assets.......    18,912       105,112          5,837          (8,863)       120,998
Property, plant and
  equipment..................     4,545        88,657          7,413              --        100,615
Intangible assets............     9,304         7,084             --              --         16,388
Goodwill.....................        --        89,055             --          23,464        112,519
Derivative financial
  instruments................      (452)       12,079             --              --         11,627
Other assets.................     1,151           527             --              --          1,678
Investments..................   472,107       231,714             --        (703,821)            --
Deferred income taxes........        15         1,747             --              --          1,762
                               --------      --------       --------       ---------       --------
Total assets.................  $505,582      $535,975       $ 13,250       $(689,220)      $365,587
                               ========      ========       ========       =========       ========

LIABILITIES AND SHAREHOLDERS'
  EQUITY
Current liabilities
  Accounts payable and
     accrued liabilities.....  $ 11,795      $ 41,287       $  8,524       $  (9,152)      $ 52,454
  Income taxes payable.......       483         4,179            103              --          4,765
  Deferred income taxes......        --         3,824             --              --          3,824
  Current portion of
     long-term debt..........        16         4,751             15              --          4,782
                               --------      --------       --------       ---------       --------
  Total current
     liabilities.............    12,294        54,041          8,642          (9,152)        65,825
Long term debt...............   258,597       203,742         28,284        (437,961)        52,662
Deferred income taxes........     3,292        12,388             --              21         15,701
                               --------      --------       --------       ---------       --------
Total liabilities............   274,183       270,171         36,926        (447,092)       134,188
Shareholders' equity
  Capital stock..............   105,044       208,291             23        (208,314)       105,044
  Other element of
     shareholders' equity....   126,355        57,513        (23,699)        (33,814)       126,355
  Total shareholders'
     equity..................   231,399       265,804        (23,676)       (242,128)       231,399
                               --------      --------       --------       ---------       --------
Total liabilities and
  shareholders' equity.......  $505,582      $535,975       $ 13,250       $(689,220)      $365,587
                               ========      ========       ========       =========       ========

                                   MAAX INC.

                          COMBINED STATEMENT OF INCOME
                      FOR THE YEAR ENDED FEBRUARY 29, 2004

                                             COMBINED       COMBINED      ADJUSTMENTS
                                            GUARANTOR     NON-GUARANTOR       AND
                               MAAX INC.   SUBSIDIARIES   SUBSIDIARIES    ELIMINATIONS   CONSOLIDATED
                               ---------   ------------   -------------   ------------   ------------
Net sales....................   $    --      $480,541        $15,273        $    (77)      $495,737
Expenses
  Cost of goods sold.........        --       332,806         11,702             (77)       344,431
  Selling, general and
     administrative..........     3,042        74,259          2,760              --         80,061
  Depreciation and
     amortization............     1,279        13,680            679              --         15,638
  Financial expenses.........    (4,668)        8,027          1,539              --          4,898
  Impairment of goodwill.....     1,575         2,936             --              --          4,511
                                -------      --------        -------        --------       --------
Income before the
  undernoted.................    (1,228)       48,833         (1,407)             --         46,198
Income taxes.................       (32)       14,147            132              --         14,247
                                -------      --------        -------        --------       --------
                                 (1,196)       34,686         (1,539)             --         31,951
Equity in earnings of
  investees..................    33,147            --             --         (33,147)            --
                                -------      --------        -------        --------       --------
Net income...................   $31,951      $ 34,686        $(1,539)       $(33,147)      $ 31,951
                                =======      ========        =======        ========       ========

                                   MAAX INC.

                        COMBINED STATEMENT OF CASH FLOWS
                      FOR THE YEAR ENDED FEBRUARY 29, 2004

                                                COMBINED       COMBINED      ADJUSTMENTS
                                               GUARANTOR     NON-GUARANTOR       AND
                                  MAAX INC.   SUBSIDIARIES   SUBSIDIARIES    ELIMINATIONS   CONSOLIDATED
                                  ---------   ------------   -------------   ------------   ------------
Cash flows related to operating
  activities
  Net income....................  $  31,951    $  34,686        $(1,539)      $ (33,147)      $ 31,951
  Items not affecting cash
     Impairment of goodwill.....      1,575        2,936             --              --          4,511
     Depreciation and
       amortization.............      1,279       13,680            679              --         15,638
     Amortization of financial
       expenses.................        513            5             --              --            518
     Deferred income taxes......        (90)       2,505             --              --          2,415
     Change in fair value of
       derivative financial
       instruments..............        866      (10,076)            --              --         (9,210)
     Equity in earnings of
       investees................    (33,147)          --             --          33,147             --
  Net change in non-cash
     balances related to
     operations.................     11,167        5,754             43              --         16,964
                                  ---------    ---------        -------       ---------       --------
                                     14,114       49,490           (817)             --         62,787
Cash flows related to financing
  activities
  Decrease in bank loan.........         --           --         (2,637)             --         (2,637)
  Proceeds from issuance of
     long-term debt.............    206,197       26,615          3,588        (236,400)            --
  Repayment of long-term debt...    (35,961)      (4,435)           (38)             --        (40,434)
  Proceeds from issuance of
     shares.....................      1,748      161,553             --        (161,553)         1,748
  Interests received on share
     purchase loan..............         15           --             --              --             15
  Dividends paid................     (2,489)          --             --              --         (2,489)
                                  ---------    ---------        -------       ---------       --------
                                    169,510      183,733            913        (397,953)       (43,797)
Cash flows related to investing
  activities
  Business acquisitions.........       (117)          (5)            --              --           (122)
  Additions to property, plant
     and equipment..............     (2,135)     (15,567)          (149)             --        (17,851)
  Proceeds from disposal of
     property, plant and
     equipment..................         34        1,717             --              --          1,751
  Decrease (increase) in
     investments................   (186,854)    (211,099)            --         397,953             --
  Dividends received from
     subsidiaries...............         --           --             --              --             --
  Other assets..................       (625)        (289)            --              --           (914)
                                  ---------    ---------        -------       ---------       --------
                                   (189,697)    (225,243)          (149)        397,953        (17,136)
  Net increase (decrease) in
     cash.......................     (6,073)       7,980            (53)             --          1,854
  Translation adjustment on cash
     denominated in foreign
     currencies.................      2,215       (2,336)            66              --            (55)
  Cash, beginning of year.......     21,150      (18,932)           450              --          2,668
                                  ---------    ---------        -------       ---------       --------
  Cash, end of year.............  $  17,292    $ (13,288)       $   463       $      --       $  4,467
                                  =========    =========        =======       =========       ========

                                   MAAX INC.

20.  RELATED PARTY TRANSACTIONS:

     Under an agreement signed with a shareholder company, the Company was committed to pay, on an annual basis, management fees and a 4.3% bonus calculated on consolidated income before bonus and income taxes determined using Canadian generally accepted accounting principles. This agreement expired on February 29, 2004.

     Under this agreement, the Company recorded during the following years the following transactions at their exchange value:

                                                            2002     2003     2004
                                                            ----     ----     ----
Management fees..........................................  $  715   $  755   $  868
Bonus....................................................   1,022    1,652    1,927
Non-renewal indemnity....................................      --       --    2,760
                                                           ------   ------   ------
                                                           $1,737   $2,407   $5,555
                                                           ======   ======   ======

21.  COMMITMENTS AND CONTINGENCIES:

(a) CLAIM SETTLEMENT:

     During the year ended February 28, 2003, the Company paid and recorded an expense of an amount of $375,000 in final settlement to the sellers of an acquired business now inoperative.

(b) CONTINGENT PAYMENT:

     A business purchase agreement provides for a remaining contingent payment of a maximum amount of $120,000 (CAN$160,000) based on the future income of an acquired business for its fiscal year 2005. Contingent payments amounted to $128,000 in 2003 and to $117,000 in 2004.

     During the year, the Company paid contingent consideration based on earnings to the seller of this acquired business amounting to $120,000 ($135,000 in 2003 and $125,000 in 2002).

(c) OPERATING LEASES:

     The Company rents fixed assets under operating leases whose rentals total $20,869,000. Annual rentals under these leases for each of the next five years and thereafter are as follows:

2005........................................................  $5,919
2006........................................................   5,090
2007........................................................   4,184
2008........................................................   2,656
2009........................................................   1,561
Thereafter..................................................   1,459

     In addition, the Company must pay, for certain leases, its share of the annual operating expenses.

     Furthermore, the Company has purchase options on two buildings, for which the exercise price is $2,620,000 and $2,995,000, respectively, expiring in July and December 2006.

                                   MAAX INC.

(d) ROYALTIES:

     In connection with the purchase of Coleman Spas, Inc., the parties entered into a ten-year licensing agreement to use the Coleman Spas trademark and associated logos. As defined in the licensing agreement, the Company is required to make royalty payments equal to 1.5% of net sales up to September 30, 2004 and beginning October 1, 2004 through September 30, 2008, the royalty payments will increase to 3% of net sales. The royalty payments made by the Company were $101,640 in 2002, $321,425 in 2003 and $397,029 in 2004.

(e) ENVIRONMENT:

     The Company is subject to various laws, regulations and government policies relating to health and safety, to the production, storage, transportation, disposal and environment emissions of various substances, and to the protection of the environment in general. The Company believes it is in compliance with such laws, regulations and government policies, in all-material respects. Furthermore, the Company does not anticipate that compliance with such environmental statutes will have a material adverse effect upon its competitive or consolidated financial position.

(f) PRODUCT RECALL:

     Due to a defective electrical component manufactured by a supplier of the Company and integrated in some products manufactured by the Spas sector, the supplier is replacing at its own costs this component. The total cost of this operation is estimated at $1,900,000. The Company believes that the entire responsibility of the replacement rests with the supplier of this component. Should the supplier become in default in the replacement of this component, the Company may be liable and would have to replace this part. At the date of the financial statements, the Company cannot predict the outcome of this contingency and, accordingly, no liability has been recorded in the Company's books.

(g) AMALGAMATION OF THE COMPANY:

     On March 10, 2004, the Board of Directors decided to recommend the amalgamation of the Company with companies formed by a group of investors. This amalgamation was subject to specific conditions, including shareholders' approval at a special shareholders' meeting held on May 7, 2004. The shareholders have approved the amalgamation which took place on June 4, 2004.

(h) CONTINGENCIES:

     A number of legal proceedings against the Company and its subsidiaries are still outstanding. In the opinion of the management of the Company and its subsidiaries, the outcome of these proceedings is not expected to have a material adverse effect on the Company's results or its financial position.

22.  COMPARATIVE FIGURES:

     Certain comparative figures have been reclassified to conform to the financial statement presentation adopted in the current year.

            REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders
Aker Plastics Company, Inc.
Plymouth, Indiana

     We have audited the accompanying balance sheet of Aker Plastics Company, Inc. as of October 31, 2002, and the related statements of income and retained earnings and cash flows for the period from October 26, 2002 to October 31, 2002, and balance sheets of the predecessor as of September 30, 2002 and 2001, and the related statements of income and retained earnings and cash flows for the period from October 1, 2002 to October 25, 2002 and for the years ended September 30, 2002 and 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Aker Plastics Company, Inc. as of October 31, 2002, and the results of its operations and its cash flows for the period from October 26, 2002 to October 31, 2002 and the financial position of the predecessor as of September 30, 2002 and 2001, and the results of its operations and its cash flows for the period from October 1, 2002 to October 25, 2002 and for the years ended September 30, 2002 and 2001, in conformity with U.S. generally accepted accounting principles.

                                          /s/ Crowe Chizek and Company LLC

Elkhart, Indiana
May 7, 2004

                          AKER PLASTICS COMPANY, INC.
                                AND PREDECESSOR

                   STATEMENTS OF INCOME AND RETAINED EARNINGS

                                     THE COMPANY                          PREDECESSOR
                                 -------------------   --------------------------------------------------
                                     PERIOD FROM          PERIOD FROM        YEAR ENDED      YEAR ENDED
                                 OCTOBER 26, 2002 TO   OCTOBER 1, 2002 TO   SEPTEMBER 30,   SEPTEMBER 30,
                                  OCTOBER 31, 2002      OCTOBER 25, 2002        2002            2001
                                 -------------------   ------------------   -------------   -------------
NET SALES......................      $1,312,021           $ 6,025,908        $77,409,686     $69,074,181
Cost of sales..................         873,857             4,057,475         56,031,827      54,717,387
                                     ----------           -----------        -----------     -----------
GROSS PROFIT...................         438,164             1,968,433         21,377,859      14,356,794
Operating expenses.............         191,583               986,913         10,277,169       9,197,722
                                     ----------           -----------        -----------     -----------
INCOME BEFORE OTHER INCOME AND
  EXPENSE......................         246,581               981,520         11,100,690       5,159,072
Other income (expense)
  Interest income..............             990                 4,547             45,145          64,405
  Interest expense.............         (74,330)               (1,513)           (33,777)       (247,648)
  Gain (loss) on sale of
    assets.....................              --                    --            411,202         (33,626)
  Other income.................              --                    --              8,494          15,649
                                     ----------           -----------        -----------     -----------
                                        (73,340)                3,034            431,064        (201,220)
                                     ----------           -----------        -----------     -----------
INCOME BEFORE INCOME TAXES.....         173,241               984,554         11,531,754       4,957,852
Income taxes (Note 2)..........          69,000                    --                 --              --
                                     ----------           -----------        -----------     -----------
NET INCOME.....................         104,241               984,554         11,531,754       4,957,852
Retained earnings at beginning
  of period....................              --            21,349,679         18,903,250      16,481,665
Dividends declared.............              --                    --         (9,085,325)     (2,536,267)
                                     ----------           -----------        -----------     -----------
Retained earnings at end of
  period.......................      $  104,241           $22,334,233        $21,349,679     $18,903,250
                                     ==========           ===========        ===========     ===========
Earnings per share (basic and
  diluted).....................      $      104           $     9,201        $   107,773     $    46,335
Shares used in the computation
  of earnings per share........           1,000                   107                107             107

                See accompanying notes to financial statements.

                          AKER PLASTICS COMPANY, INC.
                                AND PREDECESSOR

                                 BALANCE SHEETS

                                             THE COMPANY            PREDECESSOR
                                             -----------   -----------------------------
                                             OCTOBER 31,   SEPTEMBER 30,   SEPTEMBER 30,
                                                2002           2002            2001
                                             -----------   -------------   -------------
                                         ASSETS
Current assets
  Cash and cash equivalents................  $5,672,960     $ 2,731,555     $ 2,422,323
  Accounts receivable (less allowance for
     doubtful accounts of $70,255 at
     October 31, 2002, $69,254 in 2002 and
     $57,263 in 2001)......................   8,184,846       8,119,600       7,228,080
  Inventories (Note 3).....................   3,373,935       3,245,386       3,216,442
  Shareholder receivables (Note 4).........          --       2,375,985           3,792
  Federal income tax deposit (Note 7)......     511,724              --              --
  Other current assets.....................     336,030         125,240         106,575
                                             -----------    -----------     -----------
     Total current assets..................  18,079,495      16,597,766      12,977,212
Property, plant and equipment (Note 5).....  16,804,946       9,736,817      11,558,917
Goodwill (Note 6)..........................  38,954,718              --              --
Intangibles (Note 6).......................   8,870,600              --              --
Federal income tax deposit (Note 7)........          --         511,724         515,376
                                             -----------    -----------     -----------
                                             47,825,318         511,724         515,376
                                             -----------    -----------     -----------
                                             $82,709,759    $26,846,307     $25,051,505
                                             ===========    ===========     ===========

                          LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
  Accounts payable.........................  $1,931,974     $ 2,742,738     $ 2,446,316
  Current portion of long-term debt (Note
     9)....................................      38,737          38,737         582,718
  Accrued payroll..........................   1,005,201         871,877         596,452
  Accrued insurance (Note 11)..............     654,692         769,930         702,173
  Taxes payable............................     356,274         305,886         442,382
  Other current liabilities................     111,255         209,905         181,930
                                             -----------    -----------     -----------
     Total current liabilities.............   4,098,133       4,939,073       4,951,971
Long-term debt (Note 9)....................  59,007,285         510,454       1,149,183
Shareholders' equity
  Common stock (Note 12)...................           1          47,101          47,101
  Additional paid-in capital...............  19,500,099              --              --
  Retained earnings........................     104,241      21,349,679      18,903,250
                                             -----------    -----------     -----------
                                             19,604,341      21,396,780      18,950,351
                                             -----------    -----------     -----------
                                             $82,709,759    $26,846,307     $25,051,505
                                             ===========    ===========     ===========

                          AKER PLASTICS COMPANY, INC.
                                AND PREDECESSOR

                            STATEMENTS OF CASH FLOWS

                                                        THE COMPANY          PREDECESSOR
                                                    -------------------   ------------------
                                                        PERIOD FROM          PERIOD FROM
                                                    OCTOBER 26, 2002 TO   OCTOBER 1, 2002 TO
                                                     OCTOBER 31, 2002      OCTOBER 25, 2002
                                                    -------------------   ------------------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income......................................     $    104,241           $  984,554
  Adjustments to reconcile net income to net cash
     from operating activities
     Depreciation.................................           31,020              139,954
     Change in assets and liabilities
       Accounts receivable........................       (1,254,006)           1,188,760
       Inventories................................          (61,969)             (66,580)
       Other current assets.......................            9,436             (220,535)
       Accounts payable...........................       (1,040,846)             230,082
       Accrued payroll............................          218,898              (85,574)
       Accrued insurance..........................         (108,946)             245,708
       Taxes payable..............................           69,000              (18,612)
       Other current liabilities..................          (41,806)             (56,535)
                                                       ------------           ----------
          Net cash from operating activities......       (2,074,978)           2,341,222
CASH FLOWS FROM INVESTING ACTIVITIES
  Shareholder receivables.........................               --            2,375,985
  Purchase of fixed assets........................          (53,450)             (56,453)
  Purchase stock of predecessor -- net of cash
     acquired.....................................      (70,198,712)                  --
                                                       ------------           ----------
     Net cash from investing activities...........      (70,252,162)           2,319,532
CASH FLOWS FROM FINANCING ACTIVITIES
  Borrowings on long-term debt....................       58,500,000                   --
  Proceeds from issuance of common stock..........       19,500,100                   --
  Payments of long-term debt......................               --               (3,169)
                                                       ------------           ----------
     Net cash from financing activities...........       78,000,100               (3,169)
                                                       ------------           ----------
Net change in cash and cash equivalents...........        5,672,960            4,657,585
Cash and cash equivalents at beginning of
  period..........................................               --            2,731,555
                                                       ------------           ----------
CASH AND CASH EQUIVALENTS AT END OF PERIOD........     $  5,672,960           $7,389,140
                                                       ============           ==========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
  Interest paid...................................     $        330           $    1,513

  SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING AND FINANCING ACTIVITIES:

  In conjunction with the acquisition of the predecessor company on October 25, 2002, liabilities totaling approximately $5,142,000 were assumed.

                          AKER PLASTICS COMPANY, INC.
                                AND PREDECESSOR

                            STATEMENTS OF CASH FLOWS
                    YEARS ENDED SEPTEMBER 30, 2002 AND 2001

                                                                     PREDECESSOR
                                                              --------------------------
                                                                  2002          2001
                                                              ------------   -----------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income................................................  $ 11,531,754   $ 4,957,852
  Adjustments to reconcile net income to net cash from
     operating activities
     Loss (gain) on sale of assets..........................      (411,202)       33,626
     Depreciation...........................................     2,109,239     2,228,362
     Change in assets and liabilities
       Accounts receivable..................................      (891,520)      119,648
       Inventories..........................................       (28,944)       98,767
       Other current assets.................................       (18,665)       17,878
       Accounts payable.....................................       296,422        88,615
       Accrued payroll......................................       275,425        39,886
       Accrued insurance....................................        67,757       172,640
       Taxes payable........................................      (136,496)      198,467
       Other current liabilities............................        27,975       (15,564)
                                                              ------------   -----------
            Net cash from operating activities..............    12,821,745     7,940,177
CASH FLOWS FROM INVESTING ACTIVITIES
  Shareholder receivables...................................    (2,372,193)       34,130
  Proceeds from fixed asset sales...........................     1,287,559        17,507
  Purchase of fixed assets..................................    (1,163,497)   (1,262,582)
  Federal tax deposit refunded..............................         3,652       187,241
                                                              ------------   -----------
     Net cash from investing activities.....................    (2,244,479)   (1,023,704)
CASH FLOWS FROM FINANCING ACTIVITIES
  Net line of credit activity...............................            --    (2,000,000)
  Payments of long-term debt................................    (1,182,709)     (929,686)
  Dividends paid............................................    (9,085,325)   (2,536,267)
                                                              ------------   -----------
     Net cash from financing activities.....................   (10,268,034)   (5,465,953)
                                                              ------------   -----------
Net change in cash and cash equivalents.....................       309,232     1,450,520
Cash and cash equivalents at beginning of year..............     2,422,323       971,803
                                                              ------------   -----------
CASH AND CASH EQUIVALENTS AT END OF YEAR....................  $  2,731,555   $ 2,422,323
                                                              ============   ===========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
  Interest paid.............................................  $     37,351   $   264,191

                See accompanying notes to financial statements.

                          AKER PLASTICS COMPANY, INC.
                                AND PREDECESSOR

                         NOTES TO FINANCIAL STATEMENTS
                 OCTOBER 31, 2002, SEPTEMBER 30, 2002 AND 2001

NOTE 1 - NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

     BASIS OF PRESENTATION: On October 25, 2002, all of the outstanding stock of Aker Plastics Company, Inc. was acquired by MAAX -- AKER ACQUISITION, INC. for $78,000,000. This transaction was accounted for as a purchase. The purchase price exceeded the fair value of the net assets acquired by approximately $48,000,000. Subsequently MAAX -- AKER ACQUISITION, INC. was merged with Aker Plastics Company, Inc. with Aker Plastics Company, Inc. surviving. The Company is wholly owned by MAAX Capital, Co. The following amounts were assigned to the balance sheet accounts on the date of purchase.

Cash and cash equivalents...................................  $ 7,389,040
Accounts receivable.........................................    6,933,359
Inventory...................................................    3,311,966
Other current assets........................................      854,980
Property, plant and equipment...............................   16,828,263
Goodwill....................................................   38,954,718
Intangibles.................................................    8,870,000
Liabilities assumed.........................................   (5,142,326)
                                                              -----------
  Total purchase price......................................  $78,000,000
                                                              ===========

     The Company made an election to treat the stock acquisition as an asset purchase for tax purposes pursuant to IRC Section 338(h)(10). This election will allow the Company to amortize the Goodwill acquired for tax purposes.

     The financial statements for the period from October 1, 2002 to October 25, 2002 and for the years ended September 30, 2002 and 2001 included the operations of the predecessor company. The financial statements for the period October 26, 2002 through October 31, 2002 represent the results of operations of the successor company.

     NATURE OF BUSINESS: Aker Plastics Company, Inc. (Company) manufactures fiberglass tub-shower and whirlpool units which are distributed through wholesale plumbing supply companies.

     CASH AND CASH EQUIVALENTS: All temporary cash investments purchased with a maturity of three months or less are classified as cash equivalents. The Company maintains cash deposits in excess of federally insured limits at a local bank.

     ACCOUNTS RECEIVABLE: The Company accounts for trade receivables based on amount billed to customers. Past due receivables are determined based on contractual terms. The Company does not accrue interest on any of its trade receivables.

     ALLOWANCE FOR DOUBTFUL ACCOUNTS: The allowance for doubtful accounts is determined by management based on the Company's historical losses, specific customer circumstances and general economic conditions. Periodically, management reviews accounts receivable and adjusts the allowance based on current circumstances and charges off uncollectible receivables against the allowance when all attempts to collect the receivable have failed.

     REVENUE RECOGNITION: Revenue from product sales is recognized at time of shipment.

     INVENTORIES: Inventories are stated at the lower of cost or market using the FIFO (first-in, first-out) method.

                          AKER PLASTICS COMPANY, INC.
                                AND PREDECESSOR

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                 OCTOBER 31, 2002, SEPTEMBER 30, 2002 AND 2001

     PROPERTY, PLANT AND EQUIPMENT: Property, plant and equipment are stated at cost. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets. Costs of maintenance and repairs are charged to expense when incurred. The Company is depreciating buildings and improvements over periods of 30 years, machinery and equipment over periods of 5 to 7 years, computers and software over periods of 3 to 5 years, and vehicles over periods of 3 to 7 years.

     USE OF ESTIMATES: The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. An estimate that is more susceptible to change in the near term is the liability for group health insurance and the continued value of intangible assets.

     EVALUATION OF IMPAIRMENT OF LONG-LIVED ASSETS: In accordance with Statement of Financial Accounting Standards ("SFAS") No. 144, "Impairment or Disposal of Long-Lived Assets", the Company evaluates the carrying value of long-lived assets whenever significant events or changes in circumstances indicate the carrying value of these assets may be impaired. The Company evaluates potential impairment of long-lived assets by comparing the carrying value of the assets to the expected net future cash flows resulting from the use of the assets. Management believes no material impairment of long-lived assets exists.

     EARNINGS PER SHARE: Basic and diluted earnings per share is computed by dividing net income by the weighted average number of shares of common stock outstanding during the period.

     SEGMENT INFORMATION: The Company follows the provisions of SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." Based upon definitions contained in SFAS No. 131, the Company has determined that it operates in one segment and has no international operations.

     FAIR VALUE OF FINANCIAL INSTRUMENTS: The Company estimates that the fair value of all financial instruments approximates the carrying amounts. Because of the short-term maturity of cash and accounts receivable, their carrying amounts approximate fair value. The carrying value of long-term debt approximates fair value based upon the Company's effective borrowing rate.

     GOODWILL AND INTANGIBLE ASSETS: Goodwill resulted from the acquisition of the Company by MAAX AKER-ACQUISITION, INC. on October 25, 2002 and represents the excess of the purchase price over the fair value of acquired tangible assets and liabilities and identifiable intangible assets. Goodwill is assessed at least annually for impairment and any such impairment will be recognized in the period identified.

     The intangible assets consist of the Aker tradename, distribution network and a noncompete agreement entered into as part of the acquisition. The intangibles are initially measured at fair value and are being amortized on a straight line basis over their estimated useful lives, which range from 5 to 30 years.

     INCOME TAXES: The Company is a member of a consolidated group for the period from October 26, 2002 to October 31, 2002 and will be included in a consolidated federal income tax return. The predecessor was an S Corporation and had elected to have its income taxed under Section 1362 of the Internal Revenue Code and similar sections of the state income tax laws which

                          AKER PLASTICS COMPANY, INC.
                                AND PREDECESSOR

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                 OCTOBER 31, 2002, SEPTEMBER 30, 2002 AND 2001

provide that, in lieu of corporate income taxes, the shareholders are taxed on the Company's taxable income. Federal income tax expense is allocated to the Company as if the Company filed a separate return. Deferred income tax assets and liabilities are computed based upon differences between the financial statement and tax basis of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. The Company has a tax allocation agreement in place with the Parent Company.

     NEW ACCOUNTING PRONOUNCEMENTS: In January 2003, the Financial Accounting Standards Board ("FASB") issued FASB Interpretation No. 46, "Consolidation of Variable Interest Entities ("VIEs"), an interpretation of APB No. 50," ("FIN 46"). FIN 46 requires certain variable interest entities to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN 46, as amended in December 2003, is effective for the Company in the first quarter of 2004. The adoption of FIN 46 will not have any effect on the Company's financial position, results of operations or financial disclosures as the Company has no VIEs.

     In April 2003, the FASB issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities." SFAS No. 149 amends and clarifies the accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 149 is generally effective for contracts entered into or modified after June 30, 2003 and for hedging relationships designated after June 30, 2003. The Company's adoption of SFAS No. 149 effective July 1, 2003 had no impact on the Company's results of operations, financial position or financial statement disclosures.

     In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity." SFAS No. 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. SFAS No. 150 requires that certain financial instruments be classified as liabilities that were previously considered equity. SFAS No. 150 is effective for the Company in the first quarter of 2004. Management anticipates the adoption of this statement will not have a significant effect on the Company's financial statements.

     RECLASSIFICATION: Certain prior year amounts have been reclassified to conform to the current year presentation.

NOTE 2 - INCOME TAXES

     The provision for income taxes for the Company from October 26, 2002 to October 31, 2002 is as follows:

Current income taxes........................................  $69,000
                                                              =======

                          AKER PLASTICS COMPANY, INC.
                                AND PREDECESSOR

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                 OCTOBER 31, 2002, SEPTEMBER 30, 2002 AND 2001

NOTE 3 - INVENTORIES

     Inventories at October 31, 2002, September 30, 2002 and 2001 consist of the following:

                                     OCTOBER 31,   SEPTEMBER 30,   SEPTEMBER 30,
                                        2002           2002            2001
                                     -----------   -------------   -------------
Raw materials......................  $2,033,346     $1,954,329      $2,149,167
Work in process....................     142,593        135,905          91,983
Finished goods.....................   1,197,996      1,155,152         975,292
                                     ----------     ----------      ----------
     Total inventories.............  $3,373,935     $3,245,386      $3,216,442
                                     ==========     ==========      ==========

NOTE 4 - SHAREHOLDER RECEIVABLES

     The shareholder receivables were due on demand and non interest bearing.

NOTE 5 - PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment consists of the following:

                                     OCTOBER 31,   SEPTEMBER 30,   SEPTEMBER 30,
                                        2002           2002            2001
                                     -----------   -------------   -------------
Land...............................  $1,033,000     $   244,514     $   244,514
Buildings and improvements.........   6,739,200       9,305,041       9,319,125
Machinery and equipment............   3,050,044       3,709,875       3,617,270
Vehicles and trailers..............     854,490       2,678,891       3,243,188
Airplanes..........................          --              --       1,529,415
Furniture and equipment............     795,769       2,071,808       1,974,755
Molds, patterns and dies...........   1,371,553       2,883,293       2,378,986
Environmental equipment............   2,991,910       4,101,752       4,101,752
                                     -----------    -----------     -----------
                                     16,835,966      24,995,174      26,409,005
Accumulated depreciation...........      31,020      15,258,357      14,850,088
                                     -----------    -----------     -----------
                                     $16,804,946    $ 9,736,817     $11,558,917
                                     ===========    ===========     ===========

NOTE 6 - GOODWILL AND INTANGIBLES

     INTANGIBLES: The components of intangibles (all acquired on October 25, 2002) as of October 31, 2002 are as follows:

                                                              GROSS CARRYING
                                                                  AMOUNT
                                                              --------------
Intangibles:
  Aker tradename............................................    $5,600,000
  Distribution network......................................     2,700,000
  Noncompete agreement......................................       570,000
  Other.....................................................           600
                                                                ----------
                                                                $8,870,600
                                                                ==========

                          AKER PLASTICS COMPANY, INC.
                                AND PREDECESSOR

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                 OCTOBER 31, 2002, SEPTEMBER 30, 2002 AND 2001

     Intangibles are being amortized using the straight-line method over 5 years for the Aker tradename, 30 years for the distribution network and 5 years for the noncompete agreement. The weighted-average amortization period for all intangibles acquired on October 25, 2002 is 13.33 years, with amortization expense aggregating an immaterial amount for the period from October 26, 2002 to October 31, 2002.

     Estimated aggregate annual amortization expense for each of the next five years is $1,324,000 per year.

     GOODWILL: There was no change in the value of goodwill from October 25, 2002 to October 31, 2002. The fair market value of goodwill at October 31, 2002 was $38,954,718.

NOTE 7 - FEDERAL INCOME TAX DEPOSIT TO RETAIN FISCAL YEAR

     The predecessor used a September 30 year end for filing its federal tax returns. In order to maintain that year end, the predecessor was required to make a deposit with the Internal Revenue Service. This deposit is adjusted annually on May 15 of the calendar year following the calendar year in which the fiscal year ends. The federal income tax deposit was $511,724 at October 31, 2002 and September 30, 2002, it was $515,376 at September 30, 2001. This represents the required deposit adjusted for amounts expected to be payable to or due from the Internal Revenue Service on May 15. The entire deposit will be refunded to the Company due to the termination of the S corporation election as a result of the October 25, 2002 transaction.

NOTE 8 - SHORT-TERM NOTE

     As of September 30, 2002 and 2001 the Company maintained a revolving promissory note with a bank that provided for borrowings up to $3,000,000 at .5% below the current prime rate. Borrowings were secured by the equipment, inventory, and accounts receivable. As of September 30, 2002 and 2001 there were no borrowings under the agreement.

                          AKER PLASTICS COMPANY, INC.
                                AND PREDECESSOR

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                 OCTOBER 31, 2002, SEPTEMBER 30, 2002 AND 2001

NOTE 9 - LONG-TERM DEBT

     Long-term debt at October 31, 2002, September 30, 2002 and 2001 consists of the following:

                                               OCTOBER 31,   SEPTEMBER 30,   SEPTEMBER 30,
                                                  2002           2002            2001
                                               -----------   -------------   -------------
7.7% note payable to Maax Hungary Services
Limited Liability Company dated October 25,
2002; due in one installment of $38,000,000
on December 31, 2008. Payment of interest on
the outstanding principal amounts are due
quarterly....................................  $38,000,000     $     --       $       --
7.7% note payable to Maax Hungary Services
Limited Liability Company dated October 25,
2002; due in one installment of $10,000,000
on December 31, 2008. Payment of interest on
the outstanding principal amounts are due
quarterly....................................  10,000,000            --               --
7.7% note payable to MAAX Canada, Inc. dated
October 25, 2002; due in one installment of
$10,500,000 due on December 31, 2008. Payment
of interest on the outstanding principal
amounts are due quarterly....................  10,500,000            --               --
..5% under prime note payable to bank, dated
September 2000; due in monthly installments
of $16,667 plus interest through September
12, 2005; secured by equipment, inventory,
and accounts receivable......................          --            --          799,996
Deferred compensation agreement due in
monthly installments of $5,000 through
February 26, 2014 (Note 10)..................     546,022       549,191          586,412
7.85% note payable to bank, dated February
20, 1997; due in monthly installments of
$62,635 including interest through February
15, 2002; secured by equipment, inventory and
accounts receivable..........................          --            --          345,493
                                               -----------     --------       ----------
                                               59,046,022       549,191        1,731,901
Current maturities...........................      38,737        38,737          582,718
                                               -----------     --------       ----------
                                               $59,007,285     $510,454       $1,149,183
                                               ===========     ========       ==========

     Long-term debt is due over the next five years as follows:

2003........................................................  $38,737
2004........................................................   40,316
2005........................................................   41,958
2006........................................................   43,668
2007........................................................   45,500

                          AKER PLASTICS COMPANY, INC.
                                AND PREDECESSOR

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                 OCTOBER 31, 2002, SEPTEMBER 30, 2002 AND 2001

     Maax Hungary Services Limited Liability Company and MAAX Canada, Inc. are affiliated through a common parent company. The notes payable to Maax Hungary Services Limited Liability Company are guaranteed by MAAX Holding Co. affiliated through a common parent company. Interest expense to these affiliates was $74,000 for the period ended October 31, 2002.

NOTE 10 - NON-QUALIFIED DEFERRED COMPENSATION

     The Company has a non-qualified deferred compensation agreement with the retired president which provides for monthly payments of $5,000 over a period of 20 years through February 2014.

     The liability is unfunded and accrued for based upon the net present value of those payments remaining assuming a discount rate of 4% (Note 9).

NOTE 11 - SELF INSURANCE

     The Company is responsible for health costs of substantially all of its employees. The Company has a stop loss policy for claims of individual employee families over $100,00 and in the aggregate of approximately $3,000,000. At October 31, 2002, management has estimated the amount of pending claims on this date. Future operating results could be affected should actual claims differ from management's current estimate.

NOTE 12 - COMMON STOCK

     Common stock, with no par value, consisted of the following:

                                     OCTOBER 31,   SEPTEMBER 30,   SEPTEMBER 30,
                                        2002           2002            2001
                                     -----------   -------------   -------------
Shares issued and outstanding......     1,000            107             107
Shares authorized..................     1,000          1,000           1,000

NOTE 13 - LEASES

     The Company rents office and warehouse facilities on a month to month basis from a former stockholder of the predecessor for $12,000 a month. Rental expense charged to operations amounted to $144,000 for each of the years ended September 30, 2002 and 2001 and $12,000 for the period from October 1, 2002 to October 31, 2002.

     The Company leases its semi-tractors and other equipment under operating leases expiring in various periods through 2008. The Company is obligated to buy the semi-tractors if it should terminate any lease prior to the expiration of the lease term.

     The total future minimum rental commitments under operating leases that have noncancelable lease terms in excess of one year are as follows:

2003........................................................  $  729,411
2004........................................................     662,280
2005........................................................     608,280
2006........................................................     446,280
2007........................................................     397,480
2008........................................................     191,006
                                                              ----------
                                                              $3,034,737
                                                              ==========

                          AKER PLASTICS COMPANY, INC.
                                AND PREDECESSOR

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                 OCTOBER 31, 2002, SEPTEMBER 30, 2002 AND 2001

     Total equipment lease expense from October 26, 2002 to October 31, 2002 was $22,283 from October 1, 2002 to October 25, 2002 it was $99,301 and for the years ended September 30, 2002 and 2001 it was $1,290,700 and $1,220,416,
respectively.

NOTE 14 - EMPLOYEE PROFIT SHARING PLAN

     The Company has a qualified 401(k) profit sharing plan covering all employees meeting the necessary eligibility requirements. The contribution to the plan is at the discretion of the Company's Board of Directors and is limited to the amount deductible for federal income tax purposes. The profit sharing expense from October 26, 2002 to October 31, 2002 was $2,555 from October 1, 2002 to October 25, 2002 it was $4,485 and for the years ended September 30, 2002 and 2001 it was $117,653 and $140,282, respectively.

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     UNTIL MARCH 15, 2005, ALL DEALERS THAT EFFECT TRANSACTIONS IN THESE
SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS EXCHANGE OFFER, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                             ---------------------

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                                MAAX CORPORATION

                       OFFER TO EXCHANGE ALL OUTSTANDING
                        9.75% SENIOR SUBORDINATED NOTES
                                  DUE 2012 FOR
                        9.75% SENIOR SUBORDINATED NOTES
                            DUE 2012 THAT HAVE BEEN
                                REGISTERED UNDER
                           THE SECURITIES ACT OF 1933

                            [MAAX CORPORATION LOGO]

                             ---------------------

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